As filed with the Securities and Exchange Commission on July 13, 2012

Registration No. 333-182006

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EVERTEC, LLC

(Exact name of registrant as specified in its charter)

Puerto Rico	7374	66-0449729
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

EVERTEC FINANCE CORP.

(Exact name of registrant as specified in its charter)

Puerto Rico	7374	66-0783614
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

and the Guarantors listed on Schedule A hereto

Cupey Center Building

Road 176, Kilometer 1.3

San Juan, Puerto Rico 00926

(787) 759-9999

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Luisa Wert Serrano, Esq.

EVERTEC, LLC

Cupey Center Building

Road 176, Kilometer 1.3

San Juan, Puerto Rico 00926

(787) 759-9999

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Rosa A. Testani, Esq.

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

(212) 872-8115

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

*	If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer) ☐

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

The primary standard industrial classification code number for the issuer and each of the guarantors listed below is 7374. The names of the guarantors, the states or jurisdictions of incorporation or organization for each guarantor, the I.R.S. employer identification number, if applicable, and the address of the principal executive office for each guarantor is listed below.

Exact name of additional registrant as specified in its charter	State or other jurisdiction of incorporation or organization	IRS employer identification no.	Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices
ATH Costa Rica, S.A.	Costa Rica	N/A	Barrio Tournón Diagonal al Periódico La República, San José, Costa Rica (506) 2211 4500

ATH Panamá, S.A.	Panama	N/A	Torres de las Américas Apto./Local Torre B. Piso 6 Oficina 604 Ciudad de Panamá (507) 216 9200

EVERTEC Dominicana, SAS	Dominican Republic	N/A	Calle Max Henriquez Ureña #6 Edificio CardNET, Piso 5 Ensanche Naco, Santo Domingo Dominican Republic (809) 683 3125

EVERTEC México Servicios de Procesamiento, S.A. de C.V.	Mexico	N/A	Avenida Insurgentes Sur #600 Despacho 101, Colonia del Valle Delegación Benito Juárez, CP, 03100 México DF 52 (55) 5669 0603

Sense Software International Corp.	Puerto Rico	66-0551170	Cupey Center Building Road 176, Kilometer 1.3 Río Piedras, Puerto Rico (787) 282-8047

T.I.I. Smart Solutions Inc.	British Virgin Islands	N/A	Barrio Tournón Diagonal al Periódico La República, San José, Costa Rica (506) 2211 4500

Tarjetas Inteligentes Internacionales, S.A.	Costa Rica	N/A	Barrio Tournón Diagonal al Periódico La República, San José, Costa Rica (506) 2211 4500

TII Smart Solutions, Sociedad Anónima	Guatemala	N/A	Avenida Reforma 7-62 Edificio Aristos Reforma Zona 9 Office 404, Ciudad de Guatemala, Guatemala (502) 2362 9404

The information in this prospectus is not complete and may be changed. We may not complete the Exchange Offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to completion, dated July 13, 2012

EVERTEC, LLC

EVERTEC Finance Corp.

Offer to Exchange

$40,000,000 aggregate principal amount of 11% Senior Notes due 2018 which have been registered under the Securities Act of 1933 for $40,000,000 aggregate principal amount of outstanding 11% Senior Notes due 2018.

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $40,000,000 aggregate principal amount of our registered 11% Senior Notes due 2018, which we refer to as the exchange notes, for a like principal amount of our outstanding 11% Senior Notes due 2018 that were issued on May 7, 2012, which we refer to as the old notes. The terms of the exchange notes are identical to the terms of the old notes in all material respects, except for the elimination of some transfer restrictions, registration rights and additional interest provisions relating to the old notes. The old notes were, and the exchange notes will be, issued as additional notes under the indenture governing our existing registered $210.5 million principal amount of 11% Senior Notes due 2018, which we refer to as the existing notes. The exchange notes will be treated as a single class together with the existing notes and the old notes for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and will be fungible with the existing notes. We refer to the old notes, the exchange notes and the existing notes collectively as the notes.

The exchange notes will bear interest at a rate of 11% per annum. Interest on the exchange notes, like the old notes and existing notes, will be payable semiannually, in cash in arrears, on April 1 and October 1. The exchange notes will mature on October 1, 2018. We may redeem some or all of the exchange notes, in whole or in part, at any time on or after October 1, 2014 on the redemption dates and at the redemption prices set forth in this prospectus. We may also redeem some or all of the notes prior to October 1, 2014 at 100% of their principal amount, together with any accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium. We may redeem up to 35% of the notes before October 1, 2013 with the net cash proceeds from certain equity offerings. In addition, we may be required to make an offer purchase the exchange notes upon the sale of certain assets and upon a change of control.

The exchange notes, like the old notes and existing notes, will be our senior unsecured obligations and will rank equally with all of our existing and future senior obligations, and senior to our subordinated indebtedness. The exchange notes, like the old notes and existing notes, will be effectively subordinated to our existing and future secured indebtedness, including our indebtedness under our senior secured credit facilities, to the extent of the value of assets securing such indebtedness. The exchange notes, like the old notes and existing notes, will be fully and unconditionally guaranteed on a senior basis by each current and future wholly-owned restricted subsidiary that guarantees our senior secured credit facilities.

We are an “emerging growth company” under applicable federal securities laws and are eligible for reduced public company reporting requirements. See “Risk Factors—Risks Related to Our Business—As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain reporting and disclosure requirements, which may make our future public filings different than that of other public companies.”

We will exchange any and all old notes that are validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on            , 2012, unless extended.

We have not applied, and do not intend to apply, for listing the notes on any national securities exchange or automated quotation system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the date of this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

You should carefully consider the risk factors beginning on page 22 of this prospectus before participating in this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2012.

EVERTEC, LLC (formerly EVERTEC, Inc.) (“EVERTEC”) is a Puerto Rico limited liability company organized in 1988. Popular, Inc. (“Popular”) and EVERTEC, formerly Popular’s wholly-owned subsidiary, entered into an Agreement and Plan of Merger dated as of June 30, 2010 and amended such agreement on August 5, 2010, August 8, 2010, September 15, 2010 and September 30, 2010 (as amended, the “Merger Agreement”) with two newly formed subsidiaries of a fund managed by an affiliate of Apollo Global Management, LLC (together with its subsidiaries, “Apollo”), AP Carib Holdings, Ltd. (“AP Carib”) and Carib Acquisition, Inc. (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into EVERTEC (the “Merger”), with EVERTEC continuing as the surviving entity. Following the effective time of the Merger, AP Carib and Popular contributed their respective shares of EVERTEC capital stock to Carib Holdings, Inc. (now known as Carib Holdings, LLC) (“Carib Holdings”) in exchange for shares of Carib Holdings’ voting capital stock. Following that contribution, EVERTEC became a wholly-owned subsidiary of Carib Holdings, with AP Carib and Popular owning approximately 51% and 49%, respectively, of the outstanding voting capital stock of Carib Holdings. See “Certain Relationships and Related Party Transactions” for additional information regarding the Merger Agreement.

On April 17, 2012, EVERTEC was converted into a limited liability company and is now EVERTEC, LLC (the “EVERTEC Conversion”). Concurrently with the EVERTEC Conversion, Carib Holdings, EVERTEC’s direct parent, was also converted into a limited liability company (the “Carib Conversion”). Prior to these conversions, Carib Latam Holdings, Inc. (“Carib Inc.”) was formed in order to act as the new parent company of Carib Holdings. See “Summary—Reorganization.”

Except as otherwise indicated or unless the context otherwise requires, (a) the terms “EVERTEC, LLC,” “the Company” “EVERTEC,” “we,” “us,” “our” and “our company” refer for periods on and after the EVERTEC Conversion to EVERTEC, LLC and its subsidiaries (including EVERTEC Finance (as defined below)) on a consolidated basis and refer for periods prior to the EVERTEC Conversion to EVERTEC, Inc. and its subsidiaries on a consolidated basis , (b) the term “Carib Holdings” refers for periods on or after the Carib Conversion to Carib Holdings, LLC and for periods prior to the Carib Conversion to Carib Holdings, Inc. and (c) the term “Co-Issuers” refers to EVERTEC and EVERTEC Finance Corp., a corporation organized under the laws of the Commonwealth of Puerto Rico (“EVERTEC Finance”) and none of their subsidiaries. Financial information and other data identified in this prospectus as “pro forma” give effect to the Transactions (as defined below under “Summary —The Transactions”) as if they had occurred at the beginning of the applicable period for statement of income purposes, and as if they had occurred on December 31, 2011, for balance sheet purposes.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything about us or this exchange offer that is not contained in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer in any jurisdiction where an offer or sale is not permitted. The information contained in this prospectus is current only as of its date.

Until                 , 2012 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business and could impact our business in the future are:

•

our high level of indebtedness and restrictions contained in our debt agreements, including our senior secured credit facilities and the indenture governing the notes, as well as debt that could be incurred in the future;

•	our ability to generate sufficient cash to service our indebtedness and to generate future profits;

•

our reliance on our relationship with Popular for a significant portion of our revenues and with Banco Popular de Puerto Rico, Popular’s principal banking subsidiary, to grow our Merchant Acquiring business;

•	our ability to renew our client contracts on terms favorable to us;

•

our dependence on our processing systems, technology infrastructure, security systems and fraudulent payment detection systems, as well as on our personnel and certain third parties with whom we do business;

•	our ability to develop, install and adopt new software, technology and computing systems;

•	a decreased client base due to consolidations and failures in the financial services industry;

•	the credit risk of our merchant clients, for which we may also be liable;

•	the continuing market position of the ATH network despite competition and potential shifts in consumer payment preferences;

•	our dependence on credit card associations, including any adverse changes in credit card association or network rules or fees;

•	changes in the regulatory environment and changes in international, legal, political, administrative or economic conditions;

•	the geographical concentration of our business in Puerto Rico;

•	operating an international business in multiple regions with potential political and economic instability, including Latin America;

•	our ability to execute our geographic expansion and acquisition strategies;

•	our ability to protect our intellectual property rights against infringement and to defend ourselves against claims of infringement brought by third parties;

•	our ability to recruit and retain the qualified personnel necessary to operate our business;

•	our ability to comply with federal, state and local regulatory requirements;

•	evolving industry standards and adverse changes in global economic, political and other conditions; and

•	other risks and uncertainties discussed in this prospectus, including in the section entitled “Risk Factors.”

These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth in this prospectus under “Risk Factors,” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. In light of such risks and uncertainties, we caution you not to rely on these forward-looking statements in deciding whether to participate in this exchange offer. These forward-looking statements speak only as of the date of this prospectus, and we do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

i

INDUSTRY AND MARKET DATA

This prospectus includes industry data that we obtained from periodic industry publications, including the Nilson Report and Gartner Dataquest Market Statistics. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein.

WHERE YOU CAN FIND MORE INFORMATION

We will be required to file annual and quarterly reports and other information with the Securities and Exchange Commission (the “SEC”) after the registration statement described below is declared effective by the SEC. Although we are not currently subject to the periodic reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, we do file on a voluntary basis such periodic reports with the SEC pursuant to our obligations under the indenture governing the notes. You may read and copy any reports, statements and other information that we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. You may request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the old notes and guarantees thereof. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in the prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

NON-GAAP FINANCIAL MEASURES

Our comparison of Successor and Predecessor periods, financial information for 2010 on a full year basis, gross revenues, EBITDA and Adjusted EBITDA, as presented in this prospectus, are supplemental measures of our performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as alternatives to total revenues, net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities as measures of our liquidity.

We define financial information for 2010 “on a full year basis,” which is presented in this prospectus, as the aggregation of our financial information for the nine months ended September 30, 2010 (the Predecessor period) and our financial information for the three months ended December 31, 2010 (the Successor period). This aggregation is not in conformity with GAAP, since the results are not comparable on a period-to-period basis or to other issuers due to the new basis of accounting established at the consummation of the Merger, which affected certain line items in the financial statements appearing elsewhere in this prospectus. However, we believe that this approach is beneficial to the reader since it provides an easier-to-read discussion of the results of operations and provides the reader with information from which to analyze our financial results on a twelve months basis that is consistent with the manner in which management reviews and analyzes results of operations.

We define “EBITDA” as earnings before interest, taxes, depreciation and amortization. We define “Adjusted EBITDA” as EBITDA as further adjusted to exclude unusual items and other adjustments as described under “Summary—Summary Historical Consolidated and Combined Financial Data.” We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate EBITDA or Adjusted EBITDA in the same manner. We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our presentation of Adjusted

EBITDA is consistent with the equivalent measurements that are contained in our senior secured credit facilities, the indenture governing the notes in testing our compliance with covenants therein such as interest coverage and debt incurrence. See “Summary—Summary Historical Consolidated and Combined Financial Data” for a quantitative reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial performance measure, which is net income. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses such as those excluded in calculating them. Further, our presentation of these measures should not be construed as an inference that our future operating results will not be affected by unusual or nonrecurring items.

Some of the limitations of EBITDA and Adjusted EBITDA are as follows:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•

other companies, including other companies in our industry, may not use EBITDA and Adjusted EBITDA or may calculate EBITDA and Adjusted EBITDA differently than as presented in this prospectus, limiting their usefulness as a comparative measure.

EBITDA and Adjusted EBITDA are not measurements of liquidity or financial performance under GAAP. You should not consider EBITDA and Adjusted EBITDA as alternatives to cash flows from operating activities determined in accordance with GAAP, as indicators of cash flows, as measures of liquidity or as alternatives to operating or net income determined in accordance with GAAP.

We define “gross revenues” as total revenues including interchange fees (related to our Merchant Acquiring business) from our merchant customers that we collect on behalf of, and remit entirely to, the cards associations whose transactions we process. Total revenues is calculated and presented in the historical financial statements of EVERTEC net of these fees. Therefore, gross revenues are a supplemental measure of our performance that is not in accordance with GAAP. We caution you that amounts presented in accordance with our definition of gross revenues may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate gross revenues in the same manner. We present gross revenues because we consider it an important supplemental measure of our performance to compare ourselves to competitors and the industry and to monitor margins. We also believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Gross revenues has several limitations that are discussed under “Summary—Summary Historical Consolidated and Combined Financial Data,” where we also include a quantitative reconciliation of gross revenues to the most directly comparable GAAP financial performance measure, which is total revenues.

Total revenues amounted to $276.3 million, $297.4 million, $321.1 million, $75.8 million and $82.5 million and gross revenues, as defined in the preceding paragraph, amounted to $353.0 million, $383.7 million, $416.6 million, $99.7 million and $103.6 million for 2009, 2010 (on a full year basis), 2011, and the three months ended March 31, 2011 and 2012, respectively. Revenue by business segment as a percentage of total revenues for the year ended December 31, 2011 amounted to 27% for Transaction Processing, 54% for Business Solutions, and 19% for Merchant Acquiring and for the three months ended March 31, 2012 amounted to 28% for Transaction Processing, 51% for Business Solutions, and 21% for Merchant Acquiring. Revenue by business segment as a percentage of gross revenues for the year ended December 31, 2011 amounted to 20% for Transaction Processing, 42% for Business Solutions, and 38% for Merchant Acquiring and for the three months ended March 31, 2012 amounted to 22% for Transaction Processing, 41% for Business Solutions, and 37% for Merchant Acquiring. Services provided to Popular represented 49%, 49%, 49%, 51% and 46% of total revenues and 38%, 38%, 37%, 39% and 37% of gross revenues in 2009, 2010 (on a full year basis), 2011, and for the three months ended March 31, 2011 and 2012, respectively. Our services to Popular for core bank processing and related services accounted for 32%, 32%, 31%, 33% and 31% of our total revenues and 25%, 25%, 24%, 25% and 24% of our gross revenues in 2009, 2010 (on a full year basis) and 2011, and for the three months ended March 31, 2011 and 2012, respectively.

EMERGING GROWTH COMPANY STATUS

We are an “emerging growth company” as defined in the recently-enacted Jumpstart Our Business Startups Act (the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting and disclosure requirements that are applicable to public companies that are not “emerging growth companies.” See “Risk Factors—Risks Related to Our Business—As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain reporting and disclosure requirements, which may make our future public filings different than that of other public companies.”

Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain new accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period is irrevocable.

We will remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (iii) the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt or (iv) the date on which we are deemed a “large accelerated filer” as defined under the federal securities laws.

SUMMARY

This summary highlights key aspects of the information contained elsewhere in this prospectus and may not contain all of the information you should consider before making an investment decision. You should read this summary together with the entire prospectus, including the information presented under the heading “Risk Factors” and the more detailed information in the historical financial statements and related notes appearing elsewhere in this prospectus. For a more complete description of our business, see the “Business” section in this prospectus.

Company Overview

We are a diversified processing business, offering transaction and payment processing services, merchant acquiring services and business process management solutions in Puerto Rico and certain countries throughout the Caribbean and Latin America. We own and operate the ATH network, the leading debit payment and automated teller machine (“ATM”) network in Puerto Rico. The ATH network processed over 625 million transactions in 2011. Over 70% of all ATM transactions and over 80% of all debit transactions in Puerto Rico are processed over the ATH network. Our products and services include point-of-sale (“POS”) processing, network and switch services, ATM driving services, core bank processing, business process outsourcing solutions, technology infrastructure management, and merchant acquiring services. Our Merchant Acquiring business is the largest merchant acquirer in Puerto Rico, and the fifth largest in Latin America, providing an end-to-end electronic payment offering to over 16,000 merchants.

Through this combination of complementary and market-leading businesses, as well as our ongoing relationship with Banco Popular de Puerto Rico (“Banco Popular”), the largest bank in Puerto Rico and a subsidiary of Popular, we believe that our business has a unique position in the Caribbean market with significant expansion opportunities in the Latin American region.

Prior to the Merger, EVERTEC was 100% owned by Popular, the largest financial institution based in Puerto Rico, and operated substantially as an independent entity within Popular. Upon the consummation of the Merger, AP Carib (an affiliate of Apollo) became Carib Holdings’ majority owner while Popular continued to own approximately 49% of Carib Holdings voting equity. Following the Reorganization (as defined below in “—Reorganization”), AP Carib is the majority owner of Carib Inc., Popular owns approximately 49% of Carib Inc.’s voting equity and Carib Inc. owns 100% of the limited liability company interests of Carib Holdings, which in turn owns 100% of the limited liability company interests of EVERTEC. For further discussion of our ongoing relationship with Popular, see “—Key Relationship with Popular.”

We generated total revenues, gross revenues (as defined below in “—Our Reportable Segments”) and Adjusted EBITDA (as defined in Note 6 to “—Summary Historical Consolidated and Combined Financial Data) of $321.1 million, $416.6 million and $149.1 million, respectively, for the year ended December 31, 2011 and $82.5 million, $103.6 million and $38.5 million, respectively, for the three months ended March 31, 2012.

Our Reportable Segments

Our business is organized based on the type of services we provide and the customer segments that we serve. While we often provide multiple services to various customers, we generally view our business as operating in three distinct business segments: Transaction Processing, Merchant Acquiring and Business Solutions.

(1)	We define “gross revenues” as total revenues including interchange fees (related to our Merchant Acquiring business) from our merchant customers that we collect on behalf of, and remit entirely to, the cards associations whose transactions we process. Total revenues is calculated and presented in the historical financial statements of EVERTEC net of these fees. Therefore, gross revenues is a supplemental measure of our performance that is not in accordance with GAAP. We caution investors that amounts presented in accordance with our definition of gross revenues may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate gross revenues in the same manner. We present gross revenues because we consider it an important supplemental measure of our performance to compare ourselves to competitors and the industry and to monitor margins. We also believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. See “Non-GAAP Financial Measures,” “Summary Historical Consolidated and Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” for more information regarding non-GAAP measures and a reconciliation of total revenues to gross revenues.

Transaction Processing. We provide an innovative and diversified suite of payment products and services. We own and operate the ATH network, the leading debit payment and ATM network in Puerto Rico, which carries the most widely recognized financial services brand in Puerto Rico. Additionally, we provide card processing, payment processing and electronic benefit transfer (“EBT”) services. We have long-standing customer relationships across a wide spectrum of financial institutions in the Caribbean and Latin America. Our Transaction Processing segment accounted for $85.7 million, or 27%, of total revenues for the year ended December 31, 2011 and $22.9 million, or 28%, of total revenues for the three months ended March 31, 2012.

Merchant Acquiring. Our Merchant Acquiring business is the largest merchant acquirer in Puerto Rico, providing an end-to-end electronic payment offering to over 16,000 merchants in Puerto Rico and the U.S. and British Virgin Islands. It is the #1 merchant acquirer for every card brand in Puerto Rico. Additionally, it ranks as a top five acquirer across Latin America as a whole. Our Merchant Acquiring business processes transactions from approximately 28,000 POS devices at 27,000 merchant locations.

Our Merchant Acquiring business provides services that allow merchants to accept electronic methods of payment such as debit, credit, prepaid and EBT cards carrying the ATH, Visa, MasterCard, Discover and American Express brands. Our full suite of merchant support services includes, but is not limited to, terminal sales and deployment, front-end authorization processing, settlement and funding processing and customer support. In 2011 our Merchant Acquiring business processed over 284 million transactions with total volume of over $11.4 billion. Our Merchant Acquiring business generated $62.0 million, or 19%, of total net revenues and $157.5 million, or 38%, of gross revenues for the year ended December 31, 2011, and $17.7 million, or 21%, of total net revenues and $38.8 million, or 37%, of gross revenues for the three months ended March 31, 2012. See “Non-GAAP Financial Measures,” “Summary Historical Consolidated and Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” for more information regarding non-GAAP measures and a reconciliation of total revenues to gross revenues.

Business Solutions. We provide our customers with a full suite of business process management solutions in various product areas such as core bank processing, network hosting and management, information technology (“IT”) professional services, business process outsourcing, item processing, cash processing, and printing and distribution. One of our key strategic priorities is to continue to penetrate our broad financial institution customer base via offering incremental business solutions products and services to clients that currently perform similar functions in-house. In addition, we are the only provider of cash processing services in Puerto Rico that consolidates and delivers excess cash to the U.S. Federal Reserve. Our Business Solutions segment accounted for $173.4 million, or 54%, of total revenues for the year ended December 31, 2011 and $41.9 million, or 51%, of total revenues for the three months ended March 31, 2012.

For additional information regarding our segments refer to Note 23 of the Notes to Audited Consolidated (Successor) and Combined (Predecessor) Financial Statements appearing elsewhere in this prospectus.

Industry Trends

Shift to Electronic Payments: The ongoing migration from cash and paper methods of payment to electronic payments continues to benefit the payment processing industry globally. This migration is driven by numerous factors including customer convenience, marketing efforts by financial institutions, card issuer rewards and the development of new forms of payment. Further, this increased penetration of electronic payments has been a driver for many merchants, which have not historically accepted electronic methods of payment, to offer acceptance of such methods in order to increase customer traffic and drive sales. We believe that the penetration of electronic payments in the markets where we principally operate is significantly lower relative to the U.S. market and that this ongoing shift will continue to generate substantial growth opportunities for our business.

Fast Growing Caribbean and Latin American Financial Services and Payments Markets: Currently, adoption of banking products, including electronic payments, in the Caribbean and Latin American region is lower relative to mature U.S. and European markets. For example, it is estimated by industry research that 61% of people aged fifteen or older in Latin America and the Caribbean do not have an account at a formal financial institution. We believe that the unbanked and underbanked population in our markets will continue to shrink, and therefore drive incremental penetration and growth of electronic payments in Puerto Rico and other Latin American regions. The November 2011 issue of the Nilson Report projects that overall card purchase transaction volumes in the Latin American region will grow by 761% between 2005 and 2015.

We believe that these unique characteristics of our markets and our leadership positions across multiple products should continue to drive growth and profitability in our transaction-related businesses.

Ongoing Technology Outsourcing Trends: Financial institutions globally are facing unique challenges including the entrance of non-traditional competitors, the compression of margins on traditional products, significant channel proliferation and increasing regulation that could potentially curb profitability. We believe that these challenges are particularly relevant to medium or small size institutions in the Latin American markets in which we operate. Many of these institutions have traditionally fulfilled their information technology needs through legacy computer systems, operated by the institution itself. Legacy systems are generally highly proprietary, inflexible and costly to operate and maintain. We believe the trend to outsource in-house technology systems and processes by financial institutions will continue. According to estimates published by Gartner Dataquest Market Statistics in March 2012, the banking and securities sector in Latin America is forecast to have $30 billion of annual information technology expenditures by 2016. We believe that our technology and business outsourcing solutions cater to the evolving needs of the financial institution customer base we target, by providing integrated, open, flexible, customer-centric and efficient information technology products and services.

Changing Regulatory Environment: The regulatory environment for financial institutions is changing. The full impact of these changes will take months if not years to fully assess, but they will also likely create new revenue opportunities for technology and processing providers. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the CARD Act of 2009 are principally intended to limit risk-taking activities by banks as well as provide certain protections to individual consumers. For example, the Dodd-Frank Act mandates the establishment of a federal Consumer Financial Protection Bureau and gives power to the Federal Reserve to regulate debit interchange fees charged by the issuing banks. We believe that these regulatory changes could create ample opportunities for differentiated technology providers to work with financial institution clients on identifying new fee revenue opportunities and implementing the necessary technology to generate such revenue streams. In addition, regulation of the electronic payment card industry, including regulations applicable to us and our customers, has increased significantly in recent years. There is also increasing scrutiny by the U.S. Congress in the manner in which payment card networks and card issuers set various transaction fees from which some of our customers derive significant revenue. For example, the Dodd-Frank Act incorporates the Durbin Amendment that, among other things, places certain restrictions on the interchange transaction fees that a card issuer or payment card network can charge for an electronic debit transaction and also places various exclusivity prohibitions and routing restrictions on such transactions.

Industry Innovation: The electronic payments industry experiences ongoing technology innovation. Emerging payment technologies such as prepaid cards, contactless payments, payroll cards, mobile commerce, online “wallets” and innovative POS devices facilitate the shift away from cash and paper methods of payment. The increasing demand for new and flexible payment options catering to a wider range of consumer segments is driving growth in the electronic payment processing industry. As an example, due to the advancement and integration of stored value technologies, unbanked and underbanked consumers are increasingly utilizing prepaid debit cards as a means to conduct purchases, access funds through ATMs, set up online bill payment and conveniently transfer money to other consumers.

Competitive Strengths

Most recognized regional financial services brand with leading market position: We own and operate the ATH network, Puerto Rico’s most widely recognized financial services brand. The ATH network processed over 625 million transactions in 2011, making ATH branded products the most frequently used electronic method of payment in Puerto Rico, exceeding the total volume of Visa, MasterCard, American Express and Discover, combined. Our Merchant Acquiring business acts as the primary merchant acquirer for ATH branded cards, and is the leading merchant acquirer in Puerto Rico and the fifth largest in the Latin American region. Through this combination of uniquely complementary and market-leading businesses, we are well positioned to take advantage of favorable industry dynamics and enhance our market position throughout the Caribbean and Latin American region.

Stable and recurring core revenue stream: We maintain a stable and predictable core revenue profile as a majority of our revenue is recurring in nature. The Transaction Processing and Merchant Acquiring segments as well as the core bank processing services and certain other services within our Businesses Solutions segment, which together accounted for 85% of our total revenues and 89% of our gross revenues in 2011, generate recurring revenue streams. These businesses have high customer retention due to the mission-critical and embedded nature of the services they provide, the high switching costs associated with these services and due to our leading position in these respective markets. Additionally, 31% of our total revenues and 24% of our gross revenues for the year ended December 31, 2011 was generated by core banking and related services provided to Popular, which are governed by a 15-year Master Services Agreement (as described below). For further discussion of our ongoing relationship with Popular, see “—Key Relationship with Popular.” As a result of the critical and embedded nature of the services provided, as well as our strategic focus on client retention, we have been able to deliver a client retention rate of approximately 90% of our customers in the Transaction Processing and Business Solutions segments from 2010 to 2011.

Highly scalable and leveragable platform: Our highly scalable technology platform can support significant expansion with low incremental costs. We have spent approximately $104.9 million from 2008 to 2011 on technology investments in order to build ample capacity in our platforms and maintain state of the art technology. We are able to achieve attractive economies of scale with flexible product development capabilities. Further, we have a proven ability to seamlessly leverage our existing platforms to develop new products and services and expand in new markets. In the last four years, we have expanded our Transaction Processing businesses to Panama, Honduras, Mexico and Guatemala.

Favorable cash flow conversion characteristics: Our business is technology driven in nature and allows for significant scalability as our volumes and revenues grow. As a result of high operating margins, limited maintenance and growth capital expenditure requirements, and minimal working capital needs, we have been able to deliver strong cash flows and a consistently high cash flow conversion rate during the past three years.

15-year, exclusive Master Services Agreement and equity alignment with Popular: Popular is the leading financial institution in Puerto Rico with $37.3 billion in assets and $27.9 billion in deposits as of December 31, 2011. While it continues to be our largest client, the revenues from our provision of core bank processing and related services to Popular have declined from 33% of total revenues in 2007 to 31% in 2011 and 28% of gross revenues in 2007 to 24% in 2011, as we have expanded our external client base, product offerings and geographic footprint. We provide a number of critical transaction processing and business solutions products and services to Popular and benefit from the bank’s distribution network and continued support, further strengthened by our ongoing equity alignment. We and Popular entered into a 15-year Amended and Restated Master Services Agreement on September 30, 2010 (the “Master Services Agreement”). According to the terms of the Master Services Agreement, Popular is obligated to continue to utilize our services on an exclusive basis and on commercial terms consistent with the terms of our historical relationship. For further discussion of our ongoing relationship with Popular, see “—Key Relationship with Popular.”

Experienced management team with strong track record: EVERTEC has a deep and experienced management team with a proven track record of success. Most recently, on February 22, 2012, Peter Harrington joined our management team as our President and Chief Executive Officer. Mr. Harrington was previously President of Latin America and Canada for First Data Corporation and has extensive experience managing and growing payment processing business in Latin America as well as North America, Asia and Europe. In August 2011, Juan Jose Roman joined the EVERTEC team as the Chief Financial Officer. Mr. Roman was previously CFO of Triple-S Management Corp, a publicly listed insurance company, and brings with him valuable public company financial experience as well as valuable strategic insights and broad management skills. EVERTEC’s current world class management team, which benefits from an average of over 20 years of industry experience, is well positioned to continue to drive growth across business lines and regions.

Our Strategy

We intend to pursue the following business strategies:

Expand in the Latin American region

We are expanding our business geographically in the Latin American region. We believe that we have an inherent competitive advantage relative to U.S. competitors based on our ability to locally leverage our infrastructure as well as our first-hand knowledge of Latin American markets and culture. We believe that significant growth opportunities exist in a number of large markets in which we are not currently present. In addition to entering new markets, we continually introduce and offer new products and services to customers in existing markets. We continually evaluate our strategic plans for geographic expansion.

Leverage the ATH network

We own and operate the leading debit payment and ATM network in Puerto Rico, the ATH network. Further, we believe that ATH is the most widely recognized financial services brand in Puerto Rico. The strength of this brand, coupled with the technology platform that it provides in Puerto Rico, has led most financial institutions to choose ATH as one of the preferred networks associated with the cards that they issue to their customers. As a result, we believe that we are uniquely positioned to develop new products and services to take advantage of our access to Puerto Rico’s entire cardholder base as well as our real-time, data-based knowledge of consumer spending behaviors. We intend to introduce new services in the near future that leverage the capabilities and popularity of the ATH network.

Develop and offer new products to our merchant customer base

Our Merchant Acquiring business is Puerto Rico’s largest merchant acquirer, providing an end-to-end electronic payment offering to over 16,000 merchants across Puerto Rico and the U.S. and British Virgin Islands. We plan to continue leveraging this broad customer base by developing and offering additional products and services to cross sell along with our core merchant offerings. Historically, we have been successful in introducing and marketing new products such as cell phone top up services, remote payment capture services, card-not-present processing and online acquiring services. We intend to continue to focus on these and other cross sell opportunities in order to take advantage of our leadership position in the merchant acquiring industry.

Further improve and increase operating efficiency and scale

We are focused on delivering revenue growth along with improving profitability. As a function of our strategy to actively manage our cost base and due to the inherently scalable nature of our business, we have been able to improve our Adjusted EBITDA margin in the past three years. We are committed to continue identifying areas where we can optimize our business from a cost perspective. As a result of this strategy as well as our ownership structure following the Merger and the Reorganization, we believe that our business will be more efficiently run and that our profitability metrics will improve.

Selectively Acquire Complementary Businesses

Historically, we have selectively acquired complementary businesses that allowed us to expand geographically and to broaden our product offering. For example, we acquired ScanData Puerto Rico, in order to expand our banking services offering; we acquired TII Smart Solutions, which allowed us to offer ATM and POS driving services in Latin America; and we acquired Sense Software, which enabled us to expand our services offering for small and medium size companies. As our business grows and we expand geographically, we intend to continue to evaluate selected acquisition opportunities in order to complement our current product offering.

We are a Puerto Rico limited liability company. Our principal executive offices are located at Cupey Center Building, Road 176, Kilometer 1.3, Cupey Bajo, San Juan, Puerto Rico 00926 and our telephone number is (787) 759-9999. Our website is www.evertecinc.com. We make our website content available for information purposes only. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus. You should not rely upon the information on our website for investment purposes.

Reorganization

On April 17, 2012, EVERTEC was converted from a Puerto Rico corporation to a Puerto Rico limited liability company for the purpose of improving the consolidated tax efficiency of EVERTEC and its subsidiaries by taking advantage of recent changes to the Puerto Rico Internal Revenue Code, as amended, that permit limited liability companies to be treated as partnerships that are pass-through entities for Puerto Rico tax purposes. Concurrently with the EVERTEC Conversion, Carib Holdings, EVERTEC’s direct parent, was also converted into a limited liability company. Prior to these conversions, Carib Inc. was formed in order to act as the new parent company of Carib Holdings and its subsidiaries, including EVERTEC. Carib Inc., Carib Holdings, AP Carib, Popular and each of the holders of then outstanding shares of Class B Non-Voting Common Stock of Carib Holdings entered into a Stock Contribution and Exchange Agreement (the “Contribution and Exchange Agreement”) pursuant to which each of the then outstanding shares of common stock of Carib Holdings was contributed to Carib Inc. in exchange for the same number and class of shares of common stock of Carib Inc. In addition, in accordance with the terms and conditions set forth in the Stock Contribution and Exchange Agreement, Carib Inc. assumed the Carib Holdings, Inc. 2010 Equity Incentive Plan (the “Plan”) and all of the outstanding equity awards issued thereunder or subject thereto. As a result, each of the then outstanding stock options to purchase shares of Carib Holdings’ Class B Non-Voting Common Stock became a stock option to purchase the same number and class of shares of Carib Inc.’s Class B Non-Voting Common Stock, in each case on the same terms (including exercise price) as the original stock option. Similarly, each of the then outstanding shares of restricted stock of Carib Holdings was converted into the same number of shares of restricted stock of Carib Inc. In addition, in connection with the EVERTEC Conversion, EVERTEC formed a new wholly owned subsidiary, EVERTEC Finance Corp., to act as co-issuer of the existing notes. See “Description of Other Indebtedness—Existing Notes.” The transactions described in this section are collectively referred to in this prospectus as the “Reorganization.”

Consent Solicitation

Concurrently with the commencement of the offering of the old notes, we commenced a consent solicitation (the “Consent Solicitation”) to solicit consents from the holders of the existing notes as of the record date of April 27, 2012 (excluding EVERTEC or any person directly or indirectly controlling or controlled by or under direct or indirect common control with EVERTEC, including Apollo and Popular) to amend the limitation on restricted payments covenant in the indenture governing the notes in order to allow additional dividend or distribution payments by EVERTEC to holders of its equity interests in an aggregate amount not to exceed $270.0 million (the “Proposed Amendment”). In order to effect the Proposed Amendment, we were required to obtain the consent of at least a majority in aggregate principal amount of the outstanding existing notes, excluding for such purposes any existing notes owned by EVERTEC or any person directly or indirectly controlling or controlled by or under direct or indirect common control with EVERTEC (including Apollo and Popular) (the “Requisite Consents”). In connection with the Consent Solicitation, we offered to pay an aggregate cash payment equal to $25.00 per $1,000 principal amount of existing notes (the “Consent Fee”) for consents to the Proposed Amendment validly delivered and not revoked on or prior to the expiration date of the Consent Solicitation, which was 5:00 pm, New York City time on May 4, 2012.

On May 4, 2012, we obtained the Requisite Consents in the Consent Solicitation. As a result, on May 7, 2012, we entered into Supplemental Indenture No. 3 to the indenture governing the notes to effect the Proposed Amendment and thereby provide EVERTEC with additional dividend capacity of up to $270.0 million. On May 9, 2012, we paid an aggregate consent fee of approximately $2.8 million and, as a result, the Proposed Amendment became operative.

Credit Agreement Transactions

On May 9, 2012, we entered into an amendment to the agreement governing our senior secured credit facilities to allow, among other things, a restricted payment in an amount not to exceed $270.0 million and certain adjustments to the financial covenant therein. In addition, we borrowed an additional $170.0 million under a secured incremental term loan. The transactions described in this section are collectively referred to in this prospectus as the “Credit Agreement Transactions.” See “Description of Other Indebtedness—Senior Secured Credit Facilities.”

Special Dividend

On May 9, 2012, we used the net proceeds from the incremental term loan described above and the old notes, together with cash on hand, to pay a cash distribution of approximately $267.0 million (the “Special Dividend”) to EVERTEC’s direct parent, Carib Holdings (which in turn was ultimately paid, together with cash on hand at Carib Holdings of approximately $3.0 million, as a cash dividend to the stockholders of Carib Inc., the Company’s indirect parent). As a result of the Special Dividend, on May 9, 2012, the board of directors of Carib Inc. approved an equitable adjustment to stock options previously granted pursuant to the Plan in order to reduce the exercise price of the outstanding options granted under or subject to the terms of the Plan by $7.41 per share.

The Transactions

As used in this prospectus, the term “Transactions” refers collectively to (1) the offering of the old notes, (2) the Reorganization, (3) the Consent Solicitation, (4) the Credit Agreement Transactions, including borrowings of $170.0 million under the incremental term loan, (5) the payment of the Special Dividend, and (6) the payment of fees and expenses related to the foregoing.

Ownership and Corporate Structure

The following chart summarizes our corporate organization and the arrangement of our indebtedness within our organization at March 31, 2012, on a pro forma basis after giving effect to the Transactions. The ownership statistics reflected on this chart exclude the potential dilutive effect of non-voting equity securities granted to management and employees.

(1)	Guarantor of our senior secured credit facilities.
(2)	All of the equity of EVERTEC and its subsidiaries has been pledged as security for our senior secured credit facilities, subject to certain exceptions.
(3)	Guarantor of the old notes, the existing notes and our senior secured credit facilities.
(4)	All of our subsidiaries guarantee the old notes, the existing notes and our senior secured credit facilities, and will guarantee the exchange notes, other than EVERTEC Finance (which is a Co-Issuer) and EVERTEC Latinoamercia, S.A. (“EVERTEC/Latam”), a Costa Rican entity of which EVERTEC owns 99.97%. EVERTEC/Latam accounted for approximately $13.7 million, or 4.3% of our total revenues, approximately $2.8 million, or 2.4% of our EBITDA, and approximately $66.8 million, or 6.5% of our total assets as of and for the year ended December 31, 2011 and approximately $3.6 million, or 4.4% of our total revenues, approximately $1.1 million, or 3.3% of our EBITDA, and approximately $65.4 million, or 6.3% of our total assets as of and for the three months ended March 31, 2012.

Our Equity Sponsors

Apollo: Affiliates of Apollo acquired an approximately 51% indirect ownership interest in EVERTEC as part of the Merger and continue to hold such indirect ownership interest in EVERTEC following the Reorganization. Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. As of December 31, 2011, Apollo had $75.0 billion of assets under management in its private equity, capital markets and real estate businesses invested across a core group of nine industries where Apollo has considerable knowledge.

Popular: Popular retained an approximately 49% indirect ownership interest in EVERTEC as part of the Merger and continues to hold such indirect ownership interest in EVERTEC following the Reorganization. Founded in 1893, Popular, Inc. (NASDAQ: BPOP) is the No. 1 bank holding company by both assets and deposits based in Puerto Rico, and, as of December 31, 2011, ranks 38th by assets among U.S. bank holding companies. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California. In 2010, Popular raised $1.1 billion in proceeds from a public equity offering, and successfully completed an FDIC-assisted acquisition of Westernbank Puerto Rico.

Key Relationship with Popular

Prior to the Merger, EVERTEC was 100% owned by Popular, the largest financial institution based in Puerto Rico, and operated substantially as an independent entity within Popular. After the consummation of the Merger, AP Carib became Carib Holdings’ majority owner while Popular continued to own approximately 49% of Carib Holdings voting equity. Following the Reorganization, AP Carib is the majority owner of Carib Inc.’s voting equity and Popular owns approximately 49% of Carib Inc.’s voting equity. Carib Inc. in turn owns 100% of the limited liability company interests of Carib Holdings and Carib Holdings owns 100% of the limited liability company interests of EVERTEC. Popular is our largest customer. See “Risk Factors—Risks Related to Our Business—We expect to derive a significant portion of our revenue from Popular.”

We entered into a 15-year Master Services Agreement, as well as several other related agreements, with Popular upon consummation of the Merger. Under the terms of the Master Services Agreement, Popular agreed to continue to utilize our services on an ongoing exclusive basis, for the duration of the agreement, on commercial terms consistent with the terms of our historical relationship. Additionally, Popular granted us a right of first refusal on the development of certain new financial technology products and services for the duration of the Master Services Agreement. For more information on the Master Services Agreement and other related agreements, see “Certain Relationships and Related Party Transactions—Related Party Transactions in Connection with the Closing of the Merger.”

Summary of the Terms of the Exchange Offer

In connection with the issuance of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. Under that agreement, we agreed to use commercially reasonable efforts to cause a registration statement related to the exchange of old notes for exchange notes to be declared effective under the Securities Act and to consummate an exchange offer on or prior to the 366th day after May 7, 2012.

The registration statement of which this prospectus forms a part was filed in compliance with our obligations under this registration rights agreement.

You are entitled to exchange in this exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that:

•	the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the exchange notes are not entitled to registration rights which are applicable to the old notes under the registration rights agreements; and

•	our obligation to pay additional interest on the old notes as described in the registration rights agreements does not apply to the exchange notes.

For purposes of this and other sections in this prospectus, we refer to the old notes, the exchange notes and the existing notes together as the “notes.”

Senior Notes	We are offering to exchange up to $40,000,000 aggregate principal amount of our 11% senior notes due 2018 which have been registered under the Securities Act for up to $40,000,000 aggregate principal amount of our old notes which were issued on May 7, 2012. Old notes may be exchanged only in initial minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Resales

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration provisions of the Securities Act, provided that you

•        are acquiring the exchange notes in the ordinary course of business, and

•        have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to this exchange offer in exchange for the old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of notes who • is our affiliate, • does not acquire the exchange notes in the ordinary course of business, or

• tenders in this exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration; Withdrawal of Tenders	This exchange offer will expire at 5:00 p.m., New York City time, on , 2012, or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of old notes pursuant to this exchange offer may be withdrawn at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder after the expiration or termination of this exchange offer.

Delivery of the Exchange Notes	The exchange notes issued pursuant to this exchange offer will be delivered to the holders who tender old notes promptly following the expiration date.

Conditions to this Exchange Offer	This exchange offer is subject to customer conditions, some of which we may waive. See “The Exchange Offer—Certain Conditions to this Exchange Offer.”

Procedures for Tendering Old Notes	If you wish to accept this exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through The Depository Trust Company (“DTC”) and wish to participate in this exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•        Any exchange notes that you will receive will be acquired in the ordinary course of your business;

•        You have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•        If you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•        You are not our “affiliate” as defined in Rule 405 under the Securities Act.

Guaranteed Delivery Procedures	If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or if you cannot comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Old Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, additional interest on the old notes, if any, shall no longer accrue and we will no longer be obligated to pay additional interest as described in the registration rights agreement. If you are a holder of old notes and do not tender your old notes in this exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of this exchange offer.

Consequences of Failure to Exchange	All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture governing the old notes. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, or as otherwise required under certain limited circumstances pursuant to the terms of the registration rights agreement, we do not currently anticipate that we will register the old notes under the Securities Act.

Certain U.S. Federal Income Tax Considerations	The exchange of old notes for exchange notes in this exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in this exchange offer.

Exchange Agent	Wilmington Trust, National Association is the exchange agent for this exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

Summary of the Terms of the Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes. In this section, the term “Co-Issuers” refers to EVERTEC, LLC and EVERTEC Finance Corp. not any of their subsidiaries.

Co-Issuers	EVERTEC, LLC and EVERTEC Finance Corp., a wholly owned subsidiary of EVERTEC, LLC.

Exchange Notes Offered	$40,000,000 aggregate principal amount of 11% senior notes due 2018. The old notes were, and the exchange notes will be, issued as additional notes under the indenture governing our existing notes. The exchange notes will be treated as a single class together with the existing notes and the old notes for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and will be fungible with the existing notes.

Maturity Date	The exchange notes will mature on October 1, 2018.

Interest	Interest on the exchange notes will accrue at a rate of 11% per annum and will be payable semi-annually in cash in arrears on April 1 and October 1 of each year.

Holders of old notes whose old notes are accepted for exchange in the exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the old notes accrued from April 1, 2012 to the date of issuance of the exchange notes. Consequently, holders who exchange their old notes for exchange notes will receive the same interest payment on October 1, 2012 (the first interest payment date with respect to the old notes and the exchange notes following consummation of the exchange offer) that they would have received if they had not accepted the exchange offer.

Guarantees	The exchange notes, like the old notes and existing notes, will be fully and unconditionally guaranteed on a senior basis by our existing and future wholly-owned restricted subsidiaries that guarantee our senior secured credit facilities.

Ranking

The exchange notes, like the old notes and existing notes, and the guarantees will be the Co-Issuers’ and the guarantors’ general senior obligations and will:

•        rank equally in right of payment to all of the Co-Issuers’ and the guarantors’ existing and future senior indebtedness, including the existing notes;

•        rank senior in right of payment to any of the Co-Issuers’ and the guarantors’ future indebtedness that is expressly subordinated in right of payment to the notes and the guarantees;

•        be effectively subordinated to the Co-Issuers’ and the guarantors’ secured indebtedness, including indebtedness under our senior secured credit facilities, to the extent of the value of the collateral securing such indebtedness; and

• be structurally subordinated to all of the existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries that do not guarantee the notes.

At March 31, 2012, after giving pro forma effect to the Transactions, the Co-Issuers and the guarantors would have had approximately $495.0 million aggregate principal amount of secured indebtedness outstanding and an additional $50.0 million aggregate principal amount of unused commitments available to be borrowed under our senior secured credit facilities.

At March 31, 2012, our non-guarantor subsidiary had approximately $12.9 million in total liabilities recorded on its balance sheet (including trade payables but excluding intercompany obligations).

Optional Redemption	On or after October 1, 2014, we may redeem some or all of the notes at any time at the redemption prices described in the section “Description of Notes—Optional Redemption.” Prior to such date, we may redeem some or all of the notes at a redemption price of 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole” premium. In addition, we may redeem up to 35% of the aggregate principal amount of the notes before October 1, 2013 with the proceeds of certain equity offerings at a redemption price of 111% of the principal amount redeemed plus accrued and unpaid interest, if any, to the redemption date.

Change of Control	If we experience certain kinds of changes of control, we must offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest. For more details, see the section “Description of Notes” under the heading “Change of Control.”

Mandatory Offer to Repurchase Following Certain Asset Sales	If we sell certain assets, we must offer to repurchase the notes at the prices listed under “Description of Notes—Certain Covenants—Limitation on Asset Sales.”

Certain Covenants

The indenture contains covenants that limit, among other things, our ability and the ability of some of our subsidiaries to:

•        incur additional debt;

•        declare or pay dividends, redeem stock or make other distributions to stockholders;

•        make investments;

•        create liens or use assets as security in other transactions;

•        enter into sale and leaseback transactions;

•        merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets;

•        enter into transactions with affiliates; and

•        sell or transfer certain assets.

The indenture also limits the ability of EVERTEC Finance to hold assets, incur Indebtedness or become liable for obligations or engage in business activities.

These covenants are subject to a number of important qualifications and limitations. See “Description of Notes—Certain Covenants.”

Tax Redemption	If certain changes in the law of any relevant Tax Jurisdiction (as defined in “Description of Notes—Additional Amounts”) become effective that would impose withholding taxes or other deductions on the payments on the notes by the Co-Issuers, the Co-Issuers may redeem the notes in whole, but not in part, at any time, at a redemption price of 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date and all Additional Amounts (as defined in “Description of Notes”), if any, which otherwise would be payable. See “Description of Notes—Redemption for Changes in Taxes.”

You should refer to the section entitled “Risk Factors” for an explanation of certain risks of investing in the notes.

Summary Historical Consolidated and Combined Financial Data

We have presented in this prospectus selected historical combined financial data of EVERTEC Business Group (“Predecessor”) and selected historical consolidated financial data of EVERTEC (“Successor”) during the periods presented. We have also presented in this prospectus (i) the audited combined financial statements of EVERTEC Business Group (Predecessor) as of and for the years ended December 31, 2009 and the nine months ended September 30, 2010 and (ii) the audited consolidated financial statements of EVERTEC (Successor) as of and for the three months ended December 31, 2010 and the year ended December 31, 2011, which have been prepared, in each case, in accordance with accounting principles generally accepted in the United States (“GAAP”). See Note 1 of the Audited Consolidated (Successor) and Combined (Predecessor) Financial Statements appearing elsewhere in this prospectus for more information on the presentation of the financial statements.

The summary historical consolidated financial data as of December 31, 2010 and December 31, 2011 and for the three months ended December 31, 2010, and for the year ended December 31, 2011 have been derived from the audited consolidated financial statements of EVERTEC (Successor) and related notes appearing elsewhere in this prospectus. The summary historical combined financial data as of December 31, 2009 and September 30, 2010, and for the year ended December 31, 2009 and the nine months ended September 30, 2010, have been derived from the audited combined financial statements of EVERTEC Business Group (Predecessor) appearing elsewhere in this prospectus.

The summary unaudited historical consolidated financial data as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 have been derived from the unaudited consolidated financial statements of EVERTEC, LLC appearing elsewhere in this prospectus, which have been prepared on a basis consistent with the audited consolidated and combined financial statements of EVERTEC, LLC. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for such period. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The summary historical consolidated and combined financial data should be read in conjunction with “Capitalization,” “Selected Historical Consolidated and Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated and combined financial statements and related notes of EVERTEC and EVERTEC Business Group appearing elsewhere in this prospectus.

In connection with the Reorganization, EVERTEC was converted into a limited liability company and is now known as EVERTEC, LLC. Accordingly, the historical consolidated financial statements of EVERTEC, Inc. included in this prospectus do not reflect the consolidated financial statements of EVERTEC, LLC for periods following the EVERTEC Conversion. The consolidated financial statements of EVERTEC, LLC following the EVERTEC Conversion will be substantially the same in all material respects as the consolidated financial statements of EVERTEC, Inc. except that separate financial statements of EVERTEC, LLC, included in the consolidated financial statements of EVERTEC, LLC, will not include tax expense, deferred tax assets or liabilities or tax receivables or payables as EVERTEC LLC will be considered a flow through entity from a Puerto Rico tax perspective.

SUMMARY HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA

	Predecessor		Successor	Full Year (1)	Successor
(Dollar amounts in thousands)	Year ended December 31, 2009	Nine months ended September 30, 2010	Three months ended December 31, 2010	Year ended December 31, 2010	Year ended December 31, 2011	Unaudited three months ended March 31, 2011	Unaudited three months ended March 31, 2012
Statement of Income Data:
Revenues (2)
Transaction processing	$74,728	$56,777	$21,034	$77,811	$85,691	$20,271	$22,899
Merchant acquiring, net	48,744	39,761	14,789	54,550	61,997	14,748	17,661
Business solutions (3)	152,827	118,482	46,586	165,068	173,434	40,771	41,928

Total revenues	276,299	215,020	82,409	297,429	321,122	75,790	82,488

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization shown below	150,070	113,246	41,839	155,085	155,377	37,504	37,741
Selling, general and administrative expenses	25,639	27,000	8,392	35,392	33,339	8,495	8,987
Depreciation and amortization	24,500	19,425	17,722	37,147	69,891	17,372	17,922

Total operating costs and expenses	200,209	159,671	67,953	227,624	258,607	63,371	64,650

Income from operations	76,090	55,349	14,456	69,805	62,515	12,419	17,838

Non-operating income (expenses)
Interest income	1,048	360	118	478	760	314	117
Interest expense (4)	(91)	(70)	(13,436)	(13,506)	(50,957)	(14,122)	(11,176)
Earnings of equity method investments	3,508	2,270	—	2,270	833	—	66
Other (expenses) income:
Voluntary Retirement Program (“VRP”) expense	—	—	—	—	(14,529)	—	—
Other (expenses) income	7,942	2,276	(1,316)	960	(3,672)	(3,886)	(2,260)

Total other income (expense)	7,942	2,276	(1,316)	960	(18,201)	(3,886)	(2,260)

Total non-operating (expenses) income	12,407	4,836	(14,634)	(9,798)	(67,565)	(17,694)	(13,253)

Income (loss) before income taxes	88,497	60,185	(178)	60,007	(5,050)	(5,275)	4,585
Income tax expense (benefit)	30,659	23,017	(180)	22,837	(33,054)	(29,146)	1,054

Net income from continuing operations	57,838	37,168	2	37,170	28,004	23,871	3,531
Net income from discontinued operations	1,813	117	—	117	—	—	—
Net income	$59,651	$37,285	$2	$37,287	$28,004	$23,871	$3,531

Other Financial Data:
Gross revenues (5)	$353,041	$275,930	$107,808	$383,738	$416,614	$99,656	$103,616
EBITDA (6)	112,040	79,320	30,862	110,182	115,038	25,905	33,566
Adjusted EBITDA (6)	117,575	92,290	36,508	128,798	149,118	33,692	38,506
Cash interest expense (7)	91	70	12,861	12,931	43,394	11,927	10,102
Net debt to Adjusted EBITDA (6)	—	—	—	3.9x	3.2x	15.2x	11.8x
Capital expenditures	22,701	30,468	10,541	41,009	21,858	5,914	3,596
Net cash provided by operating activities from continuing operations	65,464	63,701	18,096	81,797	69,335	21,694	30,718
Net cash (used in) provided by investing activities from continuing operations	(2,692)	16,153	(496,598)	(480,445)	(31,747)	(15,817)	(3,883)
Net cash (used in) provided by financing activities from continuing operations	(77,710)	(65,796)	505,142	439,346	(39,264)	(888)	—
Balance Sheet Data (at period end):
Cash (8)	$11,891		$55,199	$55,199	$53,523	$60,188	$80,358
Working capital (9)	82,272		62,226	62,226	76,296	56,570	94,615
Total assets	243,445		1,077,909	1,077,909	1,033,739	1,070,698	1,040,796
Total long-term liabilities	481		673,736	673,736	615,713	645,325	614,771
Total debt (10)	1,413		562,173	562,173	523,833	558,878	524,367
Total net debt (11)	—		506,974	506,974	470,310	498,690	444,009
Total equity	211,475		325,343	325,343	353,055	349,658	357,952

(1)	We define financial information for 2010 “on a full year basis” as the aggregation of our financial information for the nine months ended September 30, 2010 (the Predecessor period) and our financial information for the three months ended December 31, 2010 (the Successor period). This aggregation is not in conformity with GAAP, since the results are not comparable on a period-to-period basis or to other issuers due to the new basis of accounting established at the consummation of the Merger, which affected certain line items on the financial statements. However, we believe that this approach is beneficial to the reader since it provides an easier-to-read discussion of the results of operations and provides the reader with information from which to analyze our financial results on a twelve months basis that is consistent with the manner in which management reviews and analyzes results of operations.
(2)	Certain prior period balances have been reclassified to conform to the current presentation format. These reclassifications did not have any impact on net income.
(3)	The $46.6 million of revenue for the fourth quarter of 2010 includes $2.7 million of certain one-time, non-recurring revenue. Excluding the $2.7 million of certain one-time, non-recurring revenue, revenue for the fourth quarter of 2010 would have been $43.9 million.

(4)	For the year ended December 31, 2011 and the three months ended March 31, 2012, on a pro forma basis after giving effect to the Transactions, our interest expense would have been $65.4 million and $14.8 million, respectively.
(5)	Gross revenues is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. It is not a measurement of our financial performance under GAAP and should not be considered as an alternative to our total revenues or any other performance measures derived in accordance with GAAP.

We define “gross revenues” as total revenues including interchange fees (related to our Merchant Acquiring business) from our merchant customers that we collect on behalf of, and remit entirely to, the cards associations whose transactions we process. Total revenues is calculated and presented in the historical financial statements of EVERTEC net of these fees.

Therefore, gross revenues are a supplemental measure of our performance that is not in accordance with GAAP. In addition, gross revenues for the year ended December 31, 2010 are presented on a full year basis as defined above. We caution investors that amounts presented in accordance with our definition of gross revenues may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate gross revenues in the same manner. We present gross revenues because we consider it an important supplemental measure of our performance to compare ourselves to competitors and the industry and to monitor margins. We also believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

A reconciliation of total revenues to gross revenues is provided below.

	Predecessor				Successor		Full Year*		Successor
	Year ended December 31, 2009		Nine months ended September 30, 2010		Three months ended December 31, 2010		Year ended December 31, 2010		Year ended December 31, 2011		Three months ended March 31, 2011		Three months ended March 31, 2012
(Dollar amounts in thousands)	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Total revenues	$276,299	100%	$215,020	100%	$82,409	100%	$297,429	100%	$321,122	100%	$75,790	100%	$82,488	100%
Plus: Interchange fees and assessments in Merchant Acquiring	76,742		60,910		25,399		86,309		95,492		23,866		21,128

Total gross revenues	$353,041		$275,930		$107,808		$383,738		$416,614		$99,656		$103,616

Gross revenues:
Transaction Processing	$74,728	21%	$56,777	21%	$21,034	20%	$77,811	20%	$85,691	20%	$20,271	20%	$22,899	22%
Merchant Acquiring	125,486	36%	100,671	36%	40,188	37%	140,859	37%	157,489	38%	38,614	39%	38,789	37%
Business Solutions	152,827	43%	118,482	43%	46,586	43%	165,068	43%	173,434	42%	40,771	41%	41,928	41%

Total gross revenues	$353,041	100%	$275,930	100%	$107,808	100%	$383,738	100%	$416,614	100%	$99,656	100%	$103,616	100%

*	See Note (1) of “—Summary Historical Consolidated and Combined Financial Data.”

(6)	EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities as measures of our liquidity.

We define “EBITDA” as earnings before interest, taxes, depreciation and amortization. We define “Adjusted EBITDA” as EBITDA as further adjusted to exclude unusual items and other adjustments described below.

We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate EBITDA or Adjusted EBITDA in the same manner. We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our presentation of Adjusted EBITDA is consistent with the equivalent measurements that are contained in our senior secured credit facilities, the existing notes and the indenture in testing EVERTEC’s and our compliance. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses such as those excluded in calculating them. Further, our presentation of these measures should not be construed as an inference that our future operating results will not be affected by unusual or nonrecurring items.

Some of the limitations of EBITDA and Adjusted EBITDA are as follows:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;
•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•

other companies, including other companies in our industry, may not use EBITDA and Adjusted EBITDA or may calculate EBITDA and Adjusted EBITDA differently than as presented in this prospectus, limiting their usefulness as a comparative measure.

Adjusted EBITDA is not a measurement of liquidity or financial performance under GAAP. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with GAAP, as an indicator of cash flows, as a measure of liquidity or as an alternative to operating or net income determined in accordance with GAAP.

A reconciliation of net income to EBITDA or Adjusted EBITDA is provided below.

	Predecessor		Successor	Full Year*	Successor
(Dollar amounts in thousands)	Year ended December 31, 2009	Nine months ended September 30, 2010	Three months ended December 31, 2010	Year ended December 31, 2010	Year ended December 31, 2011	Three months ended March 31, 2011	Three months ended March 31, 2012
Net income from continuing operations	$57,838	$37,168	$2	$37,170	$28,004	$23,871	$3,531
Income tax expense (benefit)	30,659	23,017	(180)	22,837	(33,054)	(29,146)	1,054
Interest (income) expense	(957)	(290)	13,318	13,028	50,197	13,808	11,059
Depreciation and amortization	24,500	19,425	17,722	37,147	69,891	17,372	17,922

EBITDA	112,040	79,320	30,862	110,182	115,038	25,905	33,566
Stand-alone cost savings (a)	6,411	4,930	36	4,966	2,570	247	640
Disposals (b)	(9,440)	(3,916)	60	(3,856)	—	—	—
Equity income (c)	47	(852)	1,514	662	635	—	(66)
Compensation and benefits (d)	(629)	6,976	(408)	6,568	15,970	101	2,507
Pro forma VRP benefits (e)	—	—	1,584	1,584	4,751	1,583	—
Transaction fees, refinancing costs and others (f)	1,246	565	2,265	2,830	8,015	4,184	1,257
Management fees (g)	—	—	—	—	2,532	624	745
Westernbank EBITDA (h)	7,900	5,627	—	5,267	—	—	—
Purchase accounting (i)	—	—	595	595	(393)	1,048	(143)

Adjusted EBITDA	$117,575	$92,290	$36,508	$128,798	$149,118	$33,692	$38,506

*	See Note (1) of “—Summary Historical Consolidated and Combined Financial Data.”

(a)	For the year ended December 31, 2011 and the three months ended March 31, 2011 and 2012, primarily represents reimbursements received for certain software maintenance expenses as part of the Merger. For 2010, represents stand-alone savings for costs historically allocated to EVERTEC by Popular, which did not continue post closing, other than temporary transition costs, net of estimated stand-alone costs. The allocations were primarily based on a percentage of revenues or costs (and not based on actual costs incurred) and related to corporate functions such as accounting, tax, treasury, payroll and benefits, risk management, institutional marketing, legal, public relations and compliance. The allocations were $9.8 million and $7.5 million for the year ended December 31, 2009 and the nine months ended September 30, 2010, respectively, which are partially offset by estimated annual stand-alone costs of $3.4 million and $2.6 million for the year ended December 31, 2009 and the nine months ended September 30, 2010, respectively. Our estimated stand-alone costs were based on assumptions and estimates that we believe were reasonable, but such assumptions and estimates could be proved to be inaccurate over time.
(b)	Relates to adjustments for disposal of investments and businesses as follows: (i) removal of the gain resulting from the sales of shares of Visa stock, (ii) removal of the EBITDA of the Health Care Division which was sold to Inmediata Health Group, Corp. a medical transaction processing company, in April 2008 (in exchange for an equity interest in Inmediata Health Group, Corp.) and removal of the gain on sale of this transaction, (iii) removal of gain on sale in April 2010 of our equity interest in Inmediata Health Group, Corp., and removal of the related equity income, (iv) allocations previously charged to the discontinued Venezuela operations and (v) write-off of certain investment securities in the three months ended December 31, 2010.
(c)	Represents the elimination of historical non-cash equity in earnings of investments reported in Net Income from our 53.97% equity ownership in CONTADO and 31.11% equity ownership in Serfinsa, net of cash dividends received from CONTADO. The equity income adjustments include cash dividends from CONTADO, $1.9 million and $1.5 million for the years ended 2009 and 2010, respectively. On March 31, 2011, after a final agreement was reached between Popular and the other shareholders of CONTADO, Popular transferred to us 19.99% of the equity interest in CONTADO. For the year ended December 31, 2011 includes cash dividends from CONTADO of $1.5 million, offset by CONTADO’s non-cash equity income of $0.8 milllion. For the quarter ended March 31, 2012 represents CONTADO’s non-cash equity income. See “Certain Relationships and Related Party Transactions—Related Party Transactions After the Closing of the Merger—CONTADO and Serfinsa.”
(d)	For the three months ended March 31, 2012 mainly represents a one-time payment of $2.2 million as a result of the former CEO’s employment modification agreement. For 2011 periods mainly represents one-time costs related to the VRP and other adjustments related to non-cash equity based compensation. For 2010 periods primarily represents non-recurring bonuses and payroll tax impact of awards given to certain of our employees in connection with the Merger, partially offset by estimated costs for the anticipated reinstatement of the employer’s matching contribution to defined contribution pre-tax savings plan which was suspended in March 2009 and reinstated in March 2011. Also included other adjustments related to: (i) estimated incremental cost previously impacted by the Troubled Asset Relief Program (“TARP”) restrictions, (ii) elimination of severance expense in 2009, (iii) employee benefit cost savings, and (iv) add back of non-cash equity based compensation.

(e)	Adjustment represents the pro forma effect of the expected net savings in compensation and benefits related to the employees that participated in the VRP offered by the Company during the third quarter of 2011.
(f)	Primarily relates to the following items: (i) transition fees to support additional requirements of a stand-alone entity, (ii) salaries and benefits cost savings on positions vacated in 2009 and not replaced, (iii) costs relating to the refinancing of our senior secured credit facilities and the existing notes exchange offer, (iv) non-recurring additional property taxes assessed by the government in 2010 and (v) certain non-cash and other adjustments permitted under our senior secured credit facilities and the indenture governing the notes.
(g)	Represents the management fee payable to the equity sponsors which commenced in January 2011. See “Certain Relationships and Related Party Transactions—Related Party Transactions in Connection with the Closing of the Merger—Consulting Agreements.”
(h)	Represents an estimated adjustment for additional EBITDA to be earned from our processing of Westernbank volumes. The estimate was arrived at using the pricing schedule in the Master Services Agreement as well as management’s estimated related costs of the contribution of additional business volume. Banco Popular acquired Westernbank’s Puerto Rico operations on April 30, 2010, and we did not realize the impact of these additional volumes and associated revenues until the third quarter of 2010. The estimate of Westernbank EBITDA was added to previous periods for comparative purposes, and reflects estimated, rather than observed, impact. See “—Our Equity Sponsors” and “—Key Relationship with Popular.”
(i)	Represents elimination of the effects of purchase accounting in connection with (i) certain customer service and software related arrangements where we receive reimbursements from Popular; and (ii) for 2011, our rights and obligations to buy equity interests in CONTADO and Serfinsa.

(7)	Represents cash interest expense accrued during each period related to our indebtedness (excluding amortization of discount, premiums and debt issuance costs on our senior secured credit facilities). For the year ended December 31, 2011 and the three months ended March 31, 2012, on a pro forma basis after giving effect to the Transactions, our cash interest expense would have been approximately $57.1 million and $13.5 million, respectively.
(8)	Excludes restricted cash of $3.7 million, $6.1 million, $5.3 million and $5.5 million as of December 31, 2009, December 31, 2010, December 31, 2011, and March 31, 2012, respectively.
(9)	Working Capital is defined as the excess of current assets over current liabilities.
(10)	Represents our long-term debt, including the current portion thereof. At March 31, 2012, on a pro forma basis after giving effect to the Transactions, our total debt would have been $735.1 million.
(11)	Total net debt is defined as total debt less cash.

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as other information contained in this prospectus, before participating in this exchange offer. If any of the following risks actually occur, our business, financial condition, operating results or cash flow could be materially and adversely affected. Additional risks and uncertainties not presently known to us or not believed by us to be material may also negatively impact us.

Risks Related to Our Indebtedness

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under the notes and our senior secured credit facilities.

We are highly leveraged. On a pro forma basis, as of March 31, 2012, after giving effect to the Transactions, the total principal amount of our indebtedness, before giving effect to discounts and premiums, would have been approximately $745.5 million. Our high degree of leverage could have important consequences for you, including:

•	increasing our vulnerability to adverse economic, industry or competitive developments;

•

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow for other purposes, including for our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates because certain of our borrowings, including borrowings under our senior secured credit facilities, will be at variable rates of interest;

•

making it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes, and any failure to comply with the obligations of any of our other debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the indenture governing the notes and the agreements governing such other indebtedness;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•

limiting our ability to obtain additional debt or equity financing for working capital, capital expenditures, business development, debt service requirements, acquisitions and general corporate or other purposes; and

•

limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

On a pro forma basis, for the year ended December 31, 2011 and the three months ended March 31, 2012, our cash interest expense would have amounted to $57.1 million and $13.5 million, respectively. Our interest expense could increase if interest rates increase because the entire amount of the indebtedness under our senior secured credit facilities bears interest at a variable rate. At March 31, 2012 on a pro forma basis, we would have had approximately $495.0 million aggregate principal amount of variable rate indebtedness under our senior secured credit facilities. A 100 basis point increase in the applicable margins over our floor(s) on our debt balances outstanding as of March 31, 2012 under our senior secured credit facilities would increase our annual interest expense by approximately $5.0 million.

Despite our high indebtedness level, we and our subsidiaries still may be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, some of which may be secured. Although the agreement governing our senior secured credit facilities and the indenture governing the notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness, including secured indebtedness, that could be incurred in compliance with these restrictions could be substantial.

In addition to the $50.0 million which is available to us for borrowing under our revolving credit facility, the terms of our senior secured credit facilities enable us to increase the amount available under our term loan and/or revolving credit facilities if we are able to obtain loan commitments from banks and satisfy certain other conditions. If new debt is added to our and our subsidiaries’ existing debt levels, the related risks that we face would increase. In addition, the indenture does not prevent us from incurring obligations that do not constitute indebtedness under such indenture. See “Description of Other Indebtedness” and “Description of Notes.”

Our debt agreements contain restrictions that limit our flexibility in operating our business.

The indenture governing the notes and the agreement governing our senior secured credit facilities contain, and any future indebtedness we incur may contain, various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and our restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs. In addition, the covenants in our senior secured credit facilities require us to maintain a maximum senior secured leverage ratio and also limit our capital expenditures. A breach of any of these covenants could result in a default under one or more of these agreements, including as a result of cross default provisions and, in the case of the revolving credit facility, permit the lenders to cease making loans to us. Upon the occurrence of an event of default under our senior secured credit facilities, the lenders could elect to declare all amounts outstanding under our senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. Such actions by those lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under our senior secured credit facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our senior secured credit facilities. If the lenders under our senior secured credit facilities accelerate the repayment of borrowings, the proceeds from the sale or foreclosure upon such assets will first be used to repay debt under our senior secured credit facilities and we may not have sufficient assets to repay our unsecured indebtedness thereafter. See “Description of Other Indebtedness—Senior Secured Credit Facilities” and “Description of Notes.”

Risks Related to Our Business

We expect to derive a significant portion of our revenue from Popular.

Our services to Popular account for a significant portion of our revenues, and we expect that our services to Popular will continue to represent a significant portion of our revenues for the foreseeable future. In 2011, our services to Popular for core bank processing and related services accounted for approximately 31% of our total revenues and 24% of our gross revenues and our services to Popular overall accounted for approximately 49% of our total revenues and 37% of our gross revenues. Any failure by Popular to perform under the Master Services Agreement or our other material agreements with Popular could significantly reduce our revenues. See “Certain Relationships and Related Party Transactions.”

In 2011, our next largest customer, the Government of Puerto Rico, consolidating all individual agencies and public corporations, represented approximately 11% of our total net revenues and 9% of our gross revenues.

We depend, in part, on our merchant relationships and our alliance with Banco Popular, a wholly-owned subsidiary of Popular, to grow our Merchant Acquiring business. If we are unable to maintain these relationships and this alliance, our business may be adversely affected.

Growth in our Merchant Acquiring business is derived primarily from acquiring new merchant relationships, new and enhanced product and service offerings, cross selling products and services into existing relationships, the shift of consumer spending to increased usage of electronic forms of payment, and the strength of our relationship with Banco Popular. A substantial portion of our business is generated from our ISO Agreement with Banco Popular. See “Certain Relationships and Related Party Transactions—Related Party Transactions in Connection with the Closing of the Merger—Independent Sales Organization Sponsorship and Service Agreement.” Banco Popular acts as a merchant referral source and provides sponsorship into the ATH, Visa, Discover and MasterCard networks for merchants, as well as card association sponsorship, clearing and settlement services. We provide transaction processing and related functions. Both alliance partners may provide management, sales, marketing, and other administrative services. We rely on the continuing growth of our merchant relationships, our alliance with Banco Popular and other distribution channels. There can be no guarantee that this growth will continue and the loss or deterioration of these relationships could negatively impact our business and result in a reduction of our revenue and profit.

If we are unable to renew client contracts at favorable terms, we could lose clients and our results of operations and financial condition may be adversely affected.

Failure to achieve favorable renewals of client contracts could negatively impact our business. Our contracts with private clients generally run for a period of three to five years and provide for termination fees upon early termination. Our government contracts generally run for one year without automatic renewal periods. Our standard merchant contract has an initial term of one or three years, with automatic one-year renewal periods. At the end of the contract term, clients have the opportunity to renegotiate their contracts with us and to consider whether to engage one of our competitors to provide products and services. If we are not successful in achieving high renewal rates and contract terms that are favorable to us, our results of operations and financial condition may be adversely affected.

We rely on our systems, employees and certain counterparties, and certain failures could materially adversely affect our operations.

Our businesses are dependent on our ability to process, record and monitor a large number of transactions. If any of our financial, accounting, or other data processing systems or applications fail or have other significant shortcomings or limitations, we could be materially adversely affected. We are similarly dependent on our employees. We could be materially adversely affected if one of our employees causes a significant operational breakdown or failure, either as a result of human error or where an individual purposefully sabotages or fraudulently manipulates our operations or systems. Third parties with which we do business could also be sources of operational risk to us, including relating to breakdowns or failures of such parties’ own systems or employees. Any of these occurrences could diminish our ability to operate one or more of our businesses, or result in potential liability to clients, reputational damage and regulatory intervention, any of which could materially adversely affect us.

We may be subject to disruptions of our operating systems arising from events that are wholly or partially beyond our control, which may include, for example, computer viruses or electrical or telecommunications outages, natural disasters, disease pandemics or other unanticipated damage to property or physical assets. Such disruptions may give rise to losses in service to customers and loss or liability to us. In addition, there is the risk that our controls and procedures as well as business continuity and data security systems prove to be inadequate. Any such failure could affect our operations and could materially adversely affect our results of operations by requiring us to expend significant resources to correct the defect, as well as by exposing us to litigation, regulatory fines or penalties or losses not covered by insurance.

Security breaches or our own failure to comply with privacy regulations and industry security requirements imposed on providers of services to financial institutions and card processing services could harm our business by disrupting our delivery of services and damaging our reputation.

As part of our business, we electronically receive, process, store and transmit sensitive business information of our customers. In addition, we collect personal consumer data, such as names and addresses, social security numbers, driver’s license numbers, cardholder data and payment history records. The uninterrupted operation of our information systems and the confidentiality of the customer/consumer information that resides on such systems are critical to the successful operations of our business. Despite the safeguards we have in place, unauthorized access to our computer systems or databases could result in the theft or publication of confidential information, the deletion or modification of records or could otherwise cause interruptions in our operations. These risks are increased when we transmit information over the Internet. Our visibility in the global payments industry may attract hackers to conduct attacks on our systems that could compromise the security of our data or could cause interruptions in the operations of our businesses and subject us to increased costs, litigation and other liabilities. There is also a possibility of mishandling or misuse, for example, if such information were erroneously provided to parties who are not permitted to have the information, either by fault of our systems, employees acting contrary to our policies, or counterparties, or where such information is intercepted or otherwise improperly taken by third parties. An information breach in the system and loss of confidential information such as credit card numbers and related information could have a longer and more significant impact on the business operations than a hardware failure and could result in claims against us for misuse of personal information, such as identity theft.

Additionally, as a provider of services to financial institutions and card processing services, we are subject directly (or indirectly through our clients) to the same laws, regulations, industry standards and limitations on disclosure of the information we receive from our customers as apply to the customers themselves. If we fail to comply with these regulations, standards and limitations, we could be exposed to suits for breach of contract, governmental proceedings, or prohibitions on card processing services. In addition, as more restrictive privacy laws, rules or industry security requirements are adopted in the future on the federal or local level or by a specific industry body, the change could have an adverse impact on us through increased costs or restrictions on business processes. We may be required to expend significant capital and other resources to comply with mandatory privacy and security standards required by law, industry standard, or contracts.

Any inability to prevent security or privacy breaches or failure to comply with privacy regulations and industry security requirements could cause our existing customers to lose confidence in our systems and terminate their agreements with us, and could inhibit our ability to attract new customers, damage our reputation and/or adversely impact our relationship with administrative agencies.

We may experience breakdowns in our processing systems that could damage customer relations and expose us to liability.

We depend heavily on the reliability of our processing systems in our core businesses. A system outage or data loss, regardless of reason, could have a material adverse effect on our business, financial condition and results of operations. Not only would we suffer damage to our reputation in the event of a system outage or data loss, but we may also be liable to third parties. Some of our contractual agreements with financial institutions require the crediting of certain fees if our systems do not meet certain specified service levels. To successfully operate our business, we must be able to protect our processing and other systems from interruption, including from events that may be beyond our control. Events that could cause system interruptions include, but are not limited to, fire, natural disasters, telecommunications failure, computer viruses, terrorist acts and war. Although we have taken steps to protect against data loss and system failures, there is still risk that we may lose critical data or experience system failures. We perform the vast majority of disaster recovery operations ourselves, though we utilize select third parties for some aspects of recovery. To the extent we outsource our disaster recovery, we are at risk of the vendor’s unresponsiveness in the event of breakdowns in our systems. Furthermore, our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur.

Lack of system integrity, fraudulent payments or credit quality related to funds settlement could result in a financial loss.

We settle funds on behalf of financial institutions, other businesses and consumers and process funds transactions from clients, card issuers, payment networks and consumers on a daily basis for a variety of transaction types. Transactions facilitated by us include debit card, credit card, electronic bill payment transactions, ACH payments and check clearing that supports consumers, financial institutions and other businesses. These payment activities rely upon the technology infrastructure that facilitates the verification of activity with counterparties, the facilitation of the payment and, in some cases, the detection or prevention of fraudulent payments. If the continuity of operations, integrity of processing, or ability to detect or prevent fraudulent payments were compromised this could result in a financial loss to us.

We may experience defects, development delays, installation difficulties, system failure, or other service disruptions with respect to our technology solutions, which would harm our business and reputation and expose us to potential liability.

Many of our services are based on sophisticated software, technology and computing systems, and we may encounter delays when developing new technology solutions and services. Further, the technology solutions underlying our services have occasionally contained and may in the future contain undetected errors or defects when first introduced or when new versions are released. In addition, we may experience difficulties in installing or integrating our technologies on platforms used by our customers. Finally, our systems and operations could be exposed to damage or interruption from fire, natural disaster, power loss, telecommunications failure, unauthorized entry and computer viruses or other cyber attacks. Defects in our technology solutions, errors or delays in the processing of electronic transactions, or other difficulties could result in: (1) interruption of business operations; (2) delay in market acceptance; (3) additional development and remediation costs; (4) diversion of technical and other resources; (5) loss of customers; (6) negative publicity; or (7) exposure to liability claims.

Any one or more of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

The ability to adopt technology to changing industry and customer needs or trends may affect our competitiveness or demand for our products, which may adversely affect our operating results.

Changes in technology may limit the competitiveness of and demand for our services. Our businesses operate in industries that are subject to technological advancements, developing industry standards and changing customer needs and preferences. Also, our customers continue to adopt new technology for business and personal uses. We must anticipate and respond to these industry and customer changes in order to remain competitive within our relative markets. For example, the ability to adopt technological advancements surrounding POS technology available to merchants could have an impact on our Merchant Acquiring business. Our inability to respond to new competitors and technological advancements could impact all of our businesses.

Consolidations in the banking and financial services industry could adversely affect our revenues by eliminating existing or potential clients and making us more dependent on a more limited number of clients.

In recent years, there have been a number of mergers and consolidations in the banking and financial services industry. Mergers and consolidations of financial institutions reduce the number of our clients and potential clients, which could adversely affect our revenues. Further, if our clients fail or merge with or are acquired by other entities that are not our clients, or that use fewer of our services, they may discontinue or reduce their use of our services. It is also possible that the larger banks or financial institutions resulting from mergers or consolidations would have greater leverage in negotiating terms with us or could decide to perform in-house some or all of the services which we currently provide or could provide. Any of these developments could have a material adverse effect on our business, financial condition and results of operations.

We are subject to the credit risk that our merchants will be unable to satisfy obligations for which we may also be liable.

We are subject to the credit risk of our merchants being unable to satisfy obligations for which we also may be liable. For example, as the merchant acquirer, we are contingently liable for transactions originally acquired by us that are disputed by the card holder and charged back to the merchants. If we or Banco Popular are unable to collect this amount from the merchant, due to the merchant’s insolvency or other reasons, we will bear the loss for the amount of the refund paid to the cardholder. Notwithstanding our adherence to industry standards with regards to the acceptance of new merchants and certain steps to screen for credit risk, it is possible that a default on such obligations by one or more of our merchants could have a material adverse effect on our business.

Increased competition or changes in consumer spending or payment preferences could adversely affect our business.

A decline in the market for our services, either as a result of increased competition, a decrease in consumer spending or a shift in consumer payment preferences, could have a material adverse effect on our business. We may face increased competition in the future as new companies enter the market and existing competitors expand their services. Some of these competitors could have greater overall financial, technical and marketing resources than us, which could enhance their ability to finance acquisitions, fund internal growth and respond more quickly to professional and technological changes. Some competitors could have or may develop a lower cost structure. New competitors or alliances among competitors could emerge, resulting in a loss of business for us and a corresponding decline in revenues and profit margin. Further, if consumer confidence decreases in a way that adversely affects consumer spending, we could experience a reduction in the volume of transactions we process. In addition, if we fail to respond to changes in technology or consumer payment preferences, we could lose business to competitors.

Changes in credit card association or other network rules or standards could adversely affect our business.

In order to provide our transaction processing services, we, Banco Popular, and several of our subsidiaries are registered with or certified by Visa and MasterCard and other networks as members or service providers for member institutions. As such, we and many of our customers are subject to card association and network rules that could subject us or our customers to a variety of fines or penalties that may be levied by the card associations or networks for certain acts or omissions by us, acquirer customers, processing customers and merchants. Visa, MasterCard and other networks, some of which are our competitors, set the standards with respect to which we must comply. The termination of Banco Popular’s or our subsidiaries’ member registration or our subsidiaries’ status as a certified service provider, or any changes in card association or other network rules or standards, including interpretation and implementation of the rules or standards, that increase the cost of doing business or limit our ability to provide transaction processing services to or through our customers, could have an adverse effect on our business, operating results and financial condition.

Changes in interchange fees or other fees charged by card associations and debit networks could increase our costs or otherwise adversely affect our business.

From time to time, card associations and debit networks change interchange, processing and other fees, which could impact our Transaction Processing and Merchant Acquiring businesses. It is possible that competitive pressures will result in our Transaction Processing or Merchant Acquiring businesses absorbing a portion of such increases in the future, which would increase our operating costs, reduce our profit margin and adversely affect our business, operating results and financial condition.

Our revenues from the sale of services to merchants that accept Visa, Discover and MasterCard cards are dependent upon our continued Visa, Discover and MasterCard registration and financial institution sponsorship.

In order to provide our Visa, Discover and MasterCard transaction processing services, we must be registered as a merchant processor of MasterCard, Discover and Visa. These designations are dependent upon our being sponsored by member clearing banks of those organizations. If our sponsor banks should stop providing sponsorship for us, we would need to find another financial institution to provide those services in such region that could serve as a sponsor, either of which could prove to be difficult and/or more expensive. If we are unable to find a replacement financial institution to provide sponsorship (whether through a third party or through the establishment of our own wholly-owned financial institution) we may no longer be able to provide processing services to the affected customers which would negatively impact our revenues and earnings.

Changes in laws, regulations and enforcement activities may adversely affect the products, services and markets in which we operate.

We and our customers are subject to Federal, Puerto Rico and other countries, rules and regulations that affect the electronic payments industry in the countries in which our services are used. In particular, our customers are subject to numerous regulations applicable to banks, financial institutions, processors and card issuers in the United States and abroad, and, consequently, we are at times affected by such laws, rules and regulations. Failure to comply may result in the suspension or revocation of licenses or registrations, the limitation, suspension or termination of service, and/or the imposition of civil and criminal penalties, including fines which could have an adverse effect on our financial condition. In addition, even an inadvertent failure by us to comply with laws and regulations, as well as rapidly evolving social expectations of corporate fairness, could damage our reputation or brands.

In addition, regulation of the electronic payment card industry, including regulations applicable to us and our customers, has increased significantly in recent years. There is also increasing scrutiny by the U.S. Congress in the manner in which payment card networks and card issuers set various fees, from which some of our customers derive significant revenue. For example, on July 21, 2010, the Dodd-Frank Act was signed into law in the United States, which includes Section 1075 (commonly referred to as the “Durbin Amendment”). To implement this provision, the Federal Reserve adopted rules which took effect on October 1, 2011 and April 1, 2012. These rules, among other things, place certain restrictions on the interchange transaction fees that a card issuer can receive for an electronic debit transaction originated at a merchant and also places various exclusivity prohibitions and routing requirements on such transactions. We are still evaluating the impact (positive or negative) that these rules may have on our business. See “Business—Government Regulation and Payment Network Rules—Regulatory Reform and Other Legislative Initiatives.”

Further changes to laws, rules and regulations, or interpretation or enforcement thereof, could have a negative financial effect on us. We have structured our business in accordance with existing tax laws and interpretations of such laws. Changes in tax laws or their interpretations could decrease the value of revenues we receive and the amount of our cash flow and have a material adverse impact on our business.

Our business concentration in Puerto Rico imposes risks.

During the fiscal years ended December 31, 2011, 2010 (on a full year basis) and 2009, approximately 88%, 88% and 88%, respectively, of our total revenues were generated from our operations in Puerto Rico. In addition, some of our total revenues generated from our operations outside Puerto Rico are dependent upon our operations in Puerto Rico. Because we conduct our operations in a geographically concentrated area, our financial condition and results of operations are highly dependent on the economic and general conditions of Puerto Rico. Since 2006, the Puerto Rico economy has been experiencing recessionary conditions. Continuing economic decline or other adverse political developments, natural disasters (including hurricanes), and other events could affect among other things, our customer base, general consumer spending, our cost of operations, our ability to provide services and our physical locations, property and equipment and could have a material adverse effect on our business, financial condition and results of operations.

There are risks associated with our presence in international markets, including political or economic instability.

Our financial performance may be significantly affected by general economic, political and social conditions in the emerging markets where we operate. Many countries in Latin America have suffered significant economic, political and social crises in the past, and these events may occur again in the future. Instability in Latin America has been caused by many different factors, including:

•	significant governmental influence over local economies;

•	substantial fluctuations in economic growth;

•	high levels of inflation;

•	exchange controls or restrictions on expatriation of earnings;

•	high domestic interest rates; wage and price controls;

•	wage and price controls;

•	changes in governmental economic or tax policies;

•	imposition of trade barriers;

•	unexpected changes in regulation which may restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair compensation; and

•	overall political, social and economic instability.

Adverse economic, political and social conditions in the Latin America markets where we operate may create uncertainty regarding our operating environment, which could have a material adverse effect on our company.

Our business in countries outside the United States and transactions with foreign governments increase our compliance risks.

Our operations outside the United States could expose us to trade and economic sanctions or other restrictions imposed by the United States or other local governments or organizations. The U.S. Departments of the Treasury and Justice (“Treasury”), the SEC and other federal agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of economic sanctions laws, the Foreign Corrupt Practices Act (“FCPA”) and other federal statutes. Under economic sanctions laws, the Treasury may seek to impose modifications to business practices, including cessation of business activities involving sanctioned countries, and modifications to compliance programs, which may increase compliance costs. In addition, we are also subject to compliance with local government regulations. If any of the risks described above materialize, it could adversely impact our business, operating results and financial condition.

These regulations also prohibit improper payments or offers of payments to foreign governments and their officials and political parties by the United States and other business entities for the purpose of obtaining or retaining business. We have operations and deal with government entities and financial institutions in countries known to experience corruption, particularly certain emerging countries in Latin America, and further international expansion may involve more of these countries. Our activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees or consultants that could be in violation of various laws including the FCPA, even though these parties are not always subject to our control. Our existing safeguards and any future improvements may prove to be less than effective, and our employees or consultants may engage in conduct for which we may be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.

We are also subject to the Export Administration Regulations (“EAR”) administered by the U.S. Department of Commerce’s Bureau of Industry and Security which regulates the export, reexport and retransfer abroad of items made or originating in the United States as well as the transfer of U.S.-origin technology abroad. We have adopted an Export Management Compliance Policy, a comprehensive compliance program under which the goods and technologies that we export are identified and classified under the EAR to make sure they are being exported in compliance with the requirements of the EAR. However, there can be no assurance that we have not violated the EAR in past transactions or that our new policies and procedures will prevent us from violating the EAR in every transaction in which we engage. Any such violations of the EAR could result in fines, penalties or other sanctions being imposed on us, which could negatively affect our business, operating results and financial condition.

We and our subsidiaries conduct business with financial institutions and/or card payment networks operating in countries whose nationals, including some of our customers’ customers, engage in transactions in countries that are the targets of U.S. economic sanctions and embargoes. If we are found to have failed to comply with applicable U.S. sanctions laws and regulations in these instances, we and our subsidiaries could be exposed to fines, sanctions and other penalties or other governmental investigations.

We and our subsidiaries conduct business with financial institutions and/or card payment networks operating in countries whose nationals, including some of our customers’ customers, engage in transactions in countries that are the target of U.S. economic sanctions and embargoes, including Cuba. As a U.S.-based entity, we and our subsidiaries are obligated to comply with the economic sanctions regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). These regulations prohibit U.S.-based entities from entering into or facilitating unlicensed transactions with, for the benefit of, or in some cases involving the property and property interests of, persons, governments, or countries designated by the U.S. government under one or more sanctions regimes. Failure to comply with these sanctions and embargoes may result in material fines, sanctions or other penalties being imposed on us. In addition, various state and municipal governments, universities and other investors maintain prohibitions or restrictions on investments in companies that do business involving sanctioned countries or entities.

For these reasons, we have established risk-based policies and procedures designed to assist us and our personnel in complying with applicable U.S. laws and regulations. These policies and procedures include the use of software to screen transactions we process for evidence of sanctioned-country and persons involvement. Consistent with a risk-based approach and the difficulties of identifying all transactions of our customers’ customers that may involve a sanctioned country, there can be no assurance that our policies and procedures will prevent us from violating applicable U.S. laws and regulations in every transaction in which we engage, and such violations could adversely affect our reputation, business, financial condition and results of operations.

Because we process transactions on behalf of the aforementioned financial institutions through the aforementioned payment networks, we have processed a limited number of transactions potentially involving sanctioned countries and there can be no assurances that, in the future, we will not inadvertently process such transactions. Due to a variety of factors, including technical failures and limitations of our transaction screening process, conflicts between U.S. and local laws, political or other concerns in certain countries in which we and our subsidiaries operate, and/or failures in our ability effectively to control employees operating in certain non-U.S. subsidiaries, we have not rejected every transaction originating from or otherwise involving sanctioned countries, or persons and there can be no assurances that, in the future, we will not inadvertently fail to reject such transactions.

On June 25, 2010, EVERTEC discovered potential violations of the Cuban Assets Control Regulations (“CACR”), which are administered by OFAC, which occurred due to an oversight in the activation of screening parameters for two customers located in Haiti and Belize. Upon discovery of these potential violations, EVERTEC initiated an internal review and submitted an initial notice of voluntary self-disclosure to OFAC on July 1, 2010. OFAC responded to this initial report with requests for additional information and EVERTEC provided the information requested on September 24, 2010 in its final notice of voluntary self-disclosure, which also included information on the remedial measures and new and enhanced internal controls adopted by EVERTEC to avoid this situation in the future. These potential violations involved a small number of processed transactions from Cuba compared to the overall number of transactions processed for these customers during the two-month period in which the screening failures occurred. Nevertheless, should OFAC determine that these activities constituted violations of U.S. sanctions regulations, civil penalties and/or criminal fines, could be assessed against EVERTEC. We cannot predict the timing or ultimate outcome of the OFAC review, the total costs to be incurred in response to this review, the potential impact on our personnel, the effect of implementing any further measures that may be necessary to ensure full compliance with U.S. sanctions regulations, or to what extent, if at all, we could be subject to penalties or other governmental investigations.

Separately, on September 15, 2010, EVERTEC submitted an initial notice of voluntary self-disclosure to OFAC regarding certain activities of its former Venezuelan subsidiary, EVERTEC de Venezuela, C.A. (“EVERTEC Venezuela”) (which ceased being a subsidiary of EVERTEC after the closing of the Merger) and one of EVERTEC’s Costa Rican subsidiaries (which continues to be a subsidiary of EVERTEC after the closing of the Merger). This initial self-disclosure informed OFAC that these subsidiaries appeared to have been involved in processing Cuba-related credit card transactions that EVERTEC and the subsidiaries believed they could not reject under governing local law and policies, but which nevertheless may not be consistent with the CACR. With respect to EVERTEC and its former Venezuelan subsidiary, we disclosed that they completely ceased processing Cuba-related transactions for financial institutions operating in Venezuela on September 4, 2010. We also disclosed that EVERTEC’s Costa Rican subsidiary completely ceased processing Cuba-related credit card transactions for financial institutions operating in Costa Rica in January 2009. In addition, it was also disclosed that EVERTEC’s Costa Rican subsidiary’s switch had served as a conduit through which information about Cuban-related debit card transactions was transmitted to credit card associations and issuer banks, which made the decisions to approve or reject the transactions.

On November 15, 2010, EVERTEC submitted its final notice of voluntary self-disclosure on these transactions to OFAC. The final report indicated the measures that we had taken to determine the amount of the credit transactions relating to Cuba that had not been rejected between 2007 and 2010. In addition, we confirmed that EVERTEC terminated the routing of the Cuban-related debit card transaction information on September 30, 2010. While the credit and debit card transactions at issue represent a small proportion of the overall number of transactions processed for these financial institutions, the transactions occurred over an extended period of time. Should OFAC determine that EVERTEC’s processing activities constituted violations of the CACR, civil or criminal penalties could be assessed against EVERTEC and/or its subsidiaries. We cannot predict the timing, total costs or ultimate outcome of any OFAC review, the cost or effect of implementing any further measures that may be necessary to ensure full compliance with U.S. sanctions regulations or to what extent, if at all, we could be subject to penalties or governmental investigations.

Popular agreed to specific indemnification obligations with respect to all of the matters described above and certain other matters, in each case, subject to the terms and conditions contained in the Merger Agreement. However, we cannot assure you that we will be able to fully collect any claims made with respect to such indemnities or that Popular will satisfy its indemnification obligations to us. See “Certain Relationships and Related Party Transactions—Related Party Transactions in Connection with the Closing of the Merger—Merger Agreement.”

Our business may be adversely affected by changes in currency rates.

We are subject to risks related to the changes in currency rates as a result of our investments in foreign operations and from revenues generated in Latin American currencies other than the U.S. dollar. Approximately 8% of our total revenues in 2011 were generated in currencies other than the U.S. dollar. Revenues and profits generated by international operations will increase or decrease compared to prior periods as a result of changes in foreign currency exchange rates. Furthermore, we may become subject to exchange control regulations that might restrict or prohibit the conversion of our other revenue currencies into U.S. dollars. The U.S. dollar value of our net investments in foreign operations, the periodic conversion of foreign-denominated earnings to the U.S. dollar (our reporting currency), our results of operations and, in some cases, cash flows, could be adversely affected in a material manner by movements in foreign currency exchange rates. These risks could cause a material adverse effect on our business, financial condition and results of operations.

Our expansion and selective acquisition strategy exposes us to risks, including the risk that we may not be able to successfully integrate acquired businesses.

As part of our growth strategy, we evaluate opportunities for acquiring complementary businesses that may supplement our internal growth. However, there can be no assurance that we will be able to identify and purchase suitable operations. In addition, the success of any acquisition depends in part on our ability to integrate the acquired company, which may involve unforeseen difficulties and may require a disproportionate amount of our management’s attention and our financial and other resources. Although we conduct due diligence investigations prior to each acquisition, there can be no assurance that we will discover all operational deficiencies or material liabilities of an acquired business for which we may be responsible as a successor owner or operator. The failure to successfully integrate these acquired businesses or to discover such liabilities could adversely affect our operating results.

Failure to protect our intellectual property rights and defend ourselves from potential patent infringement claims may diminish our competitive advantages or restrict us from delivering our services.

Our trademarks, proprietary software, and other intellectual property, including technology/software licenses, are important to our future success. For example, the ATH trademark and trade name is widely recognized in the Caribbean and Latin America and associated with quality and reliable service. Therefore, such marks represent substantial goodwill and are important to our business. Limitations or restrictions on our ability to use such marks or a diminution in the perceived quality associated therewith could have an adverse impact on the growth of our businesses. We also rely on proprietary software and technology, including third party software that is used under licenses. It is possible that others will independently develop the same or similar software or technology, which would permit them to compete with us more efficiently. Furthermore, if any of the third party software or technology licenses are terminated, not properly assigned to us, or otherwise determined to be unenforceable, then we would have to obtain a comparable license, which may involve increased license fees and other costs.

Despite our efforts to protect our proprietary or confidential business know-how and other intellectual property rights, unauthorized parties may attempt to copy or misappropriate certain aspects of our services, infringe upon our rights, or to obtain and use information that we regard as proprietary. Policing such unauthorized use of our proprietary rights is often very difficult, and therefore, we are unable to guarantee that the steps we have taken will prevent misappropriation of our proprietary software/technology or that the agreements entered into for that purpose will be effective or enforceable in all instances. Misappropriation of our intellectual property or potential litigation concerning such matters could have a material adverse effect on our results of operations or financial condition. Our registrations and/or applications for trademarks, copyrights, and patents could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with maximum protection or meaningful advantage. If we are unable to maintain the proprietary nature of our software or technologies, we could lose competitive advantages and our businesses may be materially adversely affected. Furthermore, the laws of certain foreign countries in which we do business or contemplate doing business in the future may not protect intellectual property rights to the same extent as do the laws of the United States. Adverse determinations in judicial or administrative proceedings could prevent us from selling our services and products, or prevent us from preventing others from selling competing services, and may result in a material adverse affect on our business, financial condition and results of operations.

If our applications or services are found to infringe the proprietary rights of others, we may be required to change our business practices and may also become subject to significant costs and monetary penalties.

As our information technology applications and services develop, we are increasingly subject to potential claims for intellectual property infringement, for example, patent or copyright infringement. Any such claims, even if lacking merit, could: (i) be expensive and time-consuming to defend; (ii) cause us to cease making, licensing or using software or applications that incorporate the challenged intellectual property; (iii) require us to redesign our software or applications, if feasible; (iv) divert management’s attention and resources; and (v) require us to enter into royalty or licensing agreements in order to obtain the right to use necessary technologies. Unfavorable resolution of these claims could result in us being restricted from delivering the related service and products, liable for damages, or otherwise result in a settlement that could be material to us.

The ability to recruit, retain and develop qualified personnel is critical to our success and growth.

All of our businesses function at the intersection of rapidly changing technological, social, economic and regulatory developments that requires a wide ranging set of expertise and intellectual capital. For us to successfully compete and grow, we must retain, recruit and develop the necessary personnel who can provide the needed expertise across the entire spectrum of our intellectual capital needs. In addition, we must develop our personnel to provide succession plans capable of maintaining continuity in the midst of the inevitable unpredictability of human capital. However, the market for qualified personnel is competitive and we may not succeed in recruiting additional personnel or may fail to effectively replace current personnel who depart with qualified or effective successors. Our effort to retain and develop personnel may also result in significant additional expenses, which could adversely affect our profitability. We cannot assure you that key personnel, including executive officers, will continue to be employed or that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have a material adverse effect on us.

Failure to comply with state and federal antitrust requirements could adversely affect our business.

Due to our ownership of the ATH network and our Merchant Acquiring and Transaction Processing business in Puerto Rico, we are involved in a significant percentage of the debit and credit card transactions conducted in Puerto Rico each day. Regulatory scrutiny of, or regulatory enforcement action in connection with, compliance with state and federal antitrust requirements could have a material adverse effect on our reputation and business.

The market for our electronic commerce services is evolving and may not continue to develop or grow rapidly enough for us to maintain and increase our profitability.

If the number of electronic commerce transactions does not continue to grow or if consumers or businesses do not continue to adopt our services, it could have a material adverse effect on the profitability of our business, financial condition and results of operations. We believe future growth in the electronic commerce market will be driven by the cost, ease-of-use, and quality of products and services offered to consumers and businesses. In order to consistently increase and maintain our profitability, consumers and businesses must continue to adopt our services.

The historical financial information for certain periods presented in this prospectus may not be representative of our results as a consolidated, stand-alone company and may not be a reliable indicator of our future results.

The historical financial statements of EVERTEC for certain periods included in this prospectus were prepared on a “carved-out” basis from Popular’s consolidated financial statements and do not reflect our operations as a separate stand-alone entity for such periods. Because our businesses were either wholly-owned subsidiaries of Popular, or were operated as divisions of wholly-owned subsidiaries of Popular, the historical financial statements for certain periods include assets, liabilities, revenues and expenses directly attributable to our operations and allocations to us of certain corporate expenses of Popular. These expenses for corporate services, which include expenses for accounting, tax, treasury, payroll and benefits administration, risk management, legal, public relations and compliance, have been allocated to us on the basis that management considers to reflect most fairly or reasonably the utilization of the services provided to or the benefit obtained by businesses comprising our company. However, the historical financial statements do not necessarily reflect what our financial position and results of operations would have been if we had been operated as a stand-alone entity during such periods, and may not be indicative of future results of operations or financial position. See “Certain Relationships and Related Party Transactions—Related Party Transactions in Connection with the Closing of the Merger—Transition Services Agreement” for further detail on the transition services provided by Popular.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain reporting and disclosure requirements, which may make our future public filings different than that of other public companies.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain reporting and disclosure requirements. We will be an emerging growth company until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement; (iii) the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or (iv) the date on which we are deemed a “large accelerated filer” as defined under the federal securities laws. For so long as we remain an emerging growth company, we will not be required to:

•	have an auditor attestation report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

•

submit certain executive compensation matters to shareholders advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

•	include detailed compensation discussion and analysis in our filings under the Exchange Act, and instead may provide a reduced level of disclosure concerning executive compensation.

We may choose to take advantage of some but not all of these reduced burdens. We have not taken advantage of any of these reduced reporting burdens in the registration statement of which this prospectus forms a part, although we may choose to do so in future filings and if we do, the information that we provide you in our future public filings may be different than that of other public companies. The exact implications of the JOBS Act for us are still subject to interpretations and guidance by the SEC and other regulatory agencies. In addition, as our business grows, we may no longer satisfy the conditions of an emerging growth company. We are currently evaluating and monitoring developments with respect to these new rules and we cannot assure you that we will be able to take advantage of all of the benefits from the JOBS Act.

Risks Related to the Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture governing the notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

Your right to receive payments on the notes is effectively junior to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

Our obligations under the notes and our guarantors’ obligations under their guarantees of the notes are unsecured, but our obligations under our senior secured credit facilities and each guarantor’s obligations under its guarantee of our senior secured credit facilities are secured by a security interest in substantially all of our and the guarantors’ assets. Accordingly, the notes are effectively junior to all of our and our guarantors’ obligations under our senior secured credit facilities to the extent of the value of the assets securing such indebtedness. If we are declared bankrupt or insolvent, or if we default under our senior secured credit facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. In any such event, because the notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full. See “Description of Other Indebtedness.”

As of March 31, 2012, on a pro forma basis after giving effect to the Transactions, we would have had approximately $495.0 million aggregate principal amount of secured indebtedness, which consists solely of indebtedness under our senior secured credit facilities. We also would have had an additional $50.0 million available for borrowing under our revolving credit facility. The indenture permits us, our subsidiary guarantors and our restricted subsidiaries to incur substantial additional indebtedness in the future, including secured indebtedness.

Claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries that do not guarantee the notes.

The notes are not guaranteed by one of our subsidiaries. Accordingly, claims of holders of the notes are structurally subordinated to the claims of creditors of this non-guarantor subsidiary, including trade creditors. All obligations of this subsidiary will have to be satisfied before any of the assets of such subsidiary would be available for distribution, upon a liquidation or otherwise, to us or creditors of us, including the holders of the notes.

All of our subsidiaries as of the date of this prospectus have guaranteed the notes other than EVERTEC Finance (which is a Co-Issuer) and EVERTEC Latinoamerica, S.A. (“EVERTEC/Latam”). EVERTEC/Latam accounted for approximately $13.7 million, or 4.3% of our total revenues, approximately $2.8 million, or 2.4% of our EBITDA, and approximately $66.8 million, or 6.5% of our total assets as of or for the year ended December 31, 2011 and approximately $3.6 million, or 4.4% of our total revenues, approximately $1.1 million, or 3.3% of our EBITDA, and approximately $65.4 million, or 6.3% of our total assets as of and for the three months ended March 31, 2012. At March 31, 2012, EVERTEC/Latam had approximately $12.9 million in total liabilities recorded on its balance sheet (including trade payables but excluding intercompany obligations).

Repayment of our debt, including the notes, is partially dependent on cash flow generated by our subsidiaries.

Repayment of our indebtedness, including the notes, is partially dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities, that is not waived by the required lenders of such indebtedness, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in our senior secured credit facilities), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default,

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•

the lenders under our senior secured credit facilities could elect to terminate their revolving commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities or any other indebtedness to avoid being in default. If we breach our covenants under our senior secured credit facilities or any other indebtedness and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facilities or any other indebtedness, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control and we may be required to secure third party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, on acceptable terms to us, or at all. Further, we are contractually restricted under the terms of our senior secured credit facilities from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our senior secured credit facilities. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes and a cross default under the agreement governing our senior secured credit facilities. Our senior secured credit facilities also provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

The change of control provisions in the indenture governing the notes may not protect you in the event we consummate a reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required under the definition of change of control in the indenture to trigger our obligation to repurchase the notes. Except as otherwise described above, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a reorganization, restructuring, merger or other similar transaction. If an event occurs that does not constitute a “change of control” under the indenture, we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See “Description of Other Indebtedness” and “Description of Notes—Change of Control.”

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any guarantees of the notes, including the guarantee by the guarantors entered into upon issuance of the notes and subsidiary guarantees (if any) that may be entered into thereafter under the terms of the indenture governing the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature; or

•

we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. The proceeds of the old notes were used to pay a portion of the Special Dividend. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

Although each guarantee entered into by a subsidiary contains a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless. In a Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

You may be adversely affected if you fail to exchange old notes.

We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you are eligible to participate in this exchange offer and do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate this exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the old notes. In addition:

•

if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

•

if you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

We have agreed that, for a period of 180 days after the date of this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

After this exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The exchange notes are a new issue of securities of the same class as the old notes for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange or included in any automated quotation system.

The initial purchasers of the old notes have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in any of the notes, and they may discontinue their market making activities at any time without notice. Therefore, an active market for any of the notes may not develop or, if developed, it may not continue. The liquidity of any market for the notes will depend upon the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. A liquid trading market may not develop for the notes. If a market develops, the notes could trade at prices that may be lower than the initial offering price of the notes. If an active market does not develop or is not maintained, the price and liquidity of the notes may be adversely affected. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for any of the notes may not be free from similar disruptions; any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The interests of our shareholders may not be aligned with ours or those of holders of notes.

Affiliates of Apollo collectively beneficially own 51.0% of the outstanding voting common stock of Carib Inc. and Popular beneficially owns 49.0% of the outstanding voting common stock of Carib Inc. As a result, subject to the Stockholder Agreement described in this prospectus, Apollo and Popular control all matters affecting us, including decisions regarding extraordinary business transactions, fundamental corporate transactions, appointment of members to our management, election of directors and our corporate and management policies. The interests of Apollo and/or Popular could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Apollo and/or Popular might conflict with your interests as a holder of the notes. Apollo and/or Popular may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their respective equity investments, even though such transactions might involve risks to you as a holder of the notes. See “Certain Relationships and Related Party Transactions” and “Security Ownership of Certain Beneficial Owners and Management.”

Furthermore, Popular operates in the financial services industry and Apollo is in the business of making investments in companies and one or more of them may from time to time acquire and hold interests in businesses that compete directly or indirectly with us, as well as businesses that represent major customers of our business. Apollo and/or Popular may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

The market value of the notes may be subject to substantial volatility.

Historically, the market for high-yield debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for either series of the notes will be free from similar disruptions or that any such disruptions will not adversely affect the prices at which you may sell your notes. As has recently been evident in connection with the recent turmoil in global financial markets, the entire high-yield debt market can experience sudden and sharp price swings, which can be exacerbated by factors such as (1) large or sustained sales by major investors in high-yield debt, (2) a default by a high profile issuer or (3) simply a change in investors’ psychology regarding high-yield debt. A real or perceived economic downturn or higher interest rates could cause a decline in the market value of the notes. Moreover, if one of the major rating agencies lowers its credit rating on us or either series of the notes, the market value of such series of notes will likely decline. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or, in the event you are able to sell your notes, that the price that you receive when you sell will be favorable.

If the notes are rated investment grade at any time by both Standard & Poor’s Ratings Service and Moody’s Investors Service, Inc., most of the restrictive covenants contained in the indenture governing the notes will be suspended.

If, at any time, the credit rating on the notes, as determined by both Standard & Poor’s Ratings Service or Moody’s Investors Service, Inc., equals or exceeds BBB- and Baa3, respectively, or any equivalent replacement ratings, and no default has occurred and is then continuing under the indenture, we will not be subject to most of the restrictive covenants and certain events of default contained in the indenture governing the notes. As a result, you may have less credit protection than you will at the time the notes are issued. In the event that one or both of the ratings later drops below investment grade, we will thereafter again be subject to such restrictive covenants and events of default.

THE EXCHANGE OFFER

Purpose and Effect of this Exchange Offer

In connection with the issuance of the old notes, we and the guarantors of the old notes entered into a registration rights agreement with the initial purchasers of the old notes. Under that agreement, we agreed to use commercially reasonable efforts to (i) file a registration statement within 90 days after May 7, 2012 and (ii) cause a registration statement related to the exchange of old notes for exchange notes to be declared effective under the Securities Act and to consummate an exchange offer on or prior to the 366th day after May 7, 2012.

The registration statement of which this prospectus forms a part was filed in compliance with our obligations under this registration rights agreement. The exchange notes will have terms substantially identical to the old notes except the exchange notes will not contain terms with respect to transfer restrictions and registration rights and we will not be obligated to pay additional interest as described in the registration rights agreements.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes and to keep the shelf registration statement effective for a period of one year or such until such time as all of the old notes have been sold thereunder. These circumstances include:

•	because of any change in current law or SEC policy, we are not permitted to effect this exchange offer;

•	this exchange offer is not consummated within 366 days after May 7, 2012; or

•	any holder of old notes who is not able to participate in this exchange offer so requests in writing on or before the 20th business day after the consummation of this exchange offer.

Each holder of old notes that wishes to exchange such old notes for transferable exchange notes in this exchange offer will be required to make the following representations:

•	that any exchange notes to be received by it will be acquired in the ordinary course of its business;

•

that at the time of the commencement of the registered exchange offer it had no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of exchange notes in violation of the Securities Act;

•

that it is not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or if it is an affiliate of ours, that it will comply with the applicable registration and prospectus delivery requirements of the Securities Act;

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes; and

•

if such holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes.

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in this exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in this exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The notes may not be sold under state securities laws unless the shares have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirement is available. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes.

Terms of this Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue a like principal amount of exchange notes in exchange for the principal amount of old notes surrendered under this exchange offer.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and we will not be obligated to pay additional interest as described in the registration rights agreement. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, the old notes and the exchange notes will be treated as a single class of debt securities under the indenture.

This exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $40.0 million aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in this exchange offer.

We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old notes that are not tendered for exchange in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the applicable indenture relating to the old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders.

Subject to the terms of the registration rights agreements, we expressly reserve the right to amend or terminate this exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain Conditions to this Exchange Offer.”

Holders who tender old notes in this exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with this exchange offer. It is important that you read the section labeled “—Fees and Expenses” below for more details regarding fees and expenses incurred in this exchange offer.

Expiration Date; Extensions; Amendments

This exchange offer will expire at 5:00 p.m., New York City time on             , 2012, unless in our sole discretion, we extend it. The exchange notes issued pursuant to this exchange offer will be delivered promptly following the expiration date to the holders who validly tender their old notes.

In order to extend this exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•

to delay accepting for exchange any old notes, to extend this exchange offer or to terminate this exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “—Certain Conditions to this Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of this exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of old notes. If we amend this exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment and will extend this exchange offer to the extent required by law, if necessary. Generally we must keep this exchange offer open for at least five business days after a material change. Pursuant to Rule 14e-1(b) under the Exchange Act, if we increase or decrease the percentage of old notes being sought, we will extend this exchange offer for at least ten business days from the date that notice of such increase or decrease is first published, sent or given by us to holders of the old notes. We currently do not intend to decrease the percentage of old notes being sought.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of this exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to this Exchange Offer

Despite any other term of this exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•

the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	this exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that prior to the expiration of the exchange offer has not made:

•	the representations described under “—Purpose and Effect of this Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution,” and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which this exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension of the expiration date to the registered holders of the old notes in accordance with the notice procedures described in the following paragraph. During any such extensions, all old notes previously tendered will remain subject to this exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of this exchange offer.

We expressly reserve the right to amend or terminate this exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of this exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times except that all conditions to this exchange offer, other than those described in the first sentence of this section, must be satisfied or waived by us at or before the expiration of this exchange offer. If we waive any of these conditions to the exchange offer, we expect that such waiver will apply equally to all holders of the old notes tendered in the exchange offer. If we fail to exercise any of the foregoing rights, that failure in itself will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times except that all conditions to this exchange offer, other than those described in the first sentence of this section, must be satisfied or waived by us at or before the expiration of this exchange offer. There are no dissenter or appraisal rights under applicable law or the indenture relating to this exchange offer.

In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus forms a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering

Only a holder of old notes may tender such old notes in this exchange offer. To tender in this exchange offer, a holder must:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive old notes along with the letter of transmittal; or

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or old notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that it is tendering old notes that are the subject of such book-entry confirmation;

•

such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of this exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In all cases, we will issue exchange notes for old notes that we have accepted for exchange under this exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of old notes will represent that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•

if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•	the holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of us.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of this exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

•	stating that the tender is being made thereby; and

•

guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•

the exchange agent must receive a written notice, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “—Exchange Agent”; or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes; and

•	where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of this exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

Wilmington Trust, National Association has been appointed as exchange agent for this exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

By Mail, Hand or Overnight Delivery:

Wilmington Trust, National Association

c/o Wilmington Trust Company

Corporate Capital Markets

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-1626

By Facsimile:

(302) 636-4139

For Information or Confirmation by Telephone:

Sam Hamed

(302) 636-6181

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of this exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with this exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under this exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in this exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes under this exchange offer will remain subject to the restrictions on transfer of such old notes:

•

as set forth in the legend printed on the notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with this exchange offer. The expenses of the exchange offer will be charged to expense.

Other

Participation in this exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be canceled and as such will not result in any increase in our indebtedness. See “Summary—Special Dividend” for a description of the use of proceeds from the issuance of the old notes.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2012:

(1)	On an actual basis, and

(2)	On a pro forma basis after giving effect to the Transactions.

You should read this table in conjunction with “Selected Historical Consolidated and Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the related notes appearing elsewhere in this prospectus, as well as the sections “Summary—Summary Historical Consolidated and Combined Financial Data” and “Use of Proceeds” included in this prospectus.

	Actual	Pro Forma
		(unaudited)
	(in thousands)
Debt:
Senior secured credit facilities
Senior secured revolving credit facility (1)	$—	$—
Senior secured term loan facility (2)	325,023	495,023
Existing Notes	210,500	210,500

Old Notes (2)	—	40,000

Total debt, including current portion	535,523	745,523
Total equity	357,952	176,206

Total capitalization	$893,475	$921,729

(1)	We are permitted to draw up to $50.0 million under our revolving credit facility. See “Description of Other Indebtedness—Senior Secured Credit Facilities.”
(2)	Does not give effect to original issue discount or premium.

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA

The following table sets forth our selected historical consolidated and combined financial data as of the dates and for the periods indicated. The selected historical consolidated financial data as of December 31, 2011 and 2010, and for the year ended December 31, 2011 and the three months ended December 31, 2010 have been derived from the audited consolidated financial statements of EVERTEC, appearing elsewhere in this prospectus. The selected historical combined financial data as of December 31, 2009 and the nine months ended September 30, 2010 and for the year ended December 31, 2009 have been derived from the audited combined financial statements of EVERTEC Business Group (Predecessor), appearing elsewhere in this prospectus. The selected historical combined financial data as of December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007 have been derived from the unaudited combined financial statements of EVERTEC Business Group (Predecessor), not included in this prospectus.

The summary unaudited historical consolidated financial data as of March 31, 2012 and for the three month periods ended March 31, 2012 and 2011 have been derived from the unaudited consolidated financial statements of EVERTEC appearing elsewhere in this prospectus, which have been prepared on a basis consistent with the audited combined financial statements of EVERTEC. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for such period. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The results of operations for any period are not necessarily indicative of the results to be expected for any future period and the historical consolidated and combined financial data presented below and elsewhere in this prospectus does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate stand-alone entity during the Predecessor period. The selected historical consolidated and combined financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated and combined financial statements and related notes thereto appearing elsewhere in this prospectus.

	Successor				Predecessor
	Unaudited three months ended March 31,		Year ended December 31, 2011	Three months ended December 31, 2010	Nine months ended September 30, 2010	Years ended December 31,
(Dollar amounts in thousands)	2012	2011				2009	2008	2007
Statements of Income Data:
Revenues
Transaction processing	$22,899	$20,271	$85,691	$21,034	$56,777	$74,728	$72,159	$68,259
Merchant acquiring, net	17,661	14,748	61,997	14,789	39,761	48,744	47,782	38,533
Business solutions	41,928	40,771	173,434	46,586	118,482	152,827	161,171	157,068

Total revenues	$82,488	$75,790	$321,122	$82,409	$215,020	$276,299	$281,112	$263,860

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization shown below	$37,741	$37,504	$155,377	$41,839	$113,246	$150,070	$164,421	$163,035
Selling, general and administrative expenses	8,987	8,495	33,339	8,392	27,000	25,639	27,643	24,419
Depreciation and amortization	17,922	17,372	69,891	17,722	19,425	24,500	30,389	32,112
Income from operations	17,838	12,419	62,515	14,456	55,349	76,090	58,659	44,294
Interest income	117	314	760	118	360	1,048	1,283	1,239
Interest expense	(11,176)	(14,122)	(50,957)	(13,436)	(70)	(91)	(170)	(376)
Earnings of equity method investments	66	—	833	—	2,270	3,508	4,229	2,799
Other (expense) income	(2,260)	(3,886)	(18,201)	(1,316)	2,276	7,942	9,449	(36)
(Loss) income before income taxes	4,585	(5,275)	(5,050)	(178)	60,185	88,497	73,450	47,920
Income tax (benefit) expense	1,054	(29,146)	(33,054)	(180)	23,017	30,659	23,914	17,707
Net income from continuing operations	3,531	23,871	28,004	2	37,168	57,838	49,536	30,213
Net income from discontinued operations	—	—	—	—	117	1,813	3,673	5,452
Net income	3,531	23,871	28,004	2	37,285	59,651	53,209	35,665
Balance Sheet Data:
Cash	$80,358	$60,188	$53,523	$55,199		$11,891	$24,734	$8,670
Working capital(1)	94,615	56,570	76,296	62,226		82,272	94,220	54,717
Total assets	1,040,796	1,070,698	1,033,739	1,077,909		243,445	260,906	226,946
Total long term liabilities	614,771	645,325	615,713	673,736		481	1,969	1,791
Total equity	357,952	349,658	353,055	325,343		211,475	228,469	192,725
Ratio of earnings to fixed charges(2)	1.4	—	—	—	26.4	32.3	26.5	17.0

(1)	Working capital is defined as the excess of current assets over current liabilities.
(2)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of (i) income before income taxes, excluding earnings from equity method investments, (ii) dividends from equity method investments, and (iii) fixed charges. Fixed charges consist of interest expense and a portion of rental expense that management believes is representative of the interest component of rental expense. Our earnings were insufficient to cover fixed charges by $4.8 million for the year ended December 31, 2011, and by $0.2 million and $5.3 million for the three month periods ended December 31, 2010 and March 31, 2011, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis (“MD&A”) covers: (i) the results of operations of the Successor for the three months ended March 31, 2012 and 2011 and for the year ended December 31, 2011 and the three months ended December 31, 2010 and of the Predecessor for the nine months ended September 30, 2010 and the year ended December 31, 2009; and (ii) the financial condition of the Successor as of March 31, 2012 and December 31, 2011 and 2010. The discussions that follow pertain to the continuing operations, unless otherwise indicated. See Note 1 of the Notes to Audited Consolidated (Successor) and Combined (Predecessor) Financial Statements for additional information about the Company and the basis of presentation of our financial statements. You should read the following discussion and analysis in conjunction with the financial statements and related notes appearing elsewhere herein. This MD&A contains forward-looking statements that involve risks and uncertainties. Our actual results may differ from those indicated in the forward-looking statements. See “Forward-Looking Statements” for a discussion of the risks, uncertainties and assumptions associated with these statements.

Overview

We are a diversified processing business, offering transaction and payment processing services, merchant acquiring services and business process management solutions in Puerto Rico and certain countries throughout the Caribbean and Latin America. We are based in San Juan, Puerto Rico. Our business segments are based on the products we offer and the markets we serve. While we often provide multiple services to various customers, we generally view our business as operating in three reportable segments: Transaction Processing, Merchant Acquiring and Business Solutions. Further discussion of our operating results and our results by reportable segments are presented in this MD&A.

The Transaction Processing segment includes diversified payment products and services including the ATH Network and Processing Services, Card Processing, Payment Processing and Electronic Benefit Transfer (“EBT”) services. We own and operate the ATH network, the leading debit payment and automated teller machine (“ATM”) network in Puerto Rico. The ATH network processed over 625 million transactions in 2011. Over 70% of all ATM transactions and over 80% of all debit transactions in Puerto Rico are processed over the ATH network.

The Merchant Acquiring segment provides an end-to-end electronic payment offering to more than 16,000 merchants in Puerto Rico and the U.S. and British Virgin Islands. This segment provides services that allow merchants to accept electronic methods of payment such as debit, credit, prepaid and EBT cards carrying the ATH, Visa, MasterCard, Discover and American Express brands. Services include terminal sales and deployment, front-end authorization processing, settlement and funding processing, and customer support.

The Business Solutions segment offers a full suite of business process management solutions, which include Core Bank Processing, Network Hosting and Management, Information Technology (“IT”) Professional Services, Business Process Outsourcing, Item Processing, Cash Processing, and Fulfillment.

We continue to implement a series of strategic initiatives to achieve our principal business objectives: (i) penetrate our broad financial institution customer base by offering incremental business solutions products and services to clients that currently perform similar functions in-house, (ii) expand our business geographically in the Latin America region, both through the introduction of new products and services to customers in existing Latin American markets and by entering new markets, (iii) leverage the ATH network and technology platform to develop new products and services, taking advantage of our access to Puerto Rico’s entire cardholder base as well as our real-time, data-based knowledge of consumer spending behaviors, (iv) leverage our broad merchant customer base by developing and offering additional products and services to cross sell along with our core merchant offerings, (v) improve and increase operating efficiency and scale in order to deliver revenue growth and improve profitability, and (vi) selectively acquire complementary businesses to further expand geographically and broaden our product offering.

Recent Developments

On April 17, 2012, EVERTEC was converted from a Puerto Rico corporation to a Puerto Rico limited liability company (the “EVERTEC Conversion”) for the purpose of improving the consolidated tax efficiency of EVERTEC and its subsidiaries by taking advantage of recent changes to the Code that permit limited liability companies to be treated as partnerships that are pass-through entities for Puerto Rico tax purposes. Through this new structure, we will benefit from at least $30.0 million of net operating losses and certain other tax attributes for Puerto Rico income tax purposes that prior to the Conversion and change in tax law were available to our parent but not to us. Concurrent with the EVERTEC Conversion, Carib Holdings, LLC (formerly known as Carib Holdings, Inc., “Carib Holdings”), which is EVERTEC’s direct parent, was also converted from a Puerto Rico corporation to a Puerto Rico limited liability company and Carib Latam Holdings, Inc. (“Carib Inc.”) was formed in order to act as the new parent company of Carib Holdings.

In addition, in May 2012, among other things, we (i) issued $40.0 million principal amount of additional senior notes, (ii) incurred $170.0 million of secured incremental term loans and (iii) paid a special dividend of approximately $267.0 million to Carib Holdings. For additional information regarding these recent events, see “Summary” and Note 15 of the Notes to Unaudited Consolidated Financial Statements appearing elsewhere in this prospectus.

Business Trends

The payments industry has come under increased scrutiny from lawmakers and regulators. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) signed into law in July 2010 is an example of such scrutiny and of changes in laws and regulations that could impact our operating results and financial condition.

In addition, market and regulatory conditions have continued to create a difficult operating environment for financial institutions and other businesses in Puerto Rico, the United States and internationally. Because we conduct our operations in a geographically concentrated area, our financial condition and results of operations are highly dependent on the economic and general conditions of Puerto Rico. The economy of Puerto Rico continues in a recessionary environment that commenced in 2006. Despite this environment, our revenue growth was 8% higher for the year ended December 31, 2011, compared to the corresponding 2010 period. We believe this revenue growth reflects our stable and predictable core revenue profile, which is mainly recurring in nature, the stability of our client base, the largely non-discretionary nature of our products and services, and favorable long-term industry trends such as the continued shift towards electronic payments and ongoing technology outsourcing by financial institutions and other businesses.

During the first nine months of 2011, compared to the corresponding period in 2010, we also benefited from the banking industry consolidation in Puerto Rico, as Banco Popular acquired Westernbank Puerto Rico (“Westernbank”) in an FDIC-assisted transaction on April 30, 2010, but we did not see the impact of the additional business volume and associated revenues until the third quarter of 2010. If bank consolidations continue in Puerto Rico, however, we could be positively or negatively impacted depending on our relationship with the banks involved and whether these are committed to or select technology platforms and merchant processing businesses that compete with us.

Key Relationship with Popular

Popular is our largest customer and, after the consummation of the Merger, continues to indirectly own approximately 49% of our voting equity capital. In connection with, and upon consummation of, the Merger, we entered into a 15-year Master Services Agreement, as well as several other related agreements, with Popular. Under the terms of the Master Services Agreement, Popular agreed to continue to utilize our services on an ongoing exclusive basis, for the duration of the agreement, on commercial terms consistent with the terms of our historical relationship. Additionally, Popular granted us a right of first refusal on the development of certain new financial technology products and services for the duration of the Master Services Agreement.

Our services to Popular account for a significant portion of our revenues, and we expect that our services to Popular will continue to represent a significant portion of our revenue for the foreseeable future. For the years ended December 31, 2011 and 2010, our services to Popular accounted for approximately 49% of our total revenues. See Note 21 of the Notes to Audited Consolidated (Successor) and Combined (Predecessor) Financial Statements.

While our relationship with Popular exposes our business to risks related to business concentration, we believe we also benefit from this relationship with the leading financial institution in Puerto Rico. The long-term nature and exclusivity of the Master Services Agreement provides us with a stable sources of revenues, while Popular’s distribution network and continued support enhances our competitiveness in the Puerto Rico market.

Basis of Presentation

Prior to September 30, 2010, we did not operate as a stand-alone business, but instead as separate divisions of Popular. As discussed in Note 1 of the Notes to Audited Consolidated (Successor) and Combined (Predecessor) Financial Statements, EVERTEC was acquired on September 30, 2010. The acquisition was accounted for as a business combination using the purchase method of accounting, which resulted in a new basis of accounting for our assets and liabilities in the Successor period. Additionally, in connection with the Merger, EVERTEC incurred indebtedness in the amount of $575.0 million. See “—Liquidity and Capital Resources” below for more information. The Predecessor period does not reflect the impact of the Merger.

Our historical financial information included in this prospectus may not necessarily reflect what our financial position, results of operations and cash flows would have been if we had been a separate, stand-alone entity during such periods, or our future results of operations, financial position and cash flows.

For example, our historical combined financial statements in this prospectus include expenses for certain corporate services provided to us by Popular. These expenses are primarily related to corporate functions such as accounting, tax, treasury, payroll and benefits administration, risk management, legal, public relations and compliance. The expenses of the corporate services provided to us by Popular have historically been charged and allocated to us primarily based on a percentage of revenues. Expenses for such corporate services included in our “Selling, general and administrative expenses” totaled $7.5 million and $9.8 million for the nine months ended September 30, 2010 and for the year ended December 31, 2009, respectively. Following the consummation of the Merger, Popular continued to provide some of these services until December 31, 2011, pursuant to a transition services agreement.

Currently, we are obtaining the services historically provided by Popular from our internal operations or third party service providers.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, and in some instances, the reported amounts of revenues and expenses during the period.

Several of the estimates and assumptions required relate to matters that are inherently uncertain as they pertain to future events. However, events that are outside of our control cannot be predicted and, as such, they cannot be contemplated in evaluating such estimates and assumptions. If there is a significant unfavorable change to current conditions, it could result in a material adverse impact to our results of operations, financial position and liquidity. Critical accounting policies are detailed below and a summary of significant accounting policies is included in Note 1 of the Notes to Audited Consolidated (Successor) and Combined (Predecessor) Financial Statements appearing elsewhere in this prospectus.

Revenue and expense recognition

Revenue from information processing and other services is recognized at the time services are rendered, while rental and maintenance service revenue is recognized ratably over the corresponding contractual periods.

Software and hardware sales revenues and related costs are recognized at the time software and equipment is installed or delivered depending on contractual terms. Revenue from contracts to create data processing centers and the related cost is recognized as project phases are completed and accepted. Merchant business revenues, primarily comprised of fees charged to the merchant, are presented net of interchange and assessments charged by the credit and debit card associations and are recognized at the time of sale. Operating expenses are recognized as services and maintenance are incurred. Project expenses are deferred and recognized when the related income is earned.

Software and maintenance contracts

Software and maintenance contracts are recorded at cost. Amortization of software and maintenance contracts is computed using the straight-line method and expensed over their estimated useful lives which range from one to five years. Capitalized software includes purchased software and capitalized application of internally-developed software. Amortization of software packages is included in depreciation and amortization in the consolidated and combined statements of income.

Property and equipment and impairment of long-lived assets

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method and expensed over their estimated useful lives. Amortization of leasehold improvements is computed over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Costs of maintenance and repairs which do not improve or extend the life of the respective assets are expensed as incurred.

Long-lived assets to be held and used, and long-lived assets to be disposed of, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Goodwill and other intangible assets

Goodwill represents the excess of the purchase price and related costs over the value assigned to net assets acquired. Goodwill is not amortized, but is tested for impairment at least annually using a two-step process at each reporting unit level. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired and the second step of the impairment test is unnecessary. If needed, the second step consists of comparing the implied fair value of the reporting unit with the carrying amount of that goodwill. In determining the fair value of a reporting unit, which is based on the nature of the business and reporting unit’s current and expected financial performance, EVERTEC uses a combination of methods, including market prices multiples of comparable companies as well as discontinued cash flows analysis. The Company evaluates the results obtained under each valuation methodology to identify and understand the key value drivers in order to ascertain that the results obtained are reasonable and appropriate under the circumstances.

The computations require management to make estimates and assumptions. Critical assumptions that are used as part of these evaluations include:

•	a selection of comparable publicly traded companies, operating in the same industry, location and size;

•	the discount rate applied to future earnings, based on an estimate weighted average cost of capital;

•	the projected financials for each of the reporting units; and

•	the market growth and new business assumptions.

Trademarks which existed prior to the Merger were deemed to have an indefinite life and were not amortized but tested for impairment using a one-step process which compares the fair value with the carrying amount of the asset. In determining that trademarks have an indefinite life, certain variables were considered, including expected cash inflows and legal, regulatory, contractual, competitive, economic, and other factors, which could limit the intangible asset’s useful life.

Other identifiable intangible assets with a definitive useful life are amortized using the straight-line method. These intangibles are evaluated periodically for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable.

Allowance for doubtful accounts

An allowance for doubtful accounts is provided based on the estimated uncollectible amounts of the receivables. The estimate is primarily based on a review of the current status of specific accounts receivable. Receivables are considered past due if full payment is not received by the contractual date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted.

Foreign currency translation

Assets and liabilities denominated in foreign currencies are translated to U.S. dollars using prevailing rates of exchange at the end of the period. Revenues, expenses, gains and losses are translated using weighted average rates for the period. The resulting foreign currency translation adjustment from operations for which the functional currency is other than the U.S. dollar is reported in accumulated other comprehensive loss, except for highly inflationary environments for which the effects are included in the statement of income. Gain and losses on transactions denominated in currencies other than the functional currencies are included in determining net income for the period in which exchange rates change.

Income Tax

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of earnings in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely to be realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. A deferred tax valuation allowance is established if it is considered more likely than not that all or a portion of the deferred tax asset will not be realized.

All companies within EVERTEC are legal entities which file separate income tax returns. Notwithstanding, a proportionate share of Banco Popular’s income tax expense based upon reportable taxable income using the statutory tax rates in Puerto Rico related to the merchant acquiring business and TicketPop business has been recorded in the EVERTEC Business Group’s combined financial statements that include the six months ended June 30, 2010 and the year ended December 31, 2009 as required under the separate return method to allocate the intercorporate tax for a carve-out. That allocation is not included in EVERTEC’s income tax returns. No temporary differences that give rise to any deferred tax asset or liability resulted as part of this allocation.

JOBS Act

We qualify as an “emerging growth company,” as such term is defined in the JOBS Act, which was signed into law on April 5, 2012. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period is irrevocable.

The JOBS Act also contains provisions that, among other things, reduce certain reporting requirements for “emerging growth companies.” We are in the process of evaluating the benefits of relying on these reduced reporting requirements.

Recent Accounting Pronouncements

For a description of recent accounting standards, see Note 2 of the Notes to Audited Consolidated (Successor) and Combined (Predecessor) Financial Statements appearing elsewhere in this prospectus.

Non-GAAP Financial Measures

Our comparison of Successor and Predecessor periods, financial information for 2010 on a full year basis, gross revenues, EBITDA and Adjusted EBITDA, as presented in this prospectus, are supplemental measures of our performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as alternatives to total revenues, net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities as measures of our liquidity.

For a discussion of our comparison of Successor and Predecessor periods see “—Successor Period Compared to Predecessor Period” below.

We define financial information for 2010 “on a full year basis,” which is presented in this MD&A as the aggregation of our financial information for the nine months ended September 30, 2010 (the Predecessor period) and our financial information for the three months ended December 31, 2010 (the Successor period). This aggregation is not in conformity with GAAP, since the results are not comparable on a period-to-period basis or to other issuers due to the new basis of accounting established at the consummation of the Merger, which affected certain line items on the financial statements. However, we believe that this approach is beneficial to the reader since it provides an easier-to-read discussion of the results of operations and provides the reader with information from which to analyze our financial results on a twelve months basis that is consistent with the manner in which management reviews and analyzes results of operations.

For more information regarding gross revenues, including a quantitative reconciliation of gross revenues to the most directly comparable GAAP financial performance measure, which is total revenues, see “—Reconciliation of total revenues to gross revenues” below.

For more information regarding EBITDA and Adjusted EBITDA, including a quantitative reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial performance measure, which is net income, see “—Net Income Reconciliation to EBITDA and Adjusted EBITDA” and “—Covenant Compliance” below.

Overview of Results of Operations

The following briefly describes the components of revenues and expenses as presented in the Consolidated and Combined Statements of Income. Descriptions of the revenue recognition policies are detailed in Note 1 of the Notes to Audited Consolidated (Successor) and Combined (Predecessor) Financial Statements appearing elsewhere in this prospectus.

Transaction processing. Transaction processing revenues are comprised of revenues related to providing access to the ATH network and other card networks to financial institutions, including related services such as authorization, processing, management and recording of ATM and POS transactions, ATM management and monitoring. Transaction processing revenues also include revenues from card processing services (such as credit and debit card processing, authorization and settlement and fraud monitoring and control to debit or credit issuers), payment processing services (such as payment and billing products for merchants, businesses and financial institutions) and electronic benefits transfer (which principally consist of services to the Puerto Rico government for the delivery of government benefits to participants). These revenues represented 27% and 28% of total revenues for the year ended December 31, 2011 and the three months ended March 31, 2012, respectively.

Merchant acquiring, net. Merchant acquiring revenues consist of revenues from services that allow merchants to accept electronic methods of payment. In the merchant acquiring segment, revenues include a discount fee and membership fees charged to merchants, debit network fees and rental income from POS devices and other equipment, net of credit card interchange and assessment fees charged by credit cards associations (such as VISA or MasterCard) or payment networks. The discount fee is generally a percentage of the transaction value. We also charge merchants for other services that are unrelated to the number of transactions or the transaction value. These revenues represented 19% and 21% of total revenues for the year ended December 31, 2011 and the three months ended March 31, 2012, respectively.

Business solutions. Business solutions revenues consist of revenues from a full suite of business process management solutions in various product areas such as core bank processing, network hosting and management, information technology professional services, business process outsourcing, item processing, cash processing, and fulfillment. These revenues represented 54% and 51% of total revenues for the year ended December 31, 2011 and the three months ended March 31, 2012, respectively.

Cost of revenues. This caption includes the costs directly associated with providing services to customers and product and software sales, including software licensing and maintenance costs, telecommunications costs, personnel and infrastructure costs to develop and maintain applications, operate computer networks and provide associated customer support, and other operating expenses.

Selling, general and administrative. This caption primarily consists of salaries, wages and related expenses paid to sales personnel, administrative employees and management, advertising and promotional costs, audit and legal fees, and other selling expenses.

Depreciation and amortization. This caption consists of our depreciation and amortization expense. Following the completion of the Merger, our depreciation and amortization expense increased as a result of the purchase price allocation adjustments to reflect the fair market value and revised useful life assigned to property and equipment and intangible assets in connection with the Merger.

Results of Operations

The following tables set forth certain historical consolidated and combined financial information for the three months ended March 31, 2012 and 2011 and the years ended December 31, 2011, 2010 and 2009. The following tables and discussion should be read in conjunction with the information contained in our historical financial statements and the notes thereto appearing elsewhere in this prospectus. However, our historical results of operations set forth below and elsewhere in this prospectus may not necessarily reflect what would have occurred if we had been a separate, stand-alone entity during the periods presented or what will occur in the future.

Certain prior period balances have been reclassified to conform to the current presentation format which did not have any impact on net income.

Comparison of the three months ended March 31, 2012 to March 31, 2011

The following tables present the components of our unaudited consolidated statements of income and comprehensive income by business segment and the change in those amounts for the three months ended March 31, 2012 and 2011.

Revenues

	Three months ended March 31,
(Dollar amounts in thousands)	2012	2011	Variance
Transaction processing	$22,899	$20,271	$2,628	13%
Merchant acquiring, net	17,661	14,748	2,913	20%
Business solutions	41,928	40,771	1,157	3%

Total revenues	$82,488	$75,790	$6,698	9%

Revenue growth across our three reportable segments was primarily attributable to higher sales volume and transactions in both our local and international markets and the increased penetration of our products and services in the markets we serve.

Reconciliation of total revenues to gross revenues

We define “gross revenues” as total revenues including interchange fees (related to our Merchant Acquiring business) from our merchant customers that we collect on behalf of, and remit entirely to, the cards associations whose transactions we process. Total revenues is calculated and presented in EVERTEC’s financial statements net of these fees. Therefore, gross revenues is a supplemental measure of our performance that is not in accordance with GAAP. We caution investors that amounts presented in accordance with our definition of gross revenues may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate gross revenues in the same manner. We present gross revenues because we consider it an important supplemental measure of our performance to compare ourselves to competitors and the industry and to monitor margins. We also believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry.

A reconciliation of total revenues to gross revenues of the continuing operations is provided below.

	Three months ended March 31,
(Dollar amounts in thousands)	2012	2011	Variance
Total revenues	$82,488	$75,790	$6,698	9%

Plus: Interchange fees and assessments in Merchant acquiring	21,128	23,866	(2,738)	-11%

Total gross revenues	$103,616	$99,656	$3,960	4%

Gross revenues
Transaction processing	22,899	20,271	2,628	13%
Merchant acquiring	38,789	38,614	175	0%
Business solutions	41,928	40,771	1,157	3%

Total gross revenues	$103,616	$99,656	$3,960	4%

Operating costs and expenses

	Three months ended March 31,
(Dollar amounts in thousands)	2012	2011	Variance
Cost of revenues	$37,741	$37,504	$237	1%
Selling, general and administrative expenses	8,987	8,495	492	6%
Depreciation and amortization	17,922	17,372	550	3%

Total operating costs and expenses	$64,650	$63,371	$1,279	2%

Total operating costs and expenses, excluding depreciation and amortization, were $46.7 million for the three months ended March 31, 2012, an increase of $0.7 million, or 2%, from $46.0 million for the three months ended March 31, 2011.

Cost of revenues were flat when compared to the same period in 2011. Gross margin percentage for the three months ended March 31, 2012 improved to 54.3% from 50.5% for the corresponding 2011 period. The improvement in margin was mainly driven by our ability to support incremental business volume with lower incremental costs due to our highly scalable technology platform and to cost control initiatives.

Selling, general and administrative expenses for the three months ended March 31, 2012 increased by $0.5 million, or 6%, when compared to the same period in 2011. The increase was mainly related to one-time, non-recurring expenses associated with changes in management.

Depreciation and amortization expense for the three months ended March 31, 2012 increased by $0.6 million, or 3%, mostly related to certain software licenses transferred to the Company as part of a reimbursement agreement with Popular.

Income from operations

The following table presents income from operations by reportable segments.

	Three months ended March 31,
(Dollar amounts in thousands)	2012	2011	Variance
Segment income from operations
Transaction processing	$12,309	$10,886	$1,423	13%
Merchant acquiring	8,541	7,369	1,172	16%
Business Solutions	9,080	7,411	1,669	23%

Income from operations before non-recurring costs and depreciation and amortization	29,930	25,666	4,264	17%
Other(1)	(12,092)	(13,247)	1,155	-9%

Income from operations	$17,838	$12,419	$5,419	44%

(1)	Represents non-recurring compensation and benefits, professional fees, transaction and/or transition costs, and incremental depreciation and amortization from purchase accounting adjustments and other miscellaneous intersegment revenues.

Income from operations for the three months ended March 31, 2012, excluding non-recurring costs and depreciation and amortization, was $29.9 million, which is an increase of $4.2 million from the $25.7 million for the corresponding 2011 period.

Income from operations for the first quarter of 2012 increased in each of our reportable segments as compared to the corresponding 2011 period due to higher revenues partially offset by incremental costs related to business growth. The increase in revenues was driven by transaction and dollar volume growth in our Transaction Processing and Merchant Acquiring businesses. In our Business Solutions segment, revenue growth resulted from an increase in volume, new sales and clients and incremental services to existing clients.

See Note 13 of the Notes to Unaudited Consolidated Financial Statements for additional information on our reportable segments and for a reconciliation of the income from operations of the segments to the unaudited consolidated net income.

Non-operating expenses

	Three months ended March 31,
(Dollar amounts in thousands)	2012	2011	Variance
Non-operating expenses
Interest income	$117	$314	$(197)	-63%
Interest expense	(11,176)	(14,122)	2,946	-21%
Earnings of equity method investments	66	—	66	0%
Other expense	(2,260)	(3,886)	1,626	-42%

Total non-operating expenses	$(13,253)	$(17,694)	$4,441	-25%

Non-operating expenses for the three months ended March 31, 2012 decreased as a result of a reduction in interest expense of $2.9 million due to lower outstanding debt attributed to prepayments and the refinancing completed during the first quarter of 2011, and to a reduction of $1.6 million in other expenses. Other expenses for the quarter ended March 31, 2012 are mainly due to a one-time payment of $2.2 million as a result of changes in personnel. Other expenses for the corresponding period in 2011 were due to a one-time, non-recurring $2.2 million expense related to the refinancing of our senior secured credit facilities and a loss of $1.2 million from the settlement of the derivative related to our acquisition of an equity interest in CONTADO from Popular.

Income tax expense (benefit)

	Three months ended March 31,
(Dollar amounts in thousands)	2012	2011	Variance
Income tax expense (benefit)	$1,054	$(29,146)	$30,200	-104%

Income tax expense for the three months ended March 31, 2012 was $1.1 million, compared to an income tax benefit of $29.1 million for the corresponding 2011 period. Income tax benefit for the three months ended March 31, 2011 was driven by a reduction in the marginal corporate income-tax rate from 39% to 30%, as a result of the tax reform enacted in Puerto Rico on January 31, 2011. The change in tax rates caused a reduction in current tax expense and in the Company’s deferred tax liability.

Net Income

Net income for the three months ended March 31, 2012 was $3.5 million, compared to net income of $23.9 million for the corresponding 2011 period. The change in net income mainly reflects the income tax benefit for the three months ended March 31, 2011 of $29.1 million. Income before income taxes for the three months ended March 31, 2012 was $4.6 million compared to a loss before income taxes of $5.3 million for the corresponding 2011 period.

Successor Period Compared to Predecessor Period

Only the results of operations for the Successor period reflect the purchase accounting related to the Merger. The comparison of the Successor and Predecessor period is not consistent with GAAP, since the results are not comparable on a period-to-period basis or to other issuers due to the new basis of accounting established at the consummation of the Merger. However, we believe that this approach is beneficial to the reader by providing an easier-to read discussion of the results of operations and information from which to analyze our financial results that is consistent with the manner in which management reviews and analyzes results of operations.

2011 Compared to 2010

Our results of operations for the year ended December 31, 2010 consist of the results of operations of our Predecessor for the nine months ended September 30, 2010, and the results of operations for the Successor for the three months ended December 31, 2010.

The following tables present the components of our consolidated and combined statements of income for the Successor and Predecessor, and the change in those amounts for the years ended December 31, 2011 and 2010 (on a full year basis).

Revenues

	Successor		Predecessor	Full Year
	Year ended	Three months ended	Nine months ended	Year ended
(Dollar amounts in thousands)	December 31, 2011	December 31, 2010	September 30, 2010	December 31, 2010	Variance
Transaction processing	$85,691	$21,034	$56,777	$77,811	$7,880	10%
Merchant acquiring, net	61,997	14,789	39,761	54,550	7,447	14%
Business solutions	173,434	46,586	118,482	165,068	8,366	5%

Total revenues	$321,122	$82,409	$215,020	$297,429	$23,693	8%

Revenue growth across our three reportable segments was primarily attributable to higher sales volume and transactions in both our local and international markets, higher demand for our outsourcing and banking services and new clients and projects. During 2011, we benefited from the consolidation of financial institutions in Puerto Rico.

The Transaction Processing segment revenues increase was primarily due to higher volume realized in ATH Network and Processing Services, Card Products and Payment Services. Higher volumes were driven by both existing and new customers in Puerto Rico, Latin America and the Caribbean.

The Merchant Acquiring segment net revenues increase was primarily driven by higher sales volume as well as effects related to the Durbin Amendment that went into effect on October 1, 2011.

The Business Solutions segment revenues increase was mainly due to higher volumes in our Core Bank Processing business, and higher volumes and sales in our Network Solutions business.

Reconciliation of total revenues to gross revenues

A reconciliation of total revenues to gross revenues of the continuing operations is provided below. Gross revenues, as presented below, are a non-GAAP financial measure. See the discussion of gross revenues under “—Comparison of the three months ended March 31, 2012 to March 31, 2011” above.

A reconciliation of total revenues to gross revenues of the continuing operations is provided below.

	Successor		Predecessor	Full Year
	Year ended	Three months ended	Nine months ended	Year ended
(Dollar amounts in thousands)	December 31, 2011	December 31, 2010	September 30, 2010	December 31, 2010	Variance
Total revenues	$321,122	$82,409	$215,020	$297,429	$23,693	8%

Plus: Interchange fees and assessments in Merchant acquiring	95,492	25,399	60,910	86,309	9,183	11%

Total gross revenues	$416,614	$107,808	$275,930	$383,738	$32,876	9%

Gross revenues
Transaction processing	$85,691	$21,034	$56,777	$77,811	$7,880	10%
Merchant acquiring	157,489	40,188	100,671	140,859	16,630	12%
Business solutions	173,434	46,586	118,482	165,068	8,366	5%

Total gross revenues	$416,614	$107,808	$275,930	$383,738	$32,876	9%

Operating costs and expenses

	Successor		Predecessor	Full Year
	Year ended	Three months ended	Nine months ended	Year ended
(Dollar amounts in thousands)	December 31, 2011	December 31, 2010	September 30, 2010	December 31, 2010	Variance
Cost of revenues, exclusive of depreciation and amortization shown below	$155,377	$41,839	$113,246	$155,085	$292	0%
Selling, general and administrative expenses	33,339	8,392	27,000	35,392	(2,053)	-6%
Depreciation and amortization	69,891	17,722	19,425	37,147	32,744	88%

Total operating costs and expenses	$258,607	$67,953	$159,671	$227,624	$30,983	14%

Total operating costs and expenses, excluding depreciation and amortization and non-recurring expenses, were $184.1 million for the year ended December 31, 2011, an increase of $3.2 million, or 2%, from $180.9 million for the year ended December 31, 2010.

Cost of revenues for the year ended December 31, 2011 slightly increased when compared to same period in 2010. The results for 2011 were driven by higher equipment expenses to support business growth and higher professional services, offset by a decrease in personnel costs as part of cost control measures. Gross margin percentage for the year ended December 31, 2011 improved to 51.6% from 47.9% for the corresponding 2010 period. The improvement in margin was mainly driven by our ability to support incremental business volume with low incremental costs due to our highly scalable technology platform and to cost control initiatives.

Selling, general and administrative expenses for the year ended December 31, 2011 decreased by $2.1 million, or 6%, when compared to the same period in 2010. Excluding non-recurring expenses of $4.7 million and $9.6 million for the years ended December 31, 2011 and 2010 (on a full year basis), respectively, related to the transition to a stand-alone company as a result of the Merger in 2010, these expenses increased by $2.9 million, or 11%. The increase was partly related to higher personnel costs mainly due to the addition of key personnel associated with the transition process mentioned above, partially offset by the elimination of corporate expenses and overhead allocations of $7.5 million charged by Popular during 2010. The non-recurring expenses incurred in 2011 were mostly professional fees related to consulting services, legal fees and compensation and benefit charges, while 2010 expenses were related to bonuses paid to certain employees as a result of the Merger and to higher professional fees.

Depreciation and amortization expense for the year ended December 31, 2011 increased by $32.7 million, or 88%, when compared to the same period in 2010. The increase is primarily the result of additional depreciation and amortization expenses of $30.5 million related to the purchase price allocation adjustments in connection with the Merger to reflect the fair market value assigned to property and equipment and intangible assets in accordance with purchase accounting. Excluding the additional depreciation and amortization expenses, the increase of $2.2 million was related to certain software licenses transferred to the Company as part of a reimbursement agreement with Popular.

Income from operations by reportable segments

	Successor		Predecessor	Full Year
	Year ended	Three months ended	Nine months ended	Year ended
(Dollar amounts in thousands)	December 31, 2011	December 31, 2010	September 30, 2010	December 31, 2010	Variance
Segment income from operations
Transaction processing	$45,031	$12,088	$28,086	$40,174	$4,857	12%
Merchant acquiring	30,258	5,959	17,647	23,606	6,652	28%
Business Solutions	36,690	9,561	18,337	27,898	8,792	32%

	111,979	27,608	64,070	91,678	20,301	22%
Intercompany eliminations and merger related items (1)	(49,464)	(13,152)	(8,721)	(21,873)	(27,591)	126%

Income from operations	$62,515	$14,456	$55,349	$69,805	$(7,290)	-10%

(1)	For the Successor periods represents Merger related costs such as non-recurring compensation and benefits, transition costs, and incremental depreciation and amortization from purchase accounting adjustments. For the Predecessor period represents the elimination of miscellaneous intersegment revenues for services provided by the Transaction Processing segment.

Income from operations for the year ended December 31, 2011, excluding Merger related costs of $49.5 million in 2011 (non-recurring transaction and transitions costs, and depreciation and amortization) was $112.0 million, or 22% higher than the $91.7 million for the same period in 2010.

The Transaction Processing segment income from operations was $45.0 million for the year ended December 31, 2011, compared to $40.2 million for the same period in 2010. The increase of $4.9 million, or 12%, was primarily the result of higher revenues of $7.9 million driven by transaction volume growth and new services provided, partially offset by incremental costs to support the business growth.

The Merchant Acquiring segment income from operations was $30.3 million for the year ended December 31, 2011, compared to $23.6 million for the same period in 2010. The increase of $6.7 million, or 28%, was primarily driven by a $7.4 million increase in net revenues, offset by some incremental costs due to increased volume of transactions.

The Business Solutions segment income from operations was $36.7 million for the year ended December 31, 2011, compared to $27.9 million for the same period in 2010. The increase of $8.8 million, or 32%, was mostly the result of the increase in revenues of $8.4 million, offset by some incremental costs due to increased business.

See Note 23 of the Notes to Audited Consolidated (Successor) and Combined (Predecessor) Financial Statements for additional information on our reportable segments and for a reconciliation of the income from operations of the segments to the consolidated and combined net income from continuing operations.

Non-operating (expenses) income

	Successor		Predecessor	Full Year
	Year ended	Three months ended	Nine months ended	Year ended
(Dollar amounts in thousands)	December 31, 2011	December 31, 2010	September 30, 2010	December 31, 2010	Variance
Non-operating (expenses) income
Interest income	$760	$118	$360	$478	$282	59%
Interest expense	(50,957)	(13,436)	(70)	(13,506)	(37,451)	277%
Earnings of equity method investments	833	—	2,270	2,270	(1,437)	-63%
Other (expense) income	(18,201)	(1,316)	2,276	960	(19,161)	- 1996%

Total non-operating (expenses) income	$(67,565)	$(14,634)	$4,836	$(9,798)	$(57,767)	590%

Non-operating expenses for the year ended December 31, 2011 amounted to $67.6 million, compared to $9.8 million for the corresponding 2010 period. Higher expenses during 2011 resulted from an increase in interest expense of $37.5 million related to the senior secured credit facilities and the notes issued in connection with the Merger and an increase in other expenses of $19.2 million. Other expenses during 2011 were primarily driven by $14.5 million related to one-time costs of the Voluntary Repayment Program (“VRP”), $2.2 million relating to the refinancing of our senior secured credit facilities in the first quarter of 2011 and a non-recurring, non-cash loss of $1.2 million from the settlement of the derivative related to our acquisition of a 19.99% equity interest in CONTADO from Popular also in the first quarter of 2011.

Income tax (benefit) expense

	Successor		Predecessor	Full Year
	Year ended	Three months ended	Nine months ended	Year ended
(Dollar amounts in thousands)	December 31, 2011	December 31, 2010	September 30, 2010	December 31, 2010	Variance
Income tax (benefit) expense	$(33,054)	$(180)	$23,017	$22,837	$(55,891)	-245%

Income tax benefit for the year ended December 31, 2011 was mainly due to a reduction in the marginal corporate income tax rate from 39% to 30%, as a result of the tax reform enacted in Puerto Rico on January 31,

2011, which caused a reduction in current tax expense and in the Company’s deferred tax liability. Also, we had a taxable loss for the year ended December 31, 2011, compared to a taxable income for the same period in 2010, mainly due to the increase in interest expense and the cost related to the VRP.

2010 Compared to 2009

Our results of operations for the year ended December 31, 2010 consist of the results of operations of our Predecessor for the nine months ended September 30, 2010, and the results of operations for the Successor for the three months ended December 31, 2010.

The following tables present the components of our Consolidated and Combined Statements of Income for the Successor and Predecessor, and the change in those amounts on a full year basis for the years ended December 31, 2010 and 2009.

Revenues

	Successor	Predecessor	Full Year	Predecessor
	Three months ended	Nine months ended	Year ended	Year ended
(Dollar amounts in thousands)	December 31, 2010	September 30, 2010	December 31, 2010	December 31, 2009	Variance
Transaction processing	$21,034	$56,777	$77,811	$74,728	$3,083	4%
Merchant acquiring, net	14,789	39,761	54,550	48,744	5,806	12%
Business solutions	46,586	118,482	165,068	152,827	12,241	8%

Total revenues	$82,409	$215,020	$297,429	$276,299	$21,130	8%

Total revenues for the year ended December 31, 2010 increased by $21.1 million, or 8%, as compared to the same period in 2009.

The Transaction Processing segment revenues increased primarily due to higher volumes and revenue generated from new service offerings.

The Merchant Acquiring segment net revenues increased mainly due to higher transaction volumes, new customer additions which include new customers added as a result of the consolidation of financial institutions in Puerto Rico, and selected price increases.

The Business Solutions segment revenues increased mostly due to higher volumes and new services provided to certain clients. This segment also benefited from additional volume generated from the Westernbank acquisition by Popular, and the conversion of its applications to those of Popular at the end of August 2010.

Reconciliation of total revenues to gross revenues

A reconciliation of total revenues to gross revenues of the continuing operations is provided below. Gross revenues, as presented below, are a non-GAAP financial measure. See the discussion of gross revenues under “—Comparison of the three months ended March 31, 2012 to March 31, 2011” above.

	Successor	Predecessor	Full Year	Predecessor
	Three months ended	Nine months ended	Year ended	Year ended
(Dollar amounts in thousands)	December 31, 2010	September 30, 2010	December 31, 2010	December 31, 2009	Variance
Total revenues	$82,409	$215,020	$297,429	$276,299	$21,130	8%

Plus: Interchange fees and assessments in Merchant acquiring	25,399	60,910	86,309	76,742	9,567	12%

Total gross revenues	$107,808	$275,930	$383,738	$353,041	$30,697	9%

Gross revenues
Transaction processing	$21,034	$56,777	$77,811	$74,728	$3,083	4%
Merchant acquiring	40,188	100,671	140,859	125,486	15,373	12%
Business solutions	46,586	118,482	165,068	152,827	12,241	8%

Total gross revenues	$107,808	$275,930	$383,738	$353,041	$30,697	9%

Operating costs and expenses

	Successor	Predecessor	Full Year	Predecessor
	Three months ended	Nine months ended	Year ended	Year ended
(Dollar amounts in thousands)	December 31, 2010	September 30, 2010	December 31, 2010	December 31, 2009	Variance
Cost of revenues, exclusive of depreciation and amortization shown below	$41,839	$113,246	$155,085	$150,070	$5,015	3%
Selling, general and administrative expenses	8,392	27,000	35,392	25,639	9,753	38%
Depreciation and amortization	17,722	19,425	37,147	24,500	12,647	52%

Total operating costs and expenses	$67,953	$159,671	$227,624	$200,209	$27,415	14%

Total operating costs and expenses increased by $27.4 million, or 14%, for the year ended December 31, 2010, when compared to the same period in 2009. Excluding non-recurring compensation bonuses (including payroll taxes) and higher professional fees of $9.6 million related to the Merger and the effect of purchase method of accounting depreciation and amortization adjustments of $10.0 million, total operating costs and expenses would have increased by $15.2 million, or 9%, when compared to the year ended December 31, 2009.

Cost of revenues for the year ended December 31, 2010 increased by $5.0 million, or 3%, when compared to the same period in 2009, to support the 8% growth in total revenues. Gross margin percentage for the year ended December 31, 2010 improved to 47.9% from 45.7% for the same period in 2009. The improvement in margin was mostly driven by our ability to support incremental business volume with low incremental costs due to our highly scalable technology platform.

Selling, general and administrative expenses for the year ended December 31, 2010 increased by $9.8 million, or 38%, when compared to the same period in 2009. The increase was primarily associated with the Merger, related to non-recurring compensation bonuses (including payroll taxes) in the amount of $7.8 million and higher professional fees of $1.8 million, mainly audit and consulting fees to support additional requirements related to the transition to a stand-alone entity. Also, real property taxes for the period ended December 31, 2010 included additional one-time charges of approximately $0.8 million due to the assessment by the Puerto Rico Government of taxes related to prior years as a result of property not previously levied. These increases were partly offset by lower expenses related to the elimination of corporate expenses and overhead allocations of $2.3 million due to lower stand-alone costs when compared to those allocated from Popular prior to September 30, 2010.

Depreciation and amortization expense for the year ended December 31, 2010 increased by $12.6 million, or 52%, when compared to the same period in 2009. The increase was primarily the result of additional depreciation and amortization expenses of $10.0 million related to the purchase price allocation adjustments in connection with the Merger to reflect the fair market value assigned to property and equipment and intangible assets in accordance with purchase accounting. The remainder of the increase was the result of higher depreciation and amortization expense for 2010 associated with the amortization of additional investments in communications and electronic equipment and software.

Income from operations by reportable segments

The following table presents the income from operations of the reportable segments.

	Successor	Predecessor	Full Year	Predecessor
	Three months ended	Nine months ended	Year ended	Year ended
(Dollar amounts in thousands)	December 31, 2010	September 30, 2010	December 31, 2010	December 31, 2009	Variance
Segment income from operations
Transaction processing	$12,088	$28,086	$40,174	$37,878	$2,296	6%
Merchant acquiring	5,959	17,647	23,606	18,454	5,152	28%
Business Solutions	9,561	18,337	27,898	21,477	6,421	30%

	27,608	64,070	91,678	77,809	13,869	18%

Intercompany eliminations and merger related items (1)	(13,152)	(8,721)	(21,873)	(1,719)	(20,154)	1172%

Income from operations	$14,456	$55,349	$69,805	$76,090	$(6,285)	-8%

(1)	Represents the reclassification of a portion of revenue for services provided by the Transaction Processing segment to an equity method investee, and in fiscal 2010 (Predecessor and Successor), Merger related costs such as non-recurring transaction bonuses, transition costs, and incremental depreciation and amortization from purchase accounting.

The Transaction Processing segment income from operations was $40.2 million for the year ended December 31, 2010, compared to $37.9 million for the same period in 2009. The increase of $2.3 million, or 6%, was primarily the result of higher revenues of $3.1 million driven by transaction volume growth and new services provided with low incremental costs.

The Merchant Acquiring segment income from operations was $23.6 million for the year ended December 31, 2010, compared to $18.5 million for the same period in 2009. The increase of $5.2 million, or 28%, was primarily driven by a $5.8 million increase in revenues related to increases in transaction volumes, new customer additions, and selected price increases, while maintaining a low cost structure.

The Business Solutions segment income from operations was $27.9 million for the year ended December 31, 2010, compared to $21.5 million for the same period in 2009. The increase of $6.4 million, or 30%, was mostly the result of the increase in revenues of $12.2 million related to higher volume and new services provided, and the additional volume generated as a result of the consolidation of financial institutions, as Popular acquired Westernbank Puerto Rico, offset by increased costs related to the incremental revenue.

See Note 23 of the Notes to Audited Consolidated (Successor) and Combined (Predecessor) Financial Statements for additional information on the Company’s reportable segments and for a reconciliation of the income from operations of the segments to the consolidated and combined net income from continuing operations.

Non-operating (expense) income

	Successor	Predecessor	Full Year	Predecessor
	Three months ended	Nine months ended	Year ended	Year ended
(Dollar amounts in thousands)	December 31, 2010	September 30, 2010	December 31, 2010	December 31, 2009	Variance
Non-operating (expenses) income
Interest income	$118	$360	$478	$1,048	$(570)	-54%
Interest expense	(13,436)	(70)	(13,506)	(91)	(13,415)	14742%
Earnings of equity method investments	—	2,270	2,270	3,508	(1,238)	-35%
Other (expense) income	(1,316)	2,276	960	7,942	(6,982)	-88%

Total non-operating (expenses) income	$(14,634)	$4,836	$(9,798)	$12,407	$(22,205)	-179%

Non-operating expenses for the year ended December 31, 2010 amounted to $9.8 million, compared to a non-operating income of $12.4 million for the same period in 2009, resulting in a variance of $22.2 million. The increase in interest expense of $13.4 million was related to the senior secured credit facilities and the notes issued in connection with the Merger. The decrease in other (expenses) income was primarily due to a pre-tax gain of approximately $7.9 million in 2009 resulting from capital gains, and an unrealized net loss of $1.2 million arising from the change in the fair value of financial instruments in 2010. This decrease was partially offset by a pre-tax gain of $2.3 million for the year ended December 31, 2010, related to the sale of a 19.99% equity ownership in Inmediata Health Group Corp (a medical transaction processing company).

Income tax (benefit) expense

	Successor	Predecessor	Full Year	Predecessor
	Three months ended	Nine months ended	Year ended	Year ended
(Dollar amounts in thousands)	December 31, 2010	September 30, 2010	December 31, 2010	December 31, 2009	Variance
Income tax (benefit) expense	$(180)	$23,017	$22,837	$30,659	$(7,822)	-26%

Income tax expense for the year ended December 31, 2010 decreased by $7.8 million, or 26%, when compared to the same period in 2009. The decrease was primarily due to lower income before taxes in 2010 of approximately $28.5 million, partially offset by a non-taxable income of $7.9 million from capital gains during 2009.

Liquidity and Capital Resources

Liquidity

Our principal source of liquidity is cash generated from operations, while our primary liquidity requirements are the funding of capital expenditures and working capital needs. We also has available a revolving credit facility of $50.0 million that as of March 31, 2012 was undrawn. Our primary use of cash is for operating expenses, working capital requirements, capital expenditures and debt service obligations as they become due. Also, we may pay dividends to the holders of our equity interests if approved by our board of managers (“Board”) at its sole discretion and in compliance with our debt covenants. In May 2012, among other things, we paid a special dividend of approximately $267.0 million to Carib Holdings. For additional information, see “Summary—Special Dividend” and Note 15 of the Notes to Unaudited Consolidated Financial Statements appearing elsewhere in this prospectus.

Based on our current level of operations, we believe our cash flows from operations and available senior secured revolving credit facility will be adequate to meet our liquidity needs for the next twelve months. However, our ability to fund future operating expenses and capital expenditures and our ability to make scheduled payments of interest, to pay principal or refinance our indebtedness and to satisfy any other of our present or future debt obligations will depend on our future operating performance, which will be affected by general economic, financial and other factors beyond our control.

Comparison of the three months ended March 31, 2012 and 2011

The following table presents our cash flows from operations for the three months ended March 31, 2012 and 2011.

	Three months ended March 31,
(Dollar amounts in thousands)	2012	2011
Cash provided by operating activities	$30,692	$21,694
Cash used in investing activities	(3,857)	(15,817)
Cash used in financing activities	—	(888)

Increase in cash	$26,835	$4,989

Cash provided by operating activities for the three months ended March 31, 2012 increased by $9.0 million when compared to the corresponding period in 2011. Lower cash provided by operating activities for 2011 resulted from a net loss before income taxes of $5.2 million and a prepayment penalty related to the Company’s debt refinancing in the amount of $3.4 million.

Cash used in investing activities for the three months ended March 31, 2012 decreased by $12.0 million when compared to the corresponding 2011 period. Prior period results were primarily driven by the acquisition of an equity interest in CONTADO for $9.2 million and to $3.3 million in higher acquisition of intangibles when compared to the corresponding 2012 period.

Cash used in financing activities for the three months ended March 31, 2011 consisted of a repayment of $0.9 million of our senior secured term loan. No repayments were made for the three months ended March 31, 2012.

Comparison of the year ended December 31, 2011 and 2010 (on a full year basis)

The following table presents our cash flows from operations for the years ended December 31, 2011 and 2010 (on a full year basis) and for the three months ended December 31, 2010 and the nine months ended September 30, 2010.

	Successor		Predecessor	Full Year
	Year ended	Three months ended	Nine months ended	Year ended
(Dollar amounts in thousands)	December 31, 2011	December 31, 2010	September 30, 2010	December 31, 2010
Cash flows from continuing operations
Cash provided by operating activities	$69,335	$18,096	$63,701	$81,797
Cash (used in) provided by investing activities	(31,747)	(496,598)	16,153	(480,445)
Cash (used in) provided by financing activities	(39,264)	505,142	(65,796)	439,346

Net (decrease) increase in cash from continuing operations	(1,676)	26,640	14,058	40,698
Cash provided by discontinued operations	—	—	2,478	2,478

(Decrease) increase in cash	$(1,676)	$26,640	$16,536	$43,176

Cash provided by operating activities decreased during 2011 primarily due to the net effect of increases in collections and prepaid expenses net of an increase in payments to suppliers and employees.

For the year ended December 31, 2011, cash used in investing activities consists of $23.4 million driven by the acquisition of intangibles (software), property and equipment and $9.2 million related to the acquisition of an equity method investment during the first quarter of 2011. Cash used in investing activities during 2010 was the result of the purchase price for EVERTEC and related intangibles, and the amount used for payment of transaction costs in connection with the Merger.

Cash used in financing activities for the year ended December 31, 2011 consists primarily of (1) repayments of $29.1 million of our senior secured credit facility, mainly as a result of a voluntary prepayment of $24.7 million made during the second quarter of 2011, and (2) a repurchase of $9.5 million of our senior notes made during the fourth quarter of 2011. Cash provided by financing activities during 2010 primarily consists of $575.0 million of proceeds from the issuance of new debt related to the Merger, partly offset by dividends paid to Popular in the amount of $55.7 million, and $17.1 million of capitalized debt issuance costs each related to the Merger.

Comparison of the year ended December 31, 2010 (on a full year basis) and 2009

The following table presents our cash flows from operations for the years ended December 31, 2010 (on a full year basis) and 2009 and for the three months ended December 31, 2010 and the nine months ended September 30, 2010.

	Successor	Predecessor	Full Year	Predecessor
	Three months ended	Nine months ended	Year ended	Year ended
(Dollar amounts in thousands)	December 31, 2010	September 30, 2010	December 31, 2010	December 31, 2009
Cash flows from continuing operations
Cash flows from operating activities	$18,096	$63,701	$81,797	$65,464
Cash (used in) provided by investing activities	(496,598)	16,153	(480,445)	(2,692)
Cash provided by (used in) financing activities	505,142	(65,796)	439,346	(77,710)

Net increase (decresae) in cash from continuing operations	26,640	14,058	40,698	(14,938)
Cash provided by discontinued operations	—	2,478	2,478	2,095

Increase (decrease) in cash	$26,640	$16,536	$43,176	$(12,843)

Cash provided by operating activities was $81.8 million for the combined Predecessor and Successor period during the year ended December 31, 2010, compared to $65.5 million for same period in 2009. This increase in operating cash flow primarily reflected a decrease in working capital, primarily due to an increase in accounts payable, partially offset by an increase in accounts receivable.

Cash used in investing activities was $480.4 million for the combined Predecessor and Successor period during the year ended December 31, 2010, compared to $2.7 million of cash used in investing activities for the same period in 2009. This increase in outflows was principally related to purchase price for EVERTEC and related intangibles, and transaction costs in connection with the Merger.

Cash provided by financing activities was $439.3 million for the combined Predecessor and Successor period during the year ended December 31, 2010, compared to cash flows used in financing activities of $77.7 million for the same period in 2009. The increase in cash flow from financing activities was primarily related to $575.0 million of proceeds from the issuance of new debt related to the Merger, partly offset by dividends paid to Popular in the amount of $55.7 million, and $17.1 million of capitalized debt issuance costs each related to the Merger.

Capital Resources

Our principal capital expenditures are for computer software (purchased and internally developed) and additions to property and equipment. We invested approximately $3.6 million and $7.2 million for the three months ended March 31, 2012 and 2011, respectively, and $23.4 million and $41.0 million for the years ended December 31, 2011 and 2010, respectively. Capital expenditures are expected to be funded by cash flows from operations and, if necessary, borrowings under our revolving credit facility.

Financial Obligations

Senior Secured Credit Facilities

In connection with the Merger, on September 30, 2010 we entered into senior secured credit facilities consisting of (1) a $355.0 million six-year term loan facility and (2) a $50.0 million five-year revolving credit facility. The term loan facility was subject to quarterly amortization payments totaling 1% per annum of the original principal amount of the facility, with the balance payable on the final maturity date. As a result of a voluntary repayment made on May 4, 2011, we have no scheduled quarterly amortization payment obligation until the final lump-sum payment at the maturity date. However, from time to time we may make voluntary payments at our discretion. The senior secured credit facilities allow us to obtain, on an uncommitted basis at the sole discretion of participating lenders, an incremental amount of term loan and/or revolving credit facility commitments not to exceed the greater of $125.0 million and the maximum principal amount of debt that would not cause our senior secured leverage ratio to exceed 3.25 to 1.00.

The senior secured revolving credit facility is available for general corporate purposes and includes borrowing capacity available for letters of credit and for short-term borrowings referred to as swing line borrowings. All obligations under the senior secured credit facilities are unconditionally guaranteed by Carib Holdings and, subject to certain exceptions, each of our existing and future wholly-owned subsidiaries. All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of our assets and the assets of the guarantors, subject to certain exceptions. Borrowings under the senior secured term loan facility and the revolving credit facility bear interest, at our option, at a rate equal to a margin over either (a) a base rate as defined in the credit agreement or (b) a LIBOR rate. The senior secured credit facilities are subject to amortization and prepayment requirements and contain customary representations and warranties, covenants, events of default and other provisions.

On March 3, 2011, these senior secured credit facilities were amended to, among other things, reduce the interest rate margins payable on the term loan and revolving loan borrowings, decrease the applicable LIBOR and alternate base rate floors, and increase the amount available for future borrowings under the uncommitted incremental facility. The amendment also modified certain restrictive covenants to provide the Company generally with additional flexibility. The amendment did not modify the term nor the size of the existing credit facilities.

On April 7, 2011, we repaid $1.7 million of borrowings under the term loan using the cash received from Popular in connection with the acquisition of CONTADO as required under the terms of our senior secured credit facilities. In addition, on May 4, 2011, we made a voluntary prepayment of $24.7 million on the term loan. There was no penalty associated with these prepayments.

On May 9, 2012, we increased the size of our incremental term loan B and incurred an additional $170.0 million principal amount of borrowings thereunder. See Note 15 of the Notes to Unaudited Consolidated Financial Statements appearing elsewhere in this prospectus for additional information. As of March 31, 2012, on a pro forma basis, the amount outstanding under our term loan facility would have been $495.0 million and our revolving credit facility would have been undrawn.

Senior Notes

In connection with the Merger on September 30, 2010, we issued $220.0 million of senior unsecured notes, of which $210.5 million principal amount was outstanding as of March 31, 2012. Our existing wholly-owned subsidiaries that guarantee our obligations under the senior secured credit facilities also guarantee the notes. The notes bear interest at a fixed rate of 11.0% per annum and mature on October 1, 2018. The notes are not subject to any mandatory or sinking fund payments. However, under certain circumstances related to change of control or asset sales, we may be required to offer to purchase notes.

On May 7, 2012, we and EVERTEC Finance, as co-issuers, issued $40.0 million aggregate principal amount of 11% Senior Notes due 2018. These notes constituted “Additional Notes” under the indenture pursuant to which the existing notes were originally issued on September 30, 2010. In addition, we obtained a consent from the holders of the existing notes as of the record date of April 27, 2012 to amend the limitation on restricted payments covenant in the indenture in order to allow additional dividend or distribution payments by us in an aggregate amount not to exceed $270.0 million. See Note 15 of the Notes to Unaudited Consolidated Financial Statements appearing elsewhere in this prospectus for additional information.

Covenant Compliance

Our senior secured credit facilities and the indenture governing the notes contain various restrictive covenants. Our secured credit facilities require us to maintain on a quarterly basis a specified maximum senior secured leverage ratio. The senior secured leverage ratio as defined in our credit facility (total first lien senior secured debt minus available cash, up to a maximum of $50.0 million, as defined, to Adjusted EBITDA) must be less than 3.60 to 1.0 at March 31, 2012. In addition, our senior secured credit facilities, among other things, restrict our ability to incur indebtedness or liens, make investments, declare or pay any dividends to our parent and prepay indebtedness that is junior to such debt. The indenture, among other things: (a) limits our ability and the ability of our subsidiaries to incur additional indebtedness, issue certain preferred shares, incur liens, pay dividends or make certain other restricted payments and enter into certain transactions with affiliates; (b) limits our ability to enter into agreements that would restrict the ability of our subsidiaries to pay dividends or make certain payments to us; and (c) places restrictions on our ability and the ability of our subsidiaries to merge or consolidate with any other person or sell, assign, transfer, convey or otherwise dispose of all or substantially all of our assets. However, all of the covenants in these agreements are subject to significant exceptions. As of March 31, 2012, the Company was in compliance with the applicable restrictive covenants under its debt agreements.

We have the ability to incur additional debt, subject to limitations imposed by our senior secured credit facilities and the indenture governing the notes. Under the indenture, in addition to specified permitted indebtedness, we will be able to incur additional indebtedness as long as on a pro forma basis our fixed charge coverage ratio (the ratio of Adjusted EBITDA to fixed charges, as defined) is at least 2.0 to 1.0. In this prospectus, we refer to the term “Adjusted EBITDA” to mean EBITDA as so defined and calculated for purposes of determining compliance with the senior secured leverage ratio based on the financial information for the last twelve months at the end of each quarter.

Net Income Reconciliation to EBITDA and Adjusted EBITDA

We define “EBITDA” as earnings before interest, taxes, depreciation and amortization. We define “Adjusted EBITDA” as EBITDA as further adjusted to exclude unusual items and other adjustments described below. We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our presentation of Adjusted EBITDA is consistent with the equivalent measurements that are contained in our senior secured credit facilities and the indenture governing the notes in testing our compliance with covenants therein such as the senior secured leverage ratio and the fixed charge coverage ratio. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses such as those excluded in calculating them. Further, our presentation of these measures should not be construed as an inference that our future operating results will not be affected by unusual or nonrecurring items.

Some of the limitations of EBITDA and Adjusted EBITDA are as follows:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•

other companies, including other companies in our industry, may not use EBITDA and Adjusted EBITDA or may calculate EBITDA and Adjusted EBITDA differently than as presented in this prospectus, limiting their usefulness as a comparative measure.

Adjusted EBITDA is not a measurement of liquidity or financial performance under GAAP. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with GAAP, as an indicator of cash flows, as a measure of liquidity or as an alternative to operating or net income determined in accordance with GAAP.

A reconciliation of net income to EBITDA and Adjusted EBITDA is provided below:

(Dollar amounts in thousands)	Twelve months ended March 31, 2012
Net income	$7,664
Income tax expense	(2,854)
Interest expense	47,448
Depreciation and amortization	70,441

EBITDA	122,699
Software maintenance reimbursements and other costs (a)	2,963
Equity income (b)	569
Compensation and benefits (c)	18,376
Pro forma VRP benefits (d)	3,168
Transaction and other non-recurring fees (e)	5,088
Management fees (f)	2,653
Purchase accounting (g)	(1,584)

Adjusted EBITDA	$153,932

(a)	Primarily represents reimbursements received for certain software maintenance expenses as part of the Merger.
(b)	Represents CONTADO’s non-cash equity income and cash dividends received during 2011. See “Certain Relationships and Related Party Transactions—Related Party Transactions After the Closing of the Merger—CONTADO and Serfinsa.”
(c)	Mainly represents a one-time payment of $2.2 million as a result of the former CEO’s employment modification agreement in the first quarter of 2012 and one-time costs related to the VRP and other adjustments related to non-cash equity based compensation in 2011.
(d)	Adjustment represents the pro forma effect of the expected net savings in compensation and benefits related to employees that participated in the VRP offered by the Company during the third quarter of 2011.
(e)	Primarily relates to non-recurring fees to support additional requirements of a stand-alone entity and to certain other adjustments permitted under the senior secured credit facility and indenture governing the notes.
(f)	Represents the management fee payable to the equity sponsors which commenced in January 2011. See “Certain Relationships and Related Party Transactions—Related Party Transactions in Connection with the Closing of the Merger—Consulting Agreements.”
(g)	Primarily represents the elimination of the effects of purchase accounting in connection with certain customer service and software related arrangements where EVERTEC receives reimbursements from Popular.

Contractual Obligations

The Company’s contractual obligations as of December 31, 2011 are as follows.

	Payment due by periods
		Less than 1
(Dollar amounts in thousands)	Total	year	1-3 years	3-5 years	After 5 years
Long-term debt (1)(2)	$779,504	$40,546	$80,812	$401,336	$256,810
Operating leases (3)	15,166	4,851	8,678	1,544	93

Total	$794,670	$45,397	$89,490	$402,880	$256,903

(1)	Long-term debt includes the payments of cash interest (based on interest rates as of December 31, 2011 for variable rate debt) and aggregate principal amount of our senior secured term loan facility and our senior notes, as well as commitments fees related to the unused portion of the senior secured revolving credit facility, as required under the terms of the long-term debt agreements.
(2)	On March 3, 2011, we entered into a credit agreement amendment concerning our senior secured credit facilities to, among other things, reduce the interest rate payable on loans under the senior secured credit facilities. On April 7, 2011, we repaid $1.7 million of our senior secured term loan using the cash received from Popular in connection with the acquisition of CONTADO as required under the terms of our senior secured credit facilities. In addition, on May 4, 2011, we made a voluntary prepayment of $24.7 million on our senior secured term loan. There was no prepayment penalty. See Note 11 of the Notes to Audited Consolidated (Successor) and Combined (Predecessor) Financial Statements for additional information.

(3)	Includes certain facilities and equipment under operating leases. See Note 22 of the Notes to Audited Consolidated (Successor) and Combined (Predecessor) Financial Statements for additional information regarding operating lease obligations.

Except as described under “Financial Obligations” above, our contractual obligations have not changed materially from those at December 31, 2011.

Off Balance Sheet Arrangements

Currently, we do not have any off balance sheet arrangements.

Debt Repurchases

We have in the past purchased and we or our affiliates in the future may, from time to time, purchase our senior notes. Any such future purchase may be made through open market or privately negotiated transactions with third parties (who may be our affiliates) or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as we or any such affiliates may determine. See Note 11 of the Notes to Audited Consolidated (Successor) and Combined (Predecessor) Financial Statements and Note 6 of the Notes to Unaudited Consolidated Financial Statements appearing elsewhere in this prospectus for additional information regarding our past purchases of senior notes.

Seasonality

EVERTEC’s business generally experiences increased activity during the traditional holiday shopping periods and around other nationally recognized holidays.

Effect of Inflation

While inflationary increases in certain inputs costs, such as occupancy, labor and benefits, and general administrative costs, have an impact on our operating results, inflation has had minimal net impact on our operating results during the last three years, except for our operation in Venezuela which was not acquired as part of the Merger, as overall inflation has been offset by increased selling process and cost reduction actions. We cannot assure you, however, that we will not be affected by general inflation in the future.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks arising from our normal business activities. These market risks principally involve the possibility of change in interest rates that will adversely affect the value of our financial assets and liabilities or future cash flows and earnings. Market risk is the potential loss arising from adverse changes in market rates and prices.

Interest rate risk

We issued fixed and floating-rate debt which is subject to the fluctuations in interest rates in respect of our floating-rate debt. Borrowings under our senior secured credit facilities accrue interest at variable rates but are subject to floors or minimum rates. A 100 basis points increase in the applicable margins over our floor(s) on our debt balances outstanding as of March 31, 2012, under our senior secured credit facilities would increase our annual interest expense by approximately $3.3 million.

Foreign exchange risk

We conduct business in certain countries in Latin America. Some of this business is conducted in the countries’ local currencies. The resulting foreign currency translation adjustments, from operations for which the functional currency is other than the U.S. dollar, are reported in accumulated other comprehensive income (loss) in the consolidated balance sheet, except for highly inflationary environments in which the effects would be included in other operating income in the consolidated statements of income and comprehensive income. At March 31, 2012 and December 31, 2011, the Company had $0.2 million and $1.3 million, respectively, in an unfavorable foreign currency translation adjustment as part of accumulated other comprehensive loss.

BUSINESS

Company Overview

We are a diversified processing business, offering transaction and payment processing services, merchant acquiring services and business process management solutions in Puerto Rico and certain countries throughout the Caribbean and Latin America. We own and operate the ATH network, the leading debit payment and automated teller machine (“ATM”) network in Puerto Rico. The ATH network processed over 625 million transactions in 2011. Over 70% of all ATM transactions and over 80% of all debit transactions in Puerto Rico are processed over the ATH network. Our products and services include point-of-sale (“POS”) processing, network and switch services, ATM driving services, core bank processing, business process outsourcing solutions, technology infrastructure management, and merchant acquiring services. Our Merchant Acquiring business is the largest merchant acquirer in Puerto Rico, and the fifth largest in Latin America, providing an end-to-end electronic payment offering to over 16,000 merchants.

Through this combination of complementary and market-leading businesses, as well as our ongoing relationship with Banco Popular de Puerto Rico (“Banco Popular”), the largest bank in Puerto Rico and a subsidiary of Popular, we believe that our business has a unique position in the Caribbean market with significant expansion opportunities in the Latin American region.

Prior to the Merger, we were 100% owned by Popular, the largest financial institution based in Puerto Rico, and operated substantially as an independent entity within Popular. Upon the consummation of the Merger, Apollo became our majority owner while Popular continues to own approximately 49% of our voting equity. For further discussion of our ongoing relationship with Popular, refer to the “Summary—Key Relationship with Popular” section of this prospectus.

We generated total revenues, gross revenues (as defined in Note 5 to “Summary—Summary Historical Consolidated and Combined Financial Data”) and Adjusted EBITDA (as defined in Note 6 to “Summary—Summary of Historical Consolidated and Combined Financial Data”) of $321.1 million, $416.6 million and $149.1 million, respectively, for the year ended December 31, 2011 and $82.5 million, $103.6 million and $38.5 million, respectively, for the three months ended March 31, 2012.

Our Reportable Segments

Our business is organized based on the type of services we provide and the customer segments that we serve. While we often provide multiple services to various customers, we generally view our business as operating in three distinct business segments: Transaction Processing, Merchant Acquiring and Business Solutions.

(1)	See “Summary—Summary Historical Consolidated and Combined Financial Data” for a reconciliation of total revenues to gross revenues and “Non-GAAP Financial Measures” for information regarding non-GAAP measures.

Transaction Processing. We provide an innovative and diversified suite of payment products and services. We own and operate the ATH network, the leading debit payment and ATM network in Puerto Rico, which carries the most widely recognized financial services brand in Puerto Rico. Additionally, we provide card processing, payment processing and electronic benefit transfer (“EBT”) services. We have long-standing customer relationships across a wide spectrum of financial institutions in the Caribbean and Latin America. Our Transaction Processing segment accounted for $85.7 million of total revenues for the year ended December 31, 2011 and $22.9 million of total revenues for the three months ended March 31, 2012.

Merchant Acquiring. Our Merchant Acquiring business is the largest merchant acquirer in Puerto Rico, providing an end-to-end electronic payment offering to over 16,000 merchants in Puerto Rico and the U.S. and British Virgin Islands. It is the #1 merchant acquirer for every card brand in Puerto Rico. Additionally, it ranks as a top five acquirer across Latin America as a whole. Our Merchant Acquiring business processes transactions from approximately 28,000 POS devices at 27,000 merchant locations.

Our Merchant Acquiring business provides services that allow merchants to accept electronic methods of payment such as debit, credit, prepaid and EBT cards carrying the ATH, Visa, MasterCard, Discover and American Express brands. Our full suite of merchant support services includes, but is not limited to, terminal sales and deployment, front-end authorization processing, settlement and funding processing and customer support. In 2011 our Merchant Acquiring business processed over 284 million transactions with total volume of over $11.4 billion. Our Merchant Acquiring business generated $62.0 million of total net revenues and $157.5 million of gross revenues for the year ended December 31, 2011, and $17.7 million of total net revenues and $38.8 million of gross revenues for the three months ended March 31, 2012.

Business Solutions. We provide our customers with a full suite of business process management solutions in various product areas such as core bank processing, network hosting and management, information technology (“IT”) professional services, business process outsourcing, item processing, cash processing, and printing and distribution. One of our key strategic priorities is to continue to penetrate our broad financial institution customer base via offering incremental business solutions products and services to clients that currently perform similar functions in-house. In addition, we are the only provider of cash processing services in Puerto Rico that consolidates and delivers excess cash to the U.S. Federal Reserve. Our Business Solutions segment accounted for $173.4 million of total revenues for the year ended December 31, 2011 and $41.9 million of total revenues for the three months ended March 31, 2012.

Industry Trends

Shift to Electronic Payments: The ongoing migration from cash and paper methods of payment to electronic payments continues to benefit the payment processing industry globally. This migration is driven by numerous factors including customer convenience, marketing efforts by financial institutions, card issuer rewards and the development of new forms of payment. Further, this increased penetration of electronic payments has been a driver for many merchants, which have not historically accepted electronic methods of payment, to offer acceptance of such methods in order to increase customer traffic and drive sales. We believe that the penetration of electronic payments in the markets where we principally operate is significantly lower relative to the U.S. market and that this ongoing shift will continue to generate substantial growth opportunities for our business.

Fast Growing Caribbean and Latin American Financial Services and Payments Markets: Currently, adoption of banking products, including electronic payments, in the Caribbean and Latin American region is lower relative to mature U.S. and European markets. For example, it is estimated by industry research that 61% of people aged fifteen or older in Latin America and the Caribbean do not have an account at a formal financial institution. We believe that the unbanked and underbanked population in our markets will continue to shrink, and therefore drive incremental penetration and growth of electronic payments in Puerto Rico and other Latin American regions. The November 2011 issue of the Nilson Report projects that overall card purchase transaction volumes in the Latin American region will grow by 761% between 2005 and 2015.

We believe that these unique characteristics of our markets and our leadership positions across multiple products should continue to drive growth and profitability in our transaction-related businesses.

Ongoing Technology Outsourcing Trends: Financial institutions globally are facing unique challenges including the entrance of non-traditional competitors, the compression of margins on traditional products, significant channel proliferation and increasing regulation that could potentially curb profitability. We believe that these challenges are particularly relevant to medium or small size institutions in the Latin American markets in which we operate. Many of these institutions have traditionally fulfilled their information technology needs through legacy computer systems, operated by the institution itself. Legacy systems are generally highly proprietary, inflexible and costly to operate and maintain. We believe the trend to outsource in-house technology systems and processes by financial institutions will continue. According to estimates published by Gartner Dataquest Market Statistics in March 2012, the banking and securities sector in Latin America is forecast to have $30 billion of annual information technology expenditures by 2016. We believe that our technology and business outsourcing solutions cater to the evolving needs of the financial institution customer base we target, by providing integrated, open, flexible, customer-centric and efficient information technology products and services.

Changing Regulatory Environment: The regulatory environment for financial institutions is changing. The full impact of these changes will take months if not years to fully assess, but they will also likely create new revenue opportunities for technology and processing providers. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the CARD Act of 2009 are principally intended to limit risk-taking activities by banks as well as provide certain protections to individual consumers. For example, the Dodd-Frank Act mandates the establishment of a federal Consumer Financial Protection Bureau and gives power to the Federal Reserve to regulate debit interchange fees charged by the issuing banks. We believe that these regulatory changes could create ample opportunities for differentiated technology providers to work with financial institution clients on identifying new fee revenue opportunities and implementing the necessary technology to generate such revenue streams. In addition, regulation of the electronic payment card industry, including regulations applicable to us and our customers, has increased significantly in recent years. There is also increasing scrutiny by the U.S. Congress in the manner in which payment card networks and card issuers set various transaction fees from which some of our customers derive significant revenue. For example, the Dodd-Frank Act incorporates the Durbin Amendment that, among other things, places certain restrictions on the interchange transaction fees that a card issuer or payment card network can charge for an electronic debit transaction and also places various exclusivity prohibitions and routing restrictions on such transactions.

Industry Innovation: The electronic payments industry experiences ongoing technology innovation. Emerging payment technologies such as prepaid cards, contactless payments, payroll cards, mobile commerce, online “wallets” and innovative POS devices facilitate the shift away from cash and paper methods of payment. The increasing demand for new and flexible payment options catering to a wider range of consumer segments is driving growth in the electronic payment processing industry. As an example, due to the advancement and integration of stored value technologies, unbanked and underbanked consumers are increasingly utilizing prepaid debit cards as a means to conduct purchases, access funds through ATMs, set up online bill payment and conveniently transfer money to other consumers.

Competitive Strengths

Most recognized regional financial services brand with leading market position: We own and operate the ATH network, Puerto Rico’s most widely recognized financial services brand. The ATH network processed over 625 million transactions in 2011, making ATH branded products the most frequently used electronic method of payment in Puerto Rico, exceeding the total volume of Visa, MasterCard, American Express and Discover, combined. Our Merchant Acquiring business acts as the primary merchant acquirer for ATH branded cards, and is the leading merchant acquirer in Puerto Rico and the fifth largest in the Latin American region. Through this combination of uniquely complementary and market-leading businesses, we are well positioned to take advantage of favorable industry dynamics and enhance our market position throughout the Caribbean and Latin American region.

Stable and recurring core revenue stream: We maintain a stable and predictable core revenue profile as a majority of our revenue is recurring in nature. The Transaction Processing and Merchant Acquiring segments as well as the core bank processing services and certain other services within our Businesses Solutions segment, which together accounted for 85% of our total revenues and 89% of our gross revenues in 2011, generate recurring revenue streams. These businesses have high customer retention due to the mission-critical and embedded nature of the services they provide, the high switching costs associated with these services and due to our leading position in these respective markets. Additionally, 31% of our total revenues and 24% of our gross revenues for the year ended December 31, 2011 was generated by core banking and related services provided to Popular, which are governed by a 15-year Master Services Agreement (as described below). For further discussion of our ongoing relationship with Popular, see “Summary—Key Relationship with Popular.” As a result of the critical and embedded nature of the services provided, as well as our strategic focus on client retention, we have been able to deliver a client retention rate of approximately 90% of our customers in the Transaction Processing and Business Solutions segments from 2010 to 2011.

Highly scalable and leveragable platform: Our highly scalable technology platform can support significant expansion with low incremental costs. We have spent approximately $104.9 million from 2008 to 2011 on technology investments in order to build ample capacity in our platforms and maintain state of the art technology. We are able to achieve attractive economies of scale with flexible product development capabilities. Further, we have a proven ability to seamlessly leverage our existing platforms to develop new products and services and expand in new markets. In the last four years, we have expanded our Transaction Processing businesses to Panama, Honduras, Mexico and Guatemala.

Favorable cash flow conversion characteristics: Our business is technology driven in nature and allows for significant scalability as our volumes and revenues grow. As a result of high operating margins, limited maintenance and growth capital expenditure requirements, and minimal working capital needs, we have been able to deliver strong cash flows and a consistently high cash flow conversion rate during the past three years.

15-year, exclusive Master Services Agreement and equity alignment with Popular: Popular is the leading financial institution in Puerto Rico with $37.3 billion in assets and $27.9 billion in deposits as of December 31, 2011. While it continues to be our largest client, the revenues from our provision of core bank processing and related services to Popular have declined from 33% of total revenues in 2007 to 31% in 2011 and 28% of gross revenues in 2007 to 24% in 2011, as we have expanded our external client base, product offerings and geographic footprint. We provide a number of critical transaction processing and business solutions products and services to Popular and benefit from the bank’s distribution network and continued support, further strengthened by our ongoing equity alignment. We and Popular have entered into a 15-year Master Services Agreement on September 30, 2010. According to the terms of the Master Services Agreement, Popular is obligated to continue to utilize our services on an exclusive basis and on commercial terms consistent with the terms of our historical relationship. For further discussion of our ongoing relationship with Popular, see “Summary—Key Relationship with Popular.”

Experienced management team with strong track record: EVERTEC has a deep and experienced management team with a proven track record of success. Most recently, on February 22, 2012, Peter Harrington joined our management team as our President and Chief Executive Officer. Mr. Harrington was previously President of Latin America and Canada for First Data Corporation and has extensive experience managing and growing payment processing business in Latin America as well as North America, Asia and Europe. In August 2011, Juan Jose Roman joined the EVERTEC team as the Chief Financial Officer. Mr. Roman was previously CFO of Triple-S Management Corp, a publicly listed insurance company, and brings with him valuable public company financial experience as well as valuable strategic insights and broad management skills. EVERTEC’s current world class management team, which benefits from an average of over 20 years of industry experience, is well positioned to continue to drive growth across business lines and regions.

Our Strategy

We intend to pursue the following business strategies:

Expand in the Latin American region

We are expanding our business geographically in the Latin American region. We believe that we have an inherent competitive advantage relative to U.S. competitors based on our ability to locally leverage our infrastructure as well as our first-hand knowledge of Latin American markets and culture. We believe that significant growth opportunities exist in a number of large markets in which we are not currently present. In addition to entering new markets, we continually introduce and offer new products and services to customers in existing markets. We continually evaluate our strategic plans for geographic expansion.

Leverage the ATH network

We own and operate the leading debit payment and ATM network in Puerto Rico, the ATH network. Further, we believe that ATH is the most widely recognized financial services brand in Puerto Rico. The strength of this brand, coupled with the technology platform that it provides in Puerto Rico, has led most financial institutions to choose ATH as one of the preferred networks associated with the cards that they issue to their customers. As a result, we believe that we are uniquely positioned to develop new products and services to take advantage of our access to Puerto Rico’s entire cardholder base as well as our real-time, data-based knowledge of consumer spending behaviors. We intend to introduce new services in the near future that leverage the capabilities and popularity of the ATH network.

Develop and offer new products to our merchant customer base

Our Merchant Acquiring business is Puerto Rico’s largest merchant acquirer, providing an end-to-end electronic payment offering to over 16,000 merchants across Puerto Rico and the U.S. and British Virgin Islands. We plan to continue leveraging this broad customer base by developing and offering additional products and services to cross sell along with our core merchant offerings. Historically, we have been successful in introducing and marketing new products such as cell phone top up services, remote payment capture services, card-not-present processing and online acquiring services. We intend to continue to focus on these and other cross sell opportunities in order to take advantage of our leadership position in the merchant acquiring industry.

Further improve and increase operating efficiency and scale

We are focused on delivering revenue growth along with improving profitability. As a function of our strategy to actively manage our cost base and due to the inherently scalable nature of our business, we have been able to improve our Adjusted EBITDA margin in the past three years. We are committed to continue identifying areas where we can optimize our business from a cost perspective. As a result of this strategy as well as our ownership structure following the Merger and the Reorganization, we believe that our business will be more efficiently run and that our profitability metrics will improve.

Selectively Acquire Complementary Businesses

Historically, we have selectively acquired complementary businesses that allowed us to expand geographically and to broaden our product offering. For example, we acquired ScanData Puerto Rico, in order to expand our banking services offering; we acquired TII Smart Solutions, which allowed us to offer ATM and POS driving services in Latin America; and we acquired Sense Software, which enabled us to expand our services offering for small and medium size companies. As our business grows and we expand geographically, we intend to continue to evaluate selected acquisition opportunities in order to complement our current product offering.

Our Services and Products

Transaction Processing

ATH Network and Processing Services

We own and operate the ATH network, a debit card network which provides switching and settlement of ATM and POS transactions among participating financial institutions. When a debit card transaction is originated at a merchant or ATM, it is sent to the ATH network switch, which in turn routes the transaction to the appropriate participant for authorization. Our ATH network is the primary switch for POS and ATM transactions in Puerto Rico, with presence in the U.S. and British Virgin Islands, the Dominican Republic, Costa Rica, and El Salvador.

We also provide services to financial institutions for the driving of ATM’s and POS terminals, stand in authorizations and related fraud and monitoring services. These processing services are offered to customers in Puerto Rico, the Caribbean and some countries in Latin America.

The revenue related to the ATH Network and Processing Services is primarily driven by the transactions processed. Transactions are impacted by the increased activities of consumers during the traditional holiday shopping periods, the back to school buying period and around other local and internationally recognized holidays.

Card Issuer Processing

Our card issuer and processing service primarily offers outsourcing services to financial institutions and other issuers of debit or credit cards to manage customer accounts. Services provided include, account maintenance, credit and debit card processing, authorization and settlement, loyalty programs and fraud monitoring and control. We also provide highly customizable systems to manage customer billing and collections and establish key monitoring criteria such as billing cycles or unpaid balances.

Revenues are primarily dependent upon the number of cardholder accounts on file, transactions and authorizations processed, the number of cards embossed and other processing services.

Payment Processing

We provide a full product suite of payment and billing solutions for merchants, businesses and financial institutions in Puerto Rico. We provide customized solutions including electronic check processing, personalized websites, integration with financial institution’s websites, online billing, online or batch authorization of funds, lockbox services and electronic business data delivery.

Electronic Benefits Transfer

We have been the exclusive provider of EBT services to the Puerto Rican government since 1998, processing approximately $2.5 billion in annual volume. Our EBT application allows certain agencies to deliver government benefits to participants through a magnetic card system and serves over 700,000 active participants. Our EBT platform includes call centers with dedicated bilingual personnel, a team of accounting professionals for the settlement and reconciliation of transactions, training for employees of the government agencies related to this service, a web-based administration terminal and website access for obtaining balance and transaction information.

Merchant Acquiring

Our Merchant Acquiring business provides services that allow merchants to accept electronic methods of payment such as debit, credit and prepaid cards carrying the ATH, Visa, MasterCard, American Express and Discover brands. Acquiring services also provide POS devices and other equipment necessary to capture merchant transactions, front-end authorization processing, settlement and funding processing and customer support. We utilize an alliance with Banco Popular in order to attract merchants. Revenues generated from the Merchant Acquiring business include discount fees and membership fees charged to merchants, debit network fees and rental income from POS devices and other equipment, net of credit card interchange and assessment fees charged by credit card associations (such as Visa or MasterCard) or payment networks. The discount fee is generally a percentage of the transaction value.

The term “merchant” commonly refers to any organization that accepts credit or debit cards for the payment of goods and services. Merchant acquirers help in signing up merchants to accept credit/debit cards.

Merchant acquirers provide the following services and products:

•	Support services to merchants including, but not limited to, terminal sales and deployment, front-end authorization processing, settlement and funding processing and customer support.

•	Set-up and training to facilitate the exchange of information and funds between merchants and cardholders’ financial institutions.

•	Support merchants’ ability to accept certain forms of electronic payments such as credit, debit and prepaid cards, electronic checks and government benefit payments.

•	Act as intermediary between the merchant, the credit and debit networks and the financial institutions that issue cards.

Merchant acquirers net revenue (gross discount less interchange and payment network fees) is primarily priced as a percentage of transaction value or as a specified fee per transaction or per service rendered. Merchant acquirers also charge merchants for other services that are unrelated to the number of transactions or the transaction value. Our Merchant Acquiring segment revenue is impacted by the increased activities of consumers during the traditional holiday shopping periods, the back to school buying period and around other local and internationally recognized holidays.

Merchant acquirers sign up and acquire merchants through a variety of ways, including direct sales force, independent sales organizations and referrals from banks. Our Merchant Acquiring segment revenue is derived from merchants located in Puerto Rico and the Virgin Islands.

Business Solutions

Core Bank Processing

We provide integrated account servicing and management information functions as well as various ancillary value-added complementary products and services. The core bank processing applications that we provide are the principal systems that enable a bank to operate and include systems that process customer deposit and loan accounts, an institution’s general ledgers, central information files and other financial information. These solutions also include extensive security, report generation and other features that financial institutions need to process transactions for their depositors and other customers, as well as to meet their regulatory compliance requirements and their own management information needs. Our core bank processing platform is the principal technology platform that runs Popular’s banking operations in Puerto Rico and the U.S. and British Virgin Islands. We use proprietary technology as a platform for a number of critical services such as online payment systems, deposit systems, credit card processing, electronic billing, and image and workflow management and project management.

Item Processing

Our item processing service is offered in Puerto Rico and allows customers to update their systems and realize banking transactions in an electronic format by receiving, capturing, and preparing images and data of transactions. We employ state of the art systems for the digitization of transactions and images on paper to record data and transmit these records to the customer in a format that meets the customer’s system requirements. Services include check imaging, data entry, processing, archiving, image access and check processing in compliance with Check21 standards.

Cash Processing

We provide end-to-end cash processing for merchants and financial institutions, allowing our customers to manage a larger volume of transactions and anticipate and react faster to changes by reducing manual processing and cash inventory. We are the only provider of cash processing services in Puerto Rico that consolidates and delivers excess cash to the U.S. Federal Reserve. Our services include processing of commercial deposits received by armored truck night deposits at branches, cash and coin distribution, processing of cash requests received by either the Voice Response Unit or the Internet, consolidation and delivery of excess cash to the U.S. Federal Reserve in Puerto Rico, delivery of counterfeit bills to the Secret Service with required forms, monthly reports of client charges, and daily delivery of electronic reports for transactions over $10,000 in compliance with U.S. Bank Secrecy law.

Network Hosting and Management

We operate and install mission-critical transaction networks for financial institutions in Puerto Rico. Our network hosting and management services include: collocation and hosting solutions for network infrastructures at our facilities; automated monitoring services; design, implementation, and maintenance of call centers; interactive voice response solutions; predictive dialers; unified messaging; and design, installation, maintenance, and diagnostics on LAN and WAN network equipment, operations systems, and applications such as Microsoft Exchange, MS-SQL, MS-SMS, and MS-MOM.

IT Professional Services

We provide customizable information technology solutions, utilizing the technology of key business partners including Microsoft, Oracle, Avaya and Cisco to provide a variety of professional services including information technology strategic planning, business process management, system development, application integration, content management, information technology infrastructure services, database management, software installation and maintenance and project management.

Business Process Outsourcing

Our business process outsourcing services include analysis, design, implementation, and support of applications that serve various industries such as banking, insurance, and telecommunications, as well as in the public sector. We integrate third party applications in online payment systems, internet applications, deposit systems, personal and business loan systems, electronic billing, electronic ticketing, finance and human resources systems, image and workflow management, project management and business architecture. We also market our own fully-developed solutions for deposit systems, internet banking, payment kiosks, electronic ticketing systems, banking distribution channels integration and payment integration systems. In addition, we administer and provide child support services via an outsourcing venture with the Puerto Rican government marketed as PRACSES.

Fulfillment

We are one of the largest processors of correspondence for financial institutions, government agencies, telecommunications companies and medical insurance companies in the Caribbean, printing more than 240 million pages and delivering approximately 30 million pieces annually. Our fulfillment service provides technical and operational resources for producing and distributing variable print documents such as statements, bills, checks and benefit summaries. We also offer storage and management of promotional flyers and inserts.

Intellectual Property

We own numerous registrations for several trademarks in different jurisdictions and own or have licenses to use certain software and technology, which are critical to our business and future success. For example, we own the ATH and EVERTEC trademarks, which are associated by the public, financial institutions and merchants with high quality and reliable electronic commerce, payments, and debit network solutions and services. Such goodwill allows us to be competitive, retain our customers, and expand our business. Further, we also use a combination of proprietary software, including software that we own and technology and software licensed from Popular and other third parties to operate our business and deliver secure and reliable products and services to our customers.

We protect our intellectual property rights by securing trademark and copyright registrations as well as applying for patents in the relevant jurisdictions. We also protect proprietary know-how and trade secrets through company confidentiality policies, licenses, programs, and contractual agreements.

For a description of our arrangements with Popular regarding intellectual property, see “Certain Relationships and Related Party Transactions.”

Competition

Our primary competitors include internal technology departments within financial institutions and retailers, data processing or software development departments of large companies or large computer manufacturers, third-

party payment processors, independent computer services firms, companies that develop and deploy software applications, companies that provide customized development, implementation and support services and companies that market software for the financial services industry. Some of these competitors possess substantially greater financial, sales and marketing resources than we do. Competitive factors impacting the success of our services include the quality of the technology-based application or service, application features and functions, ease of delivery and integration, ability of the provider to maintain, enhance, and support the applications or services, and price. We believe that we compete favorably in each of these categories. In addition, we believe that our relationship with Banco Popular, large market share and financial institution industry expertise, combined with our ability to offer multiple applications, services and integrated solutions to individual customers, enhances our competitiveness against companies with more limited offerings. Major industry players include First Data Corporation, Fidelity National Information Services, Inc., Fiserv, Inc., Total System Services, Inc. and Global Payments Inc., all of which provide competing transaction processing services. In the business outsourcing market, we also compete with Microsoft Corporation, Avaya Inc. and International Business Machines Corporation. Competitors in the merchant acquiring market include First Data Corporation, Global Payments Inc., Elavon Inc., Sage Payment Solutions and all local banks.

Employees

As of December 31, 2011, EVERTEC employed 1,505 persons in 6 countries throughout the Caribbean and Latin America. Of the total number of employees, 1,174 were employed in Puerto Rico and 331 in the Caribbean and Latin America. None of our employees are subject to collective bargaining agreements, and we consider our relationships with our employees to be good. We have not experienced any work stoppages.

Government Regulation and Payment Network Rules

Oversight by the Federal Reserve

Popular is a bank holding company that has elected to be treated as a financial holding company under the provisions of the Graham-Leach-Bliley Act of 1999. Because of Popular’s indirect ownership interest in us, we are subject to oversight by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and our activities are subject to several related significant restrictions.

Transactions with Affiliates

There are various restrictions on our ability to borrow from, and engage in certain other transactions with, Popular’s bank subsidiaries, Banco Popular and Banco Popular North America (“BPNA”). In general, Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve Board’s Regulation W require that any “covered transaction” that we enter into with Banco Popular or BPNA (or any of their respective subsidiaries), as the case may be, must be secured by designated amounts of specified collateral and must be limited to 10% of Banco Popular’s or BPNA’s, as the case may be, capital stock and surplus. In addition, all “covered transactions” between Banco Popular or BPNA, on the one hand, and Popular and all of its subsidiaries and affiliates (which for these purposes includes EVERTEC) on the other hand, must be limited to 20% of Banco Popular’s or BPNA’s, as the case may be, capital stock and surplus. “Covered transactions” are defined by statute to include a loan or extension of credit, as well as a purchase of securities issued by an affiliate, a purchase of assets (unless otherwise exempted by the Federal Reserve Board) from the affiliate, the acceptance of securities issued by the affiliate as collateral for a loan, and the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

In addition, Section 23B and Regulation W require all transactions between us and either Banco Popular or BPNA be on terms and conditions, including credit standards, that are substantially the same or at least as favorable to Banco Popular or BPNA, as the case may be, as those prevailing at the time for comparable transactions involving other non-affiliated companies or, in the absence of comparable transactions, on terms and conditions, including credit standards, that in good faith would be offered by Banco Popular or BPNA to, or would apply to, non-affiliated companies.

Permissible Activities

As a result of Popular’s ownership interest in us, we are considered to be a foreign subsidiary of a bank holding company under the Federal Reserve Board’s regulations. Consequently, we rely on the authority granted under the Federal Reserve Board’s Regulation K to conduct our data processing, management consulting and related activities outside the United States. Furthermore, before our predecessor was acquired by Popular, it was engaged in certain activities that are not otherwise permissible for a foreign subsidiary under the banking regulations. We continue to engage in such activities pursuant to authority under the Federal Reserve Board’s Regulation K, which allows a bank holding company to retain, in the context of an acquisition of a going concern, such otherwise impermissible activities if they account for not more than 5% of either the consolidated assets or consolidated revenues of the acquired organization.

Regulatory Reform and Other Legislative Initiatives

The payment card industry has come under increased scrutiny from lawmakers and regulators. In July 2010, the Dodd-Frank Act was signed into law in the United States. The Dodd-Frank Act sets forth significant structural and other changes to the regulation of the financial services industry and establishes a new agency, the Bureau of Consumer Financial Protection, to regulate consumer financial products and services (including many offered by us and by our customers). In addition, the Durbin Amendment imposes new restrictions on card networks and debit card issuers. More specifically, the Durbin Amendment provides that interchange transaction fees that a card issuer may receive or charge for an electronic debit transaction must be “reasonable and proportional” to the cost incurred by the card issuer in processing the transaction.

The Federal Reserve Board adopted the final regulations on June 22, 2011. The final regulations (a) set a cap on debit transaction interchange fees to $.21 + 5 bps + $.01 (as a fraud adjustment for issuers that have in place policies and measures to address fraud); (b) require that issuers must enable two unaffiliated payment card networks on their debit cards without regard to authentication method; and (c) prohibit card issuers and payment card networks from entering into exclusivity arrangements for debit card processing and restricts card issuers and payment networks from inhibiting the ability of merchants to direct the routing of debit card transactions over networks of their choice. The final regulations also allows merchants to set minimum dollar amounts (currently, not to exceed $10) for the use of a credit card and provide discounts to consumers who pay with various payment methods, such as cash (which two practices previously violated applicable payment card network rules).

We are currently analyzing the Federal Reserve Board’s final regulations described above; the impact of these final regulations may or may not have a material impact (positive or negative) on our business. In addition to the Dodd-Frank Act, from time to time, various legislative and regulatory initiatives are introduced in Congress and state legislatures, as well as by regulatory agencies. Such initiatives may include proposals to diminish the powers of bank holding companies and their affiliates. Such legislation could change banking statutes and our operating environment in substantial and unpredictable ways. If enacted, such legislation could increase the cost of doing business or limit permissible activities. We cannot predict whether any such legislation will be enacted, and, if enacted, the effect that it, or any implementing regulations, would have on our financial condition or results of operations.

Other Government Regulations

In addition to oversight by the Federal Reserve Board, our services are subject to a broad range of complex federal, state, Puerto Rico and foreign regulation, including privacy laws, international trade regulations, the Bank Secrecy Act, anti-money laundering laws, the U.S. Internal Revenue Code, the Puerto Rico Internal Revenue Code of 1994, as amended (the “PR Code”), the Employee Retirement Income Security Act, the Health Insurance Portability and Accountability Act and other Puerto Rico laws and regulations. Failure of our services to comply with applicable laws and regulations could result in restrictions on our ability to provide them, as well as the imposition of civil fines and/or criminal penalties. The principal areas of regulation (in addition to oversight by the Federal Reserve Board) that impact our business are described below.

Privacy

We and our financial institution clients are required to comply with various state, federal and foreign privacy laws and regulations, including those imposed under the Gramm-Leach-Bliley Act and the Health Insurance

Portability and Accountability Act. These regulations place restrictions on the use of non-public personal information. All financial institutions must disclose detailed privacy policies to their customers and offer them the opportunity to direct the financial institution not to share information with third parties. The regulations, however, permit financial institutions to share information with non-affiliated parties who perform services for the financial institutions. These laws also impose requirements for safeguarding personal information through the issuance of data security standards or guidelines. Certain state laws impose similar privacy obligations, as well as, in certain circumstances, obligations to provide notification to affected individuals, states officers and consumer reporting agencies, as well as businesses and governmental agencies that own data, of security breaches of computer databases that contain personal information. In addition, State and Federal government agencies have been contemplating or developing new initiatives to safeguard privacy and enhance data security. As a provider of services to financial institutions, we are required to comply with the privacy regulations and are bound by the same limitations on disclosure of the information received from our customers as apply to the financial institutions themselves. See “Risk Factors—Risks Related to Our Business—Security breaches or our own failure to comply with privacy regulations and industry security requirements imposed on providers of services to financial institutions and card processing services could harm our business by disrupting our delivery of services and damaging our reputation.”

Anti-Money Laundering and Office of Foreign Assets Control Regulation

Because of Popular’s indirect ownership interest in EVERTEC and because we provide data processing services to both foreign and domestic financial institutions, we are required to comply with certain anti-money laundering and terrorist financing laws and economic sanctions imposed on designated foreign countries, nationals and others. Specifically, we must adhere to the requirements of the Bank Secrecy Act regarding processing and facilitation of financial transactions. Furthermore, as a data processing company that provides services to foreign parties and facilitates financial transactions between foreign parties, we are obligated to screen all transactions for compliance with the sanctions programs administered by OFAC. These regulations prohibit us from entering into or facilitating a transaction that involves persons, governments, or countries designated by the U.S. Government under one or more sanctions regimes.

A major focus of governmental policy in recent years has been aimed at combating money laundering and terrorist financing. Preventing and detecting money laundering, and other related suspicious activities at their earliest stages warrants careful monitoring. The Bank Secrecy Act, along with a number of other anti money laundering laws, imposes various reporting and record-keeping requirements concerning currency and other types of monetary instruments. Actions, such as structuring transactions to avoid Bank Secrecy Act and anti-money laundering law reporting requirements, failing to prepare or file required reports, preparing inaccurate reports, money laundering, attempted money laundering, and advising customers in any of these activities are violations or potential violations of law. These laws and regulations impose obligations to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing and to verify the identity of their customers. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with all of the relevant laws or regulations, could have serious legal and reputational consequences for us.

The United States has imposed economic sanctions that affect transactions with designated foreign countries, nationals and others. The OFAC-administered sanctions targeting countries take many different forms. Generally, however, they contain one or more of the following elements: (1) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports of goods or services from and exports to a sanctioned country and prohibitions on “U.S. persons” engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and (2) a blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (e.g., property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Failure to comply with these sanctions could have serious legal and reputational consequences.

FCPA and Other

As a data processing company that services both foreign and domestic clients, our business activities in foreign countries, and in particular our transactions with foreign governmental entities, subject us to the anti-bribery provisions of the FCPA. Pursuant to applicable anti-bribery laws, our transactions with foreign government officials and political candidates are restricted. Finally, in the course of business with foreign clients and subsidiaries, we export certain software and hardware that is controlled by the Export Administration Regulations from the United States to the foreign parties. Together, these regulations place restrictions on who we can transact with, what transactions may be facilitated, how we may operate in foreign jurisdictions, and what we may export to foreign countries.

Association and Network Rules

We and certain of our subsidiaries are members of or certified processors for several card associations and payment networks, including the ATH network, MasterCard, Visa, American Express, Discover and numerous debit and electronic benefits transaction networks in connection with the services we provide to our customers. As such, we are subject to applicable card association and network rules, which could subject us to a variety of fines or penalties that may be levied by the card associations or networks for certain acts and/or omissions by us, our sponsorees, acquirer customers, processing customers and/or merchants. We are also subject to network operating rules promulgated by the National Automated Clearing House Association relating to payment transactions processed by us using the Automated Clearing House Network and to various government laws regarding such operations, including laws pertaining to EBT.

Geographic Concentration

EVERTEC operates in Puerto Rico and in certain countries throughout the Caribbean and Latin America. Our revenue composition by geographical area is based on three categories: Puerto Rico, Caribbean and Latin America. The Caribbean includes our operations in the Dominican Republic and Virgin Islands, while Latin America includes Costa Rica, México, Guatemala and Panamá. See Note 23 of the Notes to Audited Consolidated (Successor) and Combined (Predecessor) Financial Statements appearing elsewhere in this prospectus for additional information related to geographic areas.

Legal Proceedings

We are defendants in various lawsuits or arbitration proceedings arising in the ordinary course of business. Management believes, based on the opinion of legal counsel, that the aggregated liabilities, if any, arising from such actions will not have a material adverse effect on the financial condition or results of operations of the Company.

Property

EVERTEC’s principal operations are conducted in Puerto Rico. Our principal executive offices are located at Cupey Center Building, Road 176, Kilometer 1.3, San Juan, Puerto Rico 00926.

We own one property in Costa Rica, in the province of San Jose, which is used by our Costa Rican subsidiary for its Transaction Processing business. We also lease space in 12 other locations across the Caribbean and Latin America, including our headquarters in San Juan, Puerto Rico and various data centers and office facilities to meet our sales and operating needs. We believe that our properties are in good operating condition and adequately serve our current business operations. We also anticipate that suitable additional or alternative space, including those under lease options, will be available at commercially reasonable terms for future expansion.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding the individuals who serve as EVERTEC’s executive officers and members of EVERTEC’s board of managers (the “Board”) as of May 29, 2012. Prior to the EVERTEC Conversion, EVERTEC was a corporation and had a board of directors. References in this section to the Board include references to EVERTEC’s board of directors prior to the EVERTEC Conversion.

Name	Age	Title

Peter Harrington	52	President and Chief Executive Officer (“CEO”)
Juan J. Román	47	Executive Vice President and Chief Financial Officer (“CFO”)
Carlos J. Ramírez	50	Executive Vice President, Head of Transaction Processing & Business Solutions
Miguel Vizcarrondo	39	Executive Vice President, Head of Merchant Acquiring Business and ATH Network
Luis G. Alvarado	48	Senior Vice President, Head of Sales for Latin America
Jorge R. Hernández	47	Senior Vice President, Head of ATH Network
Marc E. Becker	39	Chairman of the Board and Manager
Félix M. Villamil	50	Vice Chairman of the Board and Manager
Jorge Junquera	63	Manager
Nathaniel J. Lipman	47	Manager
Matthew H. Nord	32	Manager
Richard L. Carrión Rexach	59	Manager
Néstor O. Rivera	65	Manager
Scott I. Ross	32	Manager
Thomas M. White	54	Manager

Peter Harrington has been EVERTEC’s President and Chief Executive Officer since February 22, 2012. Prior to joining EVERTEC, Mr. Harrington served as President of Latin America and Canada for First Data Corporation (“First Data”) from 2002 – to 2008. Prior to that role, Mr. Harrington served as President of PaySys International, Inc., a wholly owned subsidiary of First Data. Mr. Harrington joined First Data in 1998 as the Director of European operations. Prior to joining First Data, he was a Managing Director responsible for the card processing business of EDS Africa, a subsidiary of Electronic Data Systems. Mr. Harrington also managed lending and credit card operations at The Massachusetts Company (a subsidiary of Travelers Insurance Company) and Fleet National Bank. In 2009, Mr. Harrington founded a consulting business focused on the payments industry where he consulted for major international payment companies and leading private equity firms operating in Canada and Latin America.

Juan J. Román has been EVERTEC’s Executive Vice President and Chief Financial Officer since August 1, 2011. Prior to joining EVERTEC, Mr. Román served as Vice President of Finance and Chief Financial Officer of Triple-S Management Corporation since 2002. From 1996 to 2002, Mr. Román held numerous positions with Triple-S Management Corporation or its subsidiaries. From 1987 to 1995, Mr. Román worked at KPMG LLP. Mr. Román has been a Certified Public Accountant and a member of the Puerto Rico Society of Certified Public Accountants as well as the American Institute of Certified Public Accountants since 1989.

Carlos J. Ramírez has been EVERTEC’s Executive Vice President, Head of Transaction Processing & Business Solutions since 2004. From 1997 to 2004, Mr. Ramírez served as Senior Executive Vice President of Business Development for GM Group, Inc. Puerto Rico. From 1990 to 1997, Mr. Ramírez served as Senior Executive Vice President for GM Group, Inc. International Division. From 1984 to 1990, Mr. Ramírez served as Sales Manager for Multiple Computer Services and as Systems Engineer from 1983 to 1984.

Miguel Vizcarrondo has been Executive Vice President, Head of Merchant Acquiring Business and ATH Network since February 22, 2012. Prior to that, Mr. Vizcarrondo served as EVERTEC’s Senior Vice President,

Head of the Merchant Acquiring Business since the consummation of the Merger. Prior to the Merger, Mr. Vizcarrondo has served in that capacity for Banco Popular since 2006. From 2000 to 2006, Mr. Vizcarrondo served as Vice President–Corporate Banking for Banco Popular. From 1996 to 2000, Mr. Vizcarrondo served as Portfolio Manager–Treasury Division for Banco Popular. Mr. Vizcarrondo is the nephew of Mr. Carrión, who has been a member of our Board since the consummation of the Merger.

Luis G. Alvarado has been EVERTEC’s Senior Vice President, Head of Sales for Latin America since 2006. Mr. Alvarado also serves as President of Serfinsa S.A. de C.V., a position he has held since 2008. Mr. Alvarado served as General Manager of ATH Costa Rica, S.A. from 2000 to 2006 and served as Operations Manager from 1997 to 2000. Prior to joining ATH Costa Rica, S.A., Mr. Alvarado served as Regional Analysis and Programming Chief for Credomatic Costa Rica from 1989 to 1997. Prior to that, he served as 4GL’s Support for UNISYS, CA from 1988 to 1989. From 1987 to 1988, Mr. Alvarado was Development Manager for GB/SYS, S.A. and from 1987 to 1987 he was Assistant of the Operation Department at Instituto Tecnológico of Costa Rica. Mr. Alvarado began his career as a Programmer for Cooperativa Victoria R. L. CR from 1986 to 1987.

Jorge R. Hernández has been EVERTEC’s Senior Vice President, Head of the ATH Network since 2004. Prior to joining EVERTEC, Mr. Hernández served as Senior Executive Vice President and Manager–ATH/EBT Division of the GM Group, Inc. From 1988 to 2000, Mr. Hernández was employed by Banco Popular of Puerto Rico. Mr. Hernández first joined Banco Popular as a part of the Branch Management Associates Program in 1988. From 1988 to 1992 he served as Project Manager–Marketing Division. From 1992 to 1994, Mr. Hernández served as Project Manager–Telepago Popular. From 1994 to 1998, Mr. Hernández was Assistant Vice President and Manager–Projects Administration Department, Electronic Banking Division. Mr. Hernández served as Vice President and Manager–ATH Network & Operations Department, Electronic Banking Division from 1988 to 1999. Mr. Hernández served as Vice President and Manager–Electronic Banking Division from 1999 to 2000. Mr. Hernández began his career as an Account Executive–Direct Marketing Group at Badillo Saatchi & Saatchi from 1987 to 1988.

Marc E. Becker has been EVERTEC’s Chairman of the Board since the consummation of the Merger. Mr. Becker is a partner of Apollo. He has been employed with Apollo since 1996 and has served as an officer of certain affiliates of Apollo since 1999. Prior to that time, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division. Mr. Becker serves on several boards of directors, including Affinion Group, Inc., since October 2005, Apollo Residential Mortgage, Inc., Realogy Corporation and SourceHOV, Inc. During the past five years, Mr. Becker also served as a director of Quality Distribution, Inc. (from June 1998 to May 2011), Countrywide plc (from May 2007 to February 2009), National Financial Partners (from January 1999 to May 2007) and Metals USA Holdings Corp. (from May 2005 to December 2007). Mr. Becker has significant experience in making and managing private equity investments on behalf of Apollo and over 15 years experience in financing, analyzing and investing in public and private companies.

Félix M. Villamil has served as EVERTEC’s Vice Chairman of the Board since February 22, 2012. Prior to that, Mr. Villamil served as EVERTEC’s President and Chief Executive Officer since the consummation of the Merger. Mr. Villamil has been a member of our Board since 2004. Mr. Villamil served as Executive Vice President of Popular (Nasdaq: BPOP) from 2002 to 2004. From 1990 to 2004, Mr. Villamil was employed by Banco Popular. From 1990 to 1995, he served as Vice President–Assistant General Auditor. From 1995 to 1997, Mr. Villamil served as Senior Vice President and General Auditor. From 1997 to 2001, Mr. Villamil served as Senior Vice President–Credit Risk Management Division. Mr. Villamil served as Senior Vice President–Retail Banking Group from 2001 to 2002. Before his employment with Banco Popular, Mr. Villamil served as Vice President–General Auditor for Banco de Ponce from 1989 to 1990. Mr. Villamil began his career as Audit Manager, primarily in the financial institutions segment, for KPMG LLP from 1984 to 1989. Mr. Villamil has been a Certified Public Accountant since 1985. Mr. Villamil has significant experience in the banking and processing business.

Jorge Junquera has been a member of EVERTEC’s Board since the consummation of the Merger. Mr. Junquera has been Senior Executive Vice President of Popular since 1997. Mr. Junquera has been Chief Financial Officer of Popular and Banco Popular and Supervisor of the Financial Management Group of Popular since 1996. Mr. Junquera has also served as President and Director of Popular International Bank, Inc., a direct wholly-owned subsidiary of Popular, since 1996. Mr. Junquera has also been President of Banco Popular, National Association since 2001. Mr. Junquera served as Director of Banco Popular until 2000. He again undertook the role of Director from 2001 to the present. Mr. Junquera has also served as a Director of Popular North America, Inc. since 1996 and of other indirect wholly-owned subsidiaries of Popular. Mr. Junquera has significant experience managing financial institutions and serving on boards of directors.

Nathaniel J. Lipman has been a member of EVERTEC’s Board since the consummation of the Merger. Mr. Lipman has served as the Chief Executive Officer and a director of Affinion Group Holdings, Inc. since October 17, 2005. Mr. Lipman has also served as the Chief Executive Officer and Chairman of the Board of Directors of Affinion Group, Inc. since October 17, 2005. Mr. Lipman served as the President of Affinion Group Holdings, Inc. from October 17, 2005 to January 14, 2011, and as the President of Affinion Group, Inc. from October 17, 2005 to January 13, 2010. Mr. Lipman was formerly the President and Chief Executive Officer of Trilegiant, Inc. starting in August 2002 and President and Chief Executive Officer of Cendant Marketing Group starting in January 2004. From September 2001 until August 2002, he was Senior Executive Vice President of Business Development and Marketing of Trilegiant. Mr. Lipman served as Executive Vice President of Business Development for Cendant Membership Services from March 2000 to August 2001. He joined the Alliance Marketing Division of Cendant in June 1999 as Senior Vice President, Business Development and Strategic Planning. Mr. Lipman was previously Senior Executive Vice President, Corporate Development and Strategic Planning, for Planet Hollywood International, Inc., from 1996 until April 1999. Prior to his tenure at Planet Hollywood, Mr. Lipman was Senior Vice President and General Counsel of House of Blues Entertainment, Inc. and Senior Corporate Counsel at The Walt Disney Company. Mr. Lipman has over 15 years of experience managing and serving on the boards of various corporations.

Matthew H. Nord has been a member of EVERTEC’s Board since the consummation of the Merger. Mr. Nord is a partner of Apollo, where he has been employed since 2003. Prior to that time, Mr. Nord was a member of the Investment Banking division of Salomon Smith Barney Inc. Mr. Nord serves on several boards of directors, including Affinion Group, Inc., SourceHOV LLC, Hughes Telematics, Inc., the holding company for Constellium and Noranda Aluminum Holding Corporation. During the past five years, Mr. Nord has also served as a director of Mobile Satellite Ventures, a subsidiary of Skyterra Communications, Inc. (from September 2006 to April 2008). Mr. Nord has significant experience in making and managing private equity investments on behalf of Apollo and over nine years experience in financing, analyzing and investing in public and private companies.

Richard L. Carrión Rexach has been a member of EVERTEC’s Board since the consummation of the Merger. Mr. Carrión has been Chairman of the Board of Popular since 1993, Chief Executive Officer since 1994 and President from 1991 to January 2009 and from May 2010 to the present. Mr. Carrión has been Chairman of Banco Popular since 1993 and Chief Executive Officer since 1989. Mr. Carrión has been President of Banco Popular from May 2010 to present and from 1985 to 2004. Mr. Carrión is also Chairman and Chief Executive Officer of Popular North America, Inc. and other direct and indirect wholly-owned subsidiaries of Popular. Mr. Carrión has also been a director of the Federal Reserve Bank of New York since January 2008; Chairman of the Board of Trustees of Fundación Banco Popular, Inc. since 1982; and Chairman and Director of Banco Popular Foundation, Inc. since 2005. Mr. Carrión has also been a Member of the Board of Directors of Verizon Communications, Inc. since 1995; and former member of the Board of Directors of Wyeth. Mr. Carrión’s 35 years of banking experience and 26 years at the head of Popular has given him a significant level of knowledge of the Puerto Rico financial system. Mr. Carrión is the uncle of Mr. Vizcarrondo, who serves as our Executive Vice President.

Néstor O. Rivera has been a member of EVERTEC’s Board since the consummation of the Merger. Mr. Rivera has been Executive Vice President of Banco Popular, in charge of the Retail Banking and Operations Group since April 2004 which includes the Regions and Branches in Puerto Rico and the Virgin Islands, TeleBanco, Internet and ATH, and Savings Products Before assuming this position, Mr. Rivera served as Senior Vice-President in charge of the Individual Banking Division from 1988 to 2004. Prior to 1988, Mr. Rivera served as Director of the Banco Popular Human Resources division since 1986. Previous to assuming this position, Mr. Rivera served as manager of the Salary Administration Department since 1970. Before joining Banco Popular, Mr. Rivera served in the United States Air Force, Air National Guard and US Air Force Reserve. Mr. Rivera has significant experience managing financial institutions.

Scott I. Ross has been a member of EVERTEC’s Board since the consummation of the Merger. Mr. Ross is a partner of Apollo. Mr. Ross joined Apollo and has been employed by Apollo since 2004 (except for the period from August 2008 until September 2009 when he was employed by Shumway Capital Partners). Prior to 2004, Mr. Ross was a member of the Fixed Income, Currencies and Commodities Division and then a member of the

Merchant Banking Division of Goldman, Sachs & Co. Mr. Ross has significant experience in making and managing private equity investments on behalf of Apollo and over eight years experience in financing, analyzing and investing in public and private companies.

Thomas M. White has been a member of EVERTEC’s Board since March 2011. Mr. White joined Apollo in May 2007 as an Operating Partner in the distribution and transportation industries. Since November 2011, Mr. White has served as Chief Financial Officer of Constellium Holdco B.V., an Apollo majority owned aluminum products manufacturer based in France. From November 2009 to November 2010, Mr. White served as interim Chief Financial Officer of SkyLink Aviation, Inc., an Apollo owned transportation and logistics entity based in Toronto. From April 2009 to July 2009, Mr. White served as interim Chief Financial Officer of CEVA Group, plc, an Apollo owned global logistics and supply chain company based in the Netherlands. From 2002 to 2007, Mr. White was the Senior Vice President, Chief Financial Officer and Treasurer of Hub Group, Inc., a NASDAQ listed company providing transportation management, intermodal, truck brokerage and logistics services. Prior to joining Hub Group, Mr. White was a senior audit partner with Arthur Andersen, which he joined in 1979. Mr. White currently serves on the board of directors of Quality Distribution Inc., SkyLink Aviation Inc., CEVA Group plc, and Landauer, Inc. Mr. White served on the board of directors of FTD, Inc. Mr. White is a CPA. With his experience as a Chief Financial Officer, as a senior audit partner at Arthur Andersen, and service on other audit committees, including that of a public company, as well as his educational background, Mr. White brings an understanding of financial statements, financial reporting and internal controls, to our Board.

Recent Management Changes

On February 24, 2012, the Company announced that Mr. Villamil was promoted to Vice Chairman of the Board and would no longer serve as EVERTEC’s President and CEO, effective February 22, 2012. In connection with Mr. Villamil’s transition from President and CEO to Vice Chairman of the Board, EVERTEC and Mr. Villamil entered into a modification agreement and general release.

Effective February 22, 2012, our Board appointed Peter Harrington as EVERTEC’s President and Chief Executive Officer. On February 24, 2012, the Company also announced the promotion of Miguel Vizcarrondo from Senior Vice President to Executive Vice President now responsible for the Merchant Acquiring business and the ATH network.

Board Composition

Our Board is composed of nine managers, all of whom are named in this prospectus. Subject to certain exceptions set forth in the Stockholder Agreement described elsewhere in this prospectus, so long as AP Carib, together with its affiliates, owns at least 25% of our outstanding voting common stock, AP Carib will generally have the right to nominate five managers, and so long as Popular, together with its affiliates, owns at least 25% of our outstanding voting common stock, Popular will generally have the right to nominate three managers, subject to certain adjustments if Popular and its affiliates beneficially own voting common stock of Carib Holdings representing at least 10% more than the amount of voting common stock of Carib Holdings beneficially owned by AP Carib and its affiliates at such time. Pursuant to the Stockholder Agreement, Messrs. Becker, Lipman, Nord, Ross and White were nominated by Apollo, and Messrs. Carrión, Junquera and Rivera were nominated by Popular. Pursuant to the Stockholder Agreement, Mr. Villamil serves as a management director.

Our Board has established an Audit Committee and a Compensation Committee. In addition, as of May 31, 2012, the board of directors of our ultimate parent company, Carib Inc., also has a Compensation Committee that administers equity-based compensation plans in which our managers, officers and employees participate.

Prior to May 31, 2012, the board of managers of our direct parent company, Carib Holdings, also had a Compensation Committee. However, following the Reorganization that took place on April 17, 2012 and the assumption by Carib Inc. of the Carib Holdings, Inc. 2010 Equity Incentive Plan and all of the outstanding equity awards issued thereunder or subject thereto, the Carib Holdings board of managers determined that it was no longer necessary or advisable for Carib Holdings to have an Audit Committee or a Compensation Committee. As a result, on May 31, 2012, the Carib Holdings Compensation Committee (the “Holdings Committee”) and the Carib Holdings Audit Committee were formally disbanded.

Compensation Committee

The Compensation Committees both at the Carib Inc. and EVERTEC levels consist of at least three board members, one of which is appointed as chairman. The committees must meet at least once a year. The Carib Inc. Compensation Committee (the “Carib Inc. Committee”) is created for the primary purpose of making decisions related to the equity-based compensation of EVERTEC employees and managers. This is because the stock option plan that the Board has adopted provides for equity awards in the form of derivates of Carib Inc.’s stock. The responsibilities of the Carib Inc. Committee include: reviewing the CEO’s equity based compensation; administering all equity based compensation plans; in consultation with the EVERTEC Compensation Committee (the “EVERTEC Committee”), approving all equity-based compensation for other officers and managers; and, in consultation with the EVERTEC Compensation Committee, adopting, modifying, or terminating the equity-based compensation plans.

The EVERTEC Committee is similar in composition to the Carib Inc. Committee but its primary responsibilities include: recommending to our Board EVERTEC’s compensation policy; reviewing and approving the CEO’s performance goals and objectives and making decisions regarding his non-equity based compensation; recommending to the Carib Inc. any equity- based compensation; approving non- equity based compensation for other executives; and reviewing the disclosures in the compensation and discussion analysis contained in public disclosures and if required by SEC rules, preparing an annual compensation report for inclusion in the annual report on Form 10-K.

The three Board members that form the compensation committees are: for Apollo, Messrs. Becker, chairperson, and Ross and, for Popular, Mr. Rivera.

Audit Committee

The Audit Committees for Carib Inc. and EVERTEC also consists of at least three board members which must meet at least four times a year, including once every fiscal quarter. The responsibilities of the Carib Inc. Audit Committee include overseeing the following: the integrity of Carib Inc.’s financial statements; its independent auditor’s qualifications, independence and performance; the performance of Carib Inc.’s internal audit function; and Carib Inc.’s compliance with laws and regulations. The EVERTEC Audit Committee has similar responsibilities regarding EVERTEC’s financial statements and compliance requirements, as well as overseeing the financial disclosure requirements of annual and quarterly Form 10-K and 10-Q filings.

The three Board members that form the audit committees are: for Apollo, Messrs. Ross, chairperson, and Nord and, for Popular, Mr. Junquera.

Although our Board has determined that each of the members of our audit committee is financially literate and has experience analyzing or evaluating financial statements, at this time we do not have an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the Exchange Act serving on the audit committee. As a company whose stock is privately-held and given the financial sophistication and other business experience of the members of the audit committee, we do not believe that we require the services of an audit committee financial expert at this time.

Code of Ethics

We have adopted a Code of Ethics that applies to all our managers, officers and employees, including our Chief Executive Officer and Chief Financial Officer. Our Code of Ethics is posted on our website at www.evertecinc.com in the “Investor Relations” section under “Governance Documents”. We intend to include on our website any amendments to, or waivers from, a provision of the Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or controller that relates to any element of the “code of ethics” as defined by the SEC.

Executive Compensation

The information in this Executive Compensation section reflects the compensation structure and policies of EVERTEC as of December 31, 2011, unless otherwise noted.

Overview of Compensation Committees

The EVERTEC Committee is responsible for recommending to our Board the general compensation philosophy and objectives for EVERTEC, making decisions relating to the compensation of our CEO, approving the compensation of our other executive officers, and making recommendations to the Carib Inc. Committee with respect to the equity-based compensation for our executive officers and directors. The EVERTEC Committee is also charged with overseeing the risk assessment of our compensation arrangements applicable to our executive officers and other employees, and reviewing and considering the relationship between risk management policies and practices, and compensation.

The Carib Inc. Committee is responsible for the decisions related to the equity-based compensation of our CEO and other executive officers as well as the administration of Carib Inc.’s equity-based compensation plans, in which our named executive officers (“NEOs”) may participate.

Both compensation committees meet jointly and as often as necessary, but at least once each year. Although, the Carib Inc. Committee and the EVERTEC Committee are primarily responsible for analyzing the compensation programs and making recommendations to our Board, both committees have the authority to hire a compensation consultant to assist them in fulfilling their duties.

The Compensation Discussion and Analysis below describes our compensation objectives, practices and philosophy with respect to our NEOs for the fiscal year ended December 31, 2011.

Compensation Discussion and Analysis

Our NEOs at December 31, 2011 are the following:

Named executive officers	Title
Félix M. Villamil(1)	President and Chief Executive Officer
Juan J. Román(2)	Executive Vice President and Chief Financial Officer
Carlos J. Ramírez	Executive Vice President, Head of Sales and Business Development
Luis G. Alvarado	Senior Vice President, Head of Sales for Latin America
Miguel Vizcarrondo	Senior Vice President, Merchant Acquiring Business and ATH Network
Former Officer
Luis O. Abreu(3)	Former Senior Vice President and Chief Financial Officer

(1)	Effective February 22, 2012, Mr. Villamil no longer serves as EVERTEC’s President and Chief Executive Officer. Mr. Villamil has assumed the role of Vice Chairman of the Board and continues to serve as a member of our Board and the board of Carib Holdings.
(2)	Mr. Román was appointed as CFO on August 1, 2011.
(3)	Mr. Abreu served as CFO until July 31, 2011.

On February 22, 2012, our Board appointed Peter Harrington as EVERTEC’s President and Chief Executive Officer.

Compensation Philosophy and Objectives

As mentioned above, the EVERTEC Committee is responsible for establishing, implementing and continually monitoring adherence with our compensation philosophy. Its intent is to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive.

•	The philosophy behind our compensation program is to:

•	Support an environment that rewards performance with respect to established goals;

•	Integrate our incentive compensation program with our short and long-term success; and

•	Align the interest of executives with the long-term interests of stockholders through equity based awards that can result in ownership of stock.

Compensation for our NEOs is designed to provide rewards commensurate with each NEO’s contribution. Our executive compensation strategy is designed to achieve the following objectives:

•	Attract and retain highly qualified executives;

•	Provide executives with compensation that is competitive within the industry in which we operate;

•	Establish compensation packages that take into consideration the executive’s role, qualifications, experience, responsibilities, leadership potential, individual goals and performance; and

•	Align executive compensation to support our objectives.

The EVERTEC Committee believes the executive compensation packages provided by us to our executives, including to our NEOs, should include both cash and equity-based compensation that rewards performance as measured against established goals and that ensure management is not encouraged to take unnecessary and/or excessive risks that may harm the Company.

Role of Executive Officers in Compensation Decisions

The CEO annually reviews the performance of each of our other NEOs. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual incentive awards target and actual payout amounts, are presented to the EVERTEC Committee, which has the discretion to modify any recommended adjustments or awards to executives.

The EVERTEC Committee has final approval over all compensation decisions for our NEOs and approves recommendations regarding cash and equity awards to all of our NEOs.

Our CEO is not permitted to attend any meetings of the EVERTEC Committee or the Carib Inc. Committee where the CEO’s performance or compensation is discussed, unless specifically invited by the committee.

Executive Compensation Program

On an annual basis, the EVERTEC and Carib Inc. Committees may conduct a comprehensive review of the executive compensation philosophy and objectives, and could make changes they consider appropriate following, as applicable, the general compensation practices in the processing industry and the prevailing economic scenarios in the countries in which we do business. However, during 2011, the review of the executive compensation philosophy and objectives was not performed as we entered into new employment agreements with our NEOs on October 1, 2010 (except for Mr. Román’s employment agreement which was entered into on June 30, 2011).

Our compensation program for our NEOs consists of the following key elements:

•	Base salary;

•	Short-term cash incentives based on performance;

•	Long-term equity incentives also based on performance; and

•	Other benefits and perquisites.

Elements of Compensation

Base Salary

We provide our NEOs and other employees with base salary to compensate them for services rendered during each fiscal year. Base salary ranges for NEOs are determined for each executive based on his or her position and scope of responsibility. The initial base salary for our NEOs is established in their employment agreements.

Annual base salary for our NEOs is subject to annual review by our Board or the EVERTEC Committee for possible increase at the Board’s sole discretion. In reviewing base salaries, the EVERTEC Committee may consider (i) changes in individual responsibility; (ii) internal analysis of the executive’s compensation, both individually and relative to other officers; and (iii) the individual performance of the executive. However, during 2011 the annual base salary review was not performed as we entered into new employment agreements with our NEOs on October 1, 2010 (except for Mr. Román’s employment agreement which was entered into on June 30, 2011).

Performance-Based Incentive Compensation

Annual Bonus

The annual bonus incentive payments made to our NEOs are determined based on performance against measurable annual financial goals. This annual incentive payment is contingent upon attainment of the Company’s budgeted Adjusted EBITDA as established for each fiscal year and the achievement of qualitative and quantitative performance goals as established by our Board.

The annual cash incentive is intended to focus the entire organization on meeting or exceeding the budgeted Adjusted EBITDA set during the early part of each year and approved by our Board. The EVERTEC Committee uses Adjusted EBITDA as the performance goal because it is a critical metric used by management to direct and measure our business performance. We believe that this measure (Adjusted EBITDA) is clearly understood by both our employees and stockholders, and that achievement of the stated goals is a key component in the creation of long-term value for our stockholders. For 2011, the Board established an Adjusted EBITDA performance goal of $145.2 million. Reported actual Adjusted EBITDA was $149.1 million for the year ended December 31, 2011.

The annual incentive, as mentioned above, is divided into two elements, a performance-based element and a discretionary element, neither of which are payable unless approved by our Board. The performance-based element is based on achieving or exceeding the budgeted Adjusted EBITDA and the discretionary element is based on the EVERTEC Committee’s assessment of the individual employee’s performance. In assessing the individual performance of our NEOs, the EVERTEC Committee, in its discretion, considers recommendations of our CEO (except in determining the CEO’s own bonus) and the following list of factors (this list is not exclusive) and makes its determinations as of the date the bonus is payable: (i) achievement of internal financial and operating targets, (ii) improvement of management and (iii) organizational capabilities and implementation of long-term strategic plans.

The target bonus percentage (which is segregated between the percentage applied to the performance-based element and to the discretionary element) for our NEOs is established in their employment agreements which are summarized below under “Employment Agreements” following the “Summary Compensation” Table.

The target annual cash bonus for each NEO as a percentage of salary was as follows:

Named executive officers	Target bonus percentage
Félix M. Villamil (1)	—
Juan J. Román	75%
Carlos J. Ramírez	75%
Luis G. Alvarado	70%
Miguel Vizcarrondo	70%
Former officer
Luis O. Abreu (2)	n/a

(1)	In connection with Mr. Villamil’s transition from President and Chief Executive Officer to Vice Chairman of the Board, EVERTEC and Mr. Villamil entered into a modification agreement which is summarized below under “CEO Compensation”. In accordance with the modification agreement, Mr. Villamil is not eligible to receive an annual bonus payment.
(2)	On June 30, 2011, EVERTEC entered into an amendment to Mr. Abreu’s employment agreement. Pursuant to this amendment, Mr. Abreu was not eligible to receive an annual bonus payment.

Carib Holdings 2010 Equity Incentive Plan

On September 30, 2010, the Carib Holdings board of directors adopted the Carib Holdings, Inc. 2010 Equity Incentive Plan (the “Equity Incentive Plan” or “Plan”). The purpose of the Equity Incentive Plan is to provide a means through which Carib Holdings and its subsidiaries may attract and retain key personnel and whereby its directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in Carib Holdings or be paid incentive compensation, thereby strengthening their commitment to the welfare of Carib Holdings and its subsidiaries and aligning their interests with those of Carib Holdings’ shareholders. Carib Holdings reserved 2,921,604 shares of its Class B Non-Voting Common Stock for issuance upon exercise and grants of stock options, restricted stock and other equity awards under the Equity Incentive Plan. The Carib Holdings board of directors was in charge of administering the Equity Incentive Plan until February 2, 2011 when it delegated this responsibility to the Holdings Committee. In connection with the Reorganization, on April 17, 2012 (i) the Equity Incentive Plan was assumed by Carib Inc. and was amended as the Carib Latam Holdings, Inc. Amended and Restated 2010 Equity Incentive Plan (the “Amended Plan”), (ii) each of the then outstanding stock options to purchase shares of Carib Holdings’ Class B Non-Voting Common Stock (including, without limitation, those described in this section) became a stock option to purchase the same number and class of shares of Carib Inc.’s Class B Non-Voting Common Stock, in each case on the same terms (including exercise price) as the original stock option and (iii) each of the then outstanding shares of restricted stock of Carib Holdings (including, without limitation, those described in this section) was converted into the same number of shares of restricted stock of Carib Inc. The Carib Inc. board of directors was in charge of administering the Amended Plan until May 31, 2012 when it delegated this responsibility to the Carib Inc. Committee.

On February 11, 2011, pursuant to a December 8, 2010 authorization by the Carib Holdings board of directors, Carib Holdings entered into stock option agreements with the NEOs and other senior executives. As to Mr. Abreu, on June 30, 2011, the boards of directors of EVERTEC and Carib Holdings accepted Mr. Abreu’s resignation as the Company’s CFO and in connection therewith, approved an amendment to his employment agreement, which among other provisions, includes the cancellation of the 175,296 stock options Carib Holdings granted to him on February 11, 2011 and the repurchase of his 16,500 shares of Class B Non-Voting Common Stock. As to Mr. Román, also on June 30, 2011, EVERTEC’s Board approved Mr. Román’s employment agreement, which included, among other provisions, the grant of 195,000 stock options and the subscription and sale of 15,000 shares of Class B Non-Voting Common Stock. The stock option agreement with Mr. Román was signed on June 30, 2011. See the “Grants of Plan Based Awards” and “Outstanding Equity Awards at Fiscal Year End” tables, as well as Note 16 of the Notes to Audited Consolidated (Successor) and Combined (Predecessor) Financial Statements appearing elsewhere in this prospectus for additional information related to share-based compensation.

Subject to the terms and conditions set forth in the respective stock option agreement and the Equity Incentive Plan, Carib Holdings granted Plan participants the right to purchase shares of Carib Holdings Class B Non-Voting Common Stock in three vesting tranches as follows: (i) Tranche A options will vest in five equal installments, the first of which vested, in the case of Messrs. Villamil, Ramírez, Alvarado and Vizcarrondo on September 30, 2011 and thereafter on September 30 of each year for the next four years until September 30, 2015, and in the case of Mr. Román on June 30, 2011 and thereafter on June 30 of each year for the next five years until June 30, 2016; (ii) Tranche B options will vest at such time as the Investor Internal Rate of Return (“IRR”) equals or exceeds 25% based on cash proceeds received by the Investor, and (iii) Tranche C options will vest at such time as the IRR equals or exceeds 30%; provided, that, the participant is then employed by us or an affiliate.

For purposes of these vesting provisions, the Investor is Apollo Investment Fund VII, L.P., and the IRR is the rate of return measured in cash and any securities received by the Investor as a return on its investment in the common stock of Carib Holdings.

The stock options granted to our NEOs are as follows:

Named executive officers	Total stock options	Tranche A	Tranche B	Tranche C
Félix M. Villamil(1)	584,320	194,774	194,773	194,773
Juan J. Román	195,000	65,000	65,000	65,000
Carlos J. Ramírez	233,728	77,910	77,909	77,909
Luis G. Alvarado	175,296	58,432	58,432	58,432
Miguel Vizcarrondo(2)	175,296	58,432	58,432	58,432
Former officer
Luis O. Abreu(3)	—	—	—	—

(1)	On February 24, 2012, Carib Holdings and Mr. Villamil entered into an amendment to his existing stock option agreement pursuant to which all unvested stock options (545,365) granted under his stock option agreement have expired. As of that date, 38,955 Tranche A options have vested. Also, pursuant to this amendment agreement Mr. Villamil was given the opportunity to vest in an additional 38,955 of Tranche A options as described below under “CEO Compensation.”
(2)	Excludes 10,000 options granted to Mr. Vizcarrondo on February 22, 2012.
(3)	Stock options granted to Mr. Abreu during 2011 were forfeited at year end.

Other Compensation

Statutory Cash Bonus Payment

Each NEO received in 2011 the payment of a Christmas bonus. As a general rule, Puerto Rico law requires that employers pay employees that worked more than 700 hours in a year, an amount which cannot be less than $600.00 as a Christmas bonus, which must be paid on or before December 15. In 2011, our policy was to pay a Christmas bonus to employees in Puerto Rico in an amount equivalent to half a month’s payment of the employee’s base salary. In Costa Rica, where Mr. Alvarado works, the law requires an amount equivalent to one month of total earnings to be paid as a Christmas bonus.

Benefits and Perquisites

Our NEOs participate in the same benefit programs as the rest of our general employee population. These benefits include health insurance coverage, short-term and long-term disability insurance, and life insurance, among others. In addition, our senior executives, including our NEOs, are eligible for certain perquisites, which do not constitute a significant portion of their total compensation package. During 2011, these additional perquisites included the use of Company-owned automobiles, periodic comprehensive medical examinations and a limited number of personal tickets to events sponsored by EVERTEC. For 2012, we anticipate that we will maintain the same perquisites and benefits for senior executives, including our NEOs. Such benefits could be periodically reviewed based on market trends and regulatory developments.

Also, our NEOs, as all of our other employees, are eligible to participate in the EVERTEC Savings and Investment Plan. This plan is a tax-qualified retirement savings plan to which all Puerto Rico employees are able to contribute up to $10,000 pre-tax and up to 10% after-tax of their total annual compensation. We match 50% of the employee contributions up to 3% of base salary. All matching contributions to the EVERTEC Savings and Investment Plan vest 20% each year for a five-year period.

Voluntary Retirement Program

The Company offered a Voluntary Retirement Program (“VRP”) for all employees who were at least 50 years of age and with a minimum of 15 years of service by December 31, 2011. Approximately 140 employees, including Mr. Abreu, elected to participate in the VRP and a one-time separation charge of $14.5 million was reflected for the year ended December 31, 2011.

CEO Compensation

We entered into an employment agreement with Mr. Villamil on October 1, 2010 with a term ending on October 1, 2015, as described below in the narrative under “Employment Agreements” following the “Summary Compensation” and “Grants of Plan-Based Awards” tables. In addition, we signed with Mr. Villamil a Promissory Note and Forgivable Loan, and Stock Pledge Agreement on September 29, 2010 pursuant to which we made a loan for $340,000 to Mr. Villamil. We forgave the principal and interest under the Promissory Note in twelve substantially equal bi-weekly installments on each payroll date commencing on October 29, 2010, pursuant to the terms of this agreement. Of this amount, $170,000 was forgiven during 2010, which was included as part of his compensation for the year, and the remainder was forgiven by March 7, 2011.

On February 24, 2012, EVERTEC announced that Mr. Villamil was promoted to Vice Chairman of the Board and will no longer serve as EVERTEC’s President and CEO. In connection with Mr. Villamil’s transition from President and CEO to Vice Chairman of the Board, EVERTEC and Mr. Villamil entered into a modification agreement and general release (the “Villamil Modification Agreement”). The Villamil Modification Agreement provides for, among other things, a payment by EVERTEC to Mr. Villamil of $2,216,170, less applicable withholding taxes. In addition, the Villamil Modification Agreement sets forth the terms of Mr. Villamil’s service with EVERTEC for the two year period following February 22, 2012, for which he will be paid $150,000 per year. Mr. Villamil will serve as an officer of EVERTEC and executive Vice Chairman of the Board until June 1, 2013 (the “Retirement Date”), at which time he will voluntarily retire from employment with EVERTEC, but will continue to serve as the non-executive Vice Chairman of the Board.

In connection with the Villamil Modification Agreement, the restricted shares of Class B Non-Voting Common Stock of Carib Holdings granted to Mr. Villamil pursuant to his restricted stock agreement will continue to vest pursuant to the terms and conditions set forth in his restricted stock agreement until the Retirement Date, at which time such restricted shares shall become fully vested and non-forfeitable, subject to Mr. Villamil’s continued employment until the Retirement Date.

The stock options granted to Mr. Villamil under his stock option agreement which had vested as of February 24, 2012 remain outstanding, however all stock options that had not vested as of that date have expired. On February 24, 2012, Carib Holdings and Mr. Villamil entered into an amendment to Mr. Villamil’s stock option agreement which provides that Mr. Villamil will become vested in an additional 38,955 Tranche A options in two substantially equal installments on each of the first two anniversaries of the date on which he commences service as Vice Chairman of the Board.

On February 22, 2012, our Board appointed Peter Harrington as EVERTEC’s President and Chief Executive Officer. In connection with Mr. Harrington’s appointment as EVERTEC’s President and Chief Executive Officer, Mr. Harrington and EVERTEC entered into an employment agreement, dated as of February 22, 2012 (the “Harrington Employment Agreement”). The Harrington Employment Agreement provides for, among other things: (1) an annual base salary of $500,000 (which will be pro-rated for any partial calendar year), subject to annual review by our Board; and (2) an annual bonus opportunity of up to 100% of base salary contingent upon the achievement of qualitative and quantitative performance goals established by the Board (provided that Mr. Harrington’s maximum bonus opportunity for 2012 will be 50% of base salary). Mr. Harrington is eligible to participate in EVERTEC’s retirement and other employee benefit plans and policies that are generally available to other executives, except severance plans or policies. EVERTEC will also reimburse Mr. Harrington for reasonable costs associated with his relocation to Puerto Rico, temporary lodging and other incidental expenses.

In addition Mr. Harrington and Carib Holdings entered into a stock option agreement (the “Harrington Option Agreement”), dated as of February 22, 2012, in accordance with the Equity Incentive Plan. The Harrington Option Agreement provides for a grant of 116,667 Tranche A options, 116,667 Tranche B options and 116,666 Tranche C options to purchase Class B Non-Voting Common Stock of Carib Holdings, each with an exercise price of $17.07 per share. In addition, Mr. Harrington and Carib Holdings also entered into a restricted stock agreement, dated as of February 22, 2012, pursuant to which Mr. Harrington was granted 14,646 restricted shares of Class B Non-Voting Common Stock of Carib Holdings, which vest on the earlier to occur of (i) the date that Mr. Harrington receives a bonus in respect of 2012 from EVERTEC and (ii) May 1, 2013, subject to Mr. Harrington’s continuous service on the applicable vesting date. The restricted shares were granted to Mr. Harrington outside the Plan but will be subject to the terms and conditions of the Plan.

Mr. Harrington and Carib Holdings also entered into a Subscription Agreement, dated as of February 22, 2012, pursuant to which Mr. Harrington purchased 14,646 shares of Class B Non-Voting Common Stock of Carib Holdings at a price of $17.07 per share.

Tax Deductibility of Executive Compensation

The EVERTEC Committee and Carib Inc. Committee intend that all applicable compensation payable for NEOs residing in Puerto Rico be deductible for Puerto Rican income tax purposes, unless there are valid compensatory reasons for paying non-deductible amounts in order to ensure competitive levels of total compensation.

Compensation Risk Assessment

At this time, no compensation risk assessment has been performed. Existing employment and compensation arrangements were put in place in the context of the Merger without giving consideration to risk.

Summary Compensation Table

The following table summarizes the total compensation of each of our NEOs for services rendered during 2011 and for the post-Merger period from October 1 through December 31, 2010.

Name and principal position	Year	Salary	Bonus(1)	Stock awards(2)	Option awards(2)(3)	Non-equity incentive plan compensation(4)	Change in pension value and nonqualified deferred compensation earnings	All other compensation(5)	Total
Félix M. Villamil	2011	$500,000	$320,833	$800,000	$1,786,072	$—	$—	$186,949	$3,593,854
President and CEO	2010	125,000	17,375	—	—	196,875	—	185,920	525,170
Juan J. Román	2011	151,442	6,250	—	534,300	109,375	—	495	801,862
Executive Vice President and CFO									—
Carlos J. Ramírez	2011	235,000	9,792	—	714,429	150,400	—	7,875	1,117,496
Executive Vice President,	2010	58,750	830,621	—	—	92,689	—	2,354	984,414
Head of Sales and Business Development
Luis G. Alvarado	2011	190,000	15,833	—	535,821	101,650	—	3,873	847,177
Senior Vice President,	2010	47,500	783,737	—	—	57,000	—	10,774	899,011
Head of Sales for Latin America
Miguel Vizcarrondo	2011	190,000	7,917	—	535,821	121,600	—	8,813	864,151
Senior Vice President,	2010	48,885	450,719	—	—	275,588	—	1,800	776,992
Merchant Acquiring Business
Former officer
Luis O. Abreu	2011	159,389	6,875	—	—	—	—	338,312	504,576
Former CFO	2010	41,250	545,692	—	—	46,761	—	2,294	635,997

(1)	Includes Christmas bonus equivalent to half a month payment of the employee’s base salary in accordance with general practice applicable to EVERTEC employees working in Puerto Rico, which was paid on December 3, 2011. For Mr. Alvarado, who works in Costa Rica, the Christmas bonus equals one month of total earnings. For 2010, also includes a Merger bonus awarded in connection with the completion of the Merger (except for Mr. Villamil). For Mr. Villamil also includes quarterly retention bonuses of $75,000 as per his employment agreement.
(2)	Aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of assumptions made in the valuation of awards, refer to Note 16 of the Audited Consolidated (Successor) and Combined (Predecessor) Financial Statements appearing elsewhere in this prospectus.
(3)	Aggregate grant date fair value computed in accordance with FASB ASC Topic 718 related to Tranche A options. As previously described, NEO’s have the right to purchase shares of Carib Holdings Class B Non-Voting Common Stock in three tranches. EVERTEC recognizes share-based compensation related to Tranche A, but not to Tranche B and C options as vesting is not considered probable.
(4)	Includes annual performance bonus.
(5)	Other annual compensation consists of the following:

Name and principal position	Year	Car(6)	Contributions to defined contribution plans(7)	Other(8)	Total
Félix M. Villamil	2011	$15,920	$1,029	$170,000	$186,949
President and CEO	2010	15,920	—	170,000	185,920
Juan J. Román	2011	—	495	—	495
Executive Vice President and CFO					—
Carlos J. Ramírez	2011	7,875	—	—	7,875
Executive Vice President,	2010	2,354	—	—	2,354
Head of Sales and Business Development
Luis G. Alvarado	2011	3,873	—	—	3,873
Senior Vice President,	2010	10,774	—	—	10,774
Head of Sales for Latin America
Miguel Vizcarrondo	2011	8,813	—	—	8,813
Senior Vice President,	2010	1,800	—	—	1,800
Merchant Acquiring Business
Former officer
Luis O. Abreu	2011	7,940	2,910	327,462	338,312
Former CFO	2010	2,294	—	—	2,294

(6)	Annual car-value depreciation as recognized in the financial statements for each of the years listed.
(7)	Matching contributions made by EVERTEC as part of 401(k)/1165(e) plan benefits.
(8)	Mr. Villamil’s other compensation relates to $340,000 in principal and interest under a forgivable loan of which $170,000 was forgiven in the fourth quarter of 2010 and $170,000 during 2011(pursuant to Mr. Villamil’s employment agreement). Mr. Abreu’s other compensation includes the payment related to the VRP.

Grants of Plan-Based Awards

The following table sets forth certain information for plan-based awards granted to each of our NEO’s for the year ended December 31, 2011.

		Estimated future payouts under equity incentive
Name executive officers	Grant date	Target (#)	All other stock awards: number of shares of stock or units (#)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards
Félix M. Villamil	February 11, 2011
Restricted shares			80,000		$10.00	$800,000
Tranche A				194,774	10.00	642,754
Tranche B		194,773			10.00	584,319
Tranche C		194,773			10.00	558,999

Juan J. Román	June 30, 2011
Tranche A				65,000	10.00	196,300
Tranche B		65,000			10.00	172,900
Tranche C		65,000			10.00	165,100

Carlos J. Ramírez	February 11, 2011
Tranche A				77,910	10.00	257,103
Tranche B		77,909			10.00	233,727
Tranche C		77,909			10.00	223,599

Luis G. Alvarado	February 11, 2011
Tranche A				58,432	10.00	192,825
Tranche B		58,432			10.00	175,296
Tranche C		58,432			10.00	167,700

Miguel Vizcarrondo	February 11, 2011
Tranche A				58,432	10.00	192,825
Tranche B		58,432			10.00	175,296
Tranche C		58,432			10.00	167,700

Former officer

Luis O. Abreu(1)	February 11, 2011
Tranche A				58,432	10.00	192,825
Tranche B		58,432			10.00	175,296
Tranche C		58,432			10.00	167,700

(1)	Stock options granted to Mr. Abreu during 2011 were forfeited at year end.

Employment Agreements

We entered into employment agreements with Messrs. Villamil, Ramírez, Alvarado and Vizcarrondo on October 1, 2010, each with a term ending on October 1, 2015. We entered into an employment agreement with Mr. Román on June 30, 2011 with a term ending on June 30, 2016.

Félix M. Villamil. The terms of Mr. Villamil’s employment agreement as in effect as of December 31, 2011 provided for, among other things, (1) an annual base salary of $500,000; (2) an annual bonus with a target of up to 100% of Mr. Villamil’s annual base salary with 50% contingent on EVERTEC’s attainment of our annual budget as established by our Board and 50% contingent on the achievement of qualitative and quantitative performance goals established by our Board; and (3) quarterly retention bonuses of $75,000 for each of the 12 quarters from October 1, 2010 until October 1, 2013, contingent on Mr. Villamil’s continuing employment with us. Mr. Villamil is eligible to participate in our retirement and other employee benefit plans and policies that we make generally available to our other executives, except severance plans or policies, and is entitled to directors and officers insurance coverage. In connection with Mr. Villamil’s transition from President and Chief Executive Officer to Vice Chairman of the Board, EVERTEC and Mr. Villamil entered into the Villamil Modification Agreement, which is summarized above under “CEO Compensation.”

Juan J. Román. The terms of Mr. Román’s employment agreement provide for, among other things, (1) an annual base salary of $375,000; and (2) an annual bonus with a target of up to 75% of Mr. Román’s annual base salary, consisting of a bonus of 50% of base salary contingent on EVERTEC’s attainment of our annual budget as established by our Board and a bonus of 25% of base salary contingent on the achievement of qualitative and quantitative performance goals established by our Board. Mr. Román is eligible to participate in our retirement and other employee benefit plans and policies that we make generally available to our other executives, except severance plans or policies, and is entitled to directors and officers insurance coverage.

Carlos J. Ramírez. The terms of Mr. Ramírez’s employment agreement provide for, among other things, (1) an annual base salary of $235,000; and (2) an annual bonus with a target of up to 75% of Mr. Ramírez’s annual base salary, consisting of a bonus of 30% of base salary contingent on EVERTEC’s attainment of our annual budget as established by our Board, a bonus of 25% of base salary contingent on the achievement of certain financial performance goals for the business lines over which he is responsible and a bonus of 20% of base salary contingent on the achievement of qualitative and quantitative performance goals established by our Board. Mr. Ramírez is eligible to participate in our retirement and other employee benefit plans and policies that we make generally available to our other executives, except severance plans or policies, and is entitled to directors and officers insurance coverage.

Luis G. Alvarado. The terms of Mr. Alvarado’s employment agreement provide for, among other things, (1) an annual base salary of $190,000; and (2) an annual bonus with a target of up to 70% of Mr. Alvarado’s annual base salary, consisting of a bonus of 30% of base salary contingent on EVERTEC’s attainment of our annual budget as established by our Board, a bonus of 20% of base salary contingent on the achievement of certain financial performance goals for the business line over which he is responsible and a bonus of 20% of base salary contingent on the achievement of qualitative and quantitative performance goals established by our Board. Mr. Alvarado is eligible to participate in our retirement and other employee benefit plans and policies that we make generally available to our other executives, except severance plans or policies, and is entitled to directors and officers insurance coverage.

Miguel Vizcarrondo. The terms of Mr. Vizcarrondo’s employment agreement provide for, among other things, (1) an annual base salary of $190,000; and (2) an annual bonus with a target of up to 70% of Mr. Vizcarrondo’s annual base salary, consisting of a bonus of 30% of base salary contingent on EVERTEC’s attainment of our annual budget as established by our Board and a bonus of 40% of base salary contingent on the achievement of qualitative and quantitative performance goals established by our Board. Mr. Vizcarrondo is eligible to participate in our retirement and other employee benefit plans and policies that we make generally available to our other executives, except severance plans or policies, and is entitled to directors and officers insurance coverage.

On February 22, 2012, the Company and Mr. Vizcarrondo entered into an amendment to his employment agreement pursuant to which (i) Mr. Vizcarrondo was promoted to Executive Vice President of EVERTEC, (ii) his annual base salary was increased to $235,000, and (iii) his annual bonus target increased to up to 75% of Mr. Vizcarrondo’s annual base salary, consisting of a bonus of 30% of base salary contingent on EVERTEC’s attainment of our annual budget as established by our Board and a bonus of 45% of base salary contingent on the achievement of qualitative and quantitative performance goals established by our Board.

Luis O. Abreu. In connection with Mr. Abreu’s retirement from the position of CFO, effective August 1, 2011, Mr. Abreu and EVERTEC entered into an amendment to his existing Employment Agreement to (i) define the termination date as December 1, 2011, (ii) clarify that the appointment of a successor to the position of Chief Financial Officer does not constitute “Good Reason” under the Abreu Employment Agreement, (iii) clarify Mr. Abreu’s transition role, (iv) terminate that certain Option Agreement, dated as of February 11, 2011, between Mr. Abreu and Carib Holdings and (v) set forth the terms pursuant to which Mr. Abreu surrendered his 16,500 shares of non-voting common stock of Carib Holdings back to Carib Holdings. In connection with his retirement on December 1, 2011, and subject to his execution of a release of claims at that time, Mr. Abreu received a severance payment of $327,462 less applicable withholding taxes.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards for our NEOs as of December 31, 2011.

	Option awards					Stock awards
Name executive officers	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(2)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#) (3)	Market value of shares or units of stock that have not vested ($)		Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Félix M. Villamil	—	584,320	—	$10.00	September 30, 2020	63,058	$1,076,400	(4)	—	—
Juan J. Román	—	195,000	—	10.00	June 30, 2021	—	—		—	—
Carlos J. Ramírez	—	233,728	—	10.00	September 30, 2020	—	—		—	—
Luis G. Alvarado	—	175,296	—	10.00	September 30, 2020	—	—		—	—
Miguel Vizcarrondo	—	175,296	—	10.00	September 30, 2020	—	—		—	—
Former officer
Luis O. Abreu(1)	—	—	—	—	—	—	—		—	—

(1)	Stock options granted to Mr. Abreu during 2011 were forfeited at year end.
(2)	Includes unexercisable options related to the three tranches: (i) Tranche A options that will vest in five equal installments on September 30 of each year until September 30, 2015; (ii) Tranche B options that will vest at such time as the IRR equals or exceeds 25% based on cash proceeds received by the Investor, and (iii) Tranche C options that vest at such time as the IRR equals or exceeds 30% provided, that, the participant is then employed by us or an affiliate. During 2011, for Tranche B and C the Company did not recognize share-based compensation expense as vesting was not considered probable. As of December 31, 2011, Messrs. Villamil, Ramirez, Alvarado and Vizcarrondo had become vested in 38,955, 15,582, 11,686 and 11,686 Tranche A options respectively. However, these options will remain unexercisable until the occurrence of a change of control or an initial public offering of EVERTEC.
(3)	Restricted shares of Carib Holdings’ Class B Non-Voting Common Stock will vest in bi-weekly equal installments beginning on March 2011 until February 2015.
(4)	There is not an active market value for the Carib Holdings’ Class B Non-Voting Common Stock, therefore a $17.07 value per share was established at December 31, 2011 and could be representative of the market value.

Option Exercises and Stock Vested

No stock options were exercised by our NEOs for the year ended December 31, 2011. Stock awards vested for the year ended December 31, 2011 are as follow:

	Option awards		Stock awards
Name executive officers	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Félix M. Villamil	—	—	16,942	$169,420
Juan J. Román	—	—	—	—
Carlos J. Ramírez	—	—	—	—
Luis G. Alvarado	—	—	—	—
Miguel Vizcarrondo	—	—	—	—

Pension Benefits and Nonqualified Deferred Compensation

We do not provide defined benefit pension benefits or non-qualified deferred compensation.

Potential Payments upon Termination or Change in Control

We do not have change-in-control agreements with our NEOs. Nevertheless, our NEO’s stock option agreements provide that in the event of a change in control of EVERTEC, any Tranche A options that have not become vested at the time of such change in control shall become vested on the first anniversary of such change in control. Also, in the event the NEO’s employment with the Company is terminated by the Company without “cause” (as defined below) or by the NEO for “good reason” (as defined below) prior to such first anniversary date, such Tranche A options shall automatically become vested prior to the date of such termination. For purposes of the NEO’s stock option agreement, a “change-in-control” is deemed to occur upon (1) the consummation of a sale of Carib Holdings; or (2) any transaction or series of related transactions in which Apollo Investment Fund VII, L.P., or any other investment fund or vehicle managed by Apollo Investment Fund VII, L.P. or any of its affiliates, successors or assigns, sells at least 50% of the common shares of Carib Holdings directly or indirectly acquired by it, and at least 50% of the aggregate of all investments in shares of any Carib Holdings capital stock made by such Apollo entity on or after September 30, 2010, but excluding any common shares purchased on any securities exchange or national market system after an initial public offering or any investment originally made in a person other than Carib Holdings or one of its subsidiaries. However, any acquisition by Apollo Investment Fund VII, L.P., or any other investment fund or vehicle managed by Apollo Investment Fund VII, L.P. or any of its affiliates, successors or assigns, or by Popular, Carib Holdings, or any affiliate of any of them, will not be deemed to result in a change in control.

Potential Payments Upon Termination of Employment

In connection with Mr. Villamil’s transition from President and Chief Executive Officer to Vice Chairman of the Board, effective as of February 22, 2012, EVERTEC and Mr. Villamil entered into the Villamil Modification Agreement, which is summarized above under “CEO Compensation.” Pursuant to the terms of the Villamil Modification Agreement, upon a termination of his employment for any reason, Mr. Villamil would only be entitled to receive any earned but unpaid base salary.

Upon termination of employment for any reason, including death or disability, each of Messrs. Román, Ramírez, Vizcarrondo and Alvarado would be entitled to receive his accrued but unpaid salary, any unpaid bonus earned for any fiscal year ended before the date of termination, and unpaid expense reimbursements, and any vested payments or benefits to which he may be entitled under our benefit plans or applicable law. We refer to the NEOs entitlements in the preceding sentence collectively as our “Accrued Obligations.”

Upon termination by us without “cause” or resignation for “good reason” (both as defined below), in addition to the Accrued Obligations, Messrs. Román, Ramírez, Vizcarrondo and Alvarado would be entitled to receive a lump sum severance payment pursuant to Puerto Rico’s Law 80 severance formula in force at signage date. Upon termination by us without “cause” (as defined below) or resignation for “good reason” (as defined below), in addition to the Accrued Obligations, Mr. Román would be entitled to receive a lump sum severance payment equal to one year’s base salary.

If Mr. Román, Ramírez, Vizcarrondo or Alvarado were terminated by us without cause or he resigned for good reason after September 30 of any year, he would also be entitled to receive a prorated amount of his annual bonus for that year based on the number of days elapsed, referred to as a “Prorated Bonus.” If employment were terminated due to our non-extension of the employment agreement, the executive would be entitled to receive the Accrued Obligations, his Prorated Bonus, and a continuation of his base salary for six months. The executive would be required to sign a separation agreement and general release of claims against us and our affiliates as a condition to his entitlement to receive any severance payment or salary continuation from us under his employment agreement.

Messrs. Román’s, Ramírez’s, Vizcarrondo’s and Alvarado’s employment agreements also would restrict them from (i) competing with us for twelve months following termination, (ii) soliciting any of our employees, customers or other business relations for twelve months following termination, and (iii) disparaging us at any time following termination.

The NEO employment agreements define “cause” as any of the following:

•	commission of a felony or a crime of moral turpitude;

•	engaging in conduct that constitutes fraud or embezzlement;

•	engaging in conduct that constitutes gross negligence or willful gross misconduct that results or could reasonably be expected to result in harm to our business or reputation;

•

breach of any material terms of employment, including the NEO’s employment agreement, which results or could reasonably be expected to result in harm to our business or reputation, if not cured (if curable) by the NEO within 15 days following his receipt of written notice from us; or

•	continued willful failure to substantially perform the duties of his position, if not cured (if curable) by the executive within 15 days following the receipt of written notice from us.

For purposes of his employment agreement the NEO would have “good reason” to terminate his employment if, without written consent, any of the following events occurred that are not cured by us within 30 days of written notice specifying the occurrence of such event, which notice must be given by the NEO to us within 30 days following his knowledge of the occurrence of the good reason event:

•	a material failure by us to fulfill our obligations under the employment agreement;

•	a material and adverse change to, or a material reduction of, the NEO’s duties and responsibilities to us;

•

a material reduction in the NEO’s base salary and target annual bonus (not including any reduction related to a broader compensation reduction that is not limited to the NEO specifically and that is no more than 10% in the aggregate);

•	the relocation of the NEO’s primary office to a location more than 25 miles from the prior location that materially increases his commute to work; or

•	the failure of any successor to all or substantially all of EVERTEC’s assets to assume the NEO’s employment agreement.

Regardless of the circumstances pursuant to which NEOs terminate their employment with us, they are entitled to receive certain amounts earned during their employment.

The following table sets forth the compensation that each NEO would have been entitled to receive upon termination of employment, assuming termination of employment as of December 31, 2011.

Name and position	Severance payment	Other cash payments(2)	Accelerated vesting of outstanding restricted stock awards ($)	Accelerated vesting of outstanding option awards ($)(3)
Félix M. Villamil
President and CEO
Resignation without good reason/Termination with cause	$—	$—	$—	$—
Resignation with good reason/Termination without cause(1)	855,769	845,000	1,076,400	—
Death or disability(2)	—	525,000	1,076,400	—
Change in control	—	—	—	—

Juan J. Román
Executive Vice President and CFO
Resignation without good reason/Termination with cause	—	—	—	—
Resignation with good reason/Termination without cause(1)	375,000	109,375	—	—
Death or disability	—	—	—	—
Change in control	—	—	—	—

Carlos J. Ramírez
Executive Vice President,
Head of Sales and Business Development
Resignation without good reason/Termination with cause	—	—	—	—
Resignation with good reason/Termination without cause(1)	497,115	150,400	—	—
Death or disability	—	—	—	—
Change in control	—	—	—	—

Luis G. Alvarado
Senior Vice President,
Head of Sales for Latin America
Resignation without good reason/Termination with cause	—	—	—	—
Resignation with good reason/Termination without cause(1)	149,808	101,650	—	—
Death or disability	—	—	—	—
Change in control	—	—	—	—

Miguel Vizcarrondo
Senior Vice President,
Merchant Acquiring Business
Resignation without good reason/Termination with cause	—	—	—	—
Resignation with good reason/Termination without cause(1)	259,423	121,600	—	—
Death or disability	—	—	—	—
Change in control	—	—	—	—

(1)	Mr. Villamil’s employment was modified as of February 22, 2012. Pursuant to the terms of his employment agreement as in effect at December 31, 2011, Mr. Villamil would have received a severance payment calculated under Puerto Rico’s Law 80, excluding for such purpose the value of restricted stock and retention bonuses granted under that agreement. In connection with his promotion to Vice Chairman of the Board, Mr. Villamil is no longer entitled to cash severance in the event that his service is terminated. Except with respect to Mr. Roman, severance payment amounts are calculated under Puerto Rico’s Law 80. Mr. Román’s severance is equal to one year’s base salary. Payment is part of the NEO’s employment contract.
(2)	Other cash payment amounts include the equivalent of the annual bonus that the NEO would have been entitled to receive in respect of 2011 based on the subsequent determination of our Board.
(3)	Subject to the NEO’s Stock Option Agreement, the unvested Tranche A options shall become vested under certain circumstances as described above in the narrative “Potential Payments upon Termination or Change in Control.”

Director Compensation in Fiscal Year 2011

The following table sets forth the compensation paid for the year ended December 31, 2011 to our directors for their service.

Name	Fees earned or paid in cash ($)(1)	Stock awards	Option awards(2)	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	All other compensation	Total
Mark E. Becker	$—	$—	$—	$—	$—	$—	$—
Jorge Junquera	—	—	—	—	—	—	—
Nathaniel J. Lipman	51,000	—	16,100	—	—	—	67,100
Matthew H. Nord	—	—	—	—	—	—	—
Richard L. Carrión Rexach	—	—	—	—	—	—	—
Néstor O. Rivera	—	—	—	—	—	—	—
Scott I. Ross	—	—	—	—	—	—	—
Thomas M. White	38,750	—	140,400	—	—	—	179,150

(1)	Directors’ fees paid during 2011.
(2)	On April 5, 2011, Carib Holdings entered into stock option agreements with Messrs. Lipman and White, whereby options were granted to purchase shares of Carib Holdings Class B Non-Voting Common Stock. The amount of option awards included in the compensation table above is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For additional information, see Note 16 of the Notes to Audited Consolidated (Successor) and Combined (Predecessor) Financial Statements appearing elsewhere in this prospectus.

Compensation Committee Interlocks and Insider Participation

For the year ended December 31, 2011, compensation-related decisions with respect to our NEOs were made by the EVERTEC and Carib Holdings boards of directors, the members of which include Messrs. Becker, Rivera and Ross, each of whom is a principal and officer of certain affiliates of Apollo, which acquired an approximately 51% indirect ownership interest in us as part of the Merger. Other than Mr. Villamil, who served as our President and CEO until February 22, 2012, none of our directors has ever been one of our officers or employees. During 2011 none of our directors had any relationship that requires disclosure in this prospectus as a transaction with a related person. During 2011, none of our executive officers served as a member of the compensation committee of another entity, any of whose executive officers served on our board of directors, and none of our executive officers served as a director of another entity, any of whose executive officers served on our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of our issued and outstanding limited liability company membership units are owned indirectly by Carib Inc.

Pursuant to Carib Inc.’s certificate of incorporation, Carib Inc. has two classes of common stock, Class A Common Stock, which has voting rights and Class B Non-Voting Common Stock, which does not have voting rights, each with a par value of $0.01 per share. The following table sets forth information regarding the beneficial ownership of the common stock of Carib Inc. as of May 29, 2012, by (1) each person known by us to beneficially own more than 5% of the Class A Common Stock of Carib Inc., (2) each of our named executive officers, (3) each member of our Board and (4) all of our executive officers and members of our Board as a group. As of May 29, 2012, there were 36,406,516 shares of common stock of Carib Inc. outstanding, consisting of 36,033,124 shares of Class A Common Stock and 373,392 shares of Class B Non-Voting Common Stock.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock of Carib Inc. shown as beneficially owned by them.

Name of Beneficial Owner	Shares Beneficially Owned
	Shares	Percentage of Class
Class A Common Stock
Apollo Management Holdings L.P. (1)	18,376,893	51%
Popular, Inc. (2)	17,656,231	49%

Class B Non-Voting Common Stock
Peter Harrington (3)	29,292	7.84%
Juan J. Roman (4)	15,000	4.02%
Carlos Ramírez (5)	18,500	4.95%
Luis G. Alvarado (6)	27,300	7.31%
Miguel Vizcarrondo (7)	13,400	3.59%
Félix M. Villamil (8)	80,000	21.43%

Marc E. Becker (9)	—	—
Jorge Junquera (11)	—	—
Nathaniel J. Lipman (10)	—	—
Matthew H. Nord (9)	—	—
Richard L. Carrión Rexach (11)	—	—
Néstor O. Rivera (11)	—	—
Scott I. Ross (9)	—	—
Thomas M. White (12)	25,000	6.70%
Directors and executive officers as a group (15 persons)	228,992	61.33%

(1)	Represents 18,376,893 shares of Class A Common Stock owned of record by AP Carib. AIF VII Euro Holdings, L.P. (“Euro Holdings”) is the sole shareholder of AP Carib. Apollo Management VII, L.P. (“Management VII”) is the sole director of AP Carib and the manager of Euro Holdings. AIF VII Management, LLC (“AIF VII”) is the general partner of Management VII. Apollo Management, L.P. (“Apollo

Management”) is the sole member and manager of AIF VII, and Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Apollo Advisors VII (EH), L.P. (“Advisors VII (EH)”) is the general partner of Euro Holdings and Apollo Advisors VII (EH-GP) Ltd. (“Advisors VII (EH-GP)”) is the general partner of Advisors VII (EH). Apollo Principal Holdings III, L.P. (“Principal III”) is the sole shareholder of Advisors VII (EH-GP) and Apollo Principal Holdings III GP, Ltd. (“Principal III GP”) is the general partner of Principal III.

AP Carib, Euro Holdings, Management VII, AIF VII, Apollo Management, Management GP, Management Holdings, Management Holdings GP, Advisors VII (EH), Advisors VII (EH-GP), Principal III and Principal III GP (collectively, the “Apollo Entities”) are all affiliates of Apollo. Each of the Apollo Entities disclaim beneficial ownership of all shares of the Class A Common Stock or our common stock held of record or beneficially owned by any of the Apollo Entities, except to the extent of any pecuniary interest therein. The address of each of AP Carib, Euro Holdings, Advisors VII (EH), Advisors VII (EH-GP), Principal III and Principal III GP is c/o Walkers Corporate Services Limited, P.O. Box 908-GT, Walker House, 87 Mary Street, George Town, Grand Cayman, KY1-9005. The address of each of Management VII, AIF VII, Apollo Management, Management GP, Management Holdings and Management Holdings GP is c/o Apollo Management, L.P., 9 West 57th St., 43rd Floor, New York, New York 10019.

(2)	Represents 17,656,231 shares of Class A Common Stock owned of record by Popular. Popular disclaims beneficial ownership of all shares of our common stock held of record or beneficially owned by it except to the extent of its pecuniary interest therein. The address of Popular is 209 Muñoz Rivera Avenue, Hato Rey, Puerto Rico 00918.
(3)	Includes 14,646 shares of restricted Class B Non-Voting Common Stock which are subject to forfeiture. Does not include 350,000 shares of Class B Non-Voting Common Stock issuable upon the exercise of Tranche A, Tranche B and Tranche C options that remain subject to vesting.
(4)	Does not include 195,000 shares of Class B Non-Voting Common Stock issuable upon the exercise of Tranche A, Tranche B and Tranche C options that remain subject to vesting.
(5)	Does not include 233,728 shares of Class B Non-Voting Common Stock issuable upon the exercise of Tranche A, Tranche B and Tranche C options, of which 218,146 remain subject to vesting and none of which are exercisable until the occurrence of certain triggering events.
(6)	Does not include 175,296 shares of Class B Non-Voting Common Stock issuable upon the exercise of Tranche A, Tranche B and Tranche C options, of which 163,610 remain subject to vesting and none of which are exercisable until the occurrence of certain triggering events.
(7)	Does not include 185,296 shares of Class B Non-Voting Common Stock issuable upon the exercise of Tranche A, Tranche B and Tranche C options, of which 173,610 remain subject to vesting and none of which are exercisable until the occurrence of certain triggering events.
(8)	Consists of 80,000 shares of restricted Class B Non-Voting Common Stock which are subject to forfeiture. Does not include 77,910 shares of Class B Non-Voting Common Stock issuable upon the exercise of Tranche A options, of which 38,955 remain subject to vesting and none of which are exercisable until the occurrence of certain triggering events.
(9)	Messrs. Becker, Nord and Ross are each principals and officers of certain affiliates of Apollo. Although each of Messrs. Becker, Nord and Ross, may be deemed to be the beneficial owner of shares beneficially owned by Apollo, each of them disclaims beneficial ownership of any such shares.
(10)	Does not include 5,000 shares of Class B Non-Voting Common Stock issuable upon the exercise of options, none of which are exercisable until the occurrence of certain triggering events.
(11)	Messrs. Junquera, Carrión and Rivera are each officers and/or directors of Popular. Although each of Messrs. Junquera, Carrión and Rivera may be deemed to be the beneficial owner of shares beneficially owned by Popular, each of them disclaims beneficial ownership of any such shares.
(12)	Consists of 25,000 of Class B Non-Voting Common Stock held by Thomas M. White 2006 Trust, over which Mr. White has voting and investment power. Does not include 45,000 shares of Class B Non-Voting Common Stock issuable upon the exercise of options held by Thomas M. White 2006 Trust, of which 40,500 remain subject to vesting and none of which are exercisable until the occurrence of certain triggering events.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions in Connection with the Closing of the Merger

Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. The description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the Merger Agreement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Popular has agreed, subject to the limitations contained in the Merger Agreement, to indemnify AP Carib and its affiliates and certain related parties for breaches of representations, warranties and covenants made by Popular, as well as for certain other specified matters. AP Carib and EVERTEC have agreed, subject to the limitations contained in the Merger Agreement, to indemnify Popular and its affiliates and certain related parties for breaches of representations, warranties and covenants made by AP Carib and EVERTEC. Generally, the indemnification obligations of each party with respect to claims for breaches of representations and warranties (1) survive until April 1, 2012, subject to certain exceptions providing for longer or indefinite survival periods, (2) are not effective until the aggregate amount of losses suffered by the indemnified parties exceeds $5.0 million and (3) are limited to $100.0 million of recovery. In addition, EVERTEC has agreed, subject to the limitations contained in the Merger Agreement, to indemnify Popular and its affiliates and certain related parties for breaches of certain EVERTEC’s post-closing covenants, EVERTEC and its subsidiaries liabilities and certain losses arising from EVERTEC’s assets and employees.

In addition to the Merger Agreement the parties entered into of a number of ancillary agreements, including those described below.

Master Services Agreement

We historically provided various processing and information technology services to Popular and its subsidiaries pursuant to a master services agreement among us, Popular and certain of Popular’s subsidiaries.

At the closing of the Merger, we amended and restated the current master services agreement. Under the amended and restated master services agreement (the “Master Services Agreement”), Popular and Banco Popular agreed to, and caused their respective subsidiaries to, receive the services covered by the Master Services Agreement, including certain changes, modifications, enhancements or upgrades to such covered services, on an exclusive basis from us. In exchange for the services, Popular, Banco Popular and their respective subsidiaries initially pay amounts that are set forth in a price list incorporated into the current master services agreement, which is generally based on the historical pricing practices among the parties. The parties agreed to review the service fees on an ongoing basis and may change such fees upon mutual agreement. Following the second anniversary of the date of the Master Services Agreement, such service fees will be adjusted annually to reflect changes in the consumer price index, provided that any such fee adjustment may not exceed 5% per year.

In addition, Popular, Banco Popular and their respective subsidiaries agreed to grant us a right of first refusal to (1) provide our services to support Popular, Banco Popular and their respective subsidiaries’ implementation of any development, maintenance, enhancement or modification of any services provided by us under the Master Services Agreement; (2) create or offer certain new services or products that Popular, Banco Popular or one of their respective subsidiaries determine to offer to their customers or (3) provide certain core bank processing and credit card processing services that are currently provided by third parties to certain subsidiaries of Popular, if Popular and Banco Popular and their respective subsidiaries determine to extend or renew these services, which are currently provided by third parties. We agreed to grant Popular, Banco Popular and their respective subsidiaries a right of first refusal to purchase any new service or product created or developed by us internally or by a third party, unless the service or product was created or developed by, or at the specific request of, a client other than Popular, Banco Popular and their respective subsidiaries.

We agreed under the Master Services Agreement that we will not compete with Popular, Banco Popular and their respective subsidiaries in offering, providing or marketing certain payment processing services that are currently offered by Popular, Banco Popular and their respective subsidiaries to certain identified customers of Popular, Banco Popular and their respective subsidiaries. Popular, Banco Popular and their subsidiaries agreed not to hire or solicit any of our employees, subject to customary carve-outs. The Master Services Agreement also contained a non-circumvention covenant, which is intended to prohibit us on the one hand, and Popular, Banco Popular and their subsidiaries on the other hand, from engaging in certain actions designed or intended to divert customers from the other.

Except for cases of our gross negligence or willful misconduct, our liability for breach under the Master Services Agreement is limited to the amount paid for such services under the Master Services Agreement. Under certain circumstances, breaches with respect to certain services result only in service credits accruing to Popular, Banco Popular and their respective subsidiaries in lieu of the payment of monetary damages.

The Master Services Agreement provides for a 15 year term which commenced upon the closing of the Merger (subject to our option to extend such term by an additional three years upon a change of control of Popular or Banco Popular). After the initial term, the Master Services Agreement will renew automatically for successive 3 year periods, unless a party gives written notice of non-renewal to the other parties not less than 1 year prior to the relevant renewal date. The Master Services Agreement provides for termination by a party (1) for the other party’s breach of the agreement that results in a material adverse effect on the terminating party that continues for more than 90 days, (2) for a failure by the other party to pay any properly submitted invoice for a material amount in the aggregate that is undisputed for a period of more than 60 days, or (3) for a prohibited assignment of the Master Services Agreement by the other party. In addition, Popular and Banco Popular are permitted to terminate the Master Services Agreement up to 30 days following the occurrence of a change of control of EVERTEC, unless (1) the acquirer is identified to Popular and Banco Popular at least 30 business days prior to the proposed change of control, (2) neither the acquirer nor any of its affiliates is engaged, directly or indirectly, in the banking, securities, insurance or lending business, from which they derive aggregate annual revenues from Puerto Rico in excess of $50 million unless none of them has a physical presence in Puerto Rico that is used to conduct any such business, (3) we (or our successor, as applicable) will be solvent after the proposed change of control and (4) following the change of control, we (or our successor, as applicable) will be capable of providing the services under the Master Services Agreement at the level of service that is required under the Master Services Agreement.

We agreed to provide certain transition assistance to Popular, Banco Popular and their respective subsidiaries in connection with (1) the termination of the Master Services Agreement, (2) the termination of a particular service provided by us under the Master Services Agreement or (3) a release event under the Technology Agreement (as described below).

For the year ended December 31, 2011 and the three months ended March 31, 2012, we recorded revenue of approximately $156.2 million and $38.3 million, respectively, from Popular, Banco Popular and their respective subsidiaries under the Master Services Agreement.

Technology Agreement

At the closing of the Merger, we and Popular entered into a Technology Agreement, pursuant to which we deposited certain proprietary software, technology and other assets into escrow. According to the Technology Agreement we must continue to make deposits on a semi-annual basis during the term of the Master Services Agreement and the term of any transition period under the Master Services Agreement. As specified in the Technology Agreement, Popular has the right and option, upon the occurrence of certain release events, to obtain the release of part, and upon the occurrence of other release events, all of the materials deposited into escrow. Upon the occurrence of any release event, Popular will also have the option to elect to exercise its rights under a license granted by us to Popular to use and otherwise exploit all or any part of the released materials for the term (perpetual or term-limited) specified by Popular. We and Popular will negotiate the fair market value of the rights elected by Popular upon the release of the escrow.

Popular is permitted to terminate the Technology Agreement up to 30 days following the occurrence a change of control of EVERTEC, unless the acquirer (1) is identified to Popular at least 30 business days prior to the proposed change of control, (2) neither the acquirer nor any of its affiliates is engaged, directly or indirectly, in the banking, securities, insurance or lending business, from which they derive aggregate annual revenues from Puerto Rico in excess of $50.0 million unless none of them has a physical presence in Puerto Rico that is used to conduct any such business, (3) EVERTEC (or its successor, as applicable) will be “solvent” (as that term is defined in the Technology Agreement) after the proposed change of control and (4) following the change of control, EVERTEC (or its successor, as applicable) will be capable of performing the obligations and duties of EVERTEC under the Technology Agreement.

ATH Network Participation Agreement

We historically gave Banco Popular access to the ATH network pursuant to an ATH network participation agreement between us and Banco Popular. At the closing of the Merger, we amended and restated the current ATH network participation agreement (as amended and restated, the “ATH Network Participation Agreement”). Under the ATH Network Participation Agreement, we (1) give Banco Popular access to the ATH network by providing various services, including by connecting Banco Popular’s ATMs to the ATH network, monitoring Banco Popular’s ATMs, agreeing to forward transactions from connected terminals to the participant of the ATH network and settling transactions among ATH network participants from all POS and ATM terminals on a daily basis (collectively, the “ATH Network Services”) and (2) grant to Banco Popular a non-exclusive, non-transferable, limited, royalty free license to use the ATH logo and the ATH word mark and any other trademarks or service marks used by us in connection with the ATH network (collectively, the “ATH Mark”) within the U.S. territories, Puerto Rico, and any other country where the ATH Mark is registered or subject to registration.

The ATH Network Participation Agreement provides for a 15 year term which commenced upon the closing of the Merger (subject to our option to extend such term by an additional three years upon a change of control of Banco Popular). After the initial term, the ATH Network Participation Agreement will renew automatically for successive 3 year periods, unless a party gives written notice to the other party not less than 1 year prior to the relevant renewal date. The ATH Network Participation Agreement provides for termination (1) by us if Banco Popular commits a material breach, which includes, but is not limited to (a) any activities or actions of Banco Popular which reflect adversely on our business reputation, any participant in the ATH network or the ATH network or (b) any breach of the license described above, (2) by Banco Popular, if we commit a breach or series of breaches that results in a material adverse effect on Banco Popular or (3) by either party (a) for a failure by the other party to pay any properly submitted invoice for a material amount in the aggregate that is undisputed for a period of more than 60 days, or (b) for a prohibited assignment of the ATH Network Participation Agreement by the other party. In addition, Banco Popular is permitted to terminate the ATH Network Participation Agreement up to 30 days following the occurrence a change of control of EVERTEC, unless (1) the acquirer is identified to Banco Popular at least 30 business days prior to the proposed change of control, (2) neither the acquirer nor any of its affiliates is engaged, directly or indirectly, in the banking, securities, insurance or lending business, from which they derive aggregate annual revenues from Puerto Rico in excess of $50.0 million unless none of them has a physical presence in Puerto Rico that is used to conduct any such business, (3) EVERTEC (or its successor, as applicable) will be “solvent” (as that term is defined in the Amended and Restated ATH Network Participation Agreement) after the proposed change of control and (4) following the change of control, EVERTEC (or its successor, as applicable) will be capable of performing the obligations and duties of EVERTEC under the ATH Network Participation Agreement.

Banco Popular also agreed to grant us a right of first refusal with respect to any development, maintenance or other technology project related to the ATH Network Services and will agree to exclusively use us to provide the ATH Network Services throughout the term of the ATH Network Participation Agreement.

For the year ended December 31, 2011 and the three months ended March 31, 2012, we recorded revenue of approximately $13.6 million and $3.5 million, respectively, from Banco Popular under the ATH Network Participation Agreement.

ATH Support Agreement

We and Banco Popular entered into the ATH Support Agreement at the closing of the Merger pursuant to which Banco Popular agreed to support the ATH brand by (1) supporting, promoting and marketing the ATH network and brand and debit cards bearing the symbol of the ATH network, either exclusively or with the symbol of another credit card association and (2) issuing in each successive twelve month period at least a set minimum number of debit cards exclusively bearing the symbol of the ATH network (“ATH Debit Cards”). Banco Popular is not responsible for any failure to issue at least the required minimum number of ATH Debit Cards under the ATH Support Agreement during any twelve month period if as a result of factors outside of Banco Popular’s control there is a change in demand for debit cards (including a reduction in the demand for ATH Debit Cards), an increase in demand for debit cards bearing the symbol of the ATH network and the symbol of another credit card association (“Dual Branded Debit Cards”) or the development of new payment technologies in the market that result in a decrease in demand for debit cards (including a reduction in demand for ATH Debit Cards). Banco Popular also agreed not to, and will not create incentives for its or its affiliates’ personnel to, promote, support or market (1) debit cards other than ATH Debit Cards or Dual Branded Debit Cards or (2) credit cards in a manner targeted to negatively impact the issuance of ATH Debit Cards and Dual Branded Debit Cards. The ATH Support Agreement terminates upon the earlier of 15 years after the date of the closing of the Merger or the termination of the Master Services Agreement.

Banco Popular agreed that, during the term of the ATH Support Agreement, it may not directly or indirectly enter into any agreement with another card association to issue Dual Branded Debit Cards without our prior written consent. Under the ATH Support Agreement, if Banco Popular desires to enter into such an agreement, it will consult with us and provide documentation and other support requested by us to demonstrate that Banco Popular’s entry into the agreement will have a direct economic benefit to us. We will then be required to make a good faith determination based on such documentation and support whether to consent to Banco Popular’s entry into the agreement.

Banco Popular is permitted to terminate the ATH Support Agreement up to 30 days following the occurrence of a change of control of EVERTEC, unless (1) the acquirer is identified to Banco Popular at least 30 business days prior to the proposed change of control, (2) neither the acquirer nor any of its affiliates is engaged, directly or indirectly, in the banking, securities, insurance or lending business, from which they derive aggregate annual revenues from Puerto Rico in excess of $50.0 million unless none of them has a physical presence in Puerto Rico that is used to conduct any such business, (3) EVERTEC (or its successor, as applicable) will be “solvent” (as that term is defined in the Amended and Restated ATH Support Agreement) after the proposed change of control and (4) following the change of control, EVERTEC (or its successor, as applicable) will be capable of performing the obligations and duties of EVERTEC under the ATH Support Agreement.

Independent Sales Organization Sponsorship and Service Agreement

At the closing of the Merger, we amended and restated an interim ISO Agreement previously entered into with Banco Popular (as amended and restated, the “ISO Agreement”). Under the ISO Agreement, Banco Popular sponsors us as an independent sales organization with respect to certain credit card associations and we provide various services including, among other things, the payment and transaction processing services to merchants (“Merchant Services”), the signing up and underwriting of merchants to accept such Merchant Services and the sale of various products related to the Merchant Services. This agreement also provides that the parties will establish the fees to be paid by EVERTEC to Banco Popular for the fraud monitoring services provided by Banco Popular. The term of the ISO Agreement will continue until December 31, 2025 and thereafter will be automatically renewed for successive three year periods unless written notice of non-renewal is given at least one year in advance by either party.

Pursuant to the ISO Agreement, Banco Popular is the acquiring member with respect to the credit card associations covered by the ISO Agreement for anyone in Puerto Rico, the U.S. Virgin Islands and the British Virgin Islands. However, if Banco Popular is unable (for any reason other than a merchants’ refusal to enter into a merchant agreement with Banco Popular through no fault of Banco Popular) or unwilling to act as the acquiring member for any merchant, we may enter into an agreement with another financial institution to serve as the sponsoring bank with respect to such person. However, in order to use another financial institution as the sponsoring bank with respect to any merchant, we must make a good faith determination that the provision of Merchant Services to the merchant does not pose an unreasonable financial, regulatory or reputational risk to us or Banco Popular.

Additionally, pursuant to the ISO Agreement, Banco Popular agreed to exclusively refer to us any merchant that inquires about, requests or otherwise evidences interest in the Merchant Services. Banco Popular will receive a referral fee for each merchant referred that subsequently agrees to receive Merchant Services from us. We also agreed under the ISO Agreement to refer to Banco Popular any merchant doing business in Puerto Rico, the U.S. Virgin Islands and the British Virgin Islands that inquires about, requests or otherwise evidences interest in banking services or products. Banco Popular also agreed to make monthly payments to EVERTEC as a means of subsidizing certain Merchant Services provided by EVERTEC on less than favorable terms in connection with two existing customer relationships that are favorable to Popular and its affiliates as a whole. These subsidies were historically reflected in an agreement between the Merchant Acquiring business and Banco Popular. The monthly payments with respect to one customer will continue until the earlier of February 29, 2012 and the date on which the underlying customer contract expires or is terminated. The monthly payments with respect to a second customer will continue until either Banco Popular or EVERTEC gives 30 days prior written notice to the other party of its desire to terminate the arrangement.

During the term of the ISO Agreement and for one year following the termination of the ISO Agreement for any reason, Banco Popular may not and may not cause any independent sales organization sponsored by Banco Popular to solicit any merchant receiving Merchant Services from us to receive such services instead from another independent sales organization. This non-solicitation restriction does not apply, however, to (1) any banking customer of Banco Popular to which we are unable or unwilling to provide Merchant Services and (2) to any merchant with respect to the solicitation by Banco Popular to provide banking services and products.

Banco Popular is permitted to terminate the ISO Agreement up to 30 days following the occurrence of a change of control of EVERTEC, unless (1) the acquirer is identified to Banco Popular at least 30 business days prior to the proposed change of control, (2) neither the acquirer nor any of its affiliates is engaged, directly or indirectly, in the banking, securities, insurance or lending business, from which they derive aggregate annual revenues from Puerto Rico in excess of $50.0 million unless none of them has a physical presence in Puerto Rico that is used to conduct any such business, (3) EVERTEC (or its successor, as applicable) will be “solvent” (as that term is defined in the ISO Agreement) after the proposed change of control and (4) following the change of control, EVERTEC (or its successor, as applicable) will be capable of performing the obligations and duties of EVERTEC under the ISO Agreement.

Cash Depot Subcontract

We provide certain cash depot services to depository institutions in Puerto Rico and the U.S. Virgin Islands (the “Cash Depot Services” on behalf of a certain quasi-government organization. We provide the Cash Depot Services as a subcontractor of Banco Popular pursuant to a subcontract between us and Banco Popular. Banco Popular holds the prime contract with the quasi-government organization (the “Cash Depot Agreement”).

The subcontract is effective for so long as the Cash Depot Agreement is in effect. Under the terms of the subcontract, either party may terminate the subcontract prior to the expiration of the subcontract by giving the other party advance notice. However, under the Merger Agreement, Popular agreed that until the termination of the ISO Agreement, the Master Services Agreement or the assignment of the Cash Depot Agreement, Popular will cause Banco Popular to not terminate the Cash Depot Agreement or take any action what would deprive us of the economic benefit that it derives from the Cash Depot Agreement.

In addition, the quasi-government organization that is a party to the Cash Depot Agreement may terminate the Cash Depot Agreement and thereby cause the termination of the subcontract upon the occurrence of certain triggering events, one of which is a material change in the ownership, management and/or operations of Banco Popular and/or EVERTEC. The quasi-government organization that is a party to the Cash Depot Agreement has agreed to waive the triggering event that would have arisen in connection with the Merger.

For the year ended December 31, 2011 and the three months ended March 31, 2012, we recorded revenue of approximately $1.4 million and $0.4 million, respectively, under this subcontract.

TicketPop Services Agreement

At the closing of the Merger, we amended an interim TicketPop Services Agreement previously entered into with Banco Popular (as amended, the “TicketPop Services Agreement”). Under the TicketPop Services Agreement, customers that purchase event tickets through the TicketPop internet-based ticket sales and processing that is operated by us are able to obtain printed tickets and make payment for such tickets from Banco Popular tellers and dispensing machines located at certain Banco Popular branches (“Outlet Services”). In addition, Banco Popular makes available its “Telebanco” call and phone assistance center to receive and attend to telephone calls related to TicketPop (“Call Center Services”).

The term of the TicketPop Services Agreement continues until five years following the closing of the Merger and thereafter will be automatically renewed for successive one year periods unless written notice of non-renewal is given at least 30 days in advance by either party. The TicketPop Services Agreement provides for termination by (1) us at any time upon giving at least 30 days advance written notice and (2) Banco Popular in the event we (a) commit a material breach of the TicketPop Services Agreement and fail to cure such breach and/or (b) fail to pay a material amount of undisputed invoiced amounts. In addition, Banco Popular is permitted to terminate the Ticketpop Services Agreement up to 30 days following the occurrence a change of control of EVERTEC, unless (1) the acquirer is identified to Banco Popular at least 30 business days prior to the proposed change of control, (2) neither the acquirer nor any of its affiliates is engaged, directly or indirectly, in the banking, securities, insurance or lending business, from which they derive aggregate annual revenues from Puerto Rico in excess of $50 million unless none of them has a physical presence in Puerto Rico that is used to conduct any such business, (3) EVERTEC (or its successor, as applicable) will be “solvent” (as that term is defined in the Ticketpop Services Agreement) after the proposed change of control and (4) following the change of control, EVERTEC (or its successor, as applicable) will be capable of performing the obligations and duties of EVERTEC under the Ticketpop Services Agreement.

On February 3, 2011, we notified Banco Popular of our intent to terminate the portion of the Ticketpop Services Agreement related to Outlet Services because on even date, we entered into a new agreement with an unaffiliated third party to provide these services.

For the year ended December 31, 2011, we paid approximately $0.3 million to Banco Popular under the TicketPop Services Agreement.

Transition Services Agreement

In connection with the Merger, we entered into a transition services agreement with Popular pursuant to which Popular, or an affiliate of Popular, provides certain services to us for different periods of time generally not exceeding 12 months from the closing of the Merger. These services include access and use of SAP and Hyperion systems and other information technology services, access to the employee activity center in the Cupey Center, payroll accounting and processing, comptroller function services. Some of the services were historically provided by third-party vendors who have agreed to continue to provide such services for the duration of the transition. Popular agreed to use its reasonable best efforts to obtain consents of such third-party vendors to provide such services for the agreed-upon duration, or obtain substantially similar services from other sources on substantially similar terms and conditions. Popular bears the cost of obtaining such consents. Popular also provides certain transition support to us in connection with the termination of the transition services agreement.

For the year ended December 31, 2011 and the three months ended March 31, 2012, we paid $0.2 million and $19,000, respectively, to Popular under the Transition Services Agreement.

Amended Leases

In connection with the Merger, we and Banco Popular entered into the Third Amendment to the Master Lease Agreement governing the premises leased by us at the Cupey Center for use as its headquarters. As amended, the initial term of the lease expires on March 31, 2015, but can be renewed at our option for up to four additional five-year terms. The annual rent under the lease is approximately $5.3 million (including estimated operating expenses). We have a right of first refusal over substantially all of the leased premises in the event that Banco Popular desires to sell the property.

We and Banco Popular also entered into the Third Amendment to the Sublease Agreement governing the premises subleased by us at the Tres Monjitas property for use as a backup data site. The sublease expired on October 23, 2012. The annual rent under the sublease was approximately $0.4 million.

Consulting Agreements

In connection with the Merger, Carib Holdings and EVERTEC entered into consulting agreements with each of Apollo and Popular (each, a “Holdings consultant”) pursuant to which Carib Holdings and EVERTEC receive certain advisory services from each Holdings consultant. Each consulting agreement terminates on the earlier of (1) the twelfth anniversary of the date of the consulting agreement, (2) the time at which the applicable Holdings consultant and its affiliates beneficially own equity interests in both Carib Holdings and EVERTEC, in each case in an aggregate amount less than 5% of the then outstanding equity interests of such entity and (3) such earlier date as is mutually agreed upon by Carib Holdings, EVERTEC and the applicable Holdings consultant. As consideration for agreeing to render the services set forth in the consulting agreement, Carib Holdings will pay (1) an annual fee to Apollo equal to the product of 0.51 multiplied by the greater of (a) $2.0 million and (b) 2% of the combined EBITDA of EVERTEC and its subsidiaries for the immediately preceding year, and (2) an annual fee to Popular equal to the product of 0.49 multiplied by the greater of (a) $2.0 million and (b) 2% of the combined EBITDA of EVERTEC and its subsidiaries for the immediately preceding year. In addition, upon the consummation of the Merger, Carib Holdings paid an aggregate transaction fee of $18.0 million to the Holdings consultants, 51% of which is payable to Apollo and 49% of which is payable to Popular, which was the entire amount paid to the Holdings consultants for the year ended December 31, 2010. The consulting agreements also provide for reimbursement by Carib Holdings of certain expenses of the Holdings consultants incurred in connection with the performance of the Holdings consultants obligations under the consulting agreements.

For the year ended December 31, 2011, Carib Holdings paid $2.0 million to Apollo and $1.2 million to Popular under the consulting agreements.

Venezuela Transition Services Agreement

In connection with the transfer of EVERTEC Venezuela and the assignment of all the assets and liabilities related to the EVERTEC Venezuela business, we entered into a transition services agreement with Popular and EVERTEC Venezuela (the “Venezuela Transition Services Agreement”) pursuant to which we will provide certain services to EVERTEC Venezuela for approximately 12 months from the closing of the Merger. These services include the operation of certain transaction authorization and credit card processing applications on behalf of EVERTEC Venezuela and certain information technology professional services, including maintenance services, relating to various accounting and back-office applications. Popular and EVERTEC Venezuela are responsible for obtaining any consents or licenses that we may need in order to provide the transition services. In addition, under the terms of the Venezuela Transition Services Agreement, we may terminate the agreement or cease providing any service if (1) upon a change of control of EVERTEC Venezuela, the acquirer, or resulting entity, is not reasonably acceptable to us or (2) EVERTEC Venezuela, Popular or any of their affiliates, (a) violate certain international trade laws or (b) engage in any conduct, or otherwise use the transition services in a manner that we reasonably believe would cause us, Carib Holdings, any holder of any equity interest in Carib Holdings or any of their affiliates to violate any applicable law or any agreement or undertaking to which EVERTEC, Carib Holdings or any of their affiliates is a party or is bound.

In June 2011, Popular determined that it would terminate the operations of the successor to EVERTEC Venezuela, Tarjetas y Transacciones en Red Tranred, C.A. (“Tranred”). In connection with such termination, Tranred assigned certain offshore service agreements with entities outside of Venezuela to EVERTEC and agreed to continue to provide certain services to EVERTEC to facilitate such assignments. In connection with the assignments, on July 1, 2011, EVERTEC, Tranred and Popular entered into an amendment of the Venezuela Transition Services Agreement.

For the year ended December 31, 2011 and the three months ended March 31, 2012, we were paid approximately $2.0 million and $0.5 million, respectively, by Popular, under the Venezuela Transition Services Agreement.

Virgin Islands Services Agreement

We entered into a Virgin Islands Services Agreement whereby Banco Popular provides our Merchant Acquiring business with the services that are provided by the Virgin Islands employees that Banco Popular did not transfer to us under in connection with the Merger. The term of the Virgin Islands Services Agreement continues until three years following the closing of the Merger and thereafter will be automatically renewed for successive one year periods unless written notice of non-renewal is given at least 30 days in advance by either party. The Virgin Islands Services Agreement provides for termination by (1) us at any time upon giving at least 30 days advance written notice and (2) Banco Popular in the event we fail to pay a material undisputed invoiced amounts. In addition, Banco Popular is permitted to terminate the Virgin Islands Services Agreement up to 30 days following the occurrence a change of control of EVERTEC, unless (1) the acquirer is identified to Banco Popular at least 30 business days prior to the proposed change of control, (2) neither the acquirer nor any of its affiliates is engaged, directly or indirectly, in the banking, securities, insurance or lending business, from which they derive aggregate annual revenues from Puerto Rico in excess of $50.0 million unless none of them has a physical presence in Puerto Rico that is used to conduct any such business, (3) EVERTEC (or its successor, as applicable) will be “solvent” (as that term is defined in the Virgin Islands Services Agreement) after the proposed change of control and (4) following the change of control, EVERTEC (or its successor, as applicable) will be capable of performing the obligations and duties of EVERTEC under the Virgin Islands Services Agreement.

For the years ended December 31, 2011 and the three months ended March 31, 2012, we paid approximately $0.5 million and $0.1 million, respectively, to Banco Popular under the Virgin Island Services Agreement.

Related Party Transactions After the Closing of the Merger

Manager Arrangements

It is the Board’s policy that any manager who is not also an employee of either (i) us or any of our subsidiaries, (ii) Popular or (iii) Apollo will receive annual compensation in the amount of $45,000 payable in equal quarterly installments, plus $2,000 for each regular or special meeting of the Board or Board committee that they attend in person, plus an additional $1,000 for each regular or special meeting of the Board or Board committee that they attend by teleconference. In addition, on April 5, 2011, Thomas White and Nathaniel Lipman received options to purchase 45,000 and 5,000 shares, respectively, of Class B Non-Voting Common Stock of Carib Holdings (now options to purchase shares of Class B Non-Voting Common Stock of Carib Inc. following the Reorganization). The options issued to Messrs. Lipman and White were granted outside of the Plan. Mr. Lipman’s options will vest one year after the grant date as long as he is then providing services to us or our affiliates. Mr. White’s options are divided evenly among Tranche A options and Tranche B options. The Tranche A options will vest in equal installments on each of the first five anniversaries of the grant date and the Tranche B options will vest at such time as Apollo’s Internal Rate of Return (as defined in the Plan) equals or exceeds 20% based on cash proceeds received by Apollo, in each case as long as Mr. White is providing services to us or our affiliates at such time. Also on April 5, 2011, Mr. White entered into a subscription agreement to purchase 25,000 shares of Class B Non-Voting Common Stock of Carib Holdings for a purchase price of $250,000.

Stockholder Agreement

In connection with the Merger, Carib Holdings entered into a Stockholder Agreement with Popular, AP Carib and the other stockholders of Carib Holdings, which was amended and restated in connection with the Reorganization and is now an agreement among Popular, AP Carib and the other stockholders of Carib Inc. The amended and restated Stockholder Agreement, among other things, sets forth certain rights and restrictions with respect to the common stock of Carib Inc.

Director Nomination Rights

The board of directors of Carib Inc. is comprised of five directors nominated by AP Carib, three directors nominated by Popular and a management director. Félix Villamil shall be the management director for so long as he holds the position of Vice Chairman of the Board, after which time the individual holding the office of chief executive officer of EVERTEC will be the management director. Except as described below, AP Carib will have the right to nominate five members and Popular will have the right to nominate three members of the board of directors of Carib Inc., in each case for so long as AP Carib or Popular, as the case may be, beneficially owns, together with its affiliates, 25% or more of the then outstanding voting common stock of Carib Inc. In addition, for so long as AP Carib or Popular, as the case may be, beneficially owns, together with its affiliates, 10% or more and less than 25% of the then outstanding voting common stock of Carib Inc., it will have the right to nominate two members of the board of directors of Carib Inc. (the “10% board right”). Similarly, for so long as AP Carib or Popular, as the case may be, beneficially owns, together with its affiliates, 5% or more and less than 10% of the then outstanding voting common stock of Carib Inc., it will have the right to nominate two members of the board of directors of Carib Inc. (the “5% board right”).

Notwithstanding the foregoing, if at any time Popular beneficially owns, together with its affiliates, voting common stock of Carib Inc. representing 10% more than the amount of voting common stock of Carib Inc. beneficially owned by AP Carib and its affiliates at such time (the “first board trigger date”), each of AP Carib and Popular will have the right to nominate four members of the board of directors of Carib Inc., in each case for so long as it beneficially owns, together with its affiliates, 25% or more of the then outstanding voting common stock of Carib Inc. Furthermore, on the second anniversary of the first board trigger date (or, if the first board trigger date occurs prior to the initial public offering of Carib Inc. and if Popular and its affiliates beneficially own voting common stock of Carib Inc. representing at least 10% more than the amount of voting common stock of Carib Inc. beneficially owned by AP Carib and its affiliates prior to such initial public offering, the second anniversary of such initial public offering of Carib Inc., if earlier), Popular will have the right to nominate five members and AP Carib will have the right to nominate three members of the board of directors of Carib Inc., in each case for so long as it beneficially owns, together with its affiliates, 25% or more of the then outstanding voting common stock of Carib Inc. If at any time following the first board trigger date AP Carib beneficially owns, together with its affiliates, more voting common stock of Carib Inc. than the amount of voting common stock of Carib Inc. beneficially owned by Popular and its affiliates at such time, the director nomination rights will be as set forth in the immediately preceding paragraph.

Except for certain exceptions described in the Stockholder Agreement, directors may only by removed and replaced by the stockholder having the right to nominate such director. The Stockholder Agreement also provides that Carib Inc. will at all times cause the board of managers of each of EVERTEC and Carib to be comprised of the same individuals as the board of directors of Carib Inc.

Additional Stockholder Rights

Each of AP Carib and Popular has the right, for so long as it holds 20% or more of the outstanding voting common stock of Carib Inc., to approve certain corporate actions before Carib Inc. may take such actions. Among the corporate actions requiring AP Carib’s and Popular’s prior approval are: (1) amending the organizational documents of Carib Inc. or any of its subsidiaries; (2) issuing equity of Carib Inc. or any of its subsidiaries, subject to certain exceptions; (3) acquiring or disposing of significant assets; (4) incurring debt for borrowed money under certain circumstances; (5) entering into or amending certain significant contracts; (6) entering into certain related party transactions; (7) materially changing the terms and conditions of the management long-term compensation plan; (8) causing an initial public offering of Carib Inc. or any of its subsidiaries prior to September 30, 2012; and (9) causing a change of control of Carib Inc. prior to March 30, 2013. These consent rights described in this paragraph may be assigned to a complete rights transferee (as defined below).

In addition, each of AP Carib and Popular has the right, for so long as it beneficially owns, together with its affiliates, 10% or more of the then outstanding voting common stock of Carib Inc., to approve (i) any issuance of preferred stock of Carib Inc. or any of its subsidiaries and (ii) any transfer of equity in Carib Holdings or EVERTEC, in each case subject to certain exceptions.

The Stockholder Agreement also grants AP Carib, Popular and certain of their transferees preemptive rights if Carib Inc. or any of its subsidiaries proposes to issue any equity securities or debt securities or incur any indebtedness, in each case subject to certain exceptions. AP Carib, Popular and certain of their transferees are also entitled to information rights and inspection rights, in each case for so long as it satisfies certain ownership thresholds set forth in the Stockholder Agreement.

In addition, the Stockholder Agreement grants certain demand registration rights to AP Carib, Popular and certain of their transferees and piggyback registration rights to each stockholder, subject to customary cutbacks. Under the Stockholder Agreement, Carib Inc. has agreed to assume certain fees and expenses associated with registration. The Stockholder Agreement contains customary provisions with respect to registration proceedings, underwritten offerings, and indemnity and contribution rights.

Transfer Restrictions

Except with respect to certain permitted transfers, holders of the common stock of Carib Inc. must comply with certain transfer restrictions set forth in the Stockholder Agreement, including (1) a period during which shares cannot be transferred; (2) a prohibition on transferring shares to any person engaged, directly or indirectly, in the banking, securities, insurance or lending business from which they derive aggregate annual revenues in Puerto Rico in excess of $50.0 million (unless such transfer has been approved by AP Carib, Popular and certain of their transferees); (3) a right of first offer in favor of each stockholder that holds 5.0% or more of the outstanding voting common stock of Carib Inc.; (4) tag-along rights in favor of all holders in connection with certain sales; and (5) a drag-along right in favor AP Carib.

Additional Restrictions

The Stockholder Agreement contains a covenant restricting Carib Inc. and its subsidiaries from engaging in any business (including commencing operations in any country in which they do not currently operate), subject to certain exceptions, if such activity would reasonably require Popular or an affiliate of Popular to seek regulatory approval from, or provide notice to, any bank regulatory authority. This covenant will remain in effect for so long as the activities and investments of Carib Inc. and its subsidiaries are subject to restrictions under the BHC Act because of Popular’s and/or its affiliates’ ownership of common stock of Carib Inc.

The Stockholder Agreement also provides that the adoption of any stockholder rights plan, rights agreement or other form of “poison pill” which is designed to or has the effect of making an acquisition of large holdings of the common stock of Carib Inc. more difficult or expensive must be approved by a majority of the board of directors of Carib Inc. and at least one director nominated by each of AP Carib and Popular (or certain of their respective transferees) in each case for so long as AP Carib or Popular, as the case may be (or certain of their respective transferees) beneficially owns, together with its affiliates, 5% or more of the outstanding voting common stock of Carib Inc.

Certain Provisions Particular to Management Holders

Carib Inc. has the right to purchase all of the common stock of Carib Inc. (and options and warrants exercisable for common stock of Carib Inc.) beneficially owned by any stockholder of Carib Inc. who is employed by or who serves as a consultant or director to Carib Inc. or any of its subsidiaries upon such stockholder (1) ceasing to be employed by Carib Inc. or any of its subsidiaries for any reason or (2) experiencing a bankruptcy event. Carib Inc. must exercise this repurchase right within twelve months following the date on which such stockholder ceases to provide services to Carib Inc. or its subsidiaries. Carib Inc. may designate this repurchase right to AP Carib, Popular or any complete rights transferee.

The Stockholder Agreement also provides that each such stockholder is subject to certain non-solicitation and non-competition restrictions which remain in effect until the stockholder ceases to be employed by Carib Inc. or any of its subsidiaries.

Under the Stockholder Agreement, the restrictions described in the paragraph above do not apply to AP Carib, Popular or any of their respective affiliates.

Assignment of Rights

The rights granted to each of AP Carib and Popular under the Stockholder Agreement (including the director nomination rights, rights to consent to certain actions, tag-along rights, preemptive rights, registration rights, information rights and inspection rights described above) can be assigned in whole to any person to whom AP Carib or Popular, as the case may be, transfers 80% of more of the shares of common stock of Carib Inc. held by it and its affiliates as of the date of the Stockholder Agreement (a “complete rights transferee”). Such complete rights transferee can in turn assign such rights to any person to whom it transfers 100% of the shares of common stock of Carib Inc. acquired by it in connection with the assignment pursuant to which it became a complete rights transferee. In addition, subject to certain limitations set forth in the Stockholder Agreement, AP Carib, Popular and their respective complete rights transferees may assign the 10% board right, 5% board right and up to two long form demand registration rights to any person to whom AP Carib or Popular, as the case may be, transfers 20% of more of the shares of common stock of Carib Inc. held by AP Carib or Popular as of the date of the Stockholder Agreement. Such transferee can in turn assign such rights to any person to whom it transfers 100% of the shares of common stock of Carib Inc. acquired by it in connection with the assignment in part to pursuant to which it became a partial rights transferee. Such transferees are also entitled to certain other rights set forth in the Stockholder Agreement (including the tag-along rights, preemptive rights, registration rights, information rights and inspection rights described above) upon becoming a party thereto.

CONTADO and Serfinsa

On May 17, 2010, Popular and its subsidiaries Banco Popular, PIBI and EVERTEC entered into an Agreement and Plan of Reorganization, dated as of May 17, 2010 and subsequently amended such agreement pursuant to the First Amendment to the Agreement and Plan of Reorganization, dated as of June 30, 2010 and the Second Amendment to the Agreement and Plan of Reorganization, dated as of September 15, 2010 (as amended, the “Master Reorganization Agreement”).

In accordance with the terms of the Master Reorganization Agreement and the Merger Agreement, PIBI and Popular are required to transfer (i) PIBI’s 53.97% equity interest in CONTADO, a merchant acquirer and ATM network in the Dominican Republic, and (ii) PIBI’s 31.11% equity interest in Serfinsa, an ATM network in El Salvador, to us, in each case subject to compliance with the applicable rights of first refusal.

The transfer by PIBI to Popular and the subsequent transfer by Popular to us of PIBI’s equity interests in CONTADO and Serfinsa were subject to compliance with certain rights of first refusal granted in favor of the other shareholders in those entities. Under the terms of the Master Reorganization Agreement, PIBI was required to promptly transfer to Popular and Popular is required immediately thereafter to transfer to us each of the aforementioned equity interests that are not transferred to the other shareholders pursuant to the rights of first refusal triggered by such proposed transactions after satisfying the requirements of such rights of first refusal. However, the Master Reorganization Agreement further provides that to the extent any such transfers are not completed by the closing of the Merger, PIBI and Popular would continue to pursue such transfer in accordance with the terms provided in the Merger Agreement.

On March 31, 2011, after a final agreement was reached between Popular and the other shareholders of CONTADO, (i) Popular transferred to EVERTEC 19.99% of the equity interest in CONTADO, (ii) Popular paid to EVERTEC $10.8 million, which represented 50% of the after tax proceeds received by Popular from the sale of the 33.98% equity interest not transferred to EVERTEC, and (iii) EVERTEC transferred to Popular $20.0 million held back at the closing of the Merger. On June 30, 2011, after a final agreement was reached between Popular and the other shareholders of Serfinsa, (i) Popular paid to EVERTEC $0.2 million, which represented 50% of the after tax proceeds received by Popular from the sale of the entire 31.11% equity interest not transferred to EVERTEC, and (ii) EVERTEC transferred to Popular $0.3 million held back at the closing of the Merger.

We use the equity method of accounting to account for our 19.99% investment in CONTADO. We recognized $0.8 million and $66,000, respectively, as equity in CONTADO’s net income in the consolidated statement of income for the year ended December 31, 2011 and the three months ended March 31, 2012.

Settlement Agreement with Popular

On December 31, 2011, we entered into a settlement agreement (“Settlement Agreement”) with Popular in order to settle any claims among the parties related to the Closing Statement or the Working Capital True-Up Amount. In accordance with the Settlement Agreement, we made a one-time payment of $1.7 million to Popular. See Note 21 of the Notes to Audited Consolidated (Successor) and Combined (Predecessor) Financial Statements appearing elsewhere in this prospectus for additional information.

Reorganization

On April 17, 2012, EVERTEC was converted from a Puerto Rico corporation to a Puerto Rico into a limited liability company for the purpose of improving the consolidated tax efficiency of EVERTEC and its subsidiaries by taking advantage of recent changes to the Puerto Rico Internal Revenue Code, as amended, that permit limited liability companies to be treated as partnerships that are pass-through entities for Puerto Rico tax purposes. Concurrently with the Conversion, Carib Holdings, EVERTEC’s direct parent, was also converted into a limited liability company. Prior to these conversions, Carib Inc. was formed in order to act as the new parent company of Carib Holdings and its subsidiaries, including EVERTEC. Carib Inc., Carib Holdings, AP Carib, Popular and each of the holders of then outstanding shares of Class B Non-Voting Common Stock of Carib Holdings entered into a Stock Contribution and Exchange Agreement (the “Contribution and Exchange Agreement”) pursuant to which each of the then outstanding shares of common stock of Carib Holdings was contributed to Carib Inc. in exchange for the same number and class of shares of common stock of Carib Inc. In addition, in accordance with the terms and conditions set forth in the Stock Contribution and Exchange Agreement, Carib Inc. assumed the Carib Holdings, Inc. 2010 Equity Incentive Plan and all of the outstanding equity awards issued thereunder or subject thereto. As a result, each of the then outstanding stock options to purchase shares of Carib Holdings’ Class B Non-Voting Common Stock became a stock option to purchase the same number and class of shares of Carib Inc.’s Class B Non-Voting Common Stock, in each case on the same terms (including exercise price) as the original stock option. Similarly, each of the then outstanding shares of restricted stock of Carib Holdings was converted into the same number of shares of restricted stock of Carib Inc.

Tax Payment Agreement

On April 17, 2012, we entered into a Tax Payment Agreement (the “Tax Payment Agreement”) with Carib Holdings and Carib Inc. pursuant to which we will be obligated to make certain payments to Carib Holdings or Carib Inc. for taxable periods or portions thereof occurring on or after April 17, 2012 (the “Effective Date”). Under the Tax Payment Agreement, we will make payments with respect to any and all taxes (including estimated taxes) imposed under the laws of Puerto Rico, the United States of America and any other jurisdiction or any political (including municipal) subdivision or authority or agency in Puerto Rico, the United States of America or such other jurisdiction, that would have been imposed on us if we had been a corporation for tax purposes of that jurisdiction, together with all interest and penalties with respect thereto (“Taxes”), reduced by taking into account any applicable net operating losses or other tax attributes of Carib Holdings or Carib Inc. that reduce Carib Holdings’ or Carib Inc.’s Taxes in such period. For the avoidance of doubt, the Tax Payment Agreement provides that the payments thereunder shall not exceed the net amount of Taxes that Carib Holdings and Carib Inc. actually owe to the appropriate taxing authority for a taxable period. Further, the Tax Payment Agreement provides that if Carib Holdings or Carib Inc. receives a tax refund attributable to any taxable period or portion thereof occurring on or after the Effective Date, Carib Inc. shall be required to recalculate the payment for such period required to be made by us to Carib Holdings or Carib Inc. If the payment, as recalculated, is less than the amount of the payment we already made to Carib Holdings or Carib Inc. in respect of such period, Carib Holdings or Carib Inc. shall promptly make a payment to us in the amount of such difference. Through the new structure resulting from the Conversion, including the Tax Payment Agreement, we will benefit from at least $30.0 million of net operating losses and certain other tax attributes for Puerto Rico income tax purposes that prior to the Conversion and change in tax law were available to our parent but not to us.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to its written charter, our Audit Committee must review and, subject to certain exceptions, approve or recommend to our board of managers for approval, all related-party transactions, which include any related party transactions that we would be required to disclose pursuant to Item 404 of Regulation S-K promulgated by the SEC. For a discussion of the composition and responsibilities of our audit committee see “Management—Board Composition—Audit Committee.” In determining whether to approve a related party transaction, the audit committee will consider a number of factors including whether the related party transaction complies with the restrictions set forth in our debt agreements and the Stockholder Agreement and is on terms and conditions no less favorable to us than may reasonably be expected in arm’s-length transactions with unrelated parties.

Director Independence

We are not a listed issuer whose securities are listed on a national securities exchange or in an inter dealer quotation system which has requirements that a majority of the board of directors be independent. However, if we were a listed issuer whose securities were traded on the New York Stock Exchange (“NYSE”) and subject to such requirements, we would be entitled to rely on the controlled company exception contained in Section 303A of the NYSE Listed Company Manual for exception from the independence requirements related to the majority of our board of managers and for the independence requirements related to our Compensation Committee. Pursuant to section 303A of the NYSE Listed Company Manual, a company of which more than 50% of the voting power is held by an individual, a group or another company is exempt from the requirements that its board of directors consist of a majority of independent directors and that the compensation committee and nominating committee of such company be comprised solely of independent directors. At March 31, 2012, Apollo beneficially owns 51% of the voting power of the Company which would qualify the Company as a controlled company eligible for exemption under the rule.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

General

In connection with the closing of the Merger, we entered into a credit agreement concerning our senior secured credit facilities, dated as of September 30, 2010, consisting of a $355.0 million term loan facility and a $50.0 million revolving credit facility with Bank of America, N.A., as administrative agent and collateral agent, and the lenders party thereto. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc. act as joint lead arrangers and joint bookrunners for our senior secured credit facilities. On March 3, 2011 and May 9, 2012, we entered into amendments to our credit agreement. The key terms of our senior secured credit facilities, as amended, are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the credit agreement, security agreements, and amendments thereto, copies of which have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part and which are available upon request as described under “Where You Can Find More Information.”

Our senior secured credit facilities originally provided for a $355.0 million term loan facility, which matures September 30, 2016. We used borrowings under our original term loan facility to finance a portion of the Merger, including, without limitation, payment of fees and expenses contemplated thereby. On May 9, 2012, we entered into a second amendment to our credit agreement to allow, among other things, a restricted payment in an amount not to exceed $270.0 million and certain adjustments to the financial covenant therein. In addition, we borrowed an additional $170.0 million under an incremental term loan pursuant to an incremental assumption agreement. The incremental term loan also matures on September 30, 2016.

Our senior secured credit facilities provide for a $50.0 million revolving credit facility, which matures September 30, 2015 and includes:

•	a letter of credit subfacility; and

•	a swingline loan subfacility.

We may use our revolving credit facility for general corporate purposes, including, without limitation, effecting permitted acquisitions and investments. Our senior secured credit facilities also permit us to obtain, subject to certain conditions, the greater of (a) $125.0 million and (b) the maximum principal amount of debt that would not cause our first lien secured leverage ratio to exceed 3.25 to 1.00 of additional credit facilities without the consent of the existing lenders under our senior secured credit facilities.

At March 31, 2012, after giving pro forma effect to the Credit Agreement Transactions, our senior secured credit facilities would have consisted of $495.0 million in principal amount of term loans.

Scheduled Amortization Payments and Mandatory Prepayments

The term loan facility provides for quarterly amortization payments totaling 1% per annum of the original principal amount of the term loan facility, with the balance payable on the final maturity date. Prior to the date hereof, we have made optional prepayments of the term loans that have been applied to pay in full all quarterly amortization payments (other than the final installment payment on the final maturity date).

Mandatory prepayment obligations under the term loan facility include, subject to exceptions:

100% of the net cash proceeds of asset sales, dispositions and casualty or insurance proceeds, subject to certain exceptions and customary reinvestment provisions;

50% of our excess cash flow, with such percentage subject to reduction to 25% or 0% based on achievement of specified first lien secured leverage ratios; and

100% of the net cash proceeds received from issuances of certain debt incurred after the closing of the Merger.

Voluntary Prepayments and Reduction and Termination of Commitments

The terms of our senior secured credit facilities allow us to prepay loans and permanently reduce the loan commitments under our senior secured credit facilities at any time, subject to the payment of customary LIBOR breakage costs, if any, provided that, in connection with certain refinancings on or prior to the six month anniversary of the closing date of the second amendment to the credit agreement, a prepayment premium of 1% will be required.

Interest, Applicable Margins and Fees

The interest rates with respect to loans to us under the term loan facility are based on, at our option, (a) (x) the greater of adjusted LIBOR and 1.50% plus (y) an interest margin of 4.0% or (b) (x) the greater of the higher of the Federal Funds Effective Rate plus 0.5% and Bank of America, N.A.’s prime rate (“ABR”) and 2.50% plus (y) an interest margin of 3.0%. The interest rates with respect to loans to us under our revolving credit facility are based on, at our option, (a)(x) the greater of adjusted LIBOR and 1.50% plus (y) an interest margin of 3.75% or (b)(x) the greater of ABR and 2.50% plus (y) an interest margin of 2.75%. The interest margins under our senior secured credit facilities are subject to reduction based on achievement of specified first lien secured leverage ratios. Our revolving credit facility requires us to pay the respective participating lenders a quarterly commitment fee initially equal to 0.75% per annum of the actual daily amount of undrawn commitments under the revolving credit facility during the preceding quarter, subject to reduction based on achievement of specified first lien secured leverage ratios.

Guarantees and Collateral

Our obligations under our senior secured credit facilities and under any cash management, interest rate protection or other hedging arrangements entered into with a lender or any affiliate thereof is guaranteed by Carib Holdings and each of our existing and subsequently acquired or organized wholly-owned subsidiaries, subject to certain exceptions.

Subject to certain exceptions, our senior secured credit facilities are secured to the extent legally permissible by substantially all of the assets of (1) Carib Holdings, including a perfected pledge of all of the limited liability company interests of EVERTEC, and (2) EVERTEC and the subsidiary guarantors, including but not limited to: (a) a pledge of substantially all capital stock held by EVERTEC or any guarantor and (b) a perfected security interest in substantially all tangible and intangible assets of EVERTEC and each guarantor.

Covenants

Our senior secured credit facilities contain financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in our senior secured credit facilities include, among other things, limitations (subject to exceptions) on our ability to:

•	declare dividends and make other distributions;

•	redeem or repurchase our capital stock;

•	grant liens;

•	make loans or investments (including acquisitions);

•	merge or enter into acquisitions;

•	sell our assets;

•	enter into any sale or lease-back transactions;

•	incur additional indebtedness;

•	prepay, redeem or repurchase certain of our indebtedness;

•	modify the terms of certain debt;

•	restrict dividends from our subsidiaries;

•	change our business or business of our subsidiaries;

•	enter into transactions with our affiliates; and

•	make capital expenditures.

In addition, our senior secured credit facilities require us to maintain a maximum first lien secured leverage ratio.

Events of Default

The events of default under our senior secured credit facilities include, without limitation, nonpayment, material misrepresentation, breach of covenants, insolvency, bankruptcy, certain judgments, change of control (as defined in the credit agreement governing our senior secured credit facilities) and cross-events of default on material indebtedness.

Existing Notes

General

On September 30, 2010, EVERTEC issued $220.0 million in aggregate principal amount of 11% senior notes due 2018 (the “Existing Notes”) under an indenture, dated as of September 30, 2010, among EVERTEC, Carib Holdings, the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee, of which $210.5 million principal amount of existing notes remains outstanding as of April 30, 2012. In connection with the Reorganization, on April 17, 2012, the Co-Issuers and Wilmington Trust, National Association, entered into Supplemental Indenture No. 1 to the indenture to among other things (i) have EVERTEC assume the obligations of EVERTEC under the indenture and the existing notes, (ii) add EVERTEC Finance as a co-issuer party to the indenture and (iii) permit EVERTEC to make payments to Carib Holdings as contemplated by the Tax Payment Agreement.

The existing notes bear interest at a fixed rate of 11.0% per annum and mature on October 1, 2018. Interest on the existing notes is payable on April 1 and October 1 of each year. As a result of open market purchases made in 2011, at December 31, 2011 approximately $210.5 million of existing notes were outstanding. The exchange notes offered hereby and the old notes constitute “Additional Notes” under the indenture and will be treated as a single class together with the existing notes for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

For a description of the terms of the existing notes, see “Description of Notes.”

Other

ATH Costa Rica, S.A. has a credit facility with Banco Popular for approximately $2.9 million, under which a letter of credit of a similar amount was issued in favor of Visa International. In addition, our Costa Rican subsidiaries have local lines of credit with Banco LAFISE of approximately $0.9 million in the aggregate.

DESCRIPTION OF NOTES

General

On May 7, 2012, EVERTEC, LLC, a limited liability company organized under the laws of the Commonwealth of Puerto Rico, and EVERTEC Finance Corp., a corporation organized under the laws of the Commonwealth of Puerto Rico, as Co-Issuers, issued $40.0 million aggregate principal amount of 11% Senior Notes due 2018 (the “old notes”) under the indenture (the “Indenture”), dated as of September 30, 2010, as supplemented on April 17, 2012 and May 7, 2012, by and among the Co-Issuers, the Note Guarantors and Wilmington Trust, National Association, as Trustee. In this “Description of Notes”, the term the “Issuer” refers to EVERTEC, LLC and not any of its Subsidiaries and the term “Co-Issuers” refers to the Issuer and EVERTEC Finance Corp. and not any of their subsidiaries. Copies of the Indenture have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

The exchange notes will constitute “Additional Notes” under the Indenture pursuant to which $220.0 million aggregate principal amount of 11% Senior Notes due 2018 (the “Existing Notes”) were originally issued on September 30, 2010 (the “Original Issue Date”) and $210.5 million principal amount are currently outstanding. The terms of the exchange notes are identical in all material respects to the old notes, except the exchange notes will not contain transfer restrictions and holders of exchange notes will no longer have any registration rights and we will not be obligated to pay additional interest as described in the registration rights agreement. Wilmington Trust, National Association, as trustee of the old notes, will authenticate and deliver exchange notes for original issue only in exchange for a like principal amount of old notes. Any old notes that remain outstanding after the consummation of this exchange offer, together with the exchange notes and the Existing Notes, will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The exchange notes will have the same unrestricted CUSIP number as the Existing Notes. Accordingly, all references in this section to specified percentages in aggregate principal amount of outstanding Notes shall be deemed to mean, at any time after this exchange offer is consummated, such percentage in aggregate principal amount of the old notes, the exchange notes and the Existing Notes outstanding.

Following this offering, the Co-Issuers may issue additional Notes from time to time. Any offering of additional Notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Any additional Notes subsequently issued under the Indenture may, at our election, be treated as a single class with the Existing Notes, old notes and exchange notes for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if any additional Notes are not fungible with the Notes for U.S. federal income tax purposes, the additional Notes will have a separate CUSIP number.

Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Notes,” references to the “Notes” include the exchange notes offered hereby, the old notes and the Existing Notes and any additional Notes actually issued after the closing date of this exchange offer.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency designated by the Co-Issuers (which initially shall be the principal corporate trust office of the Trustee).

The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Co-Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of those agreements, including the definitions of certain terms therein and those terms made a part thereof by the TIA. We urge that you carefully read the Indenture and the TIA because the Indenture and the TIA govern your rights as holders of the old notes and/or exchange notes, not this description. Capitalized terms used in this “Description of Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.”

Terms of the Notes

The Notes are senior obligations of the Co-Issuers and will mature on October 1, 2018. Each Note bears interest at a rate of 11% per annum from April 1, 2012 or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on March 15 or September 15 immediately preceding the interest payment date on April 1 and October 1 of each year.

Additional interest is payable with respect to the Notes in certain circumstances if the Co-Issuers do not consummate the exchange offer (or shelf registration, if applicable) as provided in the registration rights agreement relating to the old notes and as further described under “Exchange Offer; Registration Rights.”

Optional Redemption

On or after October 1, 2014, the Co-Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address or otherwise in accordance with the procedures of The Depository Trust Company (“DTC”), at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 1 of the years set forth below:

Period

Period	Redemption Price
2014	105.500%
2015	102.750%
2016 and thereafter	100.000%

In addition, prior to October 1, 2014 the Co-Issuers may redeem the Notes at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address or otherwise in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to October 1, 2013 the Co-Issuers may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Co-Issuers or (2) by any direct or indirect parent of the Co-Issuers to the extent the net cash proceeds thereof are contributed to the common equity capital of the Co-Issuers or are used to purchase Capital Stock (other than Disqualified Stock) of the Co-Issuers, at a redemption price (expressed as a percentage of principal amount thereof) of 111%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption of Notes (including, but not limited to, with the net cash proceeds of an Equity Offering) may be given prior to the completion thereof, and any such redemption or notice may, at the Co-Issuers’ discretion, be subject to one or more conditions precedent (including, but not limited to, completion of any related Equity Offering).

Selection

In the case of any partial redemption, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis to the extent practicable or by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Notes of $2,000 (and integral multiples of $1,000 in excess thereof) or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Co-Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, premium, if any, plus accrued and unpaid interest and additional interest (if any) on, the Notes to be redeemed.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Co-Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Co-Issuers may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Asset Sales.” Subject to applicable federal and state securities laws, the Co-Issuers or their affiliates may at any time and from time to time purchase Notes or our other indebtedness. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Co-Issuers or any such affiliates may determine.

Additional Amounts

All payments made by the Co-Issuers under or with respect to the Notes or any of the Note Guarantors on its Note Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (collectively, “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction in which the Co-Issuers or any Note Guarantor is then incorporated, or resident or doing business for tax purposes or any department or political subdivision thereof or therein or (2) any jurisdiction from or through which payment is made or any department or political subdivision thereof or therein (each, a “Tax Jurisdiction”) will at any time be required to be made from any payments made by the Co-Issuers under or with respect to the Notes or any of the Note Guarantors with respect to any Note Guarantee, including payments of principal, redemption price, purchase price, interest or premium, the Co-Issuers or the relevant Note Guarantor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each holder after such withholding or deduction (including any such deduction or withholding from such Additional Amounts) will equal the respective amounts which would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1)	any Taxes, to the extent such Taxes would not have been imposed but for the existence of any present or former connection between the holder or the beneficial owner of the Notes and the relevant Tax Jurisdiction (other than solely from the mere acquisition, ownership, holding or disposition of such Note, the enforcement of rights under such Note or under a Note Guarantee and/or the receipt of any payments in respect of such Note or a Note Guarantee);

(2)

any Taxes, to the extent such Taxes would not have been imposed but for the failure of the holder or the beneficial owner of the Notes, following the Co-Issuers’ written request to the holder, at least 30 days before any such withholding or deduction would be payable, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Tax Jurisdiction), but in each case, only to the extent the holder or the beneficial owner is legally entitled to provide such certification or documentation;

(3)	any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);

(4)	any estate, inheritance, gift, transfer, personal property or similar tax or assessment;

(5)	any Taxes payable otherwise than by deduction or withholding from payments made under or with respect to any Note or Note Guarantee; or

(6)	any combination of the above items.

In addition to the foregoing, the Co-Issuers and the Note Guarantors will also pay and indemnify the holder for any present or future stamp, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest and other liabilities related thereto) which are levied by any Tax Jurisdiction on the execution, delivery, issuance, or registration of any of the Notes, the Indenture, any Note Guarantee, or any other document or instrument referred to therein, or the receipt of any payments with respect to, or enforcement of, the Notes or any Note Guarantee (such sum being recoverable from the Co-Issuers as a liquidated sum payable as a debt).

If the Co-Issuers or any Note Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Note Guarantee, the Co-Issuers or the relevant Note Guarantor, as the case may be, will deliver to the Trustee on a date which is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Co-Issuers or the relevant Note Guarantor shall notify the Trustee promptly thereafter) notice stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The notice must also set forth any other information reasonably necessary to enable the Paying Agents to pay Additional Amounts to holders on the relevant payment date. The Co-Issuers or the relevant Note Guarantor will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts.

The Co-Issuers or the relevant Note Guarantor will make all withholdings and deductions (within the time period and in the minimum amount) required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Co-Issuers or the relevant Note Guarantor will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. The Co-Issuers or the relevant Note Guarantor will furnish to the Trustee (or to a holder upon request), within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Co-Issuers or a Note Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments (reasonably satisfactory to Trustee) by such entity.

Whenever in the Indenture or in this “Description of Notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or any Note Guarantee, such mention shall be deemed to include the payment of Additional Amounts, if applicable.

The above obligations will survive any termination, defeasance or discharge of the Indenture and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to any Co-Issuer or any Note Guarantor is incorporated, or resident or doing business for tax purposes or any jurisdiction from or through which such Person makes any payment on the Notes (or any Note Guarantee) and any department or political subdivision thereof or therein.

Redemption for Changes in Taxes

The Co-Issuers may redeem the Notes, in whole but not in part, at their discretion at any time upon giving not less than 30 nor more than 60 days’ prior written notice to the holders, at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date and all Additional Amounts (if any) which otherwise would be payable, if on the next date on which any amount would be payable in respect of the Notes, the Co-Issuers would be required to pay Additional Amounts, and the Co-Issuers cannot avoid any such payment obligation by taking reasonable measures available to it, as a result of:

(1)	any amendment to, or change in, the laws or any regulations or rulings promulgated thereunder of a relevant Tax Jurisdiction which is announced and becomes effective after the date of the Existing Offering Memorandum (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of the Existing Offering Memorandum, such later date); or

(2)	any amendment to, or change in, an official interpretation or application regarding such laws, regulations or rulings, including by virtue of a holding, judgment or order by a court of competent jurisdiction which is announced and becomes effective after the date of the Existing Offering Memorandum (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of the Existing Offering Memorandum, such later date).

The Co-Issuers will not give any such notice of redemption earlier than 90 days prior to the earliest date on which the Co-Issuers would be obligated to make such payment or withholding if a payment in respect of the Notes were then due, and, at the time such notice is given, the obligation to pay Additional Amounts must remain in effect.

Ranking

The indebtedness evidenced by the Notes is senior unsecured Indebtedness of the Co-Issuers, equal in right of payment to all existing and future Pari Passu Indebtedness of the Co-Issuers, effectively subordinated to all existing and future Secured Indebtedness of the Co-Issuers to the extent of the value of the assets securing such Indebtedness and senior in right of payment to all future Subordinated Indebtedness of the Co-Issuers.

The indebtedness evidenced by the Note Guarantees is senior unsecured Indebtedness of the applicable Note Guarantor, equal in right of payment to all existing and future Pari Passu Indebtedness of such Note Guarantor, effectively subordinated to all existing and future Secured Indebtedness of such Note Guarantor to the extent of the value of the assets securing such Indebtedness and senior in right of payment to all future Subordinated Indebtedness of such Note Guarantor.

At March 31, 2012, on a pro forma basis:

(1)	the Issuer and its Subsidiaries would have had approximately $495.0 million aggregate principal amount of Secured Indebtedness outstanding. In addition, the Issuer and its Subsidiaries would have had approximately $50.0 million principal amount of availability under its revolving credit facility;

(2)	the Issuer and its Subsidiaries would have had $250.5 million of senior unsecured Indebtedness outstanding, consisting of the Notes; and

(3)	the Issuer and its Subsidiaries would have had no Subordinated Indebtedness outstanding.

Although the Indenture limits the Incurrence of Indebtedness and the issuance of Disqualified Stock by the Co-Issuers and their Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries of the Co-Issuers that are not Note Guarantors, such limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, the Co-Issuers and their Restricted Subsidiaries may be able to Incur substantial amounts of Indebtedness. Such Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Liens.”

A significant portion of the operations of the Issuer is conducted through its Subsidiaries. Unless a Subsidiary is a Note Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Co-Issuers, including holders of the Notes. The Notes, therefore, are structurally subordinated to claims of creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Co-Issuers that are not Note Guarantors. As of the date of this prospectus, all of the Subsidiaries of the Issuer are Note Guarantors other than Finance Corp, which is a Co-Issuer, and EVERTEC Latinoamerica, S.A., which is a Costa Rican entity (“EVERTEC/Latam”). EVERTEC/Latam accounted for approximately $13.7 million, or 4.3% of our total revenues, approximately $2.8 million, or 2.4% of our EBITDA, and approximately $66.8 million, or 6.5% of our total assets as of or for the year ended December 31, 2011, and approximately $3.6 million, or 4.4% of our total revenues, approximately $1.1 million, or 3.3% of our EBITDA, and approximately $65.4 million, or 6.3% of our total assets as of and for the three months ended March 31, 2012. At March 31, 2012, EVERTEC/Latam had approximately $12.9 million in total liabilities recorded on its balance sheet (including trade payables but excluding intercompany obligations).

Note Guarantees

Each of the Issuer’s direct and indirect Wholly Owned Restricted Subsidiaries that are guarantors under the Credit Agreement jointly and severally irrevocably and unconditionally guarantee on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Co-Issuers under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the “Guaranteed Obligations”). Such Note Guarantors have agreed to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Note Guarantees.

Each Note Guarantee is limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. However, in a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees. See “Risk Factors—Risks Related to the Notes.” After the Original Issue Date, the Co-Issuers will cause each Wholly Owned Restricted Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that guarantees certain Indebtedness of the Co-Issuers or any of their Restricted Subsidiaries or issues shares of Disqualified Stock to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Notes on the same unsecured senior basis. See “—Certain Covenants—Future Note Guarantors.”

Each Note Guarantee is a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2)	subject to the next paragraph, be binding upon each such Note Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Restricted Subsidiary’s Note Guarantee will be automatically released upon:

(1)	the sale, disposition, exchange or other transfer (including through merger, consolidation, amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Note Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Note Guarantor if such sale, disposition, exchange or other transfer is made in a manner not in violation of the Indenture;

(2)	the designation of such Note Guarantor as an Unrestricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(3)	the release or discharge of the guarantee by such Note Guarantor of the Credit Agreement or other Indebtedness which resulted in the obligation to guarantee the Notes; and

(4)	the Co-Issuers’ exercise of their legal defeasance option or covenant defeasance option as described under “—Defeasance” or if the Co-Issuers’ obligations under the Indenture are discharged in accordance with the terms of the Indenture.

A Restricted Subsidiary’s Note Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Indebtedness or other exercise of remedies in respect thereof.

Change of Control

Upon the occurrence of a Change of Control, each holder will have the right to require the Co-Issuers to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Co-Issuers have previously or concurrently elected to redeem Notes as described under “—Optional Redemption.”

In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Co-Issuers shall:

(1)	repay in full all Bank Indebtedness or, if doing so will allow the purchase of Notes, offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender and/or noteholder who has accepted such offer; or

(2)	obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the notes upon a change of control.”

Within 30 days following any Change of Control, except to the extent that the Co-Issuers have exercised their right to redeem the Notes by delivery of a notice of redemption as described under “—Optional Redemption,” the Co-Issuers shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Co-Issuers to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions determined by the Co-Issuers, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Co-Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Co-Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notes repurchased by the Co-Issuers pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Co-Issuers. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

The Co-Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Co-Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Co-Issuers and the initial purchasers. The Co-Issuers have no present intention to engage in a transaction involving a Change of Control, although it is possible that the Co-Issuers could decide to do so in the future. Subject to the limitations discussed below, the Co-Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Co-Issuers’ capital structure or credit rating.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Indebtedness of the Co-Issuers may contain prohibitions on certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Co-Issuers to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Co-Issuers. Finally, the Co-Issuers’ ability to pay cash to the holders upon a repurchase may be limited by the Co-Issuers’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Co-Issuers and their Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” under New York law, which governs the Indenture, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Co-Issuers to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Co-Issuers and their Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relating to the Co-Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. If on any date following the Original Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day and continuing at all times thereafter until the Reversion Date (as defined below) (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the covenants specifically listed under the following captions in this “Description of Notes” section of this prospectus will not be applicable to the Notes (collectively, the “Suspended Covenants”):

(1) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2) “—Limitation on Restricted Payments”;

(3) “—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4) “—Asset Sales”;

(5) “—Transactions with Affiliates”;

(6) “—Future Note Guarantors”; and

(7) clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

If and while the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.”

On each Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the first paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Original Issue Date, so that it is classified as permitted under clause (c) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Original Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments.”

In addition, for purposes of the covenant described under “—Transactions with Affiliates,” all agreements and arrangements entered into by the Issuer and any Restricted Subsidiary with an Affiliate of the Issuer during the Suspension Period prior to such Reversion Date will be deemed to have been entered into on or prior to the Original Issue Date and for purposes of the covenant described under “—Dividend and Other Payment Restrictions Affecting Subsidiaries,” all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such covenant will be deemed to have been existing on the Original Issue Date. For purposes of the “—Asset Sale” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

The Issuer shall provide an Officer’s Certificate to the Trustee indicating the occurrence of any Covenant Suspension Event or Reversion Date. The Trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Issuer’s future compliance with its covenants or (iii) notify the holders of any Covenant Suspension Event or Reversion Date.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Indenture provides that:

(1)	the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	the Issuer will not permit any Restricted Subsidiary that is not a Note Guarantor to issue any shares of Preferred Stock;

provided , however, that the Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Note Guarantor may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, however, that Indebtedness of any Restricted Subsidiaries that are not Note Guarantors that is outstanding pursuant to this clause shall not at any time exceed $75.0 million in the aggregate.

The foregoing limitations will not apply to:

(a)	the Incurrence by the Issuer or any Restricted Subsidiary of Indebtedness (which in the case of clause (2) below shall be Secured Indebtedness) in an aggregate principal amount outstanding at any time that does not exceed the greater of (1) $520.0 million, less the amount of all permanent reductions of Indebtedness thereunder as a result of principal payments actually made with Net Proceeds from Asset Sales, and (2) an amount of Secured Indebtedness that would not cause the Secured Indebtedness Leverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available, determined on a pro forma basis, to exceed 4.00 to 1.00;

(b)	the Incurrence by the Issuer and the Note Guarantors of Indebtedness represented by the Notes (not including the exchange notes, the old notes or any other additional Notes) and the Note Guarantees (including exchange Notes and related guarantees thereof);

(c)	Indebtedness existing on the Original Issue Date (other than Indebtedness described in clauses (a) and (b));

(d)(x)

Capitalized Lease Obligations of the Issuer or any Restricted Subsidiary not in excess of $35.0 million at any time outstanding; provided, however, that an additional amount of Capitalized Lease Obligations may be Incurred by the Issuer or any Restricted Subsidiary to the extent (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Senior Secured Indebtedness Leverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available, determined on a pro forma basis, would not exceed 3.50 to 1.00 and (y) mortgage financings and other purchase money Indebtedness Incurred by the Issuer or any Restricted Subsidiary, Disqualified Stock issued by the Issuer or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, prior to or within 270 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interests of any person owning such property) permitted hereunder in order to finance such acquisition, lease, construction, repair, replacement or improvement, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(e)	Indebtedness Incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit, bank guarantees or similar instruments, issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance or similar requirements, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f)	Indebtedness arising from agreements of the Issuer or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or any other acquisition or disposition of any business, assets or a Subsidiary in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)	Indebtedness of the Issuer to a Restricted Subsidiary; provided that (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Issuer and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Note Guarantor is subordinated in right of payment to the obligations of the Issuer under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (g);

(h)	shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

(i)	Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Note Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Note Guarantor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Issuer and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Note Guarantee of such Note Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (i);

(j)(x)	Hedging Obligations entered into in connection with the Transactions and (y) Hedging Obligations that are not incurred for speculative purposes but (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(k)	Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case outstanding on the Original Issue Date or otherwise provided in the ordinary course of business (whether or not consistent with past practices) of the Issuer (including, prior to the Original Issue Date, by Popular for the benefit of the Issuer), including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(l)	Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed at any one time outstanding the greater of $85.0 million and 7.75% of Consolidated Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred pursuant to this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m)	Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not greater than 100.0% of the net cash proceeds received by the Issuer and the Restricted Subsidiaries since immediately after the Original Issue Date from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer (which proceeds are contributed to the Issuer or a Restricted Subsidiary) or cash contributed to the capital of the Issuer (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries) as determined in accordance with clauses (2) and (3) of the definition of “Cumulative Credit” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the third paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

(n)	any guarantee by the Issuer or any Restricted Subsidiary of Indebtedness or other obligations of the Issuer or a Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that (i) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Note Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the Notes or the Note Guarantee, as applicable, and (ii) if such guarantee is of Indebtedness of the Issuer, such guarantee is Incurred in accordance with the covenant described under “—Future Note Guarantors” solely to the extent such covenant is applicable;

(o)	the Incurrence by the Issuer or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (1), (m), (o), (p) and (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, issue discount, defeasance costs, and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)

has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is 91 days following the last maturity date of any Notes then outstanding were instead due on such date (provided that this subclause (1) will not apply to any refunding or refinancing of any Secured Indebtedness);

(2)	is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus (y) the amount of premiums (including tender premiums), expenses, issue discount, defeasance costs, and fees Incurred in connection with such refinancing;

(3)	to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or a Note Guarantee, as applicable, such Refinancing Indebtedness is junior to the Notes or the Note Guarantee, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock; and

(4)	shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor that refinances Indebtedness of the Issuer or a Note Guarantor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

(p)	Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or any Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged, consolidated or amalgamated with or into the Issuer or any Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, consolidation or amalgamation, either:

(1)	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(2)	the Fixed Charge Coverage Ratio of the Issuer would be greater than immediately prior to such acquisition or merger, consolidation or amalgamation;

(q)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(r)	Indebtedness of Restricted Subsidiaries under local lines of credit in the ordinary course of business and consistent with past practices, (x) Indebtedness Incurred in the ordinary course of business under overdraft facilities (including, but not limited to, intraday, ACH and purchasing card/T&E services) established for Carib Holdings, Inc.’s, the Issuer’s and its Subsidiaries’ ordinary course of operations and (y) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(s)	Indebtedness of the Issuer or any Restricted Subsidiary (1) supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee and (2) in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry practice;

(t)	Indebtedness of Restricted Subsidiaries that are not Note Guarantors; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed at any one time outstanding the greater of $25.0 million and 2.25% of Consolidated Total Assets at the time of Incurrence (it being understood that any Indebtedness incurred pursuant to this clause (t) shall cease to be deemed incurred or outstanding for purposes of this clause (t) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (t));

(u)	Indebtedness of the Issuer or any Restricted Subsidiary consisting of (1) the financing of insurance premiums or (2) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(v)	Indebtedness consisting of Indebtedness issued by the Issuer or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any of its direct or indirect parent companies to the extent described in clause (4) of the third paragraph of the covenant described under “—Limitation on Restricted Payments”;

(w)	Indebtedness of the Issuer or any Restricted Subsidiary to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of AP Carib, the Issuer and the Restricted Subsidiaries;

(x)	Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Issuer or any Restricted Subsidiary not in excess of, at any one time outstanding, the greater of $85.0 million and 7.75% of Consolidated Total Assets at the time of Incurrence;

(y)	customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(z)(1)	unsecured Indebtedness constituting obligations of the Issuer or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are Incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 90 days after the Incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or Hedging Obligations; (2) Indebtedness representing deferred compensation to employees of AP Carib, the Issuer or any Subsidiary of the Issuer Incurred in the ordinary course of business; and (3) Indebtedness of the Issuer or any Restricted Subsidiary under deferred compensation or other similar arrangements Incurred by such person in connection with the Transactions and any acquisitions or other Investments permitted hereunder; and

(aa)	Settlement Indebtedness.

For purposes of determining compliance with this covenant:

(1)	in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (aa) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, then the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant; and

(2)	at the time of Incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above without giving pro forma effect to the Indebtedness Incurred pursuant to the second paragraph above when calculating the amount of Indebtedness that may be Incurred pursuant to the first paragraph above.

Notwithstanding the foregoing, Indebtedness incurred under the Credit Agreement on the Original Issue Date shall be deemed to have been incurred under clause (a) of the second paragraph above and may not be reclassified.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of

Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer and the Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
Limitation on Restricted Payments

The Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of any of the Issuer’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or a Restricted Subsidiary; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or a Note Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries after the Original Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (c) thereof), (6)(c), (8), (12)(b) and (17) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit (with the amount of any Restricted Payment made under this covenant in any property other than cash being equal to the Fair Market Value (as determined in good faith by the Issuer) of such property at the time made).

“Cumulative Credit” means the sum of (without duplication):

(1)	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from October 1, 2010 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash, received by the Issuer after the Original Issue Date (other than net proceeds to the extent such net proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to the Issuer or Restricted Subsidiary); plus

(3)	100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash after the Original Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock and Disqualified Stock and other than contributions to the extent such contributions have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (m) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); plus

(4)	100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary issued after the Original Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided in the case of any such parent, such Indebtedness or Disqualified Stock is retired or extinguished); plus

(5)	100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A)	the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and the Restricted Subsidiaries by any Person (other than the Issuer or any Restricted Subsidiary) and from repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) of the succeeding paragraph);

(B)	the sale (other than to the Issuer or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary; or

(C)	a distribution or dividend from an Unrestricted Subsidiary; plus

(6)	in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, the Fair Market Value (as determined in good faith by the Issuer) of the Investment of the Issuer or the Restricted Subsidiaries in such Unrestricted Subsidiary (which, if the Fair Market Value of such investment shall exceed $50.0 million, shall be determined by the Board of Directors of the Issuer, a copy of the resolution of which with respect thereto shall be delivered to the Trustee) at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) of the succeeding paragraph or constituted a Permitted Investment).

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a)	the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer or any direct or indirect parent of the Issuer or Subordinated Indebtedness of the Issuer or any Note Guarantor, in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer) (collectively, including any such contributions, “Refunding Capital Stock”);

(b)	the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Refunding Capital Stock; and

(c)	if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph and not made pursuant to clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)	the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Note Guarantor, which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a)	the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith);

(b)	such Indebtedness is subordinated to the Notes or the related Note Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;

(c)	such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the last maturity date of any Notes then outstanding; and

(d)	such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is 91 days following the last maturity date of any Notes then outstanding were instead due on such date;

(4)	a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer (including related stock appreciation rights or similar securities) held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed (i) prior to the consummation of an underwritten public Equity Offering of common stock, $7.5 million in any fiscal year, with unused amounts in any fiscal year being permitted to be carried over to succeeding fiscal years subject to a maximum (without giving effect to the following proviso) of $12.5 million in any fiscal year or (ii) subsequent to the consummation of an underwritten public Equity Offering of common stock, $7.5 million in any fiscal year, with unused amounts in any fiscal year being permitted to be carried over to succeeding fiscal years subject to a maximum (without giving effect to the following proviso) of $25.0 million in any fiscal year; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by the Issuer or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and the Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Original Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under “— Limitation on Restricted Payments”); plus

(b)	the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Restricted Subsidiaries after the Original Issue Date; plus

(c)	the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Issuer and the Restricted Subsidiaries or any direct or indirect parent of the Issuer in connection with transactions that are foregone in return for the receipt of Equity Interests;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of the Issuer, any Restricted Subsidiary or the direct or indirect parents of the Issuer in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary issued or Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) (a)	the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Original Issue Date;

(b)	a Restricted Payment to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Original Issue Date; provided that the aggregate amount of dividends declared and paid pursuant to this clause (b) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Original Issue Date; and

(c)	the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided , however, in the case of each of (a) and (c) above of this clause (6), that (i) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Fixed Charge Coverage Ratio shall be at least 2.00 to 1.00 and (ii) the aggregate amount of dividends declared and paid pursuant to such clauses does not exceed the net cash proceeds actually received by the Issuer from the sale of such Designated Preferred Stock (other than Disqualified Stock) or Preferred Stock issued after the Original Issue Date;

(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of $30.0 million and 2.75% of Consolidated Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	the payment of dividends on the Issuer’s Capital Stock (or a Restricted Payment to any direct or indirect parent of the Issuer to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity’s common stock) of up to 6.0% per annum of the net proceeds received by the Issuer from any public offering of such Capital Stock of the Issuer or any direct or indirect parent of the Issuer, other than public offerings with respect to the Issuer’s (or such direct or indirect parent’s) Capital Stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9)	Restricted Payments that are made with Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount not to exceed the greater of $30.0 million and 2.75% of Consolidated Total Assets at the time of such Restricted Payment;

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(12)	the payment of Restricted Payments, if applicable:

(a)	in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer and general corporate operating and overhead, legal, accounting and other professional fees and expenses of any direct or indirect parent of the Issuer in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer and its Subsidiaries;

(b)	in amounts required for any direct or indirect parent of the Issuer to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “-Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)	in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses related to any equity or debt offering of such parent whether or not consummated; provided that the amount of such Restricted Payments pursuant to this clause (c) shall not exceed the portion of any such amounts that are allocable to the Issuer and its Subsidiaries;

(13)	any Restricted Payment used to fund the Transactions, including the Special Distribution, and the payment of fees and expenses incurred in connection with the Transactions or owed by the Issuer or any direct or indirect parent of the Issuer or Restricted Subsidiaries of the Issuer to Affiliates, and any other payments made, including any such payments made to any direct or indirect parent of the Issuer to enable it to make payments, in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents, whether payable on the Original Issue Date or thereafter, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(14)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(15)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(16)	Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(17)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described under the captions “Change of Control” and “—Asset Sales”; provided that all Notes tendered by holders of the Notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(18)	payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries, taken as a whole, that complies with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Issuer shall have made a Change of Control Offer (if required by the Indenture) and that all Notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

(19)	so long as no Default shall have occurred and be continuing, payments pursuant to the Tax Payment Agreement with respect to any and all taxes (including estimated taxes) imposed under the laws of Puerto Rico, the laws of the United States of America or by any other jurisdiction or any political (including municipal) subdivision or authority or agency in Puerto Rico, the United States of America or such other jurisdiction, that would have been imposed on the Issuer because of its own assets or operations, or because of the assets or operations of any Subsidiaries or other Persons in which the Issuer has direct or indirect Equity Interests that are treated as partnerships for tax purposes of that jurisdiction, if the Issuer had been a corporation for the tax purposes of that jurisdiction, together with all interest and penalties with respect thereto, provided that the Issuer is no longer a corporation for the tax purposes of that jurisdiction by reason of one or more of (i) the conversion of the Issuer to a Puerto Rico limited liability company, (ii) the election of the Issuer to be treated as a partnership for Puerto Rico tax purposes, or (iii) the election of the Issuer to be treated as a disregarded entity for United States federal income tax purposes (“Taxes”), reduced by the Issuer taking into account any applicable net operating losses or other tax attributes of Carib Inc. or Carib Holdings that reduce Carib Inc.’s or Carib Holdings’ liability for Taxes in such period; provided further, that such payments pursuant to the Tax Payment Agreement permitted under this clause (19) shall not exceed the net amount of Taxes that Carib Inc. and Carib Holdings actually owe to the appropriate taxing authority for a taxable period;

(20)	[RESERVED]; and

(21)	so long as no Default shall have occurred and be continuing, the declaration and payment of dividends or distributions to holders of any Equity Interests of the Issuer in an amount not to exceed $270.0 million;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6)(b), (7), (10), (11) and (12)(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the date of this prospectus, all of the Subsidiaries of the Issuer are Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

For purposes of the covenant described above, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Issuer may divide and classify such Investment or Restricted Payment in any manner that complies with this covenant and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of the Issuer or Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

(b)	make loans or advances to the Issuer or any Restricted Subsidiary; or

(c)	sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Original Issue Date, including pursuant to the Credit Agreement and the other Credit Agreement Documents;

(2)	the Indenture and the Notes (including any exchange Notes and guarantees thereof);

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(5)	contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)	purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;

(10)	customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;

(11)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)	other Indebtedness, Disqualified Stock or Preferred Stock (a) of the Issuer or any Restricted Subsidiary that is a Note Guarantor or (b) of any Restricted Subsidiary that is not a Note Guarantor so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Issuer), provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Original Issue Date by the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13)	any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; or

(14)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Issuer’s or a Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or a Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee;

(b)	any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

(c)	any Designated Non-cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $50.0 million and 4.5% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 12 months after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(1)

to repay (a) Indebtedness constituting Bank Indebtedness and other Pari Passu Indebtedness that is secured by a Lien permitted under the Indenture (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (b) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor, (c) Obligations under the Notes or (d) other Pari Passu Indebtedness (provided that if the Issuer or any Note Guarantor shall so reduce Obligations under unsecured Pari Passu Indebtedness, the Issuer will equally and ratably reduce Obligations under the Notes as provided under “—Optional Redemption,” through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Notes), in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer; or

(2)	to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case (a) used or useful in a Similar Business or (b) that replace the properties and assets that are the subject of such Asset Sale.

In the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment (a “Second Commitment”) within six months of such cancellation or termination of the prior binding commitment; provided, further, that the Issuer or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale and to the extent such Second Commitment is later canceled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Pending the final application of any such Net Proceeds, the Co-Issuers or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the second paragraph of this covenant (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.0 million, the Co-Issuers shall make an offer to all holders of Notes (and, at the option of the Co-Issuers, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Co-Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $30.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Co-Issuers may use any remaining Excess Proceeds for any purpose that is not prohibited by the Indenture. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Co-Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Co-Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more Notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Co-Issuers are required to purchase, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not so listed, on a pro rata basis to the extent practicable or by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates

The Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Issuer and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Issuer and any direct parent of the Issuer; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger, consolidation or amalgamation is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3)	the entering into of any one or more agreements to pay, and any amendment or modification of any such agreement (so long as, in the good faith judgment of the Board of Directors of the Issuer, any such amendment is not disadvantageous to the Holders when taken as a whole, as compared to such agreement as in effect on the Original Issue Date), and the payment of, monitoring, consulting, management, transaction, advisory or similar fees payable to the Sponsor and Popular (A) in an aggregate amount in any fiscal year not to exceed the sum of (1) the greater of $2.0 million and 2.0% of EBITDA of the Issuer and the Restricted Subsidiaries for the immediately preceding fiscal year, plus reasonable out of pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods; plus (2) any deferred fees (to the extent such fees were within such amount in clause (A) (1) above originally), plus (B) without duplication of any amounts paid pursuant to clause (5) below, 2.0% of the value of transactions with respect to which the Sponsor or Popular provides any transaction, advisory or other services, plus (C) a transaction fee of not more than 2.0% of total enterprise value to be paid to the Sponsor and Popular in connection with the Transactions on the Original Issue Date plus (D) the present value of all future amounts payable pursuant to any agreement referred to in clause (A) (1) above in connection with the termination of any such agreement with Sponsor or Popular;

(4)	the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer, any Restricted Subsidiary, or any direct or indirect parent of the Issuer;

(5)	payments by the Issuer or any Restricted Subsidiary to the Sponsor or Popular made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreement with the Sponsor or Popular described in the Existing Offering Memorandum or (y) approved by a majority of the Board of Directors of the Issuer in good faith;

(6)	transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)	payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Issuer in good faith;

(8)	any agreement as in effect as of the Original Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Original Issue Date as determined in good faith by the Issuer) or any transaction contemplated thereby;

(9)	the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under the terms of each of the Acquisition Documents (including the Stockholder Agreement) to which it is a party as of the Original Issue Date, and any transaction, agreement or arrangement described in the Existing Offering Memorandum and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Original Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Original Issue Date as determined in good faith by the Issuer;

(10)	the execution of the Transactions, and the payment of all fees and expenses related to the Transactions, including fees to the Sponsor or Popular, which are described in the Existing Offering Memorandum or contemplated by the Acquisition Documents;

(11)	(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(12)	any transaction effected as part of a Qualified Receivables Financing;

(13)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(14)	the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary, as appropriate, in good faith;

(15)	any contribution to the capital of the Issuer;

(16)	transactions between the Issuer or any Restricted Subsidiary and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(17)	pledges of Equity Interests of Unrestricted Subsidiaries;

(18)	the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(19)	any employment, severance or consulting agreements entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business or which are approved by a majority of the Board of Directors of the Issuer in good faith;

(20)	transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture; and

(21)	transactions with Popular and its Affiliates contemplated under any contract or agreement as in effect as of the Original Issue Date, any service addendum, statement of work or any written instructions entered into from time to time to provide services pursuant to the Amended and Restated Master Service Agreement and any service riders entered into from time to time to provide optional services pursuant to the Amended and Restated ATH Network Participation Agreement, and any amendment thereto or similar agreements which may be entered into from time to time thereafter; provided, however, that any future amendment to any such existing agreement or under any similar agreement entered into after the Original Issue Date shall only be permitted by this clause (21) to the extent that (x) such amendment or similar agreements are entered into in the ordinary course of business, (y) the terms of any such amendment or similar agreements are on terms that are no less favorable to the Issuer or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (z) the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreements are not otherwise more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Original Issue Date.

Liens

The Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (except Permitted Liens) on any asset or property of the Issuer or any Restricted Subsidiary securing Indebtedness of the Issuer or a Restricted Subsidiary unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien. Any Lien which is granted to secure the Notes or such Note Guarantee pursuant to this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or such Note Guarantee.

For purposes of determining compliance with this covenant:

(1)	in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Liens described in the foregoing paragraph or in clauses (1) through (32) of the definition of “Permitted Liens,” then the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing an item of Indebtedness (or any portion thereof) in any manner that complies with this covenant; and

(2)	at the time of incurrence, the Issuer will be entitled to divide and classify a Lien securing an item of Indebtedness in more than one of the types of Liens described in the paragraph above or the definition of “Permitted Liens” without giving pro forma effect to the Liens incurred pursuant to the paragraph above or any clause of the definition of “Permitted Liens” other than clause (6)(c) thereof when calculating the amount of Indebtedness that may be secured by Liens pursuant to clause (6)(c) of the definition of “Permitted Liens.”

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, in each case in respect of such Indebtedness.

Reports and Other Information

The Indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except that such report on Form 10-K (or any successor or comparable form) will not be required until the earlier of (x) the 105th day following the end of such fiscal year or (y) the 90th day following the end of such fiscal year if the exchange offer registration or shelf registration statement relating to the Existing Notes has been declared effective prior to such date;

(2)	within the time period specified in the SEC’s rules and regulations for non-accelerated filers, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except that in the case of the quarters ending in fiscal year 2010 or 2011, such report on Form 10-Q (or any successor or comparable form) will not be required until the earlier of (x) the 60th day following the end of such fiscal quarter or (y) the 45th day following the end of such fiscal quarter if the exchange offer registration or shelf registration statement relating to the Existing Notes has been declared effective prior to such date;

(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form); and

(4)	any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, subject, in the case of any such information, certificates or reports provided prior to the effectiveness of the exchange offer registration statement or shelf registration statement, to exceptions consistent with the presentation of financial information in the Existing Offering Memorandum.

Notwithstanding the foregoing, the Issuer shall not be required to furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K prior to the effectiveness of the exchange offer registration statement or shelf registration statement.

In the event that:

(a)	the rules and regulations of the SEC permit the Issuer and any direct or indirect parent of the Issuer to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Issuer; or

(b)	any direct or indirect parent of the Issuer is or becomes a Note Guarantor,

consolidating reporting at the parent entity’s level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant, and the Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such direct or indirect parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Note Guarantors and the other Subsidiaries of the Issuer on a stand-alone basis, on the other hand.

In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. In addition, the requirements of this covenant shall be deemed satisfied prior to the commencement of the exchange offer contemplated by the Registration Rights Agreement relating to the Notes or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offer registration statement and/or shelf registration statement in accordance with the provisions of such Registration Rights Agreement, and any amendments thereto, and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant and/or (2) the posting of reports that would be required to be provided to the Trustee and the holders on the Issuer’s website.

Future Note Guarantors

The Indenture provides that the Issuer will cause each Wholly Owned Restricted Subsidiary (unless such Subsidiary is a Receivables Subsidiary or Finance Corp) that guarantees any Indebtedness of the Issuer or any of the Note Guarantors to execute and deliver to the Trustee, concurrently with the date that such Indebtedness has been guaranteed, a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to the Notes.”

Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under “—Note Guarantees.”

Restrictions on Activities of Finance Corp

The Indenture provides that other than in connection with or incident to its obligations relating to the Notes under the Indenture and its existence, Finance Corp will not hold any assets, incur any Indebtedness or become liable for any obligations or engage in any business activities, including, without limitation, any business activities that would be the subject of the covenants set forth in the Indenture; provided, however, that Finance Corp may be a co-obligor or a guarantor with respect to Indebtedness permitted to be Incurred by the Indenture if the Issuer is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Issuer or one or more of the Issuer’s Subsidiaries other than Finance Corp, including without limitation, Indebtedness under the Credit Agreement. Finance Corp shall not consolidate, amalgamate or merge with or into or wind up into any Person unless either (x) Finance Corp is the surviving person or (y) (i) the Person formed by or surviving any such consolidation, amalgamation, merger or winding up (if other than Finance Corp) is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, the Commonwealth of Puerto Rico or any other territory of the United States (the “Finance Corp Successor”), (ii) the Finance Corp

Successor expressly assumes all the obligations of Finance Corp under this Indenture pursuant to supplemental indentures or other documents or instruments and (iii) the Finance Corp Successor shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or winding up and such supplemental indentures comply with the Indenture. Notwithstanding the foregoing, at any time after the Issuer is a corporation, Finance Corp may consolidate or merge with or into the Issuer or any Restricted Subsidiary. The Finance Corp Successor, will succeed to, and be substituted for, Finance Corp as a Co-Issuer under the Indenture and the Notes, and in such event Finance Corp will automatically be released and discharged from its obligations under the Indenture and the Notes.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The Indenture provides that the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions (other than the Merger) to, any Person unless:

(1)	the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, the Commonwealth of Puerto Rico or any other territory of the United States (the Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(2)	the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Indenture and its Note Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company, the Issuer or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company, the Issuer or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company, the Issuer or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company, the Issuer or such Restricted Subsidiary at the time of such transaction), either

(a)	the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)	the Fixed Charge Coverage Ratio would be greater than such ratio immediately prior to such transaction;

(5)	if the Issuer is not the Successor Company, each Note Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Person’s obligations under the Indenture and the Notes;

(6)	if the Successor Company is not organized as a corporation after such transaction, Finance Corp or a successor corporation which is a Subsidiary of the Successor Company shall continue to be a co-issuer of the Notes and shall have confirmed its obligations under the Indenture and the Notes pursuant to a supplemental indenture or other documents or instruments; and

(7)	the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the Indenture and the Notes, and in such event the Issuer will automatically be released and discharged from its obligations under the Indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) the Issuer may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to a Restricted Subsidiary of the Issuer, and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory of the United States or may convert into a corporation, partnership or limited liability company, so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

The Indenture further provides that, subject to certain limitations in the Indenture governing release of a Note Guarantee upon the sale or disposition of such Note Guarantor, no Restricted Subsidiary that is a Note Guarantor will, and the Issuer will not permit any Restricted Subsidiary that is a Note Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Restricted Subsidiary is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in the Existing Offering Memorandum) unless:

(1)	either (a) such Note Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, the Commonwealth of Puerto Rico, any other territory of the United States, the jurisdiction of organization of such Note Guarantor or any other jurisdiction of organization of any other Restricted Subsidiary (such Note Guarantor or such Person, as the case may be, being herein called the “Successor”) and the Successor (if other than such Note Guarantor) expressly assumes all the obligations of such Note Guarantor under the Indenture and the Note Guarantee, pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain Covenants—Asset Sales” and does not constitute a sale, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer; and

(2)	the Successor (if other than such Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor (if other than such Note Guarantor) will succeed to, and be substituted for, such Note Guarantor under the Indenture and the Note Guarantee, and such Note Guarantor will automatically be released and discharged from its obligations under the Indenture and its Note Guarantee. Notwithstanding the foregoing, (1) a Restricted Subsidiary that is a Note Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Subsidiary Note Guarantor in another state of the United States, the District of Columbia or any territory of the United States, or in Canada or any territory thereof so long as the amount of Indebtedness of the Issuer or such Restricted Subsidiary is not increased thereby, (2) a Restricted Subsidiary that is a Note Guarantor may convert into a corporation, partnership, limited partnership, limited liability company or other business entity organized or existing under the laws of the jurisdiction of organization of such Note Guarantor and (3) a Restricted Subsidiary that is a Note Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to the Issuer or any Restricted Subsidiary that is a Note Guarantor.

This “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and the Restricted Subsidiaries.

Defaults

An Event of Default is defined in the Indenture with respect to the Notes as:

(1)	a default in any payment of interest (including any additional interest) on any Note when due, continued for 30 days;

(2)	a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)	the failure by the Issuer to comply with its obligations under the covenant described under “—Certain Covenants—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” above;

(4)	the failure by the Issuer or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture;

(5)	the failure by the Co-Issuers or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay any Indebtedness (other than Indebtedness owing to the Co-Issuers or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $40.0 million or its foreign currency equivalent (the “cross-acceleration provision”);

(6)	certain events of bankruptcy, insolvency or reorganization of the Co-Issuers or a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) (the “bankruptcy provisions”);

(7)	failure by the Co-Issuers or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $40.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”); or

(8)	any Note Guarantee of a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) with respect to the Notes ceases to be in full force and effect (except as contemplated by the terms thereof) or the Issuer or any Note Guarantor that qualifies as a Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) denies or disaffirms its obligations under the Indenture or any Note Guarantee with respect to the Notes and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding Notes notify the Co-Issuers of the default and the Co-Issuers do not cure such default within the time specified in clause (4) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Co-Issuers) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes by notice to the Co-Issuers may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Co-Issuers and the Administrative Agent under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Co-Issuers occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Co-Issuers are required to deliver to the Trustee on an annual basis (within 30 days after the last date the annual report on Form 10-K would be required to be delivered to the Trustee under “—Certain Covenants — Reports and Other Information”), a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Co-Issuers also are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Co-Issuers are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding, and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or change the Stated Maturity of any Note;

(4)	reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” or “—Redemption for Changes in Withholding Taxes” above;

(5)	make any Note payable in money other than that stated in such Note;

(6)	expressly subordinate the Notes or any Note Guarantee to any other Indebtedness of the Co-Issuers or any Note Guarantor;

(7)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(8)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions; or

(9)	except as expressly permitted by the Indenture, modify or release the Note Guarantee of any Significant Subsidiary in any manner adverse to the holders of the Notes.

Without the consent of any holder, the Co-Issuers and the Trustee may amend the Indenture to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for the assumption by a Successor (with respect to the Co-Issuers) of the obligations of the Co-Issuers under the Indenture and the Notes, to provide for the assumption by a Successor Company or Successor (with respect to any Restricted Subsidiary that is a Note Guarantor), as the case may be, of the obligations of a Note Guarantor under the Indenture and its Note Guarantee, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add a Note Guarantee with respect to the Notes, to secure the Notes, to add to the covenants of the Co-Issuers for the benefit of the holders or to surrender any right or power conferred upon the Co-Issuers, to make any change that does not adversely affect the rights of any holder, to conform the text of the Indenture, Note Guarantees or the Notes, to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, Note Guarantees or the Notes, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA to effect any provision of the Indenture or to make certain changes to the Indenture to provide for the issuance of additional Notes.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

No Personal Liability of Directors, Officers, Employees, Managers and Stockholders

No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Co-Issuers, any Note Guarantor or any of their respective direct or indirect parent companies, as such, will have any liability for any obligations of the Co-Issuers or any Note Guarantor under the Notes, the Indenture or the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements or transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the Indenture. The registrar will not be required to transfer or exchange any Notes selected for redemption (except in the case of Notes to be redeemed in part, the portion of the Notes not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)	either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Co-Issuers and thereafter repaid to the Co-Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Co-Issuers, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Co-Issuers, and the Co-Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Co-Issuers and/or the Note Guarantors have paid all other sums payable under the Indenture; and

(3)	the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Co-Issuers at any time may terminate all of their obligations under the Notes and the Indenture with respect to the holders of the Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Co-Issuers at any time may terminate their obligations under the covenants described under “Certain Covenants” for the benefit of the holders of the Notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under “—Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the Notes) and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the holders of the Notes. If the Co-Issuers exercise their legal defeasance option or their covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

The Co-Issuers may exercise their legal defeasance option notwithstanding their prior exercise of the covenant defeasance option. If the Co-Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Co-Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4) and (5) (with respect only to Significant Subsidiaries), (6) or (7) under “—Defaults” or because of the failure of the Co-Issuers to comply with the clause (4) under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Co-Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal or Commonwealth of Puerto Rico income tax purposes as a result of such deposit and defeasance and will be subject to Federal or Commonwealth of Puerto Rico income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Co-Issuers.

Concerning the Trustee

Wilmington Trust, National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the Notes.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by the Sponsor of 51% of the outstanding voting power of the Capital Stock of the Issuer, pursuant to the Merger Agreement.

“Acquisition Documents” means the Merger Agreement and any other document entered into in connection therewith or contemplated thereby, in each case as amended, supplemented or modified from time to time prior to the Original Issue Date or thereafter, so long as any amendment, supplement or modification after the Original Issue Date, together with all other amendments, supplements and modifications after the Original Issue Date, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the Acquisition Documents as in effect on the Original Issue Date, as determined in good faith by the Issuer.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1% of the then outstanding principal amount of the Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at October 1, 2014 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the Note through October 1, 2014 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/ Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares or other Equity Interests issued to foreign nationals or other third parties to the extent required by applicable law) of the Issuer or any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities in the ordinary course of business; a disposition of obsolete, damaged or worn out property or equipment in the ordinary course of business; or a disposition of inventory no longer useful or necessary in the operation of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets of the Issuer or any Restricted Subsidiary or issuance or sale of Equity Interests of the Issuer or any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value (as determined in good faith by the Issuer) of less than $15.0 million;

(e) any disposition of property or assets, or the issuance of securities, by the Issuer to a Restricted Subsidiary or by a Restricted Subsidiary to the Issuer or other Restricted Subsidiaries;

(f) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and the Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(g) foreclosure or any similar action with respect to any property or other asset of the Issuer or any of the Restricted Subsidiaries;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j) any sale of inventory or other assets or the sale of receivables pursuant to non-recourse factoring arrangements, in each case, in the ordinary course of business;

(k) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(1) in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuer and the Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(m) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(n) dispositions in connection with Permitted Liens;

(o) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(p) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property;

(q) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(r) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind; and

(s) any disposition in the ordinary course of business, including disposition in connection with any Settlement, dispositions of Settlement Assets, Merchant Agreements and dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement and the other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Bankruptcy Code” means Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, as to any Person, the board of directors or managers, sole member or managing members, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Subsidiaries that are Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Subsidiaries.

“Carib Holdings” means Carib Holdings, LLC (formerly known as Carib Holdings, Inc.), a Puerto Rico limited liability company (and any and all successors thereto).

“Carib Inc.” means Carib Latam Holdings, Inc., a Puerto Rico corporation (and any and all successors thereto).

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsor or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Change of Control” means the occurrence of either of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) at any time prior to a Qualified IPO, any combination of Permitted Holders in the aggregate shall fail to beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act or any successor provision), directly or indirectly, Voting Stock of the Issuer representing at least a majority of the total voting power of the Voting Stock of the Issuer; provided that no Change of Control shall be deemed to occur under this clause (2) if at such time (x) no Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, beneficially owns (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act or any successor provision), directly or indirectly, Voting Stock of the Issuer representing more than 10% of the total voting power of the Voting Stock of the Issuer and (y) the Permitted Holders in the aggregate own, directly or indirectly, Voting Stock of the Issuer representing a greater percentage of the voting power of the Voting Stock of the Issuer than any other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act); or

(3) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer.

“Co-Issuers” means the Issuer and Finance Corp.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Subsidiaries that are Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Subsidiaries that are Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding additional interest in respect of the Notes, amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees); plus

(2) consolidated capitalized interest of such Person and such Subsidiaries that are Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and the Restricted Subsidiaries; minus

(4) interest income for such period;

provided that for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries that are Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto), or expenses or charges, any severance expenses, relocation or other restructuring expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses, fees, expenses or charges relating to facilities closing costs, acquisition integration costs, transition expenses attributable to the Issuer becoming an independent operating company in connection with the Transactions (whether incurred before, on or after the Original Issue Date), facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), any costs associated with the separation of the Venezuela operations from the business conducted by the Issuer and its Subsidiaries on the Original Issue Date (whether or not such separation costs are incurred before, on or after the Original Issue Date), and any fees, expenses, charges or change in control payments made under the Acquisition Documents or otherwise related to the Transactions (including any expenses or charges attributable to any payments made (or any agreement or commitment to make any payment) to employees of the Issuer or any Subsidiary of the Issuer in lieu of stock options, restricted stock units or similar items or in satisfaction of any obligation or a commitment to grant or issue any such items), in each case, shall be excluded;

(2) effects of purchase accounting adjustments (including, without limitation, the effects of such adjustments pushed down to such Person and such Subsidiaries and the effects of adjustments to unearned income and deferred rent) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Issuer) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of “Cumulative Credit” contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Note Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(11) any (a) one-time non-cash compensation charges, (b) costs and expenses after the Original Issue Date related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Original Issue Date of officers, directors and employees, in each case of such Person or any such Subsidiary, shall be excluded;

(12) accruals and reserves that are established or adjusted within 12 months after the Original Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;

(13)(a) the Net Income of any Person and its Subsidiaries that are Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(14)(a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(15) any currency translation gains and losses related to currency remeasurements, including, but not limited to, Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded;

(16) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded;

(17) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;

(18) non-cash charges for deferred tax valuation allowances shall be excluded; and

(19) any expenses attributable to costs paid by any Person (other than the Issuer or its Subsidiaries) on behalf of the Issuer or its Subsidiaries or expenses that are reimbursed by such Person to the Issuer or its Subsidiaries, in each case, to the extent specifically contemplated in the Merger Agreement, shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, (i) there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries or Restricted Subsidiaries to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of “Cumulative Credit” and (ii) to the extent that as determined under GAAP the aggregate of the Net Income of the Issuer and its Subsidiaries that are Restricted Subsidiaries for such period, on a consolidated basis, are not reduced by the provision for taxes based on income, profits or capital of the Issuer and its Subsidiaries that are Restricted Subsidiaries as a result of the Issuer being converted from a corporation to a limited liability company, then Consolidated Net Income shall be reduced by any payments made by the Issuer pursuant to the Tax Payment Agreement with respect to such period that were accounted for as a dividend or did not otherwise reduce Net Income of the Issuer and its Subsidiaries that are Restricted Subsidiaries for such period.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Subsidiaries that are Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, Commonwealth of Puerto Rico, franchise, property and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations). Notwithstanding the foregoing, to the extent that Consolidated Net Income was reduced in such period by any payment under the Tax Payment Agreement pursuant to clause (ii) of the last paragraph of the definition of Consolidated Net Income, then for the purpose of calculating EBITDA, Consolidated Taxes shall be deemed to include the amounts referred to in clause (ii) of such definition of Consolidated Net Income with respect to such period.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Issuer and its consolidated Restricted Subsidiaries without giving effect to any amortization or write-off of the amount of intangible assets (including, without limitation, goodwill) since the Original Issue Date (or with respect to assets acquired after the Original Issue Date, the date such assets were acquired by the Issuer or a consolidated Restricted Subsidiary), determined in accordance with GAAP, as set forth on the most recent consolidated balance sheet of the Issuer as of such date for which financial statements have been delivered pursuant to the covenant described under “—Certain Covenants—Reports and Other Information” (or, if no such financial statements have been delivered, as set forth on the most recent consolidated balance sheet of the Issuer set forth in the Existing Offering Memorandum).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means (i) the credit agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, among Carib Holdings, Inc., the Issuer, the guarantors named therein, the financial institutions named therein, and Bank of America, N.A., as Administrative Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to any Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Default “ means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer (other than Disqualified Stock) that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3) is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries that are Restricted Subsidiaries for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Fixed Charges; plus

(3) Consolidated Depreciation and Amortization Expense; plus

(4) Consolidated Non-cash Charges; plus

(5) any expenses or charges (other than Consolidated Depreciation or Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the Incurrence or repayment of Indebtedness permitted to be Incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Notes and the Bank Indebtedness, (ii) any amendment or other modification of the Notes or other Indebtedness, (iii) any additional interest in respect of the Notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(6) business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility closures, facility consolidations, retention, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); plus

(7) the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid to the Sponsor or Popular (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted by the covenant described under “—Certain Covenants—Transactions with Affiliates”; plus

(8) the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(9) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or a Note Guarantor or net cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit; plus

(10) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (3) to the “Summary Historical and Pro Forma Combined Financial Data” under “Summary” in the Existing Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such period less, without duplication;

(11) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Original Issue Date of common Capital Stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such direct or indirect parent’s common Capital Stock registered on Form S-4 or Form S-8;

(2) issuances to the Issuer or any of its Subsidiaries; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by the Issuer) received by the Issuer after the Original Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Excluded Transaction Debt” means all Indebtedness Incurred in connection with the Transactions consisting of, or Incurred to fund the payment of, any original issue discount or upfront fees in respect of the Bank Indebtedness, the Notes or any other Indebtedness Incurred to fund the Transactions.

“Existing Notes” means the 11% Senior Notes due 2018 issued by the Issuer under the Indenture on the Original Issue Date.

“Existing Offering Memorandum” means the final confidential offering memorandum dated September 23, 2010 relating to the offering of the Existing Notes.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Finance Corp” means EVERTEC Finance Corp., a Puerto Rico corporation (and any and all successors thereto).

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of the EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable period; provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any Restricted Subsidiary has determined to make and/or made during the reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions), discontinued operations and other operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Transactions) and (3) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (3) to the “Summary Historical and Pro Forma Combined Financial Data” under “Summary” in the Existing Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Original Issue Date. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes (i) a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the Issuer) of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person;

provided , however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing or (5) obligations under the Acquisition Documents to the extent such obligations are not for borrowed money.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of GAAP to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value (as determined in good faith by the Issuer) of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Issuer) at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issuer” means EVERTEC, LLC (formerly known as EVERTEC, Inc.), a Puerto Rico limited liability company (and any and all successors thereto).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group “ means the group consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as the case may be, on the Original Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any direct or indirect parent of the Issuer, as applicable, was approved by a vote of a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable, then still in office who were either directors on the Original Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as applicable, hired at a time when the directors on the Original Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable.

“Merchant Agreement” shall mean any contract entered into with a merchant relating to the provision of Merchant Services.

“Merchant Services” shall mean services provided to merchants relating to the authorization, transaction capture, settlement, chargeback handling and internet-based transaction processing of credit, debit, stored-value and loyalty card and other payment transactions (including provision of point of service devices and other equipment necessary to capture merchant transactions and other ancillary services).

“Merger” means the merger of Carib Acquisition, Inc. with and into EVERTEC, Inc., with EVERTEC, Inc. as the surviving corporation, pursuant to the terms of the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger among Popular, AP Carib Holdings, Ltd., Carib Acquisition, Inc. and the Issuer, dated as of June 30, 2010, as amended or supplemented as of the Original Issue Date.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Subsidiaries that are Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related solely to such disposition), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Note Guarantee” means any guarantee of the obligations of the Co-Issuers under the Indenture and the Notes by any Person in accordance with the provisions of the Indenture.

“Note Guarantor” means any Person that Incurs a Note Guarantee; provided that upon the release or discharge of such Person from its Note Guarantee in accordance with the Indenture, such Person ceases to be a Note Guarantor.

“Obligations “ means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Officer “ means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, which meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee and that satisfies the requirements set forth in the Indenture. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Original Issue Date” means September 30, 2010.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and

(2) with respect to any Note Guarantor, its Note Guarantee and any Indebtedness which ranks pari passu in right of payment to such Note Guarantor’s Note Guarantee.

“Permitted Holders” means, at any time, each of (i) the Sponsor, (ii) Popular, (iii) the Management Group with respect to no more than 10% of the Voting Stock of the Issuer, (iv) any Person that has no material assets other than the Capital Stock of the Issuer or any direct or indirect parent of the Issuer and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Issuer, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clauses (i), (ii) and (iii) above, holds more than 50% of the total voting power of the Voting Stock thereof and (v) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i), (ii) and (iii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Issuer or any direct or indirect parent of the Issuer (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i), (ii) and (iii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Original Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Original Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Original Issue Date or (y) as otherwise permitted under the Indenture;

(6) advances to employees, taken together with all other advances made pursuant to this clause (6), not to exceed $7.5 million at any one time outstanding;

(7) any Investment acquired by the Issuer or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Issuer or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9) any Investment by the Issuer or any Restricted Subsidiary in a Similar Business having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of $75.0 million and 6.75% of Consolidated Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be the Issuer or a Restricted Subsidiary;

(10) additional Investments by the Issuer or any Restricted Subsidiary having an aggregate Fair Market Value (as determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of $85.0 million and 7.75% of Consolidated Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be the Issuer or a Restricted Subsidiary;

(11) loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(12) Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of “Cumulative Credit” contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11)(b) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Note Guarantors,” including, without limitation, any guarantee or other obligation issued or incurred under the Credit Agreement in connection with any letter of credit issued for the account of the Issuer or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);

(16) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18) any Investment in an entity or purchase of a business or assets in each case owned (or previously owned) by a customer of a Restricted Subsidiary as a condition or in connection with such customer (or any member of such customer’s group) contracting with a Restricted Subsidiary, in each case in the ordinary course of business;

(19) any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Receivables Financing;

(20) additional Investments in joint ventures not to exceed at any one time in the aggregate outstanding under this clause (20) the greater of $75.0 million and 7.0% of Consolidated Total Assets at the time of such Investment; provided, however, that if any Investment pursuant to this clause (20) is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (20) for so long as such Person continues to be the Issuer or a Restricted Subsidiary;

(21) Investments of a Restricted Subsidiary acquired after the Original Issue Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Original Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(22) any Investment in any Subsidiary of the Issuer or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; and

(23) any Investment arising in the ordinary course of business as a result of any Settlement, including Investments in and of Settlement Assets.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) outstanding on the Original Issue Date or incurred in the ordinary course of business (whether or not consistent with past practices), including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)(A) Liens on assets of a Restricted Subsidiary that is not a Note Guarantor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (B) Liens securing Indebtedness permitted to be Incurred under the Credit Agreement, including any letter of credit facility relating thereto, that was permitted to be Incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (C) Liens securing obligations in respect of any Indebtedness permitted to be Incurred by the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, with respect to Liens securing obligations permitted under this clause (C), at the time of Incurrence and after giving pro forma effect thereto, the Secured Indebtedness Leverage Ratio of the Issuer would not exceed 4.00 to 1.00, and (D) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d), (p), (t) or (x) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that (i) in the case of clause (t), such Lien does not extend to the property or assets of any Subsidiary of the Issuer that is a Note Guarantor and (ii) in the case of clause (p), such Lien applies solely to acquired property or assets of the acquired entity, as the case may be);

(7) Liens existing on the Original Issue Date (other than Liens in favor of the lenders under the Credit Agreement);

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(9) Liens on assets or property at the time the Issuer or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(10) Liens securing Indebtedness or other obligations of the Issuer or a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations not incurred in violation of the Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of the Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and the Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Note Guarantor;

(16) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17) deposits made in the ordinary course of business to secure liability to insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of software and other technology licenses in the ordinary course of business;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B);

(21) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25) other Liens securing obligations incurred in the ordinary course of business or securing Indebtedness, which obligations or Indebtedness do not exceed $50.0 million at any one time outstanding;

(26) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(27) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Issuer or any Restricted Subsidiary;

(28) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code in effect in the State of New York or similar provisions in similar codes, statutes or laws in other jurisdictions on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(29) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(30) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of the Restricted Subsidiaries in the ordinary course of business;

(31) Liens on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture; and

(32) Settlement Liens.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Popular” means Popular, Inc. and its Affiliates (but not including any of its portfolio companies).

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Qualified IPO” means any underwritten public Equity Offering.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Notes or any Refinancing Indebtedness with respect to the Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule l5cs-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any such Subsidiary transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Issuer nor any other Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(c) to which none of the Issuer or its other Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Restricted Cash” means cash and Cash Equivalents held by the Issuer or any Restricted Subsidiaries that is contractually restricted from being distributed to the Issuer or not available for general corporate purposes if and to the extent appearing as “restricted cash” on a balance sheet of such Person prepared in accordance with GAAP.

“Restricted Investment “ means an Investment other than a Permitted Investment.

“Restricted Subsidiary “ means any Subsidiary of the Issuer other than an Unrestricted Subsidiary. Unless otherwise indicated, all references to Restricted Subsidiaries will mean Restricted Subsidiaries of the Issuer.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or such Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of Secured Indebtedness secured thereby) of such Person and its Subsidiaries that are Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Subsidiaries that are Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of calculation to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions), discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting Officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Transactions) and (3) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (3) to the “Summary Historical and Pro Forma Combined Financial Data” under “Summary” in the Existing Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four quarter period.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness (other than (x) property or assets held in a defeasance or similar trust or arrangement for the benefit of Secured Indebtedness secured thereby and (y) any Secured Indebtedness that is secured by Liens that are expressly subordinated to Liens securing the Credit Agreement) of such Person and its Subsidiaries that are Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Subsidiaries that are Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of calculation to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect pursuant to an Officer’s Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions) and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any Restricted Subsidiary has determined to make and/or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations (including the Transactions), discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period. If since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting Officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event (including, to the extent applicable, from the Transactions) and (3) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (3) to the “Summary Historical and Pro Forma Combined Financial Data” under “Summary” in the Existing Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four quarter period.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Settlement” shall mean the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Assets” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for and in the amount of a Settlement made or arranged, or to be made or arranged, by such Person.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Original Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Special Distribution” shall mean a dividend declared by the Issuer pursuant to Section 5.16 of the Merger Agreement.

“Sponsor” means Apollo Management, L.P. and any of its respective Affiliates other than any portfolio companies (collectively, the “Apollo Sponsor”).

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary thereof which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the Issuer unless such contingency has occurred).

“Stockholder Agreement” means the Stockholder Agreement dated as of the Original Issue Date among, Carib Holdings, Popular, AP Carib and the other holders named therein, as amended, supplemented or modified from time to time prior to the Original Issue Date or thereafter, in accordance with its terms.

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Note Guarantor, any Indebtedness of such Note Guarantor which is by its terms subordinated in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Tax Payment Agreement” means that certain Tax Payment Agreement, dated as of April 17, 2012, by and among the Issuer, Carib Holdings and Carib Inc. and/or any other direct or indirect parent of the Issuer, as amended, supplemented or modified from time to time, so long as any such amendment, supplement or modification does not adversely affect the rights of any holder.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

“Transactions “ means the “Transactions” as defined in the Existing Offering Memorandum under “Summary—The Transactions,” including the Special Distribution.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to October 1, 2014; provided, however, that if the period from such redemption date to October 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means any officer within the corporate trust administration department of the Trustee, with direct responsibility for performing the Trustee’s duties under the Indenture and also means, with respect to a particular corporate trust matter, any other officer of the Trustee to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary;

The Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of the Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)(1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio would be greater than such ratio immediately prior to such designation, in each case on a pro forma basis taking into account such designation; and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or other ownership interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

EXCHANGE OFFER; REGISTRATION RIGHTS

The Co-Issuers, the guarantors and the initial purchasers entered into a registration rights agreement relating to the old notes.

Pursuant to the registration rights agreement, the Co-Issuers agreed, at their own cost, for the benefit of the holders of the notes, to use their commercially reasonable efforts to file within 90 days after the issue date of the old notes a registration statement (the “exchange offer registration statement”) with respect to a registered exchange offer (an “exchange offer”) to exchange the old notes for new notes with terms substantially identical in all material respects with the old notes (except for the provisions relating to the transfer restrictions and payment of additional interest), to cause the exchange offer registration statement to be declared effective by the SEC under the Securities Act and to consummate the exchange offer not later than 366 days following the issuance of the old notes (the “Exchange Date”).

The Co-Issuers intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement for the old notes and the applicable requirements of the Securities Act and the related rules and regulations of the SEC.

In the event that the exchange offer is not consummated by the Exchange Date, the Co-Issuers will, subject to certain conditions, at their own cost:

•	file a shelf registration statement covering resales of the old notes within 30 days after the Exchange Date;

•	use their commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

•

use their commercially reasonable efforts to keep the shelf registration statement effective for a period of one year from the effective date of the shelf registration statement or such shorter period that will terminate when all notes registered thereunder are disposed of in accordance therewith or cease to be outstanding on the date upon which all notes covered by such shelf registration statement become eligible for resale, without regard to volume, manner of sale or other restrictions contained in Rule 144.

In the event that (i) the exchange offer registration statement has not been filed with the SEC within 90 days after the issue date of the old notes, (ii) the exchange offer has not been consummated within 366 days after the issue date of the old notes or (iii) if required, a shelf registration statement covering resales of the old notes has not been filed or the shelf registration statement has not been declared effective by the SEC (each, a “notes registration default”), then additional interest will accrue on the aggregate principal amount of old notes from and including the date on which any such notes registration default has occurred to but excluding the date on which all notes registration defaults have been cured. Additional interest will accrue at a rate of 0.25% for the first 90 day period after such date and thereafter it will be increased by an additional 0.25% for each subsequent 90 day period that elapses provided that the aggregate increase in such annual interest rate may in no event exceed 1.00% per annum over the rate shown on the cover page of this prospectus.

BOOK ENTRY, DELIVERY AND FORM

Except as set forth below, the exchange notes will each initially be issued in the form of one or more fully registered notes in global form without coupons. Each global note shall be deposited with the trustee, as custodian for The Depository Trust Company (“DTC”), as depositary, and registered in the name of DTC or a nominee thereof. The old notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the applicable global note.

Except as set forth below, a global note may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in a global note may not be exchanged for notes in certificated form except in the limited circumstances described below

The Global Notes

We expect that, pursuant to procedures established by DTC, (1) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary (“participants”) and (2) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, and premium (if any) and interest (including additional interest, if any) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the issuer, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest (including additional interest, if any) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If beneficial interests in the Global Notes have become exchangeable for Certified Securities and a holder requires physical delivery of a Certificated Security, such holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture and DTC shall have requested the issuance of Certificated Securities, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustee or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

A Global Note is exchangeable for certificated notes in fully registered form without interest coupons (“Certificated Securities”) only in the following limited circumstances:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the Global Note and we fail to appoint a successor depositary within 90 days of such notice; or

•	there shall have occurred and be continuing an event of default with respect to the Notes under the indenture and DTC shall have requested the issuance of Certificated Securities.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following is a summary of material U.S. federal income tax consequences of the exchange of old notes for exchange notes pursuant to this exchange offer, but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

This summary is limited to the tax consequences of those persons who are original beneficial owners of the notes, who exchange old notes for exchange notes in this exchange offer and who hold the old notes, and that will hold the exchange notes, as capital assets within the meaning of Section 1221 of the Code, which we refer to as “holders.” This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their particular circumstances or status nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, banks, real estate investment trusts, regulated investment companies, tax-exempt organizations and persons that have a functional currency other than the U.S. Dollar, or persons in special situations, such as those who have elected to mark securities to market or those who hold notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds notes and participates in the exchange offer, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the exchange of old notes for exchange notes pursuant to this exchange offer.

This summary is for general information only. Persons considering the exchange of old notes for exchange notes are urged to consult their independent tax advisors concerning the U.S. federal income taxation and other tax consequences to them of exchanging the notes, as well as the application of state, local and foreign income and other tax laws.

Exchange of an Old Note for an Exchange Note Pursuant to this Exchange Offer

The exchange of the old notes for the exchange notes in the exchange offer described herein will not constitute a significant modification of the terms of the old notes and thus will not constitute a taxable exchange for U.S. federal income tax purposes. Rather, the exchange notes will be treated as a continuation of the old notes. Consequently, a holder will not recognize gain or loss upon receipt of the exchange notes in exchange for the old notes in the exchange offer, the holder’s adjusted tax basis in the exchange notes received in the exchange offer will be the same as its adjusted tax basis in the old notes immediately before the exchange, and the holder’s holding period in the exchange notes will include its holding period in the old notes.

PLAN OF DISTRIBUTION

Each broker dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market making activities or other trading activities. We have agreed that, for a period of 180 days after the date of this prospectus, we will make this prospectus, as amended or supplemented, available to any broker dealer for use in connection with any such resale. In addition, until , 2012, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker dealers. Exchange notes received by broker dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over the counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealer or the purchasers of any such exchange notes. Any broker dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The letter of transmittal also states that any holder participating in this exchange offer will have no arrangements or understanding with any person to participate in the distribution of the old notes or the exchange notes within the meaning of the Securities Act.

For a period of 180 days after the date of this prospectus, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, New York, New York. Certain legal matters relating to the validity of the exchange notes and the validity of the Puerto Rico subsidiary guarantee will be passed upon for us by Goldman Antonetti & Córdova, P.S.C.; certain legal matters relating to the validity of the Costa Rica subsidiary guarantees will be passed upon for us by Consortium – Laclé & Gutiérrez; certain legal matters relating to the validity of the Guatemala subsidiary guarantee will be passed upon for us by Consortium – Rodríguez, Archila, Castellanos, Solares & Aguilar, S.C.; certain legal matters relating to the validity of the Mexican subsidiary guarantee will be passed upon for us by Creel, Garcia-Cuéllar, Aiza Y Enríquez, S.C.; certain legal matters relating to the validity of the Dominican Republic subsidiary guarantee will be passed upon for us by Pereyra & Asociados; certain legal matters relating to the validity of the Panama subsidiary guarantee will be passed upon for us by Aleman, Cordero, Galindo & Lee; and certain legal matters relating to the validity of the British Virgin Islands subsidiary guarantee will be passed upon for us by Walkers.

EXPERTS

The consolidated financial statements of EVERTEC, Inc. (Successor) as of December 31, 2011 and 2010 and for the year ended December 31, 2011 and the three months ended December 31, 2010 and the combined financial statements of EVERTEC Business Group (Predecessor) for the nine months ended September 30, 2010 and for the year ended December 31, 2009 included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS

Audited Consolidated (Successor) and Combined (Predecessor) Financial Statements

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Successor Balance Sheets as of December 31, 2011 and 2010	F-4

Consolidated (Successor) and Combined (Predecessor) Statements of Income and Comprehensive Income (Loss) for the year ended December 31, 2011, the three months ended December 31, 2010, the nine months ended September 30, 2010, and year ended December 31, 2009	F-5

Consolidated (Successor) and Combined (Predecessor) Statements of Changes in Stockholder’s Equity for the year ended December 31, 2011, the three months ended December 31, 2010, the nine months ended September 30, 2010, and year ended December 31, 2009	F-6

Consolidated (Successor) and Combined (Predecessor) Statements of Cash Flows for the year ended December 31, 2011, the three months ended December 31, 2010, the nine months ended September 30, 2010, and year ended December 31, 2009	F-7

Notes to Audited Consolidated (Successor) and Combined (Predecessor) Financial Statements	F-8

Unaudited Consolidated Financial Statements

Unaudited Consolidated Balance Sheets as of March 31, 2012 and December 31, 2011	F-49

Unaudited Consolidated Statements of Income and Comprehensive Income for the three months ended March 31, 2012 and 2011	F-50

Unaudited Consolidated Statement of Changes in Stockholder’s Equity for the three months ended March 31, 2012	F-51

Unaudited Consolidated Statements of Cash Flows for the three months ended March 31, 2012 and 2011	F-52

Notes to Unaudited Consolidated Financial Statements	F-53

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of EVERTEC, Inc.

In our opinion, the accompanying consolidated balance sheets as of December 31, 2011 and 2010 and related consolidated statements of income and comprehensive income (loss), of changes in stockholder’s equity and of cash flows for the year ended December 31, 2011 and for the three months ended December 31, 2010, present fairly, in all material respects, the financial position of EVERTEC, Inc. and its subsidiaries (Successor) at December 31, 2011 and 2010, and the results of their operations and their cash flows for the year ended December 31, 2011 and for the three months ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Juan, Puerto Rico

March 27, 2012

CERTIFIED PUBLIC ACCOUNTANTS

(OF PUERTO RICO)

License No. 216 Expires Dec. 1, 2013

Stamp E16158 of the P.R. Society of

Certified Public Accountants has been

affixed to the file copy of this report

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of EVERTEC, Inc.

In our opinion, the accompanying combined statements of income and comprehensive income (loss), of changes in owner’s equity and of cash flows for the nine months ended September 30, 2010 and for the year ended December 31, 2009, present fairly, in all material respects, the results of operations and cash flows of EVERTEC Business Group (Predecessor) for the nine months ended September 30, 2010, and for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Juan, Puerto Rico

April 6, 2011

CERTIFIED PUBLIC ACCOUNTANTS

(OF PUERTO RICO)

License No. 216 Expires Dec. 1, 2013

Stamp E16159 of the P.R. Society of

Certified Public Accountants has been

affixed to the file copy of this report

EVERTEC, Inc. Consolidated (Successor) Balance Sheets

(Dollar amounts in thousands)

	December 31,
	2011	2010
Assets
Current Assets:
Cash	$53,523	$55,199
Restricted cash	5,288	6,100
Accounts receivable, net	60,930	62,228
Prepaid expenses and other assets	21,526	17,529

Total current assets	141,267	141,056
Investments in equity investees	12,267	—
Property and equipment, net	36,685	43,689
Goodwill	371,712	372,584
Other intangible assets, net	448,914	490,616
Other long-term assets	22,894	29,964

Total assets	$1,033,739	$1,077,909

Liabilities and stockholder’s equity
Current Liabilities:
Accrued liabilities	$29,581	$40,951
Accounts payable	21,786	17,707
Unearned income	900	316
Income tax payable	3,383	2,439
Current portion of long-term debt	—	3,550
Deferred tax liability, net	9,321	13,867

Total current liabilities	64,971	78,830
Long-term debt	523,833	558,623
Long-term deferred tax liability, net	91,431	112,885
Other long-term liabilities	449	2,228

Total liabilities	680,684	752,566

Commitments and contingencies (Note 22)
Stockholder’s equity
Preferred stock (Par value $1.00; 0.5 million shares authorized; none issued)	—	—
Common stock (Par value $1.00; 2.5 million shares authorized; 100 shares issued and outstanding)	—	—
Additional paid-in capital	326,367	325,483
Retained earnings	28,006	2
Accumulated other comprehensive loss, net of tax	(1,318)	(142)

Total stockholder’s equity	353,055	325,343

Total liabilities and stockholder’s equity	$1,033,739	$1,077,909

The accompanying notes are an integral part of these audited financial statements.

EVERTEC, Inc. Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Statements of Income and Comprehensive Income (Loss)

(Dollar amounts in thousands)

	Successor		Predecessor
	Year ended December 31, 2011	Three months ended December 31, 2010	Nine months ended September 30, 2010	Year ended December 31, 2009
Revenues
Transaction processing (from affiliates: $27,323, $6,561, $17,364 and $22,388)	$85,691	$21,034	$56,777	$74,728

Merchant acquiring, net (from affiliates: $9,013, $2,120, $1,884 and $0)	61,997	14,789	39,761	48,744
Business solutions (from affiliates: $122,347, $31,459, $86,889 and $111,821)	173,434	46,586	118,482	152,827

Total revenues	321,122	82,409	215,020	276,299

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization shown below	155,377	41,839	113,246	150,070
Selling, general and administrative expenses	33,339	8,392	27,000	25,639
Depreciation and amortization	69,891	17,722	19,425	24,500

Total operating costs and expenses	258,607	67,953	159,671	200,209

Income from operations	62,515	14,456	55,349	76,090

Non-operating (expenses) income
Interest income	760	118	360	1,048
Interest expense	(50,957)	(13,436)	(70)	(91)
Earnings of equity method investments	833	—	2,270	3,508

Other (expenses) income:
Voluntary Retirement Program (“VRP”) expense	(14,529)	—	—	—
Other (expenses) income	(3,672)	(1,316)	2,276	7,942

	(18,201)	(1,316)	2,276	7,942

Total non-operating (expenses) income	(67,565)	(14,634)	4,836	12,407

(Loss) income before income taxes	(5,050)	(178)	60,185	88,497
Income tax (benefit) expense	(33,054)	(180)	23,017	30,659

Net income from continuing operations	28,004	2	37,168	57,838
Net income from discontinued operations	—	—	117	1,813

Net income	28,004	2	37,285	59,651

Other comprehensive (loss) income, net of tax
Unrealized (loss) gains on securities	—	—	(5)	1
Foreign currency translation adjustments	(1,176)	(142)	1,288	(355)

Total comprehensive income (loss)	$26,828	$(140)	$38,568	$59,297

The accompanying notes are an integral part of these audited financial statements.

EVERTEC, Inc. Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Statements of Changes in Stockholders’ (or Owner’s) Equity

(Dollar amounts in thousands)

	Number of Shares of Common Stock	Common Stock	Additional Paid- in Capital	Owner’s Equity	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholder’s (or Owner’s) Equity

Predecessor

Balance at December 31, 2008				$228,468			$228,468
Dividends declared				(62,500)			(62,500)
Distributions to an affiliate				(13,790)			(13,790)
Net income				59,651			59,651
Other comprehensive loss				(354)			(354)

Balance at December 31, 2009				$211,475			$211,475

Capital contribution from Popular, Inc.				5,565			5,565
Dividends declared				(55,700)			(55,700)
Distributions to an affiliate				(8,040)			(8,040)
Net income				37,285			37,285
Other comprehensive income				1,283			1,283

Balance at September 30, 2010				$191,868			$191,868

Successor
Issuance of common stock	100	$—	$360,331	$—	$—	$—	$360,331
Payment of acquisition costs on behalf of Carib Holdings Inc.			(34,848)				(34,848)
Net income					2		2
Other comprehensive loss						(142)	(142)

Balance at December 31, 2010	100	$—	$325,483	$—	$2	$(142)	$325,343

Share-based compensation recognized			884				884
Net income					28,004		28,004
Other comprehensive loss, net of tax						(1,176)	(1,176)

Balance at December 31, 2011	100	$—	$326,367	$—	$28,006	$(1,318)	$353,055

The accompanying notes are an integral part of these audited financial statements.

EVERTEC, Inc. Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Statements of Cash Flows

(Dollar amounts in thousands)

	Successor		Predecessor
	Year ended December 31, 2011	Three months ended December 31, 2010	Nine months ended September 30, 2010	Year ended December 31, 2009
Cash flows from operating activities from continuing operations
Net income	$28,004	$2	$37,285	$59,651
Net income from discontinued operations	—	—	117	1,813

Net income from continuing operations	28,004	2	37,168	57,838
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69,891	17,722	19,425	24,500
Amortization of debt issue costs and accretion of discount	7,995	785	—	—
Provision (recovery) for doubtful accounts and sundry losses	1,005	89	(666)	1,427
Deferred tax (benefit) expense	(25,910)	(1,380)	2,806	(323)
Share-based compensation	884	—	—	—
Realized loss on derivative	1,399	—	—	—
Unrealized loss of indemnification assets	292	153	—	—
Amortization of a contract liability	(7,440)	(1,984)	—	—
Loss on disposition of property and equipment and other intangibles	122	—	—	—
Gain on sale of equity method investment	—	—	(2,276)	—
Gain on redemption of equity securities	—	—	—	(7,869)
Equity in earnings of investment	(833)	—	(2,270)	(3,508)
Dividend received from equity investment	1,467	—	68	2,195
Prepayment penalty related to debt refinancing	(3,387)	—	—	—
(Increase) decrease in assets:
Accounts receivable, net	3,704	(11,200)	(8,776)	4,320
Prepaid expenses and other assets	(7,409)	1,193	(3,613)	(6,115)
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	(1,977)	13,957	21,000	(6,125)
Income tax payable	944	(998)	1,427	(900)
Unearned income	584	(243)	(111)	99
Other long-term liabilities	—	—	(481)	(75)

Total adjustments	41,331	18,094	26,533	7,626

Net cash provided by operating activities from continuing operations	69,335	18,096	63,701	65,464

Cash flows from investing activities from continuing operations
Net decrease (increase) in restricted cash	812	(3,005)	581	(997)
Net decrease (increase) in short-term investments	—	559	9,431	(1,991)
Intangible assets acquired	(14,466)	(11,891)	(11,780)	(7,385)
Property and equipment acquired	(8,963)	(4,106)	(13,181)	(14,433)
Proceeds from sales and redemptions of equity securities	—	—	—	7,869
Proceeds from sales of property and equipment	114	—	—	—
Acquisition of an equity method investment	(9,244)	—	—	—
Proceeds from sale of equity method investment	—	—	7,509	—
Contingent consideration paid	—	—	(1,000)	(750)
Partial payment for acquisition of equity investee	—	(17,120)	—	—
Acquisition of predecessor	—	(461,035)	—	—
Net repayments on short-term loans due from affiliate	—	—	24,225	14,995
Cash delivered from sale of subsidiary	—	—	368	—

Net cash (used in) provided by investing activities from continuing operations	(31,747)	(496,598)	16,153	(2,692)

Cash flows from financing activities from continuing operations
Proceeds from issuance of long-term debt	—	557,350	—	—
Debt issuance costs	—	(16,472)	(643)	—

Repayment and repurchase of long-term debt and other liabilities	(39,264)	(888)	(1,413)	(1,420)
Net distributions to parent company	—	(34,848)	(8,040)	—
Dividends paid	—	—	(55,700)	(62,500)
Net distributions to an affiliate	—	—	—	(13,790)

Net cash (used in) provided by financing activities from continuing operations	(39,264)	505,142	(65,796)	(77,710)

Cash flows from discontinued operations
Net cash provided from discontinued operating activities	—	—	2,930	2,095
Net cash used in investing activities from discontinued operations	—	—	(452)	—

Net cash provided by discontinued operations	—	—	2,478	2,095

Net (decrease) increase in cash	(1,676)	26,640	16,536	(12,843)
Net increase in cash related to discontinued operations	—	—	132	—
Cash at beginning of the period from continuing operations	55,199	28,559	11,891	24,734

Cash at end of the period from continuing operations	$53,523	$55,199	$28,559	$11,891

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$43,860	$4,263	$70	$73
Income taxes	1,638	448	15,552	22,398

Supplemental disclosure of non-cash activities:
Net assets received from parent in the form of capital contribution	$—	$—	$5,565	$—
Software packages acquired through a financing agreement	—	—	1,813	—
Foreign currency translation adjustments	1,176	142	1,288	(355)

The accompanying notes are an integral part of these audited financial statements.

Notes to Audited Consolidated (Successor) and Combined (Predecessor) Financial Statements

Note 1—The Company and Summary of Significant Accounting Policies

Note 2—Recent Accounting Pronouncements

Note 3—Business Combination

Note 4—Cash

Note 5—Accounts Receivable, Net

Note 6—Prepaid Expenses and Other Assets

Note 7—Investment in Equity Investees

Note 8—Property and Equipment, net

Note 9—Goodwill

Note 10—Other Intangible Assets

Note 11—Debt

Note 12—Financial Instruments and Fair Value Measurements

Note 13—Other Long-Term Liability

Note 14—Equity

Note 15—Merchant Acquiring Revenues

Note 16—Share-based Compensation

Note 17—Employee Benefit Plan

Note 18—Other (Expenses) Income

Note 19—Income Tax

Note 20—Discontinued Operations

Note 21—Related Party Transactions

Note 22—Commitments and Contingencies

Note 23—Segment Information

Note 24—Guarantor of the Notes and Non-Guarantor Consolidated and Combined Financial Information

Note 25—Subsequent Events

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

Note 1—The Company and Summary of Significant Accounting Policies

The Company

EVERTEC, Inc. and its subsidiaries (collectively the “Company,” “EVERTEC,” “we,” “our,” or “us”) are a diversified processing business, offering transaction and payment processing, merchant acquiring and processing and business process management solutions services in Puerto Rico (“PR”) and certain countries throughout the Caribbean and Latin America. We own and operate the ATH network, the leading debit payment and automated teller machine (“ATM”) network in Puerto Rico. Our products and services include point-of-sale (“POS”) processing, network and switch services, automated teller machine driving services, core bank processing, business process outsourcing solutions, technology infrastructure management and merchant acquiring services. Our Merchant Acquiring business is the largest merchant acquirer in Puerto Rico, and the fifth largest in Latin America, providing an end-to-end electronic payment offering to over 16,000 merchants. EVERTEC’s subsidiaries include Sense Software International Corp. (“Sense”), EVERTEC Dominicana S.A., EVERTEC Latinoamérica, S.A., ATH Costa Rica, S.A. (“ATH CR”) and T.I.I. Smart Solutions, Inc.

On June 30, 2010, Popular, Inc. (“Popular”), EVERTEC, and two newly formed subsidiaries of a fund managed by an affiliate of Apollo Global Management, LLC (“Apollo”), AP Carib Holdings, Ltd. (“AP Carib”) and Carib Acquisition, Inc. (“Merger Sub”), entered into an Agreement and Plan of Merger pursuant to which, on September 30, 2010, Merger Sub was merged with and into EVERTEC (the “Merger”). Immediately after the effective time of the Merger on September 30, 2010, AP Carib and Popular contributed their respective shares of EVERTEC capital stock to Carib Holdings, Inc. (“Holdings”) in exchange for shares of Holdings voting capital stock. Following that contribution, EVERTEC became a 100% owned subsidiary of Holdings. Holdings is operated under the control of Apollo, with AP Carib and Popular initially owning 51% and 49%, respectively, of Holdings’ outstanding capital stock, subject to pro rata dilution to the extent that non-voting stock or other securities convertible into non-voting stock and/or derivative securities whose value is derived from such capital stock or non-voting stock are issued to EVERTEC employees, directors or consultants.

Popular and EVERTEC also entered into an Intellectual Property (“IP”) Purchase and Sale Agreement in which Popular agreed to, and caused certain of its subsidiaries to sell to EVERTEC certain intellectual property, including the trademarks relating to the ATH brand, in exchange for $45.0 million. Banco Popular de Puerto Rico (“Banco Popular”), a wholly owned subsidiary of Popular, also entered into an Independent Sales Organization and Sponsorship Agreement with EVERTEC in which Banco Popular agreed to sponsor EVERTEC as an independent sales organization with various credit card associations. The closing of these transactions was completed on September 30, 2010.

Basis of Presentation

The accompanying consolidated balance sheets as of December 31, 2011 and 2010 and statements of income and comprehensive income (loss), cash flows and changes in stockholder’s equity for the year ended December 31, 2011 and for the three months ended December 31, 2010, were prepared reflecting the purchase price accounting and other transaction adjustments resulting from the Merger, and are labeled as “Successor”. The accompanying combined statements of income and comprehensive income, cash flows and changes in owner’s equity for the nine months ended September 30, 2010 and the year ended December 31, 2009, do not include adjustments or transactions attributable to the Merger, and are labeled as “Predecessor”.

The combined financial statements of the Predecessor reflect the revenues and expenses directly attributable to the EVERTEC processing operation (“EVERTEC Business Group”), as well as certain allocated corporate services expenses from Popular and its subsidiaries. These corporate services expenses were for support functions such as accounting, finance, legal, public relations, information systems and human resources. The corporate services expenses were allocated based on a percentage of revenues (and not based on actual costs incurred). Management believes that such allocation methodology is reasonable. Payment processing services to commercial and retail merchants were previously provided by Banco Popular through its merchant acquiring business, until June 30, 2010 when the merchant acquiring business was transferred to EVERTEC. Also, the TicketPop business was conducted at Banco Popular until June 30, 2010 when it was transferred to EVERTEC. The financial results for the period ended September 30, 2010 were prepared on a “carved-out” basis from Popular’s consolidated financial statements to include the TicketPop business and Merchant Acquiring business as part of EVERTEC results.

During 2011, the Company reevaluated the professional fees accrual, the foreign currency translation accounting related to the Merger and the deferred revenue recognized for certain contracts, software intangibles and software prepaid maintenance accounting and identified errors in its previously issued financial statements. As a result, the Company recorded out of period adjustments and certain reclassifications to the balance sheet accounts. The impact of correcting these errors in the prior periods would have decreased net income by approximately

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

$0.5 million for the year ended December 31, 2010, including $0.4 million related to the predecessor period. Also, the correction of these errors in prior periods would have impacted other comprehensive income by $0.5 million for the year ended December 31, 2010 with a related impact mainly in goodwill, among other certain balance sheet accounts. After evaluating the quantitative and qualitative aspects of the misstatements, management has determined that they are not material to the financial statements of the prior periods impacted or current period, and accordingly, has recorded an out of period adjustment in 2011.

In the opinion of management, the accompanying consolidated and combined financial statements, prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), contain all adjustments, all of which are normal and recurring in nature, necessary for a fair presentation.

Certain prior period balances have been reclassified to conform to the current presentation format which did not have any impact on net income.

A summary of the most significant accounting policies used in preparing the accompanying consolidated and combined financial statements is as follows:

Principles of Consolidation and Combination

The accompanying consolidated and combined financial statements include the accounts and operations of EVERTEC, Inc. and EVERTEC Business Group, respectively, and its subsidiaries and are presented in accordance with GAAP. The Company consolidates all entities that are controlled by ownership of a majority voting interest. All significant intercompany accounts and transactions are eliminated in the consolidated and combined financial statements.

Use of Estimates

The preparation of the accompanying consolidated and combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Revenue and Expense Recognition

Revenue from information processing and other services is recognized at the time services are rendered, while rental and maintenance service revenue is recognized ratably over the corresponding contractual periods. Software and hardware sales revenues and related costs are recognized at the time software and equipment is installed or delivered depending on contractual terms. Revenue from contracts to create data processing centers and the related cost is recognized as project phases are completed and accepted. Merchant business revenues, primarily comprised of fees charged to the merchants, are presented net of interchange and assessments charged by the credit and debit card associations and are recognized at the time of sale. Operating expenses are recognized as services and maintenances are incurred. Project expenses are deferred and recognized when the related income is earned.

Investment in Equity Investees

The Company accounts for investments using the equity method of accounting if the investment provides the Company the ability to exercise significant influence, but not control, over an investor. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of an investor of between 20 percent and 50 percent, although other factors are considered in determining whether the equity method of accounting is appropriate. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company’s share of net income or losses as they occur. The Company’s share of investee earnings or losses is recorded, net of taxes, within earnings in equity method investments caption in the consolidated and combined statements of income. The Company’s consolidated revenues include fees for services provided to an investee accounted under the equity method. Additionally, the Company’s interest in the net asset of its equity method investees is reflected in the consolidated balance sheets. On the acquisition of the investment any difference between the cost of the investment and the amount of the underlying equity in net assets of an investee is required to be accounted as if the investee were a consolidated subsidiary. If the difference is assigned to depreciable or amortizable assets or liabilities, then the difference should be amortized or accreted in connection with the equity earnings based on the Company’s proportionate share of the investee’s net income or loss. If the investor is unable to relate the difference to specific accounts of the investee, the difference should be considered to be goodwill.

The Company considers whether the fair values of its equity method investments have declined below their carrying value whenever adverse events or changes in circumstances indicate that recorded values may not be recoverable. If the Company considered any such decline to be other than temporary (based on various factors, including historical financial results, product development activities and the overall health of the investee’s industry), then the Company would record a write-down to estimated fair value.

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method and expensed over their estimated useful lives. Amortization of leasehold improvements is computed over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Costs of maintenance and repairs which do not improve or extend the life of the respective assets are expensed as incurred.

Impairment on Long-lived Asset

Long-lived assets to be held and used, and long-lived assets to be disposed of, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Capitalization of Software

Costs incurred in the preliminary project stage are expensed as incurred. Once the capitalization criteria have been met, costs of materials and services are capitalized. Cost related to internally develop software, unspecified upgrades and enhancements, and costs under agreements that combine the cost of maintenance and unspecified upgrades and enhancements are capitalized and amortized using the straight line method over tits estimated useful life, which range from three to five years.

The Company capitalizes interest costs incurred in the development of softwares. The amount of interest capitalized is an allocation of the interest cost incurred during the period required to substantially complete the asset. The interest rate for capitalization purposes is to be based on a weighted average rate on the Company’s outstanding borrowing. For the year ended December 31, 2011, interest cost capitalized amounted to approximately $0.4 million. No interest cost was capitalized for the three months ended December 31, 2010 (Successor) and for the nine months ended September 30, 2010 and the year ended December 31, 2009 (Predecessor).

Software and Maintenance Contracts

Software and maintenance contracts are recorded at cost. Amortization of software and maintenance contracts is computed using the straight-line method and expensed over their estimated useful lives which range from one to five years. Capitalized software includes purchased software and capitalized application of internally-developed software. Amortization of software packages is included in depreciation and amortization in the consolidated and combined statements of income.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price and related costs over the value assigned to net assets acquired. Goodwill is not amortized, but is tested for impairment at least annually using a two-step process at each reporting unit level. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired and the second step of the impairment test is unnecessary. If needed, the second step consists of comparing the implied fair value of the reporting unit with the carrying amount of that goodwill. In determining the fair value of a reporting unit, the Company generally uses a combination of methods, which include market price multiples of comparable companies and discounted cash flows analysis.

Trademarks which existed prior to the Merger were deemed to have an indefinite life and were not amortized but tested for impairment using a one-step process which compares the fair value with the carrying amount of the asset. In determining that trademark have an indefinite life, certain variables were considered, including expected cash inflows and legal, regulatory, contractual, competitive, economic, and other factors, which could limit the intangible asset’s useful life.

For the years ended December 31, 2011, 2010 and 2009, no impairment losses associated with goodwill and other trademark with an indefinite life were recognized.

Other identifiable intangible assets with a definitive useful life are amortized using the straight-line method. These intangibles are evaluated periodically for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. For the years ended December 31, 2011, 2010 and 2009, no impairment losses associated with other intangible assets subject to amortization were recognized.

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

Other identifiable intangible assets with a definitive useful life acquired in the Merger, include customer relationship, trademark, software packages and non-compete agreement. Customer relationship was valued using the excess earnings method under the income approach. Trademark was valued using the relief-from-royalty method under the income approach. Software packages, which include capitalized software development costs, were recorded at cost. Non-compete agreement was valued based on the estimated impact that theoretical competition would have on revenues and expenses.

Indemnification Assets

Indemnification assets represent the Company’s estimates of payments from Popular related to expected losses on services provided to certain common customers of the Company and Popular, and for certain incremental software and license costs expected to be incurred by the Company (see Note 21) during the five years following the Merger date. Indemnification assets are recorded at the fair value of the expected cash flows. The indemnification asset decreases by the payments received from Popular and is subsequently adjusted to reflect the asset at fair value. The fair value adjustment, if any, is included in current period earnings. As of December 31, 2011 and 2010, the Company’s indemnification assets related to the reimbursements for services provided to the common customers amounted to $7.1 million and $10.1 million, respectively, and related to the software amounted to $0.4 million and $4.8 million, respectively. For the year ended December 31, 2011 and for the three months ended December 31, 2010, the Company recorded a loss amounting to $0.8 million and a gain of $0.3 million, respectively, related to the reimbursements for services provided to the common customers and a gain of $0.5 million and a loss of $0.5 million, respectively, related to the software.

Derivatives

Derivatives are recognized on the balance sheet at fair value and are designated as either fair value hedge, cash flow hedge or as a free-standing derivative instrument. For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability or of an unrecognized firm commitment attributable to the hedged risk are recorded in current period earnings. For a cash flow hedge, changes in the fair value of the derivative instrument, to the extent that it is effective, are recorded net of taxes in accumulated other comprehensive (loss) income and subsequently reclassified to net income in the same period(s) that the hedged transaction impacts earnings. The ineffective portions of cash flow hedges are immediately recognized in current earnings. For free-standing derivative instruments, changes in fair values are reported in current period earnings.

Income Tax

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of earnings in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. A deferred tax valuation allowance is established if it is considered more likely than not that all or a portion of the deferred tax asset will not be realized.

All companies within EVERTEC are legal entities which file separate income tax returns. Notwithstanding, a proportionate share of Banco Popular’s income tax expense based upon reportable taxable income using the statutory tax rates in Puerto Rico related to the merchant acquiring business and TicketPop business has been recorded in the EVERTEC Business Group’s combined financial statements that include the six months ended June 30, 2010 and the year ended December 31, 2009 as required under the separate return method to allocate the intercorporate tax for a carve-out. That allocation is not included in EVERTEC’s income tax returns. No temporary differences that give rise to any deferred tax asset or liability resulted as part of this allocation.

Cash

Cash includes cash on hand and in banks with original maturities of three months or less.

Restricted Cash

Restricted cash represents cash received on deposits from participating institutions of the ATH network that has been segregated for the development of the ATH brand. Also, restricted cash includes certain cash collected from the TicketPop business and a reserve account for payment and transaction processing services to merchants. The restrictions of these accounts are based on contractual provisions entered into with third parties. This cash is maintained in separate accounts at a financial institution in Puerto Rico.

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

Allowance for Doubtful Accounts

An allowance for doubtful accounts is provided for based on the estimated uncollectible amounts of the related receivables. The estimate is primarily based on a review of the current status of specific accounts receivable. Receivables are considered past due if full payment is not received by the contractual date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted.

Foreign Currency Translation

Assets and liabilities denominated in foreign currencies are translated to U.S. dollars using prevailing rates of exchange at the end of the period. Revenues, expenses, gains and losses are translated using weighted average rates for the period. The resulting foreign currency translation adjustment from operations for which the functional currency is other than the U.S. dollar is reported in accumulated other comprehensive loss, except for highly inflationary environments for which the effects are included in the statement of income. Gains and losses on transactions denominated in currencies other than the functional currencies are included in determining net income for the period in which exchange rates change.

Share-based Compensation

Certain employees of EVERTEC participated in the Popular, Inc. 2004 Omnibus Incentive Plan (the “Incentive Plan”) adopted by the shareholders of Popular in April 2004. Management used the fair value method of recording share-based compensation as required in current accounting guidance. During the nine month period ended September 30, 2010, all unvested equity awards granted to EVERTEC employees were accelerated and became fully vested.

After the Merger, the Carib Holdings, Inc. 2010 Equity Incentive Plan (the “Stock Incentive Plan”) was established to grant stock options, rights to purchase shares, restricted stock units and other stock-based rights to employees, directors, consultants and advisors of the Company. Holdings reserved 2,921,604 shares of its Class B non-voting common stock for issuance upon exercise and grants of stock options, restricted stock and other equity awards under the Stock Incentive Plan. Awards granted by EVERTEC’s parent company, Holdings, to employees of EVERTEC are accounted in the EVERTEC’s financial statements in accordance with accounting standards codification (“ASC”) 718, which establish that awards of the parent company that are granted to employees of its consolidated subsidiary are accounted for in the separate financial statements of the subsidiary. Accordingly, the subsidiary would recognize compensation cost for the parent company awards and the offsetting entry is considered a capital contribution from the parent company. Stock options and restricted stocks granted during 2011 under the Stock Incentive Plan are expensed over the vesting period based on the fair value at the date the awards are granted. In accordance with applicable accounting guidance for stock based compensation, compensation cost recognized includes the cost for all share-based awards based on the fair value of awards at the date granted.

Note 2—Recent Accounting Pronouncements

Accounting Standard Update (“ASU”) No. 2011-12—Comprehensive Income (Topic 220). In December 2011, the Financial Accounting Standard Board (“FASB”) issued ASU No. 2011-12 in order to supersede changes to those paragraphs in Update 2011-05 that pertain to how, when, and where reclassification adjustments are presented.

The amendments are being made to allow the Board time to deliberate whether to present on the face of the financial statements the effect of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. While the Board is considering the operational concerns about the presentation requirements for reclassification adjustments and the needs of financial statement users for additional information about reclassification adjustments, entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before Update 2011-05.

All other requirements in Update 2011-05 are not affected by this Update, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011.

The amendments in this Update are effective at the same time as the amendments in Update 2011-05 so that entities will not be required to comply with the presentation requirements in Update 2011-05 that this Update is deferring. For this reason, the transition guidance in paragraph ASC 220-10-65-2 is consistent with that for Update 2011-05. Management does not expect any effect on the financial statements as a result of this Update.

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

ASU No. 2011-11—Balance Sheet (Topic 210). In December 2011, the FASB issued ASU No. 2011-11 that requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. This Update affect all entities that have financial instruments and derivative instruments that are either (i) offset in accordance with either ASC 210-20-45 or ASC 815-10-45 or (ii) subject to enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either ASC 210-20-45 or ASC 815-10-45. The requirements amend the disclosure requirements on offsetting in ASC 210-20-50.

An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. Management does not expect any effect on the financial statements as a result of the adoption of this Update.

ASU No. 2011-08—Intangibles—Goodwill and Other (Topic 350). In September 2011, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2011-08 that provides an entity the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test to measure the amount of the impairment loss, if any. Under the amendments in this Update, an entity has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. An entity may resume performing the qualitative assessment in any subsequent period.

In reaching its conclusion about whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, an entity should consider the extent to which each of the adverse events or circumstances identified could affect the comparison of a reporting unit’s fair value with its carrying amount. An entity should place more weight on the events and circumstances that most affect a reporting unit’s fair value or the carrying amount of its net assets. Also, an entity should consider positive and mitigating events and circumstances that may affect its determination of whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity has a recent fair value calculation for a reporting unit, it also should include as a factor in its consideration the difference between the fair value and the carrying amount in deciding whether the first step of the impairment test is necessary.

Under the amendments, an entity no longer is permitted to carry forward its detailed calculation of a reporting unit’s fair value from a prior year. The amendments do not change the current guidance for testing other indefinite-lived intangible assets for impairment. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. Management does not expect the implementation of this standard to have a material effect on the financial statements.

ASU No. 2011-04—Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRS. In May 2011, the FASB issued ASU No. 2011-04 to achieve the objective of developing common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards (“IFRSs”) and improve their understandability. The requirements do not extend the use of fair value accounting, but provide guidance on how it should be applied where its use is already required or permitted by other standards within IFRS or GAAP.

The amendments in this Update result in common fair value measurement and disclosure requirements in GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the Board does not intend for the amendments in this Update to result in a change in the application of the requirements in Topic 820.

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

The amendments in ASU 2011-04 change the wording used to describe the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements. The amendments include the following:

•	Those that clarify the Board’s intent about the application of existing fair value measurement and disclosure requirements; and

•	Those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.

In addition, to improve consistency in application across jurisdictions, some changes in wording were necessary to ensure that GAAP and IFRS fair value measurement and disclosure requirements are described in the same way (for example, using the word shall rather than should to describe the requirements in GAAP).

The amendments in this Update must be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. For nonpublic entities, the amendments are also effective for annual periods beginning after December 15, 2011. Early application by public entities is not permitted. Management does not expect the implementation of this standard to have a material effect on the financial statements.

Note 3—Business Combination

The Merger

The acquisition of EVERTEC by Holdings was accounted for as a business combination using the purchase method of accounting, whereby the purchase price was allocated to tangible and intangible assets acquired and liabilities assumed, based on their estimated fair market values. Fair-value measurements have been applied based on assumptions that market participants would use in the pricing of the assets or liabilities.

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

As a result of the Merger consummated on September 30, 2010, goodwill of $372.6 million was recorded on the balance sheet. As of December 31, 2011, goodwill decreased to $371.7 million, mainly due to foreign currency translation adjustments. During the third quarter of 2011, retrospective adjustments were made to the estimated fair values of assets acquired and liabilities assumed associated with the Merger to reflect new information obtained during the measurement period, about facts and circumstances that existed as of the acquisition date that, if known, would have affected the acquisition date fair value measurements. The retrospective adjustments were mostly driven by refinements in the tax treatment of the indemnification assets and the unfavorable contract liability related to a contract with one of Popular’s clients.

The following table presents the changes in fair value during 2011 of assets acquired and liabilities assumed as of the Merger date:

(Dollar amounts in thousands)	Fair value including retrospective adjustments	Original fair values	Change
Fair value of assets acquired and liabilities assumed:
Account receivable, net	$60,306	$60,656	$350
Deferred tax liability, net	(128,034)	(132,181)	(4,147)

The following table presents the changes in the consolidated statement of income as a result of the retrospective adjustments driven by refinements in the tax treatment assumptions of the indemnification assets and the unfavorable contract liability related to a contract with one of Popular’s clients for the period below:

(Dollar amounts in thousands)	Three months ended December 31, 2010, as adjusted	Three months ended December 31, 2010, as reported

Loss before income taxes	$(178)	$(178)
Income tax benefit	(180)	(1,361)

Net income	$2	$1,183

On December 31, 2011, we entered into a settlement agreement (“Settlement Agreement”) with Popular in order to settle any claims among the parties related to the Closing Statement or the Working Capital True-up Amount. In accordance with the Settlement Agreement, we made a payment of $1.7 million to Popular which is included within the other (expenses) income caption in the accompanying consolidated statements of income.

Pro Forma Financial Information (Unaudited)

The following unaudited pro forma results of operations assume that the Merger occurred on January 1, 2009, after giving effect to purchase method of accounting adjustments relating to depreciation and amortization of revalued assets, interest expense associated with the senior credit facilities and the senior notes, and other acquisition-related adjustments in connection with the Merger. These unaudited pro forma results exclude transaction costs incurred in connection with the Merger. This unaudited pro forma information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the Merger had actually occurred on that date, nor of the results that may be obtained in the future.

	Year ended December 31,
(Dollar amounts in thousands)	2010	2009

Revenues	$299,374	$279,089
Net (loss) income	$(2,192)	$4,647

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

The Acquisition of an Equity Interest in Consorcio de Tarjetas Dominicanas, S.A. (“CONTADO”)

The Predecessor financial statements reflect 53.97% and 31.11% equity interests in CONTADO and Servicios Financieros, S.A. de C.V. (“Serfinsa”), respectively, through September 30, 2010. Such equity interests were owned by a subsidiary of Popular, but were reflected in the Company’s combined Predecessor financial statements because the financial statements were prepared on a carve-out basis.

The parties to the Merger Agreement agreed that the Company would acquire on the Merger closing date up to 53.97% and 31.11% of the equity interests in CONTADO and Serfinsa for cash in the amount of $37.0 million and $0.4 million, respectively, if certain conditions were met. One of the conditions was that the other shareholders of CONTADO and Serfinsa could exercise their right of first refusal (“ROFR”) to purchase all or part of the 53.97% and 31.11% equity interests. The Company did not acquire any equity interest in CONTADO nor Serfinsa on the Merger closing date because the conditions set forth in the Merger Agreement and related agreements had not been satisfied at such date. The Company made a partial payment in the amount of $17.0 million and held back $20.0 million for CONTADO and made a partial payment in the amount of $0.1 million and held back $0.3 million for Serfinsa at the Merger closing date.

On March 31, 2011, after all the other shareholders of CONTADO exercised their ROFR and all conditions required for the CONTADO acquisition in the Merger Agreement and related agreements were satisfied, the Company was able to acquire a 19.99% interest in CONTADO from a subsidiary of Popular. Popular paid to the Company $10.8 million, which represented 50% of the after tax proceeds received by Popular from the sale of the 33.98% equity interest in CONTADO not transferred to the Company, and the Company paid to Popular the $20.0 million held back at the Merger closing date. The Company recorded the 19.99% equity interest in CONTADO at approximately $13.0 million, which was the fair value as of March 31, 2011 and accounted for the investment under the equity method of accounting. The purchase price was preliminarily allocated to assets and liabilities based on their estimated fair values. This purchase price could change in subsequent periods, up to one year from the acquisition of CONTADO to reflect new information, if any, obtained during the measurement period about facts and circumstances that existed as of the acquisition date that, if known, would have affected the acquisition date fair value measurements. Any subsequent changes to the purchase price allocation that result in material changes to the Company’s consolidated financial statements should be adjusted retroactively.

On June 29, 2011, all of the Serfinsa shares were sold to the shareholders of Serfinsa in connection with the ROFR. As a result of this transaction, Popular transferred to EVERTEC $0.2 million and EVERTEC transferred to Popular $0.3 million. For the year ended December 31, 2011, the Company recognized a loss of $0.2 million as a result of this transaction.

Note 4—Cash

At December 31, 2011 and 2010, the Company’s cash amounted to $53.5 million and $55.2 million, respectively, which is deposited in interest bearing deposit accounts within financial institutions. Cash deposited in an affiliate financial institution amounted to $47.8 million and $46.7 million as of December 31, 2011 and 2010, respectively.

Note 5—Accounts Receivable, Net

Accounts receivable, net at December 31, 2011 and 2010 consisted of the following:

	December 31,
(Dollar amounts in thousands)	2011	2010

Trade	$46,671	$42,639
Due from affiliates, net	14,788	20,586
Other	346	3
Less: allowance for doubtful accounts	(875)	(1,000)

	$60,930	$62,228

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EVERTEC Business Group Combined (Predecessor) Financial Statements

Note 6—Prepaid Expenses and Other Assets

Prepaid expenses and other assets at December 31, 2011 and 2010 consisted of the following:

	December 31,
(Dollar amounts in thousands)	2011	2010

Taxes other than income	$2,543	$1,930
Software licenses and maintenance contracts	5,967	5,864
Prepaid income taxes	9,732	102
Postage	709	922
Insurance	1,104	1,429
Deferred project costs	647	918
Derivative assets	—	4,960
Other	824	1,404

	$21,526	$17,529

Derivative Asset

The agreement to purchase CONTADO and Serfinsa qualified as a freestanding derivative and, as such, the Company recorded the option at its fair value of $6.7 million as of the Merger date. At December 31, 2010, the fair value of the derivative amounted to $4.0 million. The impact of the change in the fair value of this derivative was included within the other (expenses) income caption in the accompanying consolidated statement of income.

The Merger Agreement required Popular to pay to Holdings an amount equal to the after tax proceeds of any dividends received by Popular or any of its affiliates with respect to any equity interest in CONTADO or Serfinsa during the right of first refusal period (the “Dividend Agreement”). Any payments received by Holdings in conjunction with the Dividend Agreement were required to be contributed by Holdings to EVERTEC. The Dividend Agreement qualified as a freestanding derivative. The derivative’s fair value at the Merger date was zero. During December 2010, the Company received approximately $1.5 million from Popular related to the Dividend Agreement. The amount received was recorded as a reduction to the derivative asset at that time. At December 31, 2010, the fair value of the derivative amounted to $0.9 million, the fair value adjustment to the derivative asset amounted to $2.5 million and was included within the other (expenses) income caption in the accompanying consolidated statement of income.

The derivatives were settled on March 31, 2011. For the year ended December 31, 2011, the resulting loss of $1.2 million from settlement of the derivatives was recorded on the other (expenses) income caption in the accompanying consolidated statement of income.

See Note 3 for additional information regarding CONTADO and Serfinsa.

Note 7—Investments in Equity Investees

The Predecessor financial statements include an equity ownership in CONTADO and in Serfinsa. However, the Company did not acquire these interests at closing of the Merger, which were retained by a subsidiary of Popular and therefore not reflected in the balance sheet as of December 31, 2010.

CONTADO is the largest merchant acquirer and ATM network in the Dominican Republic. In the predecessor period, the investment in CONTADO was carried under the equity method of accounting. The equity in CONTADO’s net income recognized in the combined statements of income for the nine months ended September 30, 2010 and the year ended December 31, 2009 was approximately $1.9 million and $3.5 million, respectively. Dividends received, net of tax, were approximately $1.9 million for the year ended December 31, 2009. No dividends were received from CONTADO during the nine months ended September 30, 2010.

On March 31, 2011, the Company acquired 19.99% equity interest in CONTADO and used the equity method of accounting to account for its investment. As a result of 2011 CONTADO’s acquisition, the Company preliminarily calculated an excess cost of the investment in CONTADO over the amount of underlying equity in net assets of approximately $9.0 million, which was mainly attributed to customer relationships, trademark and goodwill intangibles. The Company’s excess basis allocated to amortizable assets is recognized on a straight-line basis over the lives of the appropriate intangibles. Amortization expense for the year ended December 31, 2011 amounted to approximately $0.3 million was recorded as earnings of equity method investments in the consolidated statement of income. The Company recognized $0.8 million as equity in CONTADO’s net income, net of amortization, in the consolidated statement of income for the year ended December 31, 2011.

CONTADO fiscal year ends December 31 and is reported in the consolidated statement of income for the period subsequent to the acquisition date on a one month lag. No significant event occurred in these operations subsequent to November 30, 2011 that would have materially affected our reported results. As of December 31, 2011, CONTADO’s current assets, noncurrent assets, current liabilities and noncurrent liabilities amounted approximately to $33.2 million, $26.9 million, $41.5 million and $20,000, respectively. For the year ended December 31, 2011, CONTADO’s total revenues, income from operations and net income amounted to approximately $36.6 million, $7.2 million and $8.3 million, respectively.

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

In the predecessor period, the investment in the equity interest of Serfinsa was carried under the equity method of accounting. On June 29, 2011, all of the Serfinsa shares were sold to the shareholders of Serfinsa. See Note 3 for additional information regarding CONTADO and Serfinsa.

EVERTEC held an equity participation of 19.99% in Inmediata Health Group, Corp. (“IHGC”) after selling certain assets and liabilities of its health division on April 1, 2008 to this entity in exchange for the 19.99% ownership. In April 2010, the 19.99% ownership in IHGC was sold resulting in a pre-tax gain of approximately $2.3 million.

Note 8—Property and Equipment, Net

Property and equipment, net at December 31, 2011 and 2010 consisted of the following:

		December 31,
(Dollar amounts in thousands)	Useful life in years	2011	2010

Buildings	30	$2,091	$2,093
Data processing equipment	3 - 5	45,883	37,942
Furniture and equipment	3 - 10	5,912	5,759
Leasehold improvements	5 - 10	610	531

		54,496	46,325
Less - accumulated depreciation and amortization		(19,316)	(4,139)

Depreciable assets, net		35,180	42,186
Land		1,505	1,503

		$36,685	$43,689

Depreciation and amortization expense related to property and equipment was $15.3 million for the year ended December 31, 2011, $4.1 million for the three months ended December 31, 2010, $10.3 million for the nine months ended September 30, 2010, and $13.6 million for the year ended December 31, 2009.

Note 9—Goodwill

The changes in the carrying amount of goodwill, allocated by reportable segments, were as follows (See Note 23):

(Dollar amounts in thousands)	Transaction processing	Merchant acquiring, net	Business solutions	Total

Balance at December 31, 2010	$200,569	$166,959	$5,056	$372,584
Currency translation adjustments	(824)	—	(48)	(872)

Balance at December 31, 2011	$199,745	$166,959	$5,008	$371,712

During the third quarter of 2011, the Company completed the impairment evaluation, as described in Note 1, and determined that there were no impairment losses to be recognized during the period. The present value of future cash flows was used to determine the fair value of each reporting unit. There were no triggering events or changes in circumstances that subsequent to the impairment test would have required an additional impairment evaluation.

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EVERTEC Business Group Combined (Predecessor) Financial Statements

Note 10—Other Intangible Assets

The changes in the carrying amount of other intangibles for the years ended December 31, 2011 and 2010 consisted of the following:

(Dollar amounts in thousands)		December 31, 2011
	Useful life in years	Gross amount	Accumulated amortization	Net carrying amount
Customer Relationships	14	$313,543	$(28,372)	$285,171
Trademark	10-14	39,950	(4,330)	35,620
Software packages	3-5	106,865	(30,569)	76,296
Non-Compete Agreement	15	56,539	(4,712)	51,827

		$516,897	$(67,983)	$448,914

(Dollar amounts in thousands)		December 31, 2010
	Useful life in years	Gross amount	Accumulated amortization	Net carrying amount
Customer Relationships	14	$313,768	$(5,740)	$308,028
Trademark	10-14	39,950	(866)	39,084
Software packages	3-5	93,905	(5,998)	87,907
Non-Compete Agreement	15	56,539	(942)	55,597

		$504,162	$(13,546)	$490,616

The estimated amortization expenses of balances outstanding at December 31, 2011 for the next five years are as follows:

(Dollar amounts in thousands)
Year end December 31,
2012	$54,153
2013	48,624
2014	43,336
2015	39,512
2016	32,198

Amortization expense related to intangibles was $54.6 million for the year ended December 31, 2011, $13.6 million for the three months ended December 31, 2010, $9.1 million for the nine months ended September 30, 2010 and $10.9 million for the year ended December 31, 2009. Amortization expense related to software costs was $24.7 million for the year ended December 31, 2011, $6.0 million for the three months ended December 31, 2010, $8.5 million for the nine months ended September 30, 2010 and $10.1 million for the year ended December 31, 2009.

See Note 3 for additional information related to intangible assets recorded in connection with the Merger.

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

Note 11—Debt

At December 31, 2011 and December 31, 2010, debt consists of the following:

	December 31,
(Dollar amounts in thousands)	2011	2010

Senior Secured Credit Facility due in September 2016 paying interest at a variable interest rate (London InterBank Offered Rate (“LIBOR”) plus margin(1))	$313,333	$342,173
Senior Notes due on October 1, 2018, paying interest semi-annually at a rate of 11% per annum	210,500	220,000

(1)	Subject to a minimum rate (“LIBOR floor”) of 1.50% at December 31, 2011 and 1.75% at December 31, 2010.

Senior Secured Credit Facilities:

In connection with the Merger, on September 30, 2010, the Company entered into senior secured credit facilities consisting of a $355.0 million six-year term loan facility and a $50.0 million five-year revolving credit facility (“Credit Agreement”). As of December 31, 2011, the revolving facility was undrawn.

The Company’s term loan facility provides for quarterly amortization payments totaling 1% per annum of the original principal amount of the term loan facility, with the balance payable on the final maturity date. Mandatory prepayment obligations also include, subject to expectations:

•	100% of the net cash proceeds of asset sales, dispositions and casualty or insurance proceeds, subject to certain exceptions and customary reinvestment provisions;

•

50% of the Company’s excess cash flows, which is defined in the Credit Agreement, with such percentage subject to reduction to 25% or 0% based on achievement of specified first lien secured leverage ratios; and

•	100% of the net cash proceeds received from issuances of certain debt incurred after the closing of the Merger.

The terms of the Company’s senior secured credit facilities allow the Company to prepay loans and permanently reduce the loan commitments under the senior secured credit facilities at any time, subject to the payment of customary LIBOR breakage costs, if any, provided that, in connection with certain refinancing on or prior to the first anniversary of the closing date of the senior secured credit facilities, certain premium is paid.

On March 3, 2011, EVERTEC entered into a credit agreement amendment concerning its existing senior secured credit facility. The amendment did not modify the term or the size of the facility. Under the amended senior secured credit facility:

(i)	The interest rate margins have been reduced from 5.25% to 4.00% per annum on term loans bearing interest at LIBOR, from 4.25% to 3.00% per annum on term loans bearing interest at an alternate base rate (“ABR”), from 5.25% to 3.75% per annum on revolving loans bearing interest at LIBOR, and from 4.25% to 2.75% per annum on revolving loans bearing interest at an ABR;

(ii)	The LIBOR floor has been decreased from 1.75% to 1.50% per annum and the ABR floor has been reduced from 2.75% to 2.50% per annum; and

(iii)	The incremental facility under the existing credit agreement has been increased from $115.0 million to the greater of $125.0 million and the maximum principal amount of debt that would not cause EVERTEC’s senior secured leverage ratio to exceed 3.25 to 1.00.

The amendment also modified certain restrictive covenants in the existing senior credit agreement to provide the Company generally with additional flexibility. Among other things, the amendment modified certain financial performance covenants. In connection with the amendment, the Company was required to pay a call premium of $3.5 million.

The Company evaluated this amendment of the senior credit facility under ASC 470-50, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, and determined that most of these syndicated borrowings were modified. Accordingly, $3.4 million of

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

prepayment penalties for the modified debts was capitalized and accounted for as an adjustment to interest expense over the remaining term of the debt using the interest method, and $0.2 million of prepayment penalties for the extinguished debts that was recorded in the other (expenses) income caption in the consolidated statement of income. In addition, the Company wrote off $0.6 million of debt issuance costs and $0.5 million of a debt discount for the extinguished debts. The Company also expensed $2.1 million of third party fees incurred in connection with the amendment, which was recorded in the other (expenses) income caption in the consolidated statement of income.

On April 7, 2011, the Company repaid $1.7 million of its senior secured term loan using the cash received from Popular in connection with the acquisition of CONTADO (see Note 3) as required under the terms of its senior secured credit facility. In addition, on May 4, 2011, the Company made a voluntary prepayment of $24.7 million on its senior secured term loan, with no prepayment penalty. As a result of this voluntary prepayment, the Company has no scheduled quarterly amortization payment obligation until the final lump-sum payment at the maturity date. However, from time to time the Company may make voluntary payments at its discretion.

On August 27, 2011, the Company achieved a Senior Secured Leverage Ratio below 2.25 to 1.00 and as a result the applicable margins on the senior secured credit facility debt were reduced from 4.00% to 3.75% under the LIBOR option and from 3.00% to 2.75% under the ABR option.

On November 14, 2011, the Company achieved a Senior Secured Leverage Ratio below 2.00 to 1.00 and as a result the applicable commitment fee for the revolving facility was reduced from 0.50% to 0.37% as well as the applicable margins from 3.25% to 3.00% under the LIBOR option and from 2.25% to 2.00% under the ABR option.

As of December 31, 2011, the applicable interest rate for the senior secured term loan under the LIBOR option is 5.25%. This is composed of the applicable LIBOR margin of 3.75% plus the LIBOR floor of 1.50%.

At December 31, 2011, the aggregate principal amount of the senior secured facility amounted to $325.0 million.

Senior Notes:

In connection with the Merger, on September 30, 2010, the Company issued $220.0 million in principal amount of the senior notes in a private placement, which are unsecured. Debt issuance costs to the senior notes are amortized to interest expense over the term of the notes using the interest method.

In connection with the initial issuance of senior notes (the “old notes”), the Company entered into a registration rights agreement with the initial purchasers which provided that an exchange offer of the old notes for new registered notes be consummated no later than 366 calendar days after the original issue date of the old notes. The exchange offer registration statement was declared effective on August 2, 2011 and the exchange offer was consummated on September 14, 2011. The terms of the new registered notes (the “Notes”) are identical in all material respects to the terms of the old notes, except for the elimination of the transfer restrictions and related rights. All outstanding original senior notes were validly tendered and exchanged for substantially similar notes which have been registered under the Securities Act of 1933.

As part of the Company liquidity management plan, on November 18, 2011 the Company purchased in the open market $9.5 million aggregate principal amount of its Notes. The premium paid of $0.2 million and the deferred financing costs of $0.3 million were accounted as interest expense. On the settlement date, the Notes were cancelled. As a result of this purchase, the Notes outstanding balance as of December 31, 2011 amounted to $210.5 million. For information regarding the carrying value and the fair value of the senior secured term loan and senior notes as of December 31, 2011 and 2010, refer to Note 12.

The Company may redeem some or all of the exchanged notes, in whole or in part, at any time on or after October 1, 2014 on the following redemption dates and at the following redemption prices: 2014 at 105.50%; 2015 at 102.75%; 2016 and thereafter at 100.00%. Also, we may redeem some or all of the notes prior to October 1, 2014 at 100% of their principal amount, together with any accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium. We may redeem up to 35% of the notes before October 1, 2013 with the net cash proceeds from certain equity offerings. In addition, we may require to make an offer to purchase the exchanged notes upon the sale of certain assets and upon a change of control.

The senior secured credit facilities and the senior notes contain various restrictive covenants. The secured credit facilities require us to maintain on a quarterly basis a specified maximum senior secured leverage ratio. The senior secured leverage ratio as defined in our credit facility (total first lien senior secured debt minus available cash, up to a maximum of $50.0 million, as defined, to adjusted EBITDA) must be less than 3.60 to 1.0 at December 31, 2011. The applicable ratio will be adjusted as required by the credit agreement in subsequent periods. In addition, our senior secured credit facility, among other things, restrict our ability to incur indebtedness or liens, make investments, declare or pay any dividends to our parent and from prepaying indebtedness that is junior to such debt. The indenture governing the notes, among other things: (a) limit our ability and the ability of our subsidiaries to incur additional indebtedness, issue certain preferred shares, incur liens, pay dividends or make certain other

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EVERTEC Business Group Combined (Predecessor) Financial Statements

restricted payments and enter into certain transactions with affiliates; (b) limits our ability to enter into agreements that would restrict the ability of our subsidiaries to pay dividends or make certain payments to us; and (c) places restrictions on our ability and the ability of our subsidiaries to merge or consolidate with any other person or sell, assign, transfer, convey or otherwise dispose of all or substantially all of our assets. As of December 31, 2011, the Company was in compliance with the applicable restrictive covenants under its debt agreements.

Note 12—Financial Instruments and Fair Value Measurements

Recurring Fair Value Measurements

Fair value measurement provisions establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This guidance describes three levels of input that may be used to measure fair value:

Level 1: Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level 2: Inputs, other than quoted prices included in Level 1, which are observable for the asset or liability through corroboration with market data at the measurement date.

Level 3: Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The Company uses observable inputs when available. Fair value is based upon quoted market prices when available. If market prices are not available, the Company may employ internally-developed models that primarily use market-based inputs including yield curves, interest rates, volatilities, and credit curves, among others. The Company limits valuation adjustments to those deemed necessary to ensure that the financial instrument’s fair value adequately represents the price that would be received or paid in the marketplace. Valuation adjustments may include consideration of counterparty credit quality and liquidity as well as other criteria. The estimated fair value amounts are subjective in nature and may involve uncertainties and matters of significant judgment for certain financial instruments. Changes in the underlying assumptions used in estimating fair value could affect the results. The fair value measurement levels are not indicative of risk of investment.

The following table summarizes fair value measurements by level at December 31, 2011 and 2010, for assets measured at fair value on a recurring basis:

	December 31, 2011				December 31, 2010
(Dollar amounts in thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Financial assets:
Indemnification assets:
Software cost reimbursement	$—	$—	$7,113	$7,113	$—	$—	$10,069	$10,069
Expected reimbursement	—	—	351	351	—	—	4,767	4,767

Derivative instruments:
Forward purchase agreement	$—	$—	$—	$—	$—	$—	$3,970	$3,970
Dividend agreement	—	—	—	—	—	—	990	990

The fair value of financial instruments is the amount at which an asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced liquidation sale. Fair value estimates are made at a specific point in time based on the type of financial instrument and relevant market information. Many of these estimates involve various assumptions and may vary significantly from amounts that could be realized in actual transactions.

For those financial instruments with no quoted market prices available, fair values have been estimated using present value calculations or other valuation techniques, as well as management’s best judgment with respect to current economic conditions, including discount rates and estimates of future cash flows.

Indemnification assets include the present value of the expected future cash flows of certain expense reimbursement agreements with Popular. These contracts are a result of the purchase accounting related to the Merger dated September 30, 2010, and have termination dates ranging from February 2012 until September 2015. Management prepared estimates of the expected reimbursements to be received from Popular until the termination of the contracts, discounted the estimated future cash flows and recorded the

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

indemnification assets as of the Merger closing date. Payments received during the periods reduced the indemnification asset balance. The remaining balance was adjusted to reflect its fair value as of December 31, 2011 and 2010, therefore resulting in a net unrealized gain of approximately $0.3 million and a net unrealized loss of $0.2 million, respectively, which is reflected within the other (expenses) income caption in the consolidated statement of income. The current portion of the indemnification assets is included within accounts receivable, net and the other long-term portion is included within other long-term assets in the accompanying consolidated balance sheet. See Note 21 for additional information regarding the expense reimbursement agreements.

Derivative instruments include a forward purchase agreement related to the acquisition of CONTADO and Serfinsa and certain dividend agreement related to the CONTADO and Serfinsa acquisition (see Note 6) entered into with Popular as a result of the Merger. The fair value of the forward purchase agreement and the dividend agreement is included within the prepaid and other assets caption in the December 31, 2010 consolidated balance sheet. As of December 31, 2010, a loss of $3.7 million and a gain of $2.5 million arising from change in the fair value of the forward purchase agreement and the dividend agreement, respectively, is included within the other (expenses) income caption of the consolidated statement of income.

The following table presents the carrying value, as applicable, and estimated fair values for financial instruments at December 31, 2011 and 2010.

	December 31, 2011		December 31, 2010
(Dollar amounts in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Indemnification assets
Software cost reimbursement	$7,113	$7,113	$10,069	$10,069
Expected reimbursements	351	351	4,767	4,767

Financial liabilities:
Senior secured term loan	$313,333	$317,979	$342,173	$355,292
Senior notes	210,500	213,921	220,000	221,100

Derivative instruments:
Forward purchase agreement	$—	$—	$3,970	$3,970
Dividend agreement	—	—	990	990

The fair value of derivatives was estimated utilizing a Monte Carlo Simulation Analysis using relevant benchmark inputs. The senior secured term loan and the senior notes prices were obtained using third parties service providers as of December 31, 2011 and 2010. Their pricing is based on various inputs such as: market quotes, recent trading activity in a non-active market or imputed prices.

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

The following table provides a summary of the change in fair value of the Company’s Level 3 assets:

(Dollar amounts in thousands)	Indemnification Assets	Derivative Assets

Predecessor
Balance - January 1, 2010	$—	$—

Successor
Initial recognition	16,790	7,690
Payments received	(1,801)	(1,514)
Unrealized loss recognized in other (expenses) income	(153)	(1,216)

Balance - December 31, 2010	$14,836	$4,960

Payments received	(7,080)	—
Unrealized loss recognized in other (expenses) income	(292)	—
Net settlement of derivative	—	(3,561)
Realized loss on derivative	—	(1,399)

Balance - December 31, 2011	$7,464	$—

There were no transfers in or out of Level 3 during the year ended December 31, 2011 and 2010.

Note 13—Other Long-Term Liability

As part of the terms and conditions of an existing agreement for software licenses acquired, EVERTEC entered into a commitment with a third party to pay license and professional service fees beginning on December 31, 2009 and ending on July 30, 2015. The outstanding balance for this liability as of December 31, 2011 and 2010 was $0.4 million and $1.1 million, respectively. The agreement also includes a contingent fee up to $1.0 million based on certain acceptance conditions.

At December 31, 2010, other long-term liability includes $1.1 million of a liability recorded by the Company related to the fair value of a contract to provide services to a Popular customer. The liability is being amortized to revenues until the termination of the contract. See Note 21.

Note 14—Equity

The Company is authorized to issue up to 2,500,000 shares of $1.00 par value common stock Class A and had 100 shares outstanding at December 31, 2011 and 2010, respectively. The Company is also authorized to issue 500,000 shares of $1.00 par value preferred stock. As of December 31, 2011, no shares of preferred stock have been issued.

As previously discussed in Note 1, the Company received net assets of the merchant acquiring business and TicketPop business from Banco Popular on June 30, 2010. Expenses allocated to the merchant acquiring business and TicketPop business in EVERTEC were recorded as capital contributions from an affiliate, since there were no stated repayments scheduled for such expenses. Cash from operating activities of these businesses for the year ended December 31, 2009 was presented as distributions to an affiliate in the combined statements of cash flows and the combined statements of stockholder’s (or owner’s) equity since the affiliate retained the cash generated from the operations of these businesses. Since June 30, 2010, cash from operating activities related to these businesses is included in the net cash provided by operating activities from continuing operations in the accompanying consolidated and combined statements of cash flows.

The senior secured credit facilities and the senior notes contain various covenants that limit the Company’s ability to pay dividends or make distributions. See Note 11.

Note 15—Merchant Acquiring Revenues

Merchant acquiring revenues are presented net of interchange fees and assessments charged by credit and debit card associations. Said interchange fees and assessments charged by credit and debit card associations to the Company amounted to $95.5 million for the year ended December 31, 2011, $25.4 million for the three months ended December 31, 2010, $60.9 million for the nine months ended September 30, 2010 and $76.7 million for the year ended December 31, 2009.

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

Note 16—Share-based Compensation

Stock Incentive Plan

After the Merger, the Stock Incentive Plan was established to grant stock options, rights to purchase shares, restricted stock, restricted stock units and other stock-based rights to employees, directors, consultants and advisors of the Company. Holdings reserved 2,921,604 shares of its Class B non-voting common stock for issuance upon exercise and grants of stock options, restricted stock and other equity awards under the Stock Incentive Plan. The maximum option term is ten years from the date of grant. The initial grant of 2,624,570 options was made on February 11, 2011 to certain employees of the Company. Plan participants have the right to purchase shares of Holdings Class B non-voting common stock in three tranches: Tranche A options vest in 5 equal installments beginning on September 30, 2011, Tranche B options vest at such time as the Investor Internal Rate of Return (“Investor IRR”) equals or exceeds 25% based on cash proceeds received by the Investor, and Tranche C options vest at such time as the investor rate of return equals or exceeds 30%. For purposes of these vesting provisions, the Investor’s IRR is the rate of return measured in cash and any securities received by the Investor as a return on its investment in the common stock of Holdings.

The following table summarizes the nonvested stock options activity for the year ended December 31, 2011:

Nonvested stock options	Shares	Weighted-average exercise prices

Nonvested at December 31, 2010	—	$—
Granted(1)	2,869,570	10.00
Vested(2)(3)	(163,287)	10.00
Forfeitures	(175,296)	10.00

Nonvested at December 31, 2011	2,530,987	$10.00

(1)	Includes 50,000 of stock options that were not granted under the Stock Incentive Plan, but are subject to certain terms of the Stock Incentive Plan.
(2)	Amount of options exercisable as of December 31, 2011. The weighted average remaining contractual term of these options is 8.75 years.
(3)	At December 31, 2011, the aggregate intrinsic value amounted to $1.2 million.

Management uses the fair value method of recording stock-based compensation as described in the guidance for stock compensation in ASC topic 718. The fair value of the stock options granted during 2011 was estimated using the Black-Scholes-Merton (“BSM”) option pricing model for Tranche A options granted under the Stock Incentive Plan and the Monte Carlo simulation analysis for Tranche B and Tranche C options, with the following assumptions:

	Stock options granted under the Stock Incentive Plan	Stock options not granted under the Stock Incentive Plan

Stock Price	$10 per share	$10 per share
Risk-free rate	2.14%	2.06%
Expected volatility	35.00%	35.00%
Expected annual dividend yield	0.00%	0.00%
Expected term	4.60 years	4.49 years

The risk-free rate is based on the U.S. Constant Maturities Treasury Interest Rate as of the grant date. The expected volatility is based on a combination of historical volatility and implied volatility from public trade companies in our industry. The expected annual dividend yield is based on management’s expectations of future dividends as of the grant date. The expected term is based on the vesting time of the options.

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

The following table summarizes the nonvested restricted shares activity for the year ended December 31, 2011:

Nonvested restricted shares	Shares	Weighted-average grant date fair value

Nonvested at December 31, 2010	—	$—
Granted	80,000	10.00
Vested(1)	(16,942)	10.00

Nonvested at December 31, 2011	63,058	$10.00

(1)	At December 31, 2011, the aggregate intrinsic value amounted to $0.1 million.

Share-based compensation recognized was as follows:

(Dollar amounts in thousands)	Year ended December 31, 2011
Share-based compensation recognized, net
Stock options, tax benefit of $214	$714
Restricted shares, tax benefit of $51	170

The maximum unrecognized cost for stock options was $7.5 million as of December 31, 2011, which includes $2.3 million, $2.7 million and $2.5 million related to Tranche A, Tranche B and C options, respectively. The Company did not recognize share-based compensation expense related to Tranche B and C options as vesting was not considered probable. The cost is expected to be recognized over a weighted average period of 3.80 years.

The maximum unrecognized compensation cost for restricted stock was $0.6 million as of December 31, 2011. The cost is expected to be recognized over a weighted average period of 3.15 years.

Prior to the Merger, certain employees of EVERTEC participated in the Popular, Inc. 2004 Omnibus Incentive Plan (the “Incentive Plan”) adopted by the shareholders of Popular in April 2004. This plan replaced and superseded the 2001 Stock Option Plan (the “Stock Option Plan”) maintained by Popular.

Stock Option Plan

This plan provided for the issuance of Popular, Inc.’s common stock at a price equal to its fair market value at the grant date, subject to certain plan provisions.

As of September 30, 2010, total outstanding stock options of 199,940 were fully vested. Prior to the Merger date, the exercise period of all options was reduced to 6 months or 90 days from the date of modification. Such modification had no impact on the financial statements.

For the year ended December 31, 2011, the three months ended December 31, 2010 and the nine months ended September 30, 2010, EVERTEC did not recognize any stock options expense. For the year ended December 31, 2009, the Company recognized stock options expense of approximately $40,000, with a tax benefit of approximately $16,000.

Incentive Plan

The Incentive Plan permitted the granting of incentive awards in the form of annual incentive awards, long-term performance unit awards, stock options, stock appreciation rights, restricted stock, restricted units or performance shares.

For the year ended December 31, 2011 and the three months ended December 31, 2010, EVERTEC did not recognize any compensation expense related to the restricted stock. For the nine months ended September 30, 2010, EVERTEC recognized $0.2 million of compensation expense related to the accelerated vesting of restricted stock, with a tax benefit of approximately $69,000. For the year ended December 31, 2009, EVERTEC recognized approximately $68,000 of compensation expense, with a tax benefit of approximately $28,000. The fair value of the restricted stock vested as of September 30, 2010 was $0.3 million at grant date and $0.1 million at vesting date. The fair value difference between the grant date and vesting date triggered a shortfall of $0.2 million in 2010 and approximately $53,000 in 2009 that was recorded as an additional income tax expense since EVERTEC did not have any surplus due to windfalls.

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

Beginning in 2007, Popular authorized the issuance of performance shares, in addition to restricted shares, under the Incentive Plan. The performance shares award consisted of the opportunity to receive shares of Popular Inc.’s common stock provided Popular achieved certain performance goals during a three-year performance cycle. The compensation cost associated with the performance shares was recorded ratably over a three-year performance period. As of September 30, 2010, 16,165 performance shares were granted. During the quarter ended September 30, 2010, vesting periods of all outstanding performance shares was accelerated and all outstanding performance shares became fully vested.

For the nine months ended September 30, 2010, EVERTEC recognized $0.2 million of compensation expense related to the accelerated vesting of performance shares with a tax benefit of approximately $79,000; and for the year ended December 31, 2009, EVERTEC recognized approximately $2,000 of compensation expense, with a tax benefit of approximately $1,000. The fair value of the performance shares vested as of September 30, 2010 was $0.2 million and $52,000 at grant date and at vesting date, respectively. The fair value difference between the grant date and vesting date triggered a shortfall of $0.1 million in 2010 that was recorded as an additional income tax expense since EVERTEC did not have any surplus due to windfalls.

Note 17—Employee Benefit Plan

Employee savings and investment plan

After the completion of the Merger the EVERTEC, Inc. Puerto Rico Savings and Investment plan was established (“the EVERTEC Savings Plan”), a defined contribution savings plan qualified under section 1165(e) of the Puerto Rico Internal Revenue Code. Investments in the plan are participant directed, and employer matching contributions are determined based on specific provisions of the EVERTEC Savings Plan. Employees are fully vested in the employer’s contributions after five years of service. For the year ended December 31, 2011, the costs incurred under the plan amounted to approximately $0.6 million. No costs were incurred under the new plan for the three month period ended December 31, 2010.

Prior to the Merger, substantially all the employees of EVERTEC were eligible to participate in the Popular, Inc. Savings and Investments plan. Effective March 31, 2009, the Popular Savings Plan was amended to suspend the employer matching contribution. The costs of providing these benefits for the year ended December 31, 2009 was approximately $0.3 million. No costs were incurred for the nine months ended September 30, 2010.

Employee defined benefit pension and post-retirement plans

Prior to the Merger, certain employees of the Company were covered by the non-contributory defined benefit pension plans of Banco Popular (“BP Plan”). For the periods until June 30, 2010, pension and post-retirement expenses and accrued benefit obligation presented in the combined financial statements corresponded to the employees of Banco Popular that participated in the BP Plan and were part of EVERTEC. Effective June 30, 2010, these employees were transferred to EVERTEC as part of an internal reorganization. Total pension and post-retirement expense recognized related to those employees amounted to approximately $70,000 and $0.3 million for the period including the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.

Note 18—Other (Expenses) Income

For the year ended December 31, 2011, other (expenses) income includes $14.5 million related to a one-time separation charge of the Voluntary Retirement Program (“VRP”) offered by the Company to all employees who were at least 50 years of age and with a minimum of 15 years of service by December 31, 2011, $2.2 million relating to the refinancing of our senior secured credit facilities, $1.2 million related to a gain in foreign exchange transactions of Latin America operations and a non-recurring and non-cash loss of $1.2 million from the settlement of the derivatives related to our acquisition of a 19.99% equity interest in CONTADO from Popular. (See Note 3 for an additional transaction included within other (expenses) income caption in the accompanying consolidated statements of income).

For the year ended December 31, 2011 and three months ended December 31, 2010, other (expenses) income includes a loss of $0.3 million and $1.4 million, respectively, related to the fair value adjustment of certain indemnification assets, software reimbursements and derivative assets (see Notes 6 and 12).

For the nine months ended September 30, 2010, other (expenses) income includes a pre-tax gain of $2.3 million recognized by EVERTEC in the sale of its 19.99% ownership in IHGC.

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

Other (expenses) income for the year ended December 31, 2009 includes a pre-tax gain of $7.9 million resulting from the mandatory partial redemption of Visa stock as a result of Visa’s initial public offering (“IPO”). The Visa stock had a book basis of zero prior to the redemption by Visa.

Note 19—Income Tax

Under Puerto Rico income tax law, the Company is not allowed to file consolidated tax returns with its subsidiaries. At the end of 2010, the Government of Puerto Rico adopted a comprehensive tax reform in two phases. The first phase of the tax reform was enacted in the last quarter of 2010 where corporations received an income tax credit amounting to 7% of the tax determined, defined as the tax liability less certain credits. The second phase of the reform included a new Internal Revenue Code (the “Code”), which was approved on January 31, 2011. It provides for the reduction of the maximum corporate income tax rate from 40.95% to 30%, including the elimination of a temporary five percent surtax approved in March 2009 for years beginning on January 1, 2009 through December 31, 2011, as well as adding several tax credits and deductions, among other tax reliefs and changes. Under the new Code, the Company has a one-time election to opt out of the new reduced rate. This election must be made with the filing of the 2011 income tax return. The Company elected to use the new reduced rate. As a result, during the first quarter of 2011, the Company recognized a reduction in its deferred tax liability (“DTL”) of $27.6 million, which had been recognized at a higher marginal corporate income tax rate. The components of income tax (benefit) expense consisted of the following:

	Successor		Predecessor
(Dollar amounts in thousands)	Year ended December 31, 2011	Three months ended December 31, 2010	Nine months ended September 30, 2010	Year ended December 31, 2009

Continuing operations
Current tax (benefit) provision	$(7,144)	$1,200	$20,211	$30,982
Deferred tax (benefit) expense	(25,910)	(1,380)	2,806	(323)

	$(33,054)	$(180)	$23,017	$30,659

Discontinuing operations
Current tax provision	$—	$—	$840	$121
Deferred tax benefit	—	—	(23)	—

	$—	$—	$817	$121

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

As discussed above, the Company conducts operations in Puerto Rico and certain countries throughout the Caribbean and Latin America. As a result, the income tax (benefit) expense includes the effect of taxes paid to the Puerto Rico government as well as foreign jurisdictions. The following table presents the segregation of income tax (benefit) expense based on location of operations:

	Successor		Predecessor
(Dollar amounts in thousands)	Year ended December 31, 2011	Three months ended December 31, 2010	Nine months ended September 30, 2010	Year ended December 31, 2009

Continuing operations
Current tax provision
PR	$(9,521)	$98	$19,316	$27,547
US	385	399	640	1,531
Foreign countries	1,992	703	255	1,903

	$(7,144)	$1,200	$20,211	$30,981

Deferred tax (benefit) expense
PR	$(25,306)	$(1,220)	$2,806	$(323)
Foreign countries	(604)	(160)	—	—

	$(25,910)	$(1,380)	$2,806	$(323)

Discontinuing operations
Current tax provision
Foreign countries	$—	$—	$840	$121

Deferred tax benefit
Foreign countries	—	—	(23)	—

	$—	$—	$817	$121

The Company was granted a tax exemption under the Tax Incentive Law No. 135 of 1997. Under this grant, EVERTEC was taxed at a rate of 7% on all the income derived from certain data processing and consulting services provided outside Puerto Rico for a 10-year period ended December 1, 2009. On October 11, 2011, the Puerto Rico Government approved a new grant under Tax Incentive Law No. 73 of 2008, retroactively to December 1, 2009. Under the new grant, the preferred rate declines gradually from 7% to 4% by December 1, 2013. After this date, the rate remains at 4% until its expiration in November 1, 2024. For the year ended December 31, 2011, the three months ended December 31, 2010, the nine months ended September 30, 2010 and the year ended December 31, 2009, income subject to the exemption amounted to $4.9 million, $1.3 million, $3.9 million and $3.6 million, respectively.

In addition, EVERTEC has a base tax rate of 7% on income derived from certain development and installation service in excess of a determined income for a 10-year period from January 1, 2008. Up to December 31, 2011, no income was subject to the exemption since the income covered by the decree did not exceed the determined base income amount.

On November 15, 2010, the Governor of Puerto Rico signed into Law the Internal Revenue Code for a New Puerto Rico (“Act 171”), which provides for a 7% tax credit applicable to the fully taxable operations of EVERTEC for the year ended December 31, 2010, resulting in the Company claiming a credit of $0.2 million for said year.

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

The following table presents the components of the Company’s deferred tax assets and liabilities:

	December 31,
(Dollar amounts in thousands)	2011	2010

Deferred tax assets
Allowance for doubtful accounts	$540	$696
Unfavorable contract liability	211	3,335
Other temporary assets	909	170

Total gross deferred tax assets	1,660	4,201

Deferred tax liabilities
Deferred compensation	$2,915	$2,604
Difference between the assigned values and the tax basis of assets and liabilities recognized in purchase	90,766	128,218
Debt issue cost	8,513	—
Other temporary liabilities	218	131

Total gross deferred tax liabilities	102,412	130,953

Deferred tax liability, net	$(100,752)	$(126,752)

The net amount, which is the result of the difference between assigned values and the tax bases of the assets and liabilities recognized in the business combination, is included within the deferred tax liability in the accompanying consolidated balance sheet.

EVERTEC was subject to income tax withholding on payments received for services rendered in Venezuela. These tax withholdings were generally creditable against the Puerto Rico income tax, subject to certain limitations. The business in Venezuela was discontinued on September 30, 2010. For the nine months ended September 30, 2010, and the year ended December 31, 2009, total creditable withholdings amounted to approximately $1.2 million and $0.6 million, respectively.

Specific tax indemnification obligations were agreed under the Merger Agreement: (i) to the extent EVERTEC has incurred taxes already paid by Popular at or prior to the closing related to the post-closing period, EVERTEC is required to reimburse Popular for these prepaid taxes; and (ii) to the extent EVERTEC has incurred taxes payable after closing related to the pre-closing period, Popular is required to reimburse EVERTEC for such taxes.

The Company recognizes in its financial statements the benefits of tax return positions if it is more likely than not to be sustained on audit based on its technical merits. On a quarterly basis, EVERTEC evaluates its tax positions and revises its estimates accordingly. The Company records accrued interest, if any, to unrecognized tax benefits in income tax expense, while the penalties, if any reported in operating costs and expenses. For the year ended December 31, 2011, the Company accrued $0.3 million for potential payment of interest based on an average 10% interest rate. As of December 31, 2010, the Company had not accrued any amount for potential payment of penalties and interest. At December 31, 2011 and 2010, EVERTEC had a liability for unrecognized tax benefits of $1.5 million and $1.2 million, respectively, which, if recognized in the future, would impact EVERTEC’s effective tax rate.

The reconciliation of unrecognized tax benefits, including accrued interest, was as follows:

(Dollar amounts in thousands)

Balance as of December 31, 2009	$1,222
Additions for tax positions related to 2010	—

Balance as of September 30, 2010	$1,222
Additions for tax positions related to 2010	—

Balance as of December 31, 2010	$1,222
Accrued estimated interest	281

Balance as of December 31, 2011	$1,503

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

The income tax (benefit) expense differs from the amount computed by applying the Puerto Rico statutory income tax rate to the income before income taxes as a result of the following:

	Successor		Predecessor
(Dollar amounts in thousands)	Year ended December 31, 2011	Three months ended December 31, 2010	Nine months ended September 30, 2010	Year ended December 31, 2009

Computed income tax at statutory rates	$(1,515)	$(73)	$24,646	$36,239
Benefit of net tax-exempt interest income	(23)	(52)	(79)	(157)
Benefit of net tax-exempt dividend income	(620)	—	—	—
Non taxable loss on settlement of derivatve asset	420	—	—	—
Tax benefit due to a change in estimate	(2,529)	—	—	—
Differences in tax rates due to multiple jurisdictions	285	(197)	(155)	(2,159)
Effect of income subject to capital gain tax rate	—	—	(574)	(1,708)
Effect of income subject to tax-exemption grant	(1,737)	(455)	(2,479)	(2,506)
Adjustment to DTL due to changes in enacted tax rate	(27,629)	—	—	—
Credit pursuant to Act 171	—	(1,122)	—	—
Other	294	1,719	1,658	950

Income tax (benefit) expense	$(33,054)	$(180)	$23,017	$30,659

As of December 31, 2011, the statute of limitations for all tax years prior to 2006 expired for the Company in Puerto Rico, subsequent years are subject to review by the Puerto Rico Treasury Department. For the subsidiaries in Costa Rica the statute of limitations for all tax years prior to 2008 expired and subsequent years are subject to review by their government authorities.

Note 20—Discontinued Operations

The results of operations of the Venezuela business, which was a part of the Company in the Predecessor period, are reported as a discontinued operation in the consolidated and combined financial statements, as the Venezuela business was not acquired in the Merger.

Prior to the closing of the Merger, the Venezuela business was transferred to Popular and the Company entered into a transition services agreement with Popular, pursuant to which the Company will provide certain services to the Venezuela business for a transition period following the consummation of the Merger.

The results of discontinued operations for the nine months ended September 30, 2010 and the year ended December 31, 2009 consisted of the following:

	Predecessor
(Dollar amounts in thousands)	Nine months ended September 30, 2010	Year ended December 31, 2009

Revenues	$8,726	$13,126
Operating costs and expenses	7,815	11,352

Income from operations	911	1,774
Non-operating income	23	160

Income before income taxes	934	1,934
Income tax expense	817	121

Net income from discontinued operations	$117	$1,813

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

Note 21—Related Party Transactions

The following table presents the Company’s transactions with affiliated companies for each of the period presented below:

	Successor		Predecessor
(Dollar amounts in thousands)	Year ended December 31, 2011	Three months ended December 31, 2010	Nine months ended September 30, 2010	Year ended December 31, 2009

Total revenues from affiliates (1)(2)	$158,683	$40,140	$106,137	$134,209

Selling, general and administrative expenses
Administrative overhead and other allocated expenses	$—	$—	$2,217	$3,386
Corporate expense charged by Popular	—	—	5,263	6,426

Total allocated and corporate expense charged by Popular(3)	$—	$—	$7,480	$9,812

Rent and other fees(4)	$11,841	$2,634	$7,342	$8,442

Interest earned from and charged by affiliates
Interest income	$627	$94	$51	$129

Interest expense(5)	$8,440	$2,193	$10	$1

Other expenses (6)	$1,700	$—	$—	$—

(1)

As discussed below, all services to Popular, its subsidiaries and affiliates are governed by the Master Services Agreement (“MSA”) under which EVERTEC has a contract to provide such services for at least 15 years on an exclusive basis for the duration of the agreement on commercial terms consistent with historical pricing practices among the parties. Total revenues from Popular represent 49% of total revenues for each of the periods presented above.

(2)	Includes revenues generated from investees accounted for under the equity method (CONTADO) of $2.5 million for the year ended December 31, 2011.
(3)

Expenses allocated to the Company by Popular, included accounting, finance, legal, marketing, information systems and human resources. These costs were allocated based on a percentage of revenues (and not based on actual costs incurred). These charges were included in the combined statements of income.

(4)	Includes management fees paid to stockholders amounted to $3.2 million for the year ended December 31, 2011 and $0.2 million for the three months ended December 31, 2010.
(5)

Interest expense for the year ended December 31, 2011 and the three months ended December 31, 2010 is related to interest accrued related to our senior secured term loan and senior notes held by Popular.

(6)

On December 31, 2011, we entered into a (“Settlement Agreement”) with Popular in order to settle any claims among the parties related to the Merger Agreement. In accordance with the Settlement Agreement, we made a payment of $1.7 million to Popular.

At December 31, 2011 and 2010, EVERTEC had the following balances arising from transactions with related parties:

	December 31,
(Dollar amounts in thousands)	2011	2010

Cash and restricted cash deposits in affiliated bank	$52,613	$52,298

Indemnification assets from Popular reimbursement(1)
Accounts receivable	$2,553	$6,912

Other long-term assets	$5,212	$7,924

Liability related to contract with Popular(2)
Accounts payable	$703	$7,038

Other long-term liabilities	$—	$1,105

Other due from affiliates
Accounts receivable	$21,077	$22,353

Accounts payable	$(3,036)	$(3,807)

Long-term debt due to affiliate	$90,186	$94,850

Loan to an officer	$—	$170

(1)

Recorded in connection with (a) reimbursement from Popular regarding services the Company provides to certain customers of Popular at preferential prices and (b) reimbursement from Popular regarding certain software license fees. For the year ended December 31, 2011 and for the three months ended December 31, 2010, the Company received $6.6 million and $1.8 million, respectively, related to these reimbursements.

(2)	Represents an unfavorable contract liability to provide certain services to a customer of Popular until February 2012.

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

The balance of cash and restricted cash deposits in an affiliated bank was included within the cash and restricted cash line items in the accompanying consolidated balance sheets. Due from affiliates mainly included the amounts outstanding related to processing and information technology services billed to Popular subsidiaries according to the terms of the MSA. This amount was included in the accounts receivable, net in the consolidated balance sheets.

Upon the Merger, Holdings and the Company entered into a consulting agreement whereby the Company agreed to reimburse Apollo and Popular for certain expenses and an annual management fee of the greater of (i) $2.0 million and (ii) 2% of EVERTEC EBITDA, in total in exchange for which Holdings and EVERTEC will receive certain advisory services from Apollo and Popular.

The Company is entitled to receive reimbursements from Popular regarding services the Company provides to certain customers of Popular at a preferential price for a period of approximately 17 months from the closing date of the Merger. As of the Merger date, the Company recorded $5.6 million as an expected reimbursement asset from Popular at fair value related to this subsidy. The Company also recorded an unfavorable contract liability at fair value of $10.1 million related to the contract with one of Popular’s client. At December 31, 2011 and 2010, the current portion of the expected reimbursement asset of $0.4 million and $4.1 million, respectively, is included within the accounts receivable, net caption in the accompanying consolidated balance sheets. At December 31, 2011 and 2010, the current portion of the unfavorable contract liability of $0.7 million and $8.1 million, respectively, is included in the accounts payable caption in the accompanying consolidated balance sheets. Gains and losses related to the reimbursement asset are included within the other (expenses) income caption in the accompanying consolidated statements of income. See Note 12.

In addition, the Company is entitled to receive reimbursements from Popular regarding certain software license fees if such amounts exceed certain amounts for a period of five years from the closing date of the Merger. As a result of this agreement, the Company recorded approximately $11.2 million as a software reimbursement asset at fair value as of the Merger date. At December 31, 2011, the current portion of said asset of $7.4 million is included within the accounts receivable, net caption and the long-term portion is included in the other long-term assets caption in the accompanying consolidated balance sheets. Gains and losses related to the asset are included within the other (expenses) income caption in the accompanying consolidated statements of income. See Note 12.

From time to time, EVERTEC obtains performance bonds from insurance companies covering the obligations of EVERTEC under certain contracts. Under the Merger Agreement, Popular is required to, subject to certain exceptions, cause the then outstanding performance bonds to remain outstanding or replace such bonds as needed for five years from the closing date of the Merger. EVERTEC entered into a reimbursement agreement with Popular to mirror Popular’s obligations. As a result, EVERTEC is required to reimburse Popular for payment of premiums and related charges and indemnification of Popular for certain losses, in case EVERTEC fails to perform or otherwise satisfy its obligations covered by such performance bonds.

EVERTEC had outstanding letters of credit of $2.9 million at December 31, 2011 for which Popular provided collateral. EVERTEC entered into a reimbursement agreement with Popular to mirror Popular’s obligations. As a result, EVERTEC is required to indemnify Popular for losses, in case EVERTEC fails to honor these letters of credit.

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

Note 22—Commitments and Contingencies

The Company leases certain facilities and equipment under operating leases. Most leases contain renewal options for varying periods. Future minimum rental payments on such operating at December 31, 2011 are as follows:

(Dollar amounts in thousands)	Unrelated parties	Related party	Minimum future rentals

2012	$762	$4,089	$4,851
2013	473	3,858	4,331
2014	374	3,973	4,347
2015	319	1,001	1,320
2016 and thereafter	317	—	317

	$2,245	$12,921	$15,166

Certain lease agreements with related parties contain provisions for future rent increases. The total amount of rental payments due over the lease term is being charged to rent expense on the straight-line method over the term of the lease. The difference between rent expense recorded and the amount paid is recorded as a deferred rent obligation. Total deferred rent obligation as of December 31, 2011 and 2010 amounted to $0.5 million and $0.3 million, respectively, and is included within the accounts receivable, net caption in the accompanying consolidated balance sheets.

Rent expense of office facilities and real estate for the year ended December 31, 2011, the three months ended December 31, 2010, the nine months ended September 30, 2010 and the year ended December 31, 2009 amounted to $7.9 million, $2.3 million, $6.6 million and $8.0 million, respectively. Also, rent expense for telecommunications and other equipment for the year ended December 31, 2011, the three months ended December 31, 2010, the nine months ended September 30, 2010 and the year ended December 31, 2009 amounted to $7.7 million, $2.2 million, $5.6 million and $7.4 million, respectively.

The legal entities within EVERTEC are defendants in a number of legal proceedings arising in the ordinary course of business. Based on the opinion of legal counsel, management believes that the final disposition of these matters will not have a material adverse effect on the business, results of operations or financial condition of the Company.

On a quarterly basis, the Company assesses its liabilities and contingencies in connection with outstanding legal proceedings utilizing the latest information available. For matters where it is probable that the Company will incur a loss and the amount can be reasonably estimated, an accrual for the loss is established. Once established, the accrual is adjusted as appropriate to reflect any relevant developments. For matters where a loss is not probable or the amount of the loss cannot be estimated, no accrual is established. Based on this process, the Company has identified certain claims where it is probable that it will incur a loss, but in the aggregate the loss would be minimal. For other claims, where the proceedings are in an initial phase, the Company is unable to estimate the range of possible loss for such legal proceedings. However, the Company at this time believes that any loss related to these latter claims will not be material.

Note 23—Segment Information

The Company operates in three business segments: transaction processing, merchant acquiring and business solutions.

The transaction processing segment includes a diversified payment products and services including the ATH network and processing services, card processing, payment processing and electronic benefit transfer (“EBT”) services.

The merchant acquiring segment provides services that allow merchants to accept electronic methods of payment such as debit, credit, prepaid and EBT cards carrying the ATH, Visa, MasterCard, Discover and American Express brands. Services include terminal sales and deployment, front-end authorization processing, settlement and funding processing and customer support.

The business solutions segment offers a full suite of business process management solutions, which include core banking processing, cash processing, item processing, network services, business process outsourcing, professional services for developing customized business solutions and fulfillment for producing and distributing various print documents.

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

The Company’s business segments are organized based on the nature of products and services. The Chief Operating Decision Maker (“CODM”) reviews their separate financial information to assess performance and to allocate resources.

Management evaluates the operating results of each of its reportable segments based upon revenues and operating income. Segment asset disclosure is not used by the CODM as a measure of segment performance since the segment evaluation is driven by earnings. As such, segment assets are not disclosed in the notes to the accompanying consolidated and combined financial statements.

The following tables set forth information about the Company’s operations by its three business segments:

(Dollar amounts in thousands)	Transaction processing	Merchant acquiring, net	Business solutions	Other		Total

Successor
Year ended December 31, 2011
Revenues	$105,184	$61,997	$173,434	$(19,493	) (1)	$321,122
Income from operations	45,031	30,258	36,690	(49,464	) (2)	62,515

Three months ended December 31, 2010
Revenues	26,680	14,789	46,586	(5,646	) (1)	82,409
Income from operations	12,088	5,959	9,561	(13,152	) (2)	14,456

Predecessor
Nine months ended September 30, 2010
Revenues	$69,391	$39,761	$118,482	$(12,614	) (1)	$215,020
Income from operations	28,086	17,647	18,337	(8,721	) (2)	55,349

Year ended December 31, 2009
Revenues	92,633	48,744	152,827	(17,905	) (1)	276,299
Income from operations	37,878	18,454	21,477	(1,719	) (2)	76,090

(1)	Represents the elimination of intersegment revenues for services provided by the transaction processing segment to merchant acquiring segment, and other miscellaneous intersegment revenues.
(2)

Represents Merger transaction related costs such as non-recurring compensation and benefits, transition costs, and incremental depreciation and amortization from purchase accounting adjustments and other miscellaneous intersegment revenues.

The reconciliation of income from operations to consolidated and combined net income is as follows:

	Successor		Predecessor
(Dollar amounts in thousands)	Year ended December 31, 2011	Three months ended December 31, 2010	Nine months ended September 30, 2010	Year ended December 31, 2009
Segment income from operations
Transaction processing	$45,031	$12,088	$28,086	$37,878
Merchant acquiring, net	30,258	5,959	17,647	18,454
Business solutions	36,690	9,561	18,337	21,477
Other(1)	(49,464)	(13,152)	(8,721)	(1,719)

Income from operations	$62,515	$14,456	$55,349	$76,090

Interest (expense) income	(50,197)	(13,318)	290	957
Earnings of equity method investments	833	—	2,270	3,508
Other (expenses) income	(18,201)	(1,316)	2,276	7,942
Income tax benefit (expense)	33,054	180	(23,017)	(30,659)

Net income from continuing operations	$28,004	$2	$37,168	$57,838

(1)

Represents Merger transaction related costs such as non-recurring compensation and benefits, transition costs, and incremental depreciation and amortization from purchase accounting adjustments and other miscellaneous intersegment revenues.

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

The geographic segment information below is classified based on the geographic location of the Company’s subsidiaries:

	Successor		Predecessor
(Dollar amounts in thousands)	Year ended December 31, 2011	Three months ended December 31, 2010	Nine months ended September 30, 2010	Year ended December 31, 2009

Revenues (1)
PR	$281,392	$73,269	$189,127	$244,315
Caribbean	13,051	2,629	9,507	11,698
Latin America	26,679	6,511	16,386	20,286

Total revenues	$321,122	$82,409	$215,020	$276,299

(1)	Revenues are based on subsidiaries’ country of domicile.

Major customers

For the year ended December 31, 2011, the three months ended December 31, 2010, the nine months ended September 30, 2010 and the year ended December 31, 2009, the Company had one major customer which accounted for approximately $156.2 million or 49%, $40.1 million or 49%, $106.1 million or 49%, and $134.2 million or 49%, respectively, of total revenues. See Note 21.

Our next largest customer, the Government of Puerto Rico, consolidating all individual agencies and public corporations, represented 11% of our total revenues for the year ended December 31, 2011, 11% for the three months ended December 31, 2010, 10% for the nine months ended September 30, 2010 and 10% for the year ended December 31, 2009.

Note 24—Guarantor of the Notes and Non-Guarantor Consolidated and Combined Financial Information

On September 30, 2010, the Company issued senior notes with a principal amount of $220.0 million, which were guaranteed by the Company’s 100% owned subsidiaries (see Note 11). The following financial information presents the balance sheets as of December 31, 2011 and 2010, the statements of income and statements of cash flows for the year ended December 31, 2011, the three months ended December 31, 2010, the nine months ended September 30, 2010 and the year ended December 31, 2009 of (i) EVERTEC, Inc. (Parent); (ii) the subsidiaries that are guarantors of the senior notes; (iii) the non-guarantor subsidiaries; and (iv) the Company on a consolidated or combined basis. Investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions. The guarantor subsidiaries are 100% owned by EVERTEC, Inc. (“Parent”) and all guarantees are full and unconditional and joint and several. There are no significant restrictions on the ability of Parent to obtain funds from any of the guarantor subsidiaries by dividends or loan.

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

	Consolidated Balance Sheet (Successor) as of December 31, 2011
(Dollar amounts in thousands)	EVERTEC, Inc. (Parent Only)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	EVERTEC, Inc. (Consolidated)
Assets
Current Assets:
Cash	$36,868	$11,179	$5,476	$—	$53,523
Restricted cash	5,288	—	—	—	5,288
Accounts receivable, net	41,435	7,097	12,398	—	60,930
Prepaid expenses and other assets	20,642	530	504	(150)	21,526

Total current assets	104,233	18,806	18,378	(150)	141,267
Investment in subsidiaries, at equity	135,384	—	—	(123,117)	12,267
Property and equipment, net	30,823	719	5,143	—	36,685
Goodwill	296,980	43,389	31,343	—	371,712
Other intangible assets, net	419,835	17,104	11,975	—	448,914
Other long-term assets	22,894	—	—	—	22,894

Total assets	$1,010,149	$80,018	$66,839	$(123,267)	$1,033,739

Liabilities and stockholder’s equity
Current Liabilities:
Accrued liabilities	$28,473	$573	$535	$—	$29,581
Accounts payable	11,192	838	9,756	—	21,786
Unearned income	504	404	—	(8)	900
Income tax payable	—	2,424	959	—	3,383
Deferred tax liability, net	8,835	295	246	(55)	9,321

Total current liabilities	49,004	4,534	11,496	(63)	64,971
Long-term debt	523,833	—	—	—	523,833
Long-term deferred tax liability, net	83,808	4,204	3,419	—	91,431
Other long-term liabilities	449	—	—	—	449

Total liabilities	657,094	8,738	14,915	(63)	680,684

Stockholder’s equity
Common stock	—	55	998	(1,053)	—
Additional paid-in capital	326,367	69,358	50,851	(120,209)	326,367
Retained earnings	28,006	2,827	357	(3,184)	28,006
Accumulated other comprehensive loss	(1,318)	(960)	(282)	1,242	(1,318)

Total stockholder’s equity	353,055	71,280	51,924	(123,204)	353,055

Total liabilities and stockholder’s equity	$1,010,149	$80,018	$66,839	$(123,267)	$1,033,739

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

	Consolidated Balance Sheet (Successor) as of December 31, 2010
(Dollar amounts in thousands)	EVERTEC, Inc. (Parent Only)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	EVERTEC, Inc. (Consolidated)
Assets
Current Assets:
Cash	$45,551	$5,739	$3,909	$—	$55,199
Restricted cash	6,100	—	—	—	6,100
Accounts receivable, net	46,632	7,679	7,917	—	62,228
Prepaid expenses and other assets	16,914	433	249	(67)	17,529

Total current assets	115,197	13,851	12,075	(67)	141,056
Investment in subsidiaries, at equity	151,109	—	—	(151,109)	—
Property and equipment, net	37,094	593	6,002	—	43,689
Goodwill	267,985	73,081	31,518	—	372,584
Other intangible assets, net	458,711	18,824	13,081	—	490,616
Other long-term assets	29,964	—	—	—	29,964

Total assets	$1,060,060	$106,349	$62,676	$(151,176)	$1,077,909

Liabilities and stockholder’s equity
Current Liabilities:
Accrued liabilities	$33,754	$392	$6,805	$—	$40,951
Accounts payable	17,341	366	—	—	17,707
Unearned income	133	183	—	—	316
Income tax payable	1,042	1,248	149	—	2,439
Current portion of long-term debt	3,550	—	—	—	3,550
Deferred tax liability, net	12,887	4,390	3,969	(7,379)	13,867

Total current liabilities	68,707	6,579	10,923	(7,379)	78,830
Long-term debt	558,623	—	—	—	558,623
Long-term deferred tax liability, net	104,751	782	—	7,352	112,885
Other long-term liabilities	2,228	—	—	—	2,228

Total liabilities	734,309	7,361	10,923	(27)	752,566

Stockholder’s equity
Common stock	—	55	998	(1,053)	—
Additional paid-in capital	325,875	98,352	50,851	(149,595)	325,483
Retained earnings	18	636	(9)	(643)	2
Accumulated other comprehensive loss	(142)	(55)	(87)	142	(142)

Total stockholder’s equity	325,751	98,988	51,753	(151,149)	325,343

Total liabilities and stockholder’s equity	$1,060,060	$106,349	$62,676	$(151,176)	$1,077,909

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

	Consolidated Statement of Income (Successor) for the year ended December 31, 2011
(Dollar amounts in thousands)	EVERTEC, Inc. (Parent Only)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	EVERTEC, Inc. (Consolidated)

Revenues
Transaction processing	$62,758	$9,528	$13,433	$(28)	$85,691
Merchant acquiring, net	61,997	—	—	—	61,997
Business solutions	168,053	5,428	235	(282)	173,434

Total revenues	292,808	14,956	13,668	(310)	321,122

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization shown below	136,829	9,530	9,257	(239)	155,377
Selling, general and administrative expenses	30,887	1,278	2,039	(865)	33,339
Depreciation and amortization	65,791	1,805	2,295	—	69,891

Total operating costs and expenses	233,507	12,613	13,591	(1,104)	258,607

Income from operations	59,301	2,343	77	794	62,515

Non-operating (expenses) income
Interest income	622	96	42	—	760
Interest expense	(50,957)	—	—	—	(50,957)
Earnings of equity method investments	3,344	—	—	(2,511)	833
Other (expenses) income	(18,438)	677	428	(868)	(18,201)

Total non-operating (expenses) income	(65,429)	773	470	(3,379)	(67,565)

(Loss) income before income taxes	(6,128)	3,116	547	(2,585)	(5,050)
Income tax (benefit) expense	(34,132)	926	180	(28)	(33,054)

Net income	$28,004	$2,190	$367	$(2,557)	$28,004

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

	Consolidated Statement of Income (Loss) (Successor)
	for the three months ended December 31, 2010
(Dollar amounts in thousands)	EVERTEC, Inc. (Parent Only)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	EVERTEC, Inc. (Consolidated)

Revenues
Transaction processing	$15,388	$2,207	$3,439	$—	$21,034
Merchant acquiring, net	14,789	—	—	—	14,789
Business solutions	45,459	1,065	75	(13)	46,586

Total revenues	75,636	3,272	3,514	(13)	82,409

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization shown below	37,384	2,045	2,416	(6)	41,839
Selling, general and administrative expenses	8,671	(680)	401	—	8,392
Depreciation and amortization	16,525	570	627	—	17,722

Total operating costs and expenses	62,580	1,935	3,444	(6)	67,953

Income from operations	13,056	1,337	70	(7)	14,456

Non-operating (expenses) income
Interest income	101	6	11	—	118
Interest expense	(13,436)	—	—	—	(13,436)
Earnings of equity method investments	949	—	—	(949)	—
Other expenses	(1,316)	—	—	—	(1,316)

Total non-operating (expenses) income	(13,702)	6	11	(949)	(14,634)

(Loss) income before income taxes	(646)	1,343	81	(956)	(178)
Income tax (benefit) expense	(648)	381	90	(3)	(180)

Net income (loss)	$2	$962	$(9)	$(953)	$2

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

	Combined Statement of Income (Loss) (Predecessor)
	for the nine months ended September 30, 2010
(Dollar amounts in thousands)	EVERTEC, Inc. (Parent Only)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	EVERTEC, Inc. (Combined)

Revenues
Transaction processing	$43,549	$5,567	$8,962	$(1,301)	$56,777
Merchant acquiring, net	39,761	—	—	—	39,761
Business solutions	113,897	4,459	192	(66)	118,482

Total revenues	197,207	10,026	9,154	(1,367)	215,020

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization shown below	99,615	6,681	6,956	(6)	113,246
Selling, general and administrative expenses	24,264	1,457	1,279	—	27,000
Depreciation and amortization	17,679	706	1,040	—	19,425

Total operating costs and expenses	141,558	8,844	9,275	(6)	159,671

Income (expense) from operations	55,649	1,182	(121)	(1,361)	55,349

Non-operating income
Interest income	205	82	73	—	360
Interest expense	(52)	(12)	(6)	—	(70)
(Losses) earnings of equity method investments	(2,066)	—	852	3,484	2,270
Other income	2,276	—	—	—	2,276

Total non-operating income	363	70	919	3,484	4,836

Income before income taxes	56,012	1,252	798	2,123	60,185
Income tax expense (benefit)	22,695	347	(1)	(24)	23,017

Net income from continuing operations	33,317	905	799	2,147	37,168
Net income (loss) from discontinued operations	2,098	—	(1,981)	—	117

Net income (loss)	$35,415	$905	$(1,182)	$2,147	$37,285

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

	Combined Statement of Income (Predecessor)
	for the year ended December 31, 2009
(Dollar amounts in thousands)	EVERTEC, Inc. (Parent Only)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	EVERTEC, Inc. (Combined)

Revenues
Transaction processing	$56,602	$7,501	$12,344	$(1,719)	$74,728
Merchant acquiring, net	48,744	—	—	—	48,744
Business solutions	148,925	3,766	327	(191)	152,827

Total revenues	254,271	11,267	12,671	(1,910)	276,299

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization shown below	135,262	6,941	8,058	(191)	150,070
Selling, general and administrative expenses	23,219	902	1,518	—	25,639
Depreciation and amortization	22,021	1,107	1,372	—	24,500

Total operating costs and expenses	180,502	8,950	10,948	(191)	200,209

Income from operations	73,769	2,317	1,723	(1,719)	76,090

Non-operating income
Interest income	503	419	126	—	1,048
Interest expense	(73)	(18)	—	—	(91)
Earnings of equity method investments	1,883	—	1,819	(194)	3,508
Other income	73	7,869	—	—	7,942

Total non-operating income	2,386	8,270	1,945	(194)	12,407

Income before income taxes	76,155	10,587	3,668	(1,913)	88,497
Income tax expense	28,851	1,271	537	—	30,659

Net income from continuing operations	47,304	9,316	3,131	(1,913)	57,838
Net income from discontinued operations	13	—	1,800	—	1,813

Net income	$47,317	$9,316	$4,931	$(1,913)	$59,651

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

	Condensed Consolidated Statement of Cash Flows (Successor)
	for the year ended December 31, 2011
(Dollar amounts in thousands)	EVERTEC, Inc. (Parent Only)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	EVERTEC, Inc. (Consolidated)

Cash flows from operating activities	$61,521	$5,836	$1,978	$—	$69,335

Cash flows from investing activities
Net decrease in restricted cash	812	—	—	—	812
Intangible assets acquired	(14,363)	(33)	(70)	—	(14,466)
Property and equipment acquired	(8,219)	(371)	(373)	—	(8,963)
Proceeds from sales of property and equipment	74	8	32	—	114
Acquisition of an equity method investment	(9,244)	—	—	—	(9,244)

Net cash used in investing activities	(30,940)	(396)	(411)	—	(31,747)

Cash flows from financing activities
Repayment and repurchase of long-term debt and other liabilities	(39,264)	—	—	—	(39,264)

Net cash used in financing activities	(39,264)	—	—	—	(39,264)

Net (decrease) increase in cash	(8,683)	5,440	1,567	—	(1,676)
Cash at beginning of the period	45,551	5,739	3,909	—	55,199

Cash at end of the period	$36,868	$11,179	$5,476	$—	$53,523

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

	Condensed Consolidated Statement of Cash Flows (Successor) for the three months ended December 31, 2010
(Dollar amounts in thousands)	EVERTEC, Inc. (Parent Only)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	EVERTEC, Inc. (Consolidated)

Cash flows from operating activities	$14,964	$1,958	$1,174	$—	$18,096

Cash flows from investing activities
Net increase in restricted cash	(3,005)	—	—	—	(3,005)
Net decrease in short-term investments	—	559	—	—	559
Intangible assets acquired	(11,674)	(116)	(101)	—	(11,891)
Property and equipment acquired	(3,934)	(56)	(116)	—	(4,106)
Advance payment	(17,120)	—	—	—	(17,120)
Acquisition of predecessor	(458,728)	(2,307)	—	—	(461,035)

Net cash used in investing activities	(494,461)	(1,920)	(217)	—	(496,598)

Cash flows from financing activities
Proceeds from issuance of long-term debt	557,350	—	—	—	557,350
Debt issuance costs	(16,472)	—	—	—	(16,472)
Repayment of long-term debt	(888)	—	—	—	(888)
Net distributions to parent company	(34,848)	—	—	—	(34,848)

Net cash provided by financing activities	505,142	—	—	—	505,142

Net increase in cash	25,645	38	957	—	26,640
Cash at beginning of the period	19,906	5,701	2,952	—	28,559

Cash at end of the period	$45,551	$5,739	$3,909	$—	$55,199

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

	Condensed Combined Statement of Cash Flows (Predecessor) for the nine months ended September 30, 2010
(Dollar amounts in thousands)	EVERTEC, Inc. (Parent Only)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	EVERTEC, Inc. (Consolidated)

Cash flows from operating activities from continuing operations	$63,771	$(2,214)	$1,931	$213	$63,701

Cash flows from investing activities from continuing operations
Net decrease in restricted cash	581	—	—	—	581
Net decrease in short-term investments	—	8,631	1,013	(213)	9,431
Intangible assets acquired	(11,195)	(12)	(573)	—	(11,780)
Property and equipment acquired	(11,674)	(174)	(1,333)	—	(13,181)
Proceeds from sales of equity method investment	7,509	—	—	—	7,509
Contingent consideration paid	(1,000)	—	—	—	(1,000)
Net repayment on short-term loans due from affiliate	24,225	—	—	—	24,225
Cash delivered for sale of subsidiary	—	—	368	—	368

Net cash provided by (used in) investing activities from continuing operations	8,446	8,445	(525)	(213)	16,153

Cash flows from financing activities from continuing operations
Debt issuance costs	(643)	—	—	—	(643)
Repayment of long-term debt	(1,413)	—	—	—	(1,413)
Net distributions to an affiliate	(7,972)	—	(68)	—	(8,040)
Dividends paid	(48,200)	(7,500)	—	—	(55,700)

Net cash used in financing activities from continuing operations	(58,228)	(7,500)	(68)	—	(65,796)

Cash flows from discontinued operations
Net cash provided by (used in) discontinued operations	2,610	—	(132)	—	2,478

Net cash provided by (used in) discontinued operations	2,610	—	(132)	—	2,478

Net increase (decrease) in cash	16,599	(1,269)	1,206	—	16,536
Less: Net decrease in cash related to discontinued operations	—	—	132	—	132
Cash at beginning of the period from continuing operations	3,307	6,970	1,614	—	11,891

Cash at end of the period from continuing operations	$19,906	$5,701	$2,952	$—	$28,559

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

	Condensed Combined Statement of Cash Flows (Predecessor) for the year ended December 31, 2009
(Dollar amounts in thousands)	EVERTEC, Inc. (Parent Only)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	EVERTEC, Inc. (Consolidated)

Cash flows from operating activities from continuing operations	$59,552	$2,269	$3,007	$636	$65,464

Cash flows from investing activities from continuing operations
Net increase in restricted cash	(997)	—	—	—	(997)
Net increase in short-term investments	—	(1,191)	(164)	(636)	(1,991)
Intangible assets acquired	(6,843)	(262)	(280)	—	(7,385)
Property and equipment acquired	(13,358)	(228)	(847)	—	(14,433)
Proceeds from sales and redemption of equity securities	—	7,869	—	—	7,869
Contingent consideration paid	(750)	(750)	—	750	(750)
Net repayments on short-term loans due from affiliate	14,995	—	—	—	14,995

Net cash (used in) provided by investing activities from continuing operations	(6,953)	5,438	(1,291)	114	(2,692)

Cash flows from financing activities from continuing operations
Repayment of long-term debt	(1,420)	—	—	—	(1,420)
Dividends paid	(55,000)	(7,500)	—	—	(62,500)
Capital contribution from parent	—	750	—	(750)	—
Net distributions to an affiliate	(11,925)	—	(1,865)	—	(13,790)

Net cash used in financing activities from continuing operations	(68,345)	(6,750)	(1,865)	(750)	(77,710)

Cash flows from discontinued operations
Net cash provided by (used in) discontinued operations	2,210	—	(115)	—	2,095

Net cash provided by (used in) discontinued operations	2,210	—	(115)	—	2,095

Net (decrease) increase in cash	(13,536)	957	(264)	—	(12,843)
Cash at beginning of the period from continuing operations	16,843	6,013	1,878	—	24,734

Cash at end of the period from continuing operations	$3,307	$6,970	$1,614	$—	$11,891

EVERTEC, Inc. Notes to Consolidated (Successor) and

EVERTEC Business Group Combined (Predecessor) Financial Statements

Note 25—Subsequent Events

The Company evaluated subsequent events through the date that these audited financial statements were issued. There were no additional subsequent events requiring disclosure other than those disclosed below.

Effective February 22, 2012, Felix Villamil was promoted to Vice Chairman of the Board and no longer serves as EVERTEC’s President and Chief Executive Officer (“CEO”). In connection with Mr. Villamil’s transition from President and CEO to Vice Chairman of the Board, EVERTEC and Mr. Villamil entered into a modification agreement and general release which provided for, among other things, a payment of $2.2 million, less applicable withholding taxes.

Effective February 22, 2012, our board of directors appointed Peter Harrington as EVERTEC’s President and CEO. On February 24, 2012, the Company also announced the promotion of Miguel Vizcarrondo from Senior Vice President to Executive Vice President now responsible for the Merchant Acquiring business and the ATH network.

For the quarterly period ended March 31, 2012

EVERTEC, Inc. (Unaudited) Consolidated Balance Sheets

(Dollar amounts in thousands)

	March 31, 2012	December 31, 2011
Assets
Current Assets:
Cash	$80,358	$53,523
Restricted cash	5,508	5,288
Accounts receivable, net	57,230	60,930
Prepaid expenses and other assets	19,592	21,526

Total current assets	162,688	141,267
Investments in equity investees	12,292	12,267
Property and equipment, net	35,163	36,685
Goodwill	372,506	371,712
Other intangible assets, net	436,416	448,914
Other long-term assets	21,731	22,894

Total assets	$1,040,796	$1,033,739

Liabilities and stockholder’s equity
Current Liabilities:
Accrued liabilities	$37,783	$29,581
Accounts payable	17,473	21,786
Unearned income	915	900
Income tax payable	2,002	3,383
Deferred tax liability, net	9,900	9,321

Total current liabilities	68,073	64,971
Long-term debt	524,367	523,833
Long-term deferred tax liability, net	89,955	91,431
Other long-term liabilities	449	449

Total liabilities	682,844	680,684

Commitments and contingencies (Note 11)
Stockholder’s equity
Preferred stock (Par value $1.00; 0.5 million shares authorized; none issued)	—	—
Common stock (Par value $1.00; 2.5 million shares authorized; 100 shares issued and outstanding)	—	—
Additional paid-in capital	326,627	326,367
Retained earnings	31,537	28,006
Accumulated other comprehensive loss, net of tax of $19 and $13	(212)	(1,318)

Total stockholder’s equity	357,952	353,055

Total liabilities and stockholder’s equity	$1,040,796	$1,033,739

The accompanying notes are an integral part of these unaudited consolidated financial statements.

EVERTEC, Inc. (Unaudited) Consolidated Statements of Income and Comprehensive Income

(Dollar amounts in thousands)

	Three months ended March 31,
	2012	2011
Revenues
Transaction processing (from affiliates: $7,127 and $6,074)	$22,899	$20,271
Merchant acquiring, net (from affiliates: $1,929 and $2,226)	17,661	14,748
Business solutions (from affiliates: $30,147 and $30,651)	41,928	40,771

Total revenues	82,488	75,790

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization shown below	37,741	37,504
Selling, general and administrative expenses	8,987	8,495
Depreciation and amortization	17,922	17,372

Total operating costs and expenses	64,650	63,371

Income from operations	17,838	12,419

Non-operating expenses
Interest income	117	314
Interest expense	(11,176)	(14,122)
Earnings of equity method investments	66	—
Other expenses	(2,260)	(3,886)

Total non-operating expenses	(13,253)	(17,694)

Income (loss) before income taxes	4,585	(5,275)
Income tax expense (benefit)	1,054	(29,146)

Net income	3,531	23,871
Other comprehensive income, net of tax of $6 and $0
Foreign currency translation adjustments	1,106	444

Total comprehensive income	$4,637	$24,315

The accompanying notes are an integral part of these unaudited consolidated financial statements.

EVERTEC, Inc. (Unaudited) Consolidated Statement of Changes in Stockholder’s Equity

(Dollar amounts in thousands)

	Number of Shares of Common Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholder’s Equity

Balance at December 31, 2011	100	$—	$326,367	$28,006	$(1,318)	$353,055
Share-based compensation recognized			260			260
Net income				3,531		3,531
Other comprehensive income, net of tax of $6					1,106	1,106

Balance at March 31, 2012	100	$—	$326,627	$31,537	$(212)	$357,952

The accompanying notes are an integral part of these unaudited consolidated financial statements.

EVERTEC, Inc. (Unaudited) Consolidated Statements of Cash Flows

(Dollar amounts in thousands)

	Three months ended March 31,
	2012	2011
Cash flows from operating activities
Net income	$3,531	$23,871
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,922	17,372
Amortization of debt issue costs and accretion of discount	1,170	2,192
Provision for doubtful accounts and sundry losses	396	231
Deferred tax benefit	(962)	(29,334)
Share-based compensation	260	112
Realized loss on derivative	—	1,214
Unrealized loss of indemnification assets	175	476
Amortization of a contract liability	(703)	(1,053)
Loss on disposition of property and equipment and other intangibles	20	—
Equity in earnings of investment	(66)	—
Prepayment penalty related to debt refinancing	—	(3,387)
(Increase) decrease in assets:
Accounts receivable, net	3,930	8,333
Prepaid expenses and other assets	1,934	(627)
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	4,477	2,545
Income tax payable	(1,381)	(190)
Unearned income	15	52
Other long-term liabilities	—	(113)

Total adjustments	27,187	(2,177)

Net cash provided by operating activities	30,718	21,694

Cash flows from investing activities
Net (increase) decrease in restricted cash	(220)	577
Intangible assets acquired	(1,139)	(4,448)
Property and equipment acquired	(2,532)	(2,702)
Proceeds from sales of property and equipment	8	—
Acquisition of an equity method investment	—	(9,244)

Net cash used in investing activities	(3,883)	(15,817)

Cash flows from financing activities
Repayment and repurchase of long-term debt and other liabilities	—	(888)

Net cash used in financing activities	—	(888)

Net increase in cash	26,835	4,989
Cash at beginning of the period	53,523	55,199

Cash at end of the period	$80,358	$60,188

Supplemental disclosure of non-cash activities:
Foreign currency translation adjustments	$1,106	$(444)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Notes to Unaudited Consolidated Financial Statements

Note 1 – The Company and Summary of Significant Accounting Policies

Note 2– Business Combination

Note 3 – Investment in Equity Investees

Note 4 – Property and Equipment, net

Note 5 – Goodwill and Other Intangible Assets

Note 6 – Debt

Note 7 – Financial Instruments and Fair Value Measurements

Note 8 – Merchant Acquiring Revenues

Note 9 – Share-based Compensation

Note 10 – Income Tax

Note 11 – Commitments and Contingencies

Note 12 – Related Party Transactions

Note 13 – Segment Information

Note 14 – Guarantor of the Senior Notes and Non-Guarantor Consolidated Financial Information

Note 15 – Subsequent Events

EVERTEC, Inc. Notes to Unaudited Consolidated Financial Statements

Note 1 – The Company and Summary of Significant Accounting Policies

The Company

EVERTEC, LLC (formerly known as EVERTEC, Inc.) and its subsidiaries are a diversified processing business, offering transaction and payment processing services, merchant acquiring services and business process management solutions in Puerto Rico and certain countries throughout the Caribbean and Latin America. We own and operate the ATH network, the leading debit payment and automated teller machine (“ATM”) network in Puerto Rico. Our products and services include point-of-sale (“POS”) processing, network and switch services, ATM driving services, core bank processing, business process outsourcing solutions, technology infrastructure management and merchant acquiring services. Our Merchant Acquiring business is the largest merchant acquirer in Puerto Rico, and the fifth largest in Latin America, providing an end-to-end electronic payment offering to over 16,000 merchants. EVERTEC’s subsidiaries include Sense Software International Corp. (“Sense”), EVERTEC Dominicana SAS., EVERTEC Latinoamérica, S.A., ATH Costa Rica, S.A. (“ATH CR”), EVERTEC Finance Corp. and T.I.I. Smart Solutions, Inc.

On April 17, 2012, EVERTEC was converted from a Puerto Rico corporation to a Puerto Rico limited liability company (the “Conversion”) for the purpose of improving the consolidated tax efficiency of EVERTEC and its subsidiaries by taking advantage of recent changes to the Puerto Rico Internal Revenue Code, as amended, that permit limited liability companies to be treated as partnerships that are pass-through entities for Puerto Rico tax purposes. Concurrent with the Conversion, Carib Holdings, LLC (formerly known as Carib Holdings, Inc., “Carib Holdings”), which is EVERTEC’s direct parent, was also converted from a Puerto Rico corporation to a Puerto Rico limited liability company. Prior to these conversions, Carib Latam Holdings, Inc. (“Carib Inc.”) was formed in order to act as the new parent company of Carib Holdings and its subsidiaries, including EVERTEC. In addition, in connection with the Conversion, EVERTEC formed a new wholly owned subsidiary, EVERTEC Finance Corp., a corporation organized under the laws of the Commonwealth of Puerto Rico (“EVERTEC Finance”), to act as co-issuer of the 11% senior notes due 2018. See Note 15 for additional information regarding these and other significant transactions that occurred after March 31, 2012.

Except as otherwise indicated or unless the context otherwise requires, (a) the terms “EVERTEC, LLC,” “EVERTEC,”“we,” “us,” “our” and “our company” refer for periods on and after the Conversion to EVERTEC, LLC and its subsidiaries (including EVERTEC Finance) on a consolidated basis and refer for periods prior to the Conversion to EVERTEC, Inc. and its subsidiaries on a consolidated basis, (b) the term “Carib Holdings” refers for periods on or after the Conversion to Carib Holdings, LLC and for periods prior to the Conversion to Carib Holdings, Inc. and (c) the term “Co-Issuers” refers to EVERTEC and EVERTEC Finance and none of EVERTEC’s other subsidiaries.

Basis of Presentation

The unaudited consolidated financial statements include the accounts of EVERTEC and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The preparation of the accompanying unaudited consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited consolidated financial statements. Actual results could differ from the estimates.

In the opinion of management, the accompanying unaudited consolidated financial statements, prepared in accordance with GAAP, contain all adjustments, all of which are normal and recurring in nature, necessary for a fair presentation. Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted from the unaudited consolidated financial statements pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). All of these unaudited consolidated financial statements should be read in conjunction with the audited consolidated and combined financial statements for the fiscal year ended December 31, 2011, included in the Company’s Annual Report on Form 10-K. The results of operations for the three months ended March 31, 2012 are not necessarily indicative of the results of operations for the full year or any future period.

Consolidated Balance Sheet as of December 31, 2011 was derived from the audited consolidated and combined financial statements for the fiscal year ended December 31, 2011 included in the Annual Report on Form 10-K.

Certain reclassifications have been made to the March 31, 2011 unaudited consolidated financial statements and related notes to conform with the presentation in 2012.

EVERTEC, Inc. Notes to Unaudited Consolidated Financial Statements

Note 2 – Business Combination

The Merger

On June 30, 2010, Popular, Inc. (“Popular”), EVERTEC, and two newly formed subsidiaries of a fund managed by an affiliate of Apollo Global Management, LLC (“Apollo”), AP Carib Holdings, Ltd. (“AP Carib”) and Carib Acquisition, Inc. (“Merger Sub”), entered into an Agreement and Plan of Merger pursuant to which, on September 30, 2010, Merger Sub was merged with and into EVERTEC (the “Merger”), with EVERTEC continuing as the surviving entity. Following the effective time of the Merger, AP Carib and Popular contributed their respective shares of EVERTEC capital stock to Carib Holdings, Inc. (now known as Carib Holdings, LLC) (“Carib Holdings”) in exchange for shares of Carib Holdings’ voting capital stock. Following that contribution, EVERTEC became a wholly-owned subsidiary of Carib Holdings, with AP Carib and Popular owning approximately 51% and 49%, respectively, of the outstanding voting capital stock of Carib Holdings. The acquisition of EVERTEC was accounted for as a business combination using the purchase method of accounting, whereby the purchase price was allocated to tangible and intangible assets acquired and liabilities assumed, based on their estimated fair market values. Fair value measurements have been applied based on assumptions that market participants would use in the pricing of the assets or liabilities.

During 2011, retrospective adjustments were made to the estimated fair values of assets acquired and liabilities assumed associated with the Merger to reflect new information obtained during the measurement period, about facts and circumstances that existed as of the acquisition date that, if known, would have affected the acquisition date fair value measurements.

The following table presents the changes in the unaudited consolidated statement of income as a result of the retrospective adjustments driven by refinements in the tax treatment assumptions of the indemnification assets and the unfavorable contract liability related to a contract with one of Popular’s clients for the periods below.

(Dollar amounts in thousands)	Three months ended March 31, 2011, as adjusted	Three months ended March 31, 2011, as reported
Loss before income taxes	$(5,275)	$(5,275)
Income tax benefit	(29,146)	(29,046)

Net income	$23,871	$23,771

The Acquisition of an Equity Interest in Consorcio de Tarjetas Dominicanas, S.A. (“CONTADO”)

On March 31, 2011, the Company acquired a 19.99% interest in CONTADO from a subsidiary of Popular. Popular paid to the Company $10.8 million, which represented 50% of the after tax proceeds received by Popular from the sale of its remaining 33.98% equity interest in CONTADO that was not transferred to the Company, and the Company paid to Popular the $20.0 million held back at the Merger closing date in connection with the anticipated transfer of equity interest in CONTADO. The Company recorded the 19.99% equity interest in CONTADO at approximately $13.0 million, which was the fair value as of March 31, 2011 and accounted for the investment under the equity method of accounting. The purchase price was allocated to assets and liabilities based on their estimated fair values. Fair value measurements have been applied based on assumptions that market participants would use in the pricing of the assets or liabilities.

The agreement to purchase the equity interest in CONTADO and the Company’s right to dividends declared or paid by CONTADO during the period required pursuant to certain rights of first refusal held by the other shareholders of CONTADO were treated as freestanding derivatives since the Merger closing date. The derivatives were settled on March 31, 2011. For the three months ended March 31, 2011, the resulting loss of $1.2 million from settlement of the derivatives was recorded in the other expenses line item in the unaudited consolidated statements of income and comprehensive income.

Note 3 – Investment in Equity Investees

CONTADO is the largest merchant acquirer and ATM network in the Dominican Republic. The Company used the equity method of accounting to account for its 19.99% equity interest in CONTADO. As a result of the acquisition of the equity interest in CONTADO in 2011, the Company calculated an excess cost of the investment in CONTADO over the amount of underlying equity in net assets of approximately $9.0 million, which was mainly attributed to customer relationships, trademark and goodwill intangibles. The Company’s excess basis allocated to amortizable assets is recognized on a straight-line basis over the lives of the appropriate intangibles. The

EVERTEC, Inc. Notes to Unaudited Consolidated Financial Statements

Company recognized $66,000 as equity in CONTADO’s net income, net of amortization, in the unaudited consolidated statements of income and comprehensive income for the three months ended March 31, 2012.

Note 4 – Property and Equipment, net

Property and equipment, net consists of the following:

(Dollar amounts in thousands)	Useful life in years	March 31, 2012	December 31, 2011
Buildings	30	$2,099	$2,091
Data processing equipment	3 -5	48,275	45,883
Furniture and equipment	3 -10	5,974	5,912
Leasehold improvements	5 -10	634	610

		56,982	54,496
Less - accumulated depreciation and amortization		(23,329)	(19,316)

Depreciable assets, net		33,653	35,180
Land		1,510	1,505

		$35,163	$36,685

Depreciation and amortization expense related to property and equipment was $4.0 million and $3.8 million for the three months ended March 31, 2012 and 2011, respectively.

Note 5 – Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill, allocated by reportable segments, were as follows (See Note 13):

(Dollar amounts in thousands)	Transaction processing	Merchant acquiring, net	Business solutions	Total
Balance at December 31, 2011	$199,745	$166,959	$5,008	$371,712
Foreign currency translation adjustments	718	—	76	794

Balance at March 31, 2012	$200,463	$166,959	$5,084	$372,506

Goodwill is tested for impairment at least annually using a two-step process at each reporting unit level. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired and the second step of the impairment test is unnecessary.

During 2011, the Company completed the impairment evaluation, as described above, and determined that there are no impairment losses to be recognized during the period. The present value of future cash flows was used to determine the fair value of each reporting unit. There were no triggering events or changes in circumstances that subsequent to the impairment test would have required an additional impairment evaluation.

EVERTEC, Inc. Notes to Unaudited Consolidated Financial Statements

The carrying amount of other intangible assets for the three months ended March 31, 2012 and the year ended December 31, 2011 consisted of the following:

(Dollar amounts in thousands)		March 31, 2012
	Useful life in years	Gross amount	Accumulated amortization	Net carrying amount
Customer relationships	14	$313,786	$(33,966)	$279,820
Trademark	10-14	39,950	(5,196)	34,754
Software packages	3-5	108,003	(37,046)	70,957
Non-compete agreement	15	56,539	(5,654)	50,885

		$518,278	$(81,862)	$436,416

(Dollar amounts in thousands)		December 31, 2011
	Useful life in years	Gross amount	Accumulated amortization	Net carrying amount
Customer relationships	14	$313,543	$(28,372)	$285,171
Trademark	10-14	39,950	(4,330)	35,620
Software packages	3-5	106,865	(30,569)	76,296
Non-compete agreement	15	56,539	(4,712)	51,827

		$516,897	$(67,983)	$448,914

For the three months ended March 31, 2012 and 2011, the Company recorded amortization expense related to other intangibles of $13.9 million and $13.6 million, respectively.

Note 6 – Debt

Net debt as of March 31, 2012 and December 31, 2011 was as follows:

(Dollar amounts in thousands)	March 31, 2012	December 31, 2011
Senior Secured Credit Facility due in September 2016 paying interest at a variable interest rate (London InterBank Offered Rate (“LIBOR”) plus margin(1) )	$313,867	$313,333
Senior Notes due on October 1, 2018, paying interest semi-annually at a rate of 11% per annum	210,500	210,500

(1)	Subject to a minimum rate (“LIBOR floor”) of 1.50% at March 31, 2012 and December 31, 2011, respectively.

See Note 15 for changes to our long-term debt that occurred after March 31, 2012.

EVERTEC, Inc. Notes to Unaudited Consolidated Financial Statements

Note 7 – Financial Instruments and Fair Value Measurements

Recurring Fair Value Measurements

Fair value measurement provisions establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This guidance describes three levels of input that may be used to measure fair value:

Level 1: Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level 2: Inputs, other than quoted prices included in Level 1, which are observable for the asset or liability through corroboration with market data at the measurement date.

Level 3: Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The Company uses observable inputs when available. Fair value is based upon quoted market prices when available. If market prices are not available, the Company may employ internally-developed models that primarily use market-based inputs including yield curves, interest rates, volatilities, and credit curves, among others. The Company limits valuation adjustments to those deemed necessary to ensure that the financial instrument’s fair value adequately represents the price that would be received or paid in the marketplace. Valuation adjustments may include consideration of counterparty credit quality and liquidity as well as other criteria. The estimated fair value amounts are subjective in nature and may involve uncertainties and matters of significant judgment for certain financial instruments. Changes in the underlying assumptions used in estimating fair value could affect the results. The fair value measurement levels are not indicative of risk of investment.

The following table summarizes fair value measurements by level at March 31, 2012 and December 31, 2011 for assets measured at fair value on a recurring basis:

(Dollar amounts in thousands)	Level 1	Level 2	Level 3	Total
March 31, 2012
Financial assets:
Indemnification assets:
Software cost reimbursement	$—	$—	$6,580	$6,580

December 31, 2011
Financial assets:
Indemnification assets:
Software cost reimbursement	$—	$—	$7,113	$7,113
Expected reimbursement	—	—	351	351

The fair value of financial instruments is the amount at which an asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced liquidation sale. Fair value estimates are made at a specific point in time based on the type of financial instrument and relevant market information. Many of these estimates involve various assumptions and may vary significantly from amounts that could be realized in actual transactions.

For those financial instruments with no quoted market prices available, fair values have been estimated using present value calculations or other valuation techniques, as well as management’s best judgment with respect to current economic conditions, including discount rates and estimates of future cash flows.

Indemnification assets include the present value of the expected future cash flows of certain expense reimbursement agreements with Popular. These contracts are a result of the purchase accounting related to the Merger dated September 30, 2010, and have termination dates ranging from February 2012 until September 2015. Management prepared estimates of the expected reimbursements to be received from Popular until the termination of the contracts, discounted the estimated future cash flows and recorded the indemnification assets as of the Merger closing date. Payments received during the quarters reduced the indemnification asset balance. The remaining balance was adjusted to reflect its fair value as of March 31, 2012, therefore resulting in a net unrealized loss of approximately $0.2 million, which is reflected within the other expense caption in the unaudited consolidated statements of income and comprehensive income. The current portion of the indemnification assets is included within accounts receivable, net, and the other long-term portion is included within other long-term assets in the accompanying unaudited consolidated balance sheet.

EVERTEC, Inc. Notes to Unaudited Consolidated Financial Statements

The unobservable inputs related to the Company’s indemnification assets as of March 31, 2012 using the discounted cash flow model include the discounted rate of 7.88% and the present value of the cash flows amounting to $6.7 million.

For indemnification assets a significant increase or decrease in market rates and cash flows could result in a significant impact to the fair value. Also, the credit rating and/or the non-performance credit risk of Popular, which is subjective in nature, also could increase or decrease the sensitivity of the fair value of these assets.

The following table presents the carrying value, as applicable, and estimated fair values for financial instruments at March 31, 2012 and December 31, 2011:

	March 31, 2012		December 31, 2011
(Dollar amounts in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Indemnification assets
Software cost reimbursement	$6,580	$6,580	$7,113	$7,113
Expected reimbursements	—	—	351	351

Financial liabilities:
Senior secured term loan	$313,867	$325,429	$313,333	$317,979
Senior notes	210,500	228,129	210,500	213,921
The senior secured term loan and the senior notes prices at March 31, 2012 and December 31, 2011 were obtained using third party service providers. Their pricing is based on various inputs such as: market quotes, recent trading activity in a non-active market or imputed prices.

The senior secured term loan and senior notes, which are not measured at fair value in the balance sheet, could be categorized as level 3 in the fair value hierarchy.

EVERTEC, Inc. Notes to Unaudited Consolidated Financial Statements

The following table provides a summary of the change in fair value of the Company’s Level 3 assets:

	Three months ended March 31,
(Dollar amounts in thousands)	2012	2011
Indemnification assets:
Beginning balance	$7,464	$14,836
Payments received	(709)	(1,823)
Unrealized loss recognized in other expenses	(175)	(476)

Ending balance	$6,580	$12,537

Derivatives assets:
Beginning balance	$—	$4,960
Net settlement of derivative	—	(3,746)
Realized loss on derivative recognized in other expenses	—	(1,214)

Ending balance	$—	$—

Note 8 – Merchant Acquiring Revenues

Merchant acquiring revenues are presented net of interchange fees and assessments charged by credit and debit card associations. Said interchange fees and assessments charged by credit and debit card associations to the Company amounted to $21.1 million and $23.9 million for the three months ended March 31, 2012 and 2011, respectively.

Note 9 – Share-based Compensation

The following table summarizes the nonvested stock options activity for the three months ended March 31, 2012:

Nonvested stock options	Shares	Weighted-average exercise prices
Nonvested at December 31, 2011	2,530,987	$10.00
Granted(1)	398,955	16.38
Forfeitures	(545,365)	10.00

Nonvested at March 31, 2012	2,384,577	$11.07

(1)	Relates to new options granted in February 2012.

Management uses the fair value method of recording stock-based compensation as described in the guidance for stock compensation in ASC topic 718. The fair value of the stock options granted during 2012 was estimated using the Black-Scholes-Merton (“BSM”) option pricing model for “Tranche A” options granted under the Stock Incentive Plan and the Monte Carlo simulation analysis for “Tranche B” and “Tranche C” options granted under the Stock Incentive Plan.

The following table summarizes the nonvested restricted shares activity for the three months ended March 31, 2012:

Nonvested restricted shares	Shares	Weighted-average grant date fair value
Nonvested at December 31, 2011	63,058	$10.00
Granted	14,646	17.07
Vested	(5,383)	10.00

Nonvested at March 31, 2012	72,321	$11.43

EVERTEC, Inc. Notes to Unaudited Consolidated Financial Statements

Share-based compensation recognized was as follows:

	Three months ended March 31,
(Dollar amounts in thousands)	2012	2011
Share-based compensation recognized, net
Stock options, tax benefit of $47 and $29	$157	$96
Restricted shares, tax benefit of $31 and $5	103	16

The maximum unrecognized cost for stock options was $7.2 million as of March 31, 2012, which includes $2.3 million, $2.5 million and $2.4 million related to Tranche A, Tranche B and Tranche C options, respectively.

The maximum unrecognized compensation cost for restricted stock was $0.8 million as of March 31, 2012.

See Note 15 for information regarding the payment of a dividend during the second quarter of 2012, which also resulted in a change to the exercise price of the stock options.

Note 10 – Income Tax

Under Puerto Rico income tax law, the Company is not allowed to file consolidated tax returns with its subsidiaries. On January 21, 2011 a new Internal Revenue Code (the “Code”) was approved by the Commonwealth of Puerto Rico providing a maximum corporate income tax rate of 30%, as well as additional tax credits and deductions, among other tax reliefs and changes. As a result, during the first quarter of 2011, the Company recognized a reduction in its deferred tax liability of $27.6 million, which had been recognized at a higher marginal corporate income tax rate.

The components of income tax expense (benefit) for the three months ended March 31, 2012 and 2011 consisted of the following:

	Three months ended March 31,
(Dollar amounts in thousands)	2012	2011
Current tax provision	$2,016	$188
Deferred tax benefit	(962)	(29,334)

	$1,054	$(29,146)

As discussed above, the Company conducts operations in Puerto Rico and certain countries throughout the Caribbean and Latin America. As a result, the income tax expense (benefit) includes the effect of taxes paid to the Puerto Rico government as well as foreign jurisdictions. The following table presents the segregation of income tax expense (benefit) based on location of operations:

	Three months ended March 31,
(Dollar amounts in thousands)	2012	2011
Current tax provision
Puerto Rico	$1,908	$(386)
United States	184	123
Foreign countries	(76)	451

	$2,016	$188

Deferred tax benefit
Puerto Rico	$(809)	$(29,178)
Foreign countries	(153)	(156)

	$(962)	$(29,334)

EVERTEC, Inc. Notes to Unaudited Consolidated Financial Statements

The following table presents the components of the Company’s deferred tax assets and liabilities:

(Dollar amounts in thousands)	March 31, 2012	December 31, 2011
Deferred tax assets
Allowance for doubtful accounts	$542	$540
Unfavorable contract liability	195	211
Other temporary assets	1,035	909

Total gross deferred tax assets	1,772	1,660

Deferred tax liabilities (“DTL”)
Deferred compensation	$2,946	$2,915
Difference between the assigned values and the tax basis of assets and liabilities recognized in purchase	89,883	90,766
Debt issue cost	8,409	8,513
Other temporary liabilities	389	218

Total gross deferred tax liabilities	101,627	102,412

Deferred tax liability, net	$(99,855)	$(100,752)

The income tax expense (benefit) differs from the amount computed by applying the Puerto Rico statutory income tax rate to the income before income taxes as a result of the following:

(Dollar amounts in thousands)	Three months ended March 31,
	2012	2011
Computed income tax at statutory rates	$1,376	$(1,582)
Benefit of net tax-exempt interest income	(2)	(1)
Tax benefit due to a change in estimate	—	(676)
Differences in tax rates due to multiple jurisdictions	152	101
Effect of income subject to tax-exemption grant	(126)	(214)
Adjustment to DTL due to changes in enacted tax rate	—	(27,629)
Reversal of tax uncertainties reserve	(640)	—
Other	294	855

Income tax expense (benefit)	$1,054	$(29,146)

For the quarter ended March 31, 2012, EVERTEC derecognized a liability balance of $0.6 million and estimated accumulated interest of $0.1 million related to a tax position previously recognized because it was no longer more likely than not that the position will be sustained upon examination by the correspondent authorities. The determination was made due to the expiration of the statute of limitations of the corresponding tax authorities. Accordingly, as of March 31, 2012 EVERTEC recorded a revised liability for unrecognized tax benefits of approximately $0.7 million with accrued estimated interest of $0.1 million. The remaining balance of $0.8 million is expected to be reversed within the next twelve months.

On April 17, 2012, as explained above in Note 1, the Company was converted from a Puerto Rico corporation into a Puerto Rico limited liability company in order to take advantage of recent changes to the Code that allow limited liability companies to be treated as partnerships that are pass-through entities for Puerto Rico tax purposes. Also, the Company entered into a Tax Payment Agreement pursuant to which the Company will be obligated to make certain payments to Carib Holdings or Carib Inc. for taxable periods or portions thereof occurring on or after April 17, 2012, among other things. See Note 15 for additional information regarding this transaction.

Note 11 – Commitments and Contingencies

Certain lease agreements with related parties contain provisions for future rent increases. The total amount of rental payments due over the lease term is being charged to rent expense on the straight-line method over the term of the lease. The difference between rent expense recorded and the amount paid is recorded as a deferred rent obligation. Total deferred rent obligation as of March 31, 2012 and December 31, 2011 amounted to $0.4 million and $0.5 million, respectively, and is included within the accounts receivable, net caption in the accompanying consolidated balance sheets.

Rent expense of office facilities and real estate for the three months ended March 31, 2012 and 2011 amounted to $2.0 million and $2.0 million, respectively. Also, rent expense for telecommunications and other equipment for the three months ended March 31, 2012 and 2011 amounted to $1.8 million and $2.0 million, respectively.

The legal entities within EVERTEC are defendants in a number of legal proceedings arising in the ordinary course of business. Based on the opinion of legal counsel, management believes that the final disposition of these matters will not have a material adverse effect on the business, results of operations or financial condition of the Company.

EVERTEC, Inc. Notes to Unaudited Consolidated Financial Statements

On a quarterly basis, the Company assesses its liabilities and contingencies in connection with outstanding legal proceedings utilizing the latest information available. For matters where it is probable that the Company will incur a loss and the amount can be reasonably estimated, an accrual for the loss is established. Once established, the accrual is adjusted as appropriate to reflect any relevant developments. For matters where a loss is not probable or the amount of the loss cannot be estimated, no accrual is established. Based on this process, the Company has identified certain claims where it is probable that it will incur a loss, but in the aggregate the loss would be minimal. For other claims, where the proceedings are in an initial phase, the Company is unable to estimate the range of possible loss for such legal proceedings. However, the Company at this time believes that any loss related to these latter claims will not be material.

Note 12 – Related Party Transactions

The following table presents the Company’s transactions with related parties for the three months ended March 31, 2012 and 2011:

	Three months ended March 31,
(Dollar amounts in thousands)	2012	2011
Total revenues from affiliates (1)(2)	$39,203	$38,951

Selling, general and administrative expenses
Rent and other fees (3)	$3,159	$2,967

Interest earned from and charged by affiliates
Interest income	$93	$295

Interest expense(4)	$1,885	$2,309

(1)	Total revenues from Popular represent 46% and 51% of total revenues for each of the periods presented above.
(2)	Includes revenues generated from investees accounted for under the equity method (CONTADO) of $0.9 million for the quarter ended March 31, 2012.
(3)	Includes management fees paid to stockholders amounting to $1.3 million and $0.7 million for the quarters ended March 31, 2012 and 2011, respectively.
(4)	Interest expense relates to interest accrued on our senior secured term loan and senior notes held by Popular.

At March 31, 2012 and December 31, 2011, EVERTEC had the following balances arising from transactions with related parties:

(Dollar amounts in thousands)	March 31, 2012	December 31, 2011
Cash and restricted cash deposits in affiliated bank	$77,074	$52,613

Indemnification assets from Popular reimbursement(1)
Accounts receivable	$1,895	$2,553

Other long-term assets	$4,685	$5,212

Liability related to contract with Popular(2)
Accounts payable	$—	$703

Other due from affiliates
Accounts receivable	$15,820	$21,077

Accounts payable	$(3,060)	$(3,036)

Long-term debt due to affiliate	$90,186	$90,186

(1)

Recorded in connection with (a) reimbursement from Popular regarding services the Company provides to certain customers of Popular at preferential prices and (b) reimbursement from Popular regarding certain software license fees. For the quarter ended March 31, 2012 and the year ended December 31, 2011, the Company received $0.7 million and $7.1 million, respectively, related to these reimbursements.

(2)	Represents a contract liability to provide certain services to a customer of Popular until February 2012.

From time to time, EVERTEC obtains performance bonds from insurance companies covering the obligations of EVERTEC under certain contracts. Under the Merger Agreement, Popular is required to, subject to certain exceptions, cause the then outstanding performance bonds to remain outstanding or replace such bonds as needed for five years from the closing date of the Merger. EVERTEC entered into a reimbursement agreement with Popular to mirror Popular’s obligations. As a result, EVERTEC is required to reimburse Popular for payment of premiums and related charges and indemnify Popular for certain losses, in case EVERTEC fails to perform or otherwise satisfy its obligations covered by such performance bonds.

EVERTEC, Inc. Notes to Unaudited Consolidated Financial Statements

EVERTEC had outstanding letters of credit of $2.9 million at March 31, 2012 for which Popular provided collateral. EVERTEC entered into a reimbursement agreement with Popular to mirror Popular’s obligations. As a result, EVERTEC is required to indemnify Popular for losses, in case EVERTEC fails to honor these letters of credit.

Note 13 – Segment Information

The Company operates in three business segments: transaction processing, merchant acquiring and business solutions.

The transaction processing segment includes diversified payment products and services, including the ATH network and processing services, card processing, payment processing and electronic benefit transfer (“EBT”) services.

The merchant acquiring segment provides services that allow merchants to accept electronic methods of payment such as debit, credit, prepaid and EBT cards carrying the ATH, Visa, MasterCard, Discover and American Express brands. Services include terminal sales and deployment, front-end authorization processing, settlement and funding processing and customer support.

The business solutions segment offers a full suite of business process management solutions, which include core bank processing, cash processing, item processing, network services, business process outsourcing, professional services for developing customized business solutions and fulfillment for producing and distributing various printed documents.

The Company’s business segments are organized based on the nature of products and services. The Chief Operating Decision Maker (“CODM”) reviews their separate financial information to assess performance and to allocate resources.

Management evaluates the operating results of each of its reportable segments based upon revenues and operating income. Segment asset disclosure is not used by the CODM as a measure of segment performance since the segment evaluation is driven by earnings. As such, segment assets are not disclosed in the notes to the accompanying unaudited consolidated financial statements.

The following tables set forth information about the Company’s operations by its three business segments for the periods indicated:

(Dollar amounts in thousands)	Transaction processing	Merchant acquiring, net	Business solutions	Other		Total
Three months ended March 31, 2012
Revenues	$28,229	$17,661	$41,928	$(5,330	) (1)	$82,488
Income from operations	12,309	8,541	9,080	(12,092	) (2)	17,838

Three months ended March 31, 2011
Revenues	24,842	14,748	40,771	(4,571	) (1)	75,790
Income from operations	10,886	7,369	7,411	(13,247	) (2)	12,419

(1)	Represents the elimination of intersegment revenues for services provided by the transaction processing segment to merchant acquiring segment, and other miscellaneous intersegment revenues.
(2)

Represents non-recurring compensation and benefits, professional fees, transaction and/or transition costs, and incremental depreciation and amortization from purchase accounting adjustments and other miscellaneous intersegment revenues.

EVERTEC, Inc. Notes to Unaudited Consolidated Financial Statements

The reconciliation of income from operations to consolidated net income for the three months ended March 31, 2012 and 2011 is as follows:

	Three months ended March 31,
(Dollar amounts in thousands)	2012	2011
Segment income from operations
Transaction processing	$12,309	$10,886
Merchant acquiring	8,541	7,369
Business solutions	9,080	7,411
Other(1)	(12,092)	(13,247)

Income from operations	$17,838	$12,419

Interest expense	(11,059)	(13,808)
Earnings of equity method investments	66	—
Other expenses	(2,260)	(3,886)
Income tax expense (benefit)	1,054	(29,146)

Net income	$3,531	$23,871

(1)

Represents non- recurring compensation and benefits, professional fees, transaction and/or transition costs, and incremental depreciation and amortization from purchase accounting adjustments and other miscellaneous intersegment revenues.

Note 14 – Guarantor of the Senior Notes and Non-Guarantor Consolidated Financial Information

On September 30, 2010, the Company issued senior notes with a principal amount of $220.0 million, which were guaranteed by the Company’s 100% owned subsidiaries (see Note 11 of the Company’s audited consolidated and combined financial statements for the year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K). The following financial information presents the balance sheets as of March 31, 2012 and December 31, 2011, the statements of income and the statements of cash flows for the three months ended March 31, 2012 and 2011 of (i) EVERTEC (Parent); (ii) the subsidiaries that are guarantors of the senior notes; (iii) the non-guarantor subsidiaries; and (iv) the Company on a consolidated basis. Investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions. The guarantor subsidiaries are 100% owned by EVERTEC (“Parent”) and all guarantees are full and unconditional and joint and several. There are no significant restrictions on the ability of Parent to obtain funds from any of the guarantor subsidiaries by dividends or loan.

EVERTEC, Inc. Notes to Unaudited Consolidated Financial Statements

	Consolidated Balance Sheet as of March 31, 2012
(Dollar amounts in thousands)	EVERTEC, Inc. (Parent Only)	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	EVERTEC, Inc. (Consolidated)
Assets
Current Assets:
Cash	$63,032	$10,275	$7,051	$—	$80,358
Restricted cash	5,508	—	—	—	5,508
Accounts receivable, net	39,311	8,470	9,449	—	57,230
Prepaid expenses and other assets	18,578	560	656	(202)	19,592

Total current assets	126,429	19,305	17,156	(202)	162,688
Investment in subsidiaries, at equity	138,460	—	—	(126,168)	12,292
Property and equipment, net	29,382	773	5,008	—	35,163
Goodwill	296,980	44,010	31,516	—	372,506
Other intangible assets, net	407,692	16,957	11,767	—	436,416
Other long-term assets	21,731	—	—	—	21,731

Total assets	$1,020,674	$81,045	$65,447	$(126,370)	$1,040,796

Liabilities and stockholder’s equity
Current Liabilities:
Accrued liabilities	$36,387	$697	$699	$—	$37,783
Accounts payable	9,109	421	7,943	—	17,473
Unearned income	557	358	—	—	915
Income tax payable	—	1,384	618	—	2,002
Deferred tax liability, net	8,959	565	443	(67)	9,900

Total current liabilities	55,012	3,425	9,703	(67)	68,073
Long-term debt	524,367	—	—	—	524,367
Long-term deferred tax liability, net	82,894	3,890	3,171	—	89,955
Other long-term liabilities	449	—	—	—	449

Total liabilities	662,722	7,315	12,874	(67)	682,844

Stockholder’s equity
Common stock	—	55	998	(1,053)	—
Additional paid-in capital	326,627	69,678	50,851	(120,529)	326,627
Retained earnings	31,537	4,097	726	(4,823)	31,537
Accumulated other comprehensive loss	(212)	(100)	(2)	102	(212)

Total stockholder’s equity	357,952	73,730	52,573	(126,303)	357,952

Total liabilties and stockholder’s equity	$1,020,674	$81,045	$65,447	$(126,370)	$1,040,796

EVERTEC, Inc. Notes to Unaudited Consolidated Financial Statements

	Consolidated Balance Sheet as of December 31, 2011
(Dollar amounts in thousands)	EVERTEC, Inc. (Parent Only)	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	EVERTEC, Inc. (Consolidated)
Assets
Current Assets:
Cash	$36,868	$11,179	$5,476	$—	$53,523
Restricted cash	5,288	—	—	—	5,288
Accounts receivable, net	41,435	7,097	12,398	—	60,930
Prepaid expenses and other assets	20,642	530	504	(150)	21,526

Total current assets	104,233	18,806	18,378	(150)	141,267
Investment in subsidiaries, at equity	135,384	—	—	(123,117)	12,267
Property and equipment, net	30,823	719	5,143	—	36,685
Goodwill	296,980	43,389	31,343	—	371,712
Other intangible assets, net	419,835	17,104	11,975	—	448,914
Other long-term assets	22,894	—	—	—	22,894

Total assets	$1,010,149	$80,018	$66,839	$(123,267)	$1,033,739

Liabilities and stockholder’s equity
Current Liabilities:
Accrued liabilities	$28,473	$573	$535	$—	$29,581
Accounts payable	11,192	838	9,756	—	21,786
Unearned income	504	404	—	(8)	900
Income tax payable	—	2,424	959	—	3,383
Deferred tax liability, net	8,835	295	246	(55)	9,321

Total current liabilities	49,004	4,534	11,496	(63)	64,971
Long-term debt	523,833	—	—	—	523,833
Long-term deferred tax liability, net	83,808	4,204	3,419	—	91,431
Other long-term liabilities	449	—	—	—	449

Total liabilities	657,094	8,738	14,915	(63)	680,684

Stockholder’s equity
Common stock	—	55	998	(1,053)	—
Additional paid-in capital	326,367	69,358	50,851	(120,209)	326,367
Retained earnings	28,006	2,827	357	(3,184)	28,006
Accumulated other comprehensive loss	(1,318)	(960)	(282)	1,242	(1,318)

Total stockholder’s equity	353,055	71,280	51,924	(123,204)	353,055

Total liabilties and stockholder’s equity	$1,010,149	$80,018	$66,839	$(123,267)	$1,033,739

EVERTEC, Inc. Notes to Unaudited Consolidated Financial Statements

	Consolidated Statement of Income for the three months ended March 31, 2012
(Dollar amounts in thousands)	EVERTEC, Inc. (Parent Only)	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	EVERTEC, Inc. (Consolidated)
Revenues
Transaction processing	$16,454	$2,881	$3,572	$(8)	$22,899
Merchant acquiring, net	17,661	—	—	—	17,661
Business solutions	40,312	1,656	63	(103)	41,928

Total revenues	74,427	4,537	3,635	(111)	82,488

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization shown below	32,894	2,661	2,237	(51)	37,741
Selling, general and administrative expenses	8,344	443	633	(433)	8,987
Depreciation and amortization	16,911	431	580	—	17,922

Total operating costs and expenses	58,149	3,535	3,450	(484)	64,650

Income from operations	16,278	1,002	185	373	17,838

Non-operating (expenses) income
Interest income	92	19	6	—	117
Interest expense	(11,176)	—	—	—	(11,176)
Earnings of equity method investments	1,656	—	—	(1,590)	66
Other (expenses) income	(2,053)	(129)	355	(433)	(2,260)

Total non-operating (expenses) income	(11,481)	(110)	361	(2,023)	(13,253)

Income before income taxes	4,797	892	546	(1,650)	4,585
Income tax expense (benefit)	1,266	(378)	177	(11)	1,054

Net income	3,531	1,270	369	(1,639)	3,531
Other comprehensive income, net of tax of $6
Foreign currency translation adjustments	1,106	860	280	(1,140)	1,106

Total comprehensive income	$4,637	$2,130	$649	$(2,779)	$4,637

EVERTEC, Inc. Notes to Unaudited Consolidated Financial Statements

	Consolidated Statement of Income for the three months ended March 31, 2011
(Dollar amounts in thousands)	EVERTEC, Inc. (Parent Only)	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	EVERTEC, Inc. (Consolidated)
Revenues
Transaction processing	$14,829	$2,142	$3,300	$—	$20,271
Merchant acquiring, net	14,748	—	—	—	14,748
Business solutions	39,200	1,589	52	(70)	40,771

Total revenues	68,777	3,731	3,352	(70)	75,790

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization shown below	32,398	2,615	2,537	(46)	37,504
Selling, general and administrative expenses	8,094	136	265	—	8,495
Depreciation and amortization	16,254	548	570	—	17,372

Total operating costs and expenses	56,746	3,299	3,372	(46)	63,371

Income from operations	12,031	432	(20)	(24)	12,419

Non-operating (expenses) income
Interest income	293	9	12	—	314
Interest expense	(14,122)	—	—	—	(14,122)
Earnings of equity method investments	338	—	—	(338)	—
Other expenses	(3,887)	1	—	—	(3,886)

Total non-operating (expenses) income	(17,378)	10	12	(338)	(17,694)

(Loss) income before income taxes	(5,347)	442	(8)	(362)	(5,275)
Income tax (benefit) expense	(29,218)	36	51	(15)	(29,146)

Net income (loss)	23,871	406	(59)	(347)	23,871
Other comprehensive income, net of tax
Foreign currency translation adjustments	444	207	236	(444)	444

Total comprehensive income	$24,315	$613	$177	$(791)	$24,315

EVERTEC, Inc. Notes to Unaudited Consolidated Financial Statements

	Consolidated Statement of Cash Flows for the three months ended March 31, 2012
(Dollar amounts in thousands)	EVERTEC, Inc. (Parent Only)	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	EVERTEC, Inc. (Consolidated)
Cash flows from operating activities	$29,754	$(767)	$1,731	$—	$30,718

Cash flows from investing activities
Net increase in restricted cash	(220)	—	—	—	(220)
Intangible assets acquired	(1,091)	(35)	(13)	—	(1,139)
Property and equipment acquired	(2,287)	(102)	(143)	—	(2,532)
Proceeds from sales of property and equipment	8	—	—	—	8

Net cash used in investing activities	(3,590)	(137)	(156)	—	(3,883)

Cash flows from financing activities	—	—	—	—	—

Net increase (decrease) in cash	26,164	(904)	1,575	—	26,835
Cash at beginning of the period	36,868	11,179	5,476	—	53,523

Cash at end of the period	$63,032	$10,275	$7,051	$—	$80,358

	Consolidated Statement of Cash Flows for the three months ended March 31, 2011
(Dollar amounts in thousands)	EVERTEC, Inc. (Parent Only)	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Eliminations	EVERTEC, Inc. (Consolidated)
Cash flows from operating activities	$19,560	$2,111	$23	$—	$21,694

Cash flows from investing activities
Net decrease in restricted cash	577	—	—	—	577
Intangible assets acquired	(4,449)	(3)	4	—	(4,448)
Property and equipment acquired	(2,561)	(16)	(125)	—	(2,702)
Acquisition of an equity method investee	(9,244)	—	—	—	(9,244)

Net cash used in investing activities	(15,677)	(19)	(121)	—	(15,817)

Cash flows from financing activities
Repayment of long-term debt	(888)	—	—	—	(888)

Net cash used in financing activities	(888)	—	—	—	(888)

Net increase (decrease) in cash	2,995	2,092	(98)	—	4,989
Cash at beginning of the period	45,551	5,739	3,909	—	55,199

Cash at end of the period	$48,546	$7,831	$3,811	$—	$60,188

Note 15 – Subsequent Events

The Company evaluated subsequent events through the date that these unaudited consolidated financial statements were issued. There were no additional subsequent events requiring disclosure other than those disclosed below.

Reorganization. On April 17, 2012, EVERTEC was converted from a Puerto Rico corporation to a Puerto Rico limited liability company for the purpose of improving the consolidated tax efficiency of EVERTEC and its subsidiaries by taking advantage of recent changes to the Code that permit limited liability companies to be treated as partnerships that are pass-through entities for Puerto Rico tax purposes. Concurrent with the Conversion, Carib Holdings, EVERTEC’s direct parent, was also converted from a Puerto Rico corporation to a Puerto Rico limited liability company. Prior to these conversions, Carib Inc. was formed in order to act as the new parent company of Carib Holdings and its subsidiaries, including EVERTEC. Carib Inc., Carib Holdings, AP Carib, Popular and each of the holders of then outstanding shares of Class B Non-Voting Common Stock of Carib Holdings entered into a Stock Contribution and Exchange Agreement (the “Contribution and Exchange Agreement”) pursuant to which each of the then outstanding shares of common stock of Carib Holdings was contributed to Carib Inc. in exchange for the same number and class of shares of common stock of Carib Inc. In addition, in accordance with the terms and conditions set forth in the Stock Contribution and Exchange Agreement,

EVERTEC, Inc. Notes to Unaudited Consolidated Financial Statements

Carib Inc. assumed the Carib Holdings, Inc. 2010 Equity Incentive Plan (the “Plan”) and all of the outstanding equity awards issued thereunder or subject thereto. As a result, each of the then outstanding stock options to purchase shares of Carib Holdings’ Class B Non-Voting Common Stock became a stock option to purchase the same number and class of shares of Carib Inc.’s Class B Non-Voting Common Stock, in each case on the same terms (including exercise price) as the original stock option. Similarly, each of the then outstanding shares of restricted stock of Carib Holdings was converted into the same number of shares of restricted stock of Carib Inc. In addition, in connection with the Conversion, EVERTEC formed a new wholly owned subsidiary, EVERTEC Finance, to act as co-issuer of the senior notes.

The consolidated financial statements of EVERTEC, LLC following the Conversion will be substantially the same in all material respects as the consolidated financial statements of EVERTEC, Inc. except that separate financial statements of EVERTEC, LLC, included in the consolidated financial statements of EVERTEC, LLC, will not include tax expense, deferred tax assets or liabilities or tax receivables or payables as EVERTEC, LLC will be considered a flow through entity from a Puerto Rico tax perspective.

Supplemental Indenture regarding the Conversion. On April 17, 2012, the Company, EVERTEC Finance, and Wilmington Trust, National Association, as trustee (the “Trustee”), entered into Supplemental Indenture No. 1 (the “First Supplemental Indenture”) to the indenture dated as of September 30, 2010 among the Company, the guarantors named therein and the Trustee (as amended, the “Indenture”). Pursuant to the First Supplemental Indenture, (a) the Company affirmed and, to the extent required under the Indenture, assumed its obligations following the Conversion as issuer under the Indenture and the 11% senior notes due 2018 issued thereunder, (b) EVERTEC Finance was added as a co-issuer under the Indenture and the senior notes, (c) the limitation on restricted payments covenant was amended to permit the Company to make payments to its direct parent company, Carib Holdings, and to Carib’s newly formed direct parent company and the Company’s indirect parent company, Carib Inc., pursuant to the Tax Payment Agreement so long as (i) the Company is not in default under the Indenture, (ii) such payments are with respect to taxes imposed by Puerto Rico, the United States of America or by any other jurisdictions that the Company would have been required to pay if it was a corporation instead of being treated as a partnership for tax purposes in those jurisdictions, reduced by taking into account the amount of any applicable net operating losses or other tax attributes of Carib Holdings or Carib Inc. that reduce Carib Holdings’ or Carib Inc.’s taxes in such period and (iii) the payments do not exceed the net amount of taxes that Carib Holdings and Carib Inc. actually owe to the appropriate taxing authority for a taxable period and (d) the definitions of “Consolidated Net Income” and “Consolidated Taxes” were adjusted so that payments under the Tax Payment Agreement would reduce Consolidated Net Income and be treated as Consolidated Taxes even if they do not reduce Consolidated Net Income under GAAP. The First Supplemental Indenture also added a covenant that limits the ability of EVERTEC Finance to hold assets, incur Indebtedness or become liable for obligations, engage in business activities or consolidate, amalgamate or merge with or into or wind up into any person, subject in each case to certain exceptions.

Separately, following the execution of the First Supplemental Indenture, EVERTEC Finance also became a guarantor under the Company’s senior secured credit facility in accordance with the terms thereof.

Tax Payment Agreement. On April 17, 2012, the Company, Carib Holdings and Carib Inc. entered into a Tax Payment Agreement pursuant to which the Company will be obligated to make certain payments to Carib Holdings or Carib Inc. for taxable periods or portions thereof occurring on or after April 17, 2012. Under the Tax Payment Agreement, the Company will make payments with respect to any and all taxes (including estimated taxes) imposed under the laws of Puerto Rico, the United States of America and any other jurisdiction or any political (including municipal) subdivision or authority or agency in Puerto Rico, the United States of America or such other jurisdiction, that would have been imposed on the Company if the Company had been a corporation for tax purposes of that jurisdiction, together with all interest and penalties with respect thereto (“Taxes”), reduced by taking into account any applicable net operating losses or other tax attributes of Carib Holdings or Carib Inc. that reduce Carib Holdings’ or Carib Inc.’s taxes in such period. For the avoidance of doubt, the Tax Payment Agreement provides that the payments thereunder shall not exceed the net amount of Taxes that Carib Holdings and Carib Inc. actually owe to the appropriate taxing authority for a taxable period. Further, the Tax Payment Agreement provides that if Carib Holdings or Carib Inc. receives a tax refund attributable to any taxable period or portion thereof occurring on or after the Effective Date, Carib Inc. shall be required to recalculate the payment for such period required to be made by the Company to Carib Holdings or Carib Inc. If the payment, as recalculated, is less than the amount of the payment the Company already made to Carib Holdings or Carib Inc. in respect of such period, Carib Holdings or Carib Inc. shall promptly make a payment to the Company in the amount of such difference.

New Notes. On May 7, 2012, EVERTEC and EVERTEC Finance, as co-issuers, issued $40.0 million aggregate principal amount of 11% senior notes due 2018 (the “New Notes”) as “Additional Notes” under the Indenture pursuant to which $220.0 million aggregate principal amount of 11% senior notes due 2018 were originally issued on September 30, 2010 and $210.5 million principal amount were outstanding as of March 31, 2012 (the “Existing Notes”). The New Notes were issued pursuant to Supplemental Indenture No. 2 to the Indenture and will be treated as a single class under the Indenture with the Existing Notes.

EVERTEC, Inc. Notes to Unaudited Consolidated Financial Statements

Consent Solicitation. On May 4, 2012, the Company and EVERTEC Finance obtained the requisite consents from holders of at least a majority of the aggregate principal amount of all outstanding Existing Notes on the record date of April 27, 2012, pursuant to their previously announced consent solicitation. As a result, on May 7, 2012, the Company, EVERTEC Finance, certain subsidiaries of the Company and the Trustee executed Supplemental Indenture No. 3 to the Indenture to provide the Company with additional dividend capacity of up to $270.0 million (the “Proposed Amendment”). On May 9, 2012, the Company paid an aggregate consent fee of approximately $2.8 million and, as a result, the Proposed Amendment became operative.

Credit Agreement Amendment and Incremental Term Loan Facility. On May 9, 2012, the Company entered into an amendment to the agreement governing its senior secured credit facilities to allow, among other things, a restricted payment in an amount not to exceed $270.0 million and certain adjustments to the financial covenant therein. In addition, the Company borrowed an additional $170.0 million under a secured incremental term loan.

Dividend. On May 9, 2012, the Company used the net proceeds from the incremental term loan described above and the New Notes, together with cash on hand, to pay a cash distribution of approximately $267.0 million to its direct parent, Carib Holdings (which in turn was ultimately paid, together with cash on hand at Carib Holdings of approximately $3.0 million, as a cash dividend to the stockholders of Carib Inc., the Company’s indirect parent). As a result of the dividend, on May 9, 2012, the board of directors of Carib Inc. approved an equitable adjustment to stock options previously granted pursuant to the Plan in order to reduce the exercise price of the outstanding options granted under or subject to the terms of the Plan by $7.41 per share.

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Article 1.02(b)(6) of the Puerto Rico General Corporation Law of 1995, as amended (the “PR-GCL”), provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase or obtaining an improper personal benefit. Section 9.1 of EVERTEC Finance’s Certificate of Incorporation contains such a provision. Article 19.08 of the PR-GCL provides that subject to the provisions of Article 4.08 of the PR-GCL, a limited liability company shall have authority to indemnify and release from civil liability any member, manager and other persons from any claim or suit of any kind.

Article 4.08 of the PR-GCL authorizes a Puerto Rico corporation to indemnify its officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which such officers and directors are or may be made parties by reason of being officers or directors. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of stockholders or otherwise. Article 4.08 of the PR-GCL is also applicable to members, managers and other persons with respect to a limited liability company.

Article 2.02(n) of the PR-GCL states that every corporation created under the provisions of the PR-GCL shall have the power to reimburse to all directors and officers or former directors and officers the expenses which necessarily or in fact were incurred with respect to the defense in any action, suit or proceeding in which such persons, or any of them, are included as a party or parties for having been directors or officers of one or another corporation, pursuant to the provisions of Article 4.08 of the PR-GCL described above. Article 2.02(n) of the PR-GCL is also applicable to a limited liability company and its members, managers and other persons pursuant to the provisions of Article 4.08 of the PR-GCL.

Section 11.1 of EVERTEC’s Limited Liability Company Operating Agreement provides that EVERTEC’s members, managers, officers, and resident agents or persons serving at EVERTEC’s request as a member, manager, officer, resident agent or as an employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan shall be indemnified to the fullest extent authorized by the PR-GCL against expenses and certain other liabilities arising out of legal action brought or threatened against them for their conduct on EVERTEC’s behalf, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to EVERTEC’s best interests. Indemnification by EVERTEC is available in a criminal action only if such person had no reasonable cause to believe that his or her conduct was unlawful.

Section 11.2 of EVERTEC’s Limited Liability Company Operating Agreement provides that EVERTEC will pay expenses incurred in defending any proceeding covered by Section 11.1 of EVERTEC’s Limited Liability Company Operating Agreement in advance of the final disposition of such proceeding; provided, that if the PR-GCL requires, EVERTEC may first require an undertaking by or on behalf of any person covered by Section 11.2 to repay such amounts, if it is ultimately determined that he is not entitled to be indemnified by EVERTEC.

Section 11.5 of EVERTEC’s Limited Liability Company Operating Agreement provides that EVERTEC may maintain insurance covering certain liabilities of EVERTEC’s managers, officers, partners, employees and agents, whether or not EVERTEC would have the power or would be required under the PG-GCL to indemnify them against such liabilities. EVERTEC maintains a directors’ and officers’ liability insurance policy.

Section 9.2 of EVERTEC Finance’s Certificate of Incorporation and Section 8.1 of EVERTEC Finance’s Bylaws provides that EVERTEC Finance’s directors, officers, and resident agents or persons serving at EVERTEC Finance’s request as a director, officer, resident agent or as an employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan shall be indemnified to the fullest extent authorized by the PR-GCL against expenses and certain other liabilities arising out of legal action brought or threatened against them for their conduct on EVERTEC Finance’s behalf.

Section 8.2 of EVERTEC Finance’s Bylaws provides that EVERTEC Finance will pay expenses incurred in defending any proceeding covered by Section 8.1 of EVERTEC Finance’s Bylaws in advance of the final disposition of such proceeding; provided, that if the PR-GCL requires, EVERTEC Finance may first require an undertaking by or on behalf of any person covered by Section 11.2 to repay such amounts, if it is ultimately determined that he is not entitled to be indemnified by EVERTEC Finance.

Section 8.5 of EVERTEC Finance’s Bylaws provides that EVERTEC may maintain insurance covering certain liabilities of EVERTEC Finance’s managers, officers, partners, employees and agents, whether or not EVERTEC Finance would have the power or would be required under the PG-GCL to indemnify them against such liabilities. EVERTEC Finance maintains a directors’ and officers’ liability insurance policy.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated June 30, 2010, by and among Popular, Inc., AP Carib Holdings, Ltd., Carib Acquisitions, Inc. and EVERTEC, Inc. (incorporated by reference to Exhibit 2.1 of Popular, Inc.’s Current Report on Form 8-K filed on July 8, 2010, File No. 001-34084)

2.2	Amendment to the Agreement and Plan of Merger, dated August 5, 2010, by and among Popular, Inc., AP Carib Holdings, Ltd., Carib Acquisition, Inc. and EVERTEC, Inc. (incorporated by reference to Exhibit 2.2 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

2.3	Second Amendment to the Agreement and Plan of Merger, dated August 8, 2010, by and among Popular, Inc., AP Carib Holdings, Ltd., Carib Acquisition, Inc. and EVERTEC, Inc. (incorporated by reference to Exhibit 2.1 of Popular, Inc.’s Current Report on Form 8-K filed on August 12, 2010, File No. 001-34084)

2.4	Third Amendment to the Agreement and Plan of Merger, dated September 15, 2010, by and among Popular, Inc., AP Carib Holdings, Ltd., Carib Acquisition, Inc. and EVERTEC, Inc. (incorporated by reference to Exhibit 2.1 of Popular, Inc.’s Current Report on Form 8-K filed on September 21, 2010, File No. 001-34084)

2.5	Fourth Amendment to the Agreement and Plan of Merger, dated September 30, 2010, by and among Popular, Inc., AP Carib Holdings, Ltd., Carib Acquisition, Inc. and EVERTEC, Inc. (incorporated by reference to Exhibit 2.1 of Popular, Inc.’s Current Report on Form 8-K filed on October 6, 2010, File No. 001-34084)

3.1**	Certificate of Formation of EVERTEC, LLC.

3.2**	Operating Agreement of EVERTEC, LLC.

3.3**	Certificate of Incorporation of EVERTEC Finance Corp.

3.4**	Bylaws of EVERTEC Finance Corp.

4.1	Indenture, dated as of September 30, 2010, among EVERTEC, Inc., the guarantors party thereto and Wilmington Trust FSB, as trustee. (incorporated by reference to Exhibit 4.1 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

4.2	Supplemental Indenture No. 1, dated as of April 17, 2012, among EVERTEC, LLC, EVERTEC Finance Corp. and Wilmington Trust, National Association, as trustee. (incorporated by reference to Exhibit 10.1 of Current Report on Form 8-K filed on April 18, 2012, File No. 333-173504)

4.3	Supplemental Indenture No. 2, dated as of May 7, 2012, among EVERTEC, LLC, EVERTEC Finance Corp., the guarantors party thereto and Wilmington Trust, National Association, as trustee. (incorporated by reference to Exhibit 4.1 of Current Report on Form 8-K filed on May 10, 2012, File No. 333-173504)

Exhibit No.		Description

4.4		Supplemental Indenture No. 3, dated as of May 7, 2012, among EVERTEC, LLC, EVERTEC Finance Corp., the guarantors party thereto and Wilmington Trust, National Association. (incorporated by reference to Exhibit 4.3 of Current Report on Form 8-K filed on May 10, 2012, File No. 333-173504)

4.5		Registration Rights Agreement, dated as of September 30, 2010, by and among EVERTEC, Inc., the guarantors party thereto and Banc of America Securities LLC, as representative of the initial purchasers. (incorporated by reference to Exhibit 4.2 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

4.6		Registration Rights Agreement, dated as of May 7, 2012, by and among EVERTEC, LLC, EVERTEC Finance Corp., the guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers. (incorporated by reference to Exhibit 4.2 of Current Report on Form 8-K filed on May 10, 2012, File No. 333-173504)

4.7		Form of 11% Senior Note due 2018 (included in the Indenture filed as Exhibit 4.1 to Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504).

5.1	*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

5.2	*	Opinion of Goldman Antonetti & Córdova, P.S.C.

5.3	*	Opinion of Consortium – Laclé & Gutiérrez.

5.4	*	Opinion of Consortium – Rodríguez, Archila, Castellanos, Solares & Aguilar, S.C.

5.5	*	Opinion of Creel, Garcia-Cuéllar, Aiza Y Enríquez, S.C.

5.6	*	Opinion of Pereyra & Asociados.

5.7	*	Opinion of Aleman, Cordero, Galindo & Lee.

5.8	*	Opinion of Walkers.

10.1		Credit Agreement, dated as of September 30, 2010, among Carib Holdings, Inc., EVERTEC, Inc., the lenders from time to time parties thereto and Bank of America, N.A., as administrative agent, swingline lender and L/C issuer. (incorporated by reference to Exhibit 10.1 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.2		Amendment No. 1, dated as of March 3, 2011, to Credit Agreement, dated as of September 30, 2010, among Carib Holdings, Inc., EVERTEC, Inc., the lenders from time to time parties thereto and Bank of America, N.A., as administrative agent, swingline lender and L/C issuer. (incorporated by reference to Exhibit 10.2 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.3		Amendment No. 2, dated as of May 9, 2012, to Credit Agreement, dated as of September 30, 2010, among Carib Holdings, LLC, EVERTEC, LLC, the lenders from time to time parties thereto and Bank of America, N.A., as administrative agent, swingline lender and L/C issuer. (incorporated by reference to Exhibit 10.1 of Current Report on Form 8-K filed on May 10, 2012, File No. 333-173504)

10.4		Incremental Assumption Agreement, dated as of May 9, 2012, among Carib Holdings, LLC, EVERTEC, LLC, the lenders from time to time parties thereto and Bank of America, N.A., as administrative agent. (incorporated by reference to Exhibit 10.2 of Current Report on Form 8-K filed on May 10, 2012, File No. 333-173504)

10.5		Guarantee Agreement dated as of September 30, 2010, by and among EVERTEC, Inc., the loan parties identified on the signature pages thereof and Bank of America, N.A. as administrative agent and collateral agent. (incorporated by reference to Exhibit 10.3 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.6		Collateral Agreement dated as of September 30, 2010, among Carib Holdings, Inc., EVERTEC, Inc., each subsidiary of EVERTEC, Inc. identified therein and Bank of America, N.A. as collateral agent. (incorporated by reference to Exhibit 10.4 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

Exhibit No.	Description

10.7	Amended and Restated Master Service Agreement, dated as of September 30, 2010, among Popular, Inc. Banco Popular de Puerto Rico and EVERTEC, Inc. (incorporated by reference to Exhibit 99.3 of Popular, Inc.’s Current Report on Form 8-K filed on October 6, 2010, File No. 001-34084)

10.8	Technology Agreement, made and entered into as of September 30, 2010, by and between Popular, Inc. and EVERTEC, Inc. (incorporated by reference to Exhibit 99.4 of Popular, Inc.’s Current Report on Form 8-K filed on October 6, 2010, File No. 001-34084)

10.9	Amended and Restated Independent Sales Organization Sponsorship and Services Agreement, dated as of September 30, 2010, by and between Banco Popular de Puerto Rico and EVERTEC, Inc. (incorporated by reference to Exhibit 10.7 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.10	IP Purchase and Sale Agreement, dated June 30, 2010, by and Popular, Inc. (and Affiliates and Subsidiaries) and EVERTEC, Inc. (incorporated by reference to Exhibit 10.1 of Popular, Inc.’s Current Report on Form 8-K filed on July 8, 2010, File. No. 001-34084)

10.11	Consulting Agreement dated as of September 30, 2010, among Carib Holdings, Inc., EVERTEC, Inc. and Apollo Management VII, L.P. (incorporated by reference to Exhibit 10.9 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.12	Consulting Agreement dated as of September 30, 2010, among Carib Holdings, Inc., EVERTEC, Inc. and Popular, Inc. (incorporated by reference to Exhibit 10.10 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.13	Employment Agreement, dated as of October 1, 2010, by and between EVERTEC, Inc. and Felix M. Villamil Pagani. (incorporated by reference to Exhibit 10.11 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.14	Promissory Note and Forgivable Loan, Stock Pledge Agreement, dated as of September 29, 2010, between EVERTEC, Inc. and Félix M. Villamil. (incorporated by reference to Exhibit 10.12 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.15	Employment Agreement, dated as of October 1, 2010, by and between EVERTEC, Inc. and Luis O. Abreu. (incorporated by reference to Exhibit 10.13 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.16	Employment Agreement, dated as of October 1, 2010, by and between EVERTEC, Inc. and Carlos J. Ramirez. (incorporated by reference to Exhibit 10.14 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.17	Employment Agreement, dated as of October 1, 2010, by and between EVERTEC, Inc. and Luis G. Alvarado. (incorporated by reference to Exhibit 10.15 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.18	Employment Agreement, dated as of October 1, 2010, by and between EVERTEC, Inc. and Jorge R. Hernandez. (incorporated by reference to Exhibit 10.16 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.19	Carib Latam Holdings, Inc. Amended and Restated 2010 Equity Incentive Plan. (incorporated by reference to Exhibit 10.3 of Current Report on Form 8-K filed on April 18, 2012, File No. 333-173504)

10.20**	Form of Stock Option Grant for named executive officers and certain others under Carib Latam Holdings, Inc. Amended and Restated 2010 Equity Incentive Plan.

10.21	Subscription Agreement, dated as of April 5, 2011, by and between Carib Holdings, Inc. and Thomas M. White 2006 Trust. (incorporated by reference to Exhibit 10.21 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

Exhibit No.	Description

10.22	Subscription Agreement, dated as of February 11, 2011, by and between Carib Holdings, Inc. and Luis O. Abreu. This Agreement is one of six substantially identical subscription agreements and includes a schedule which identifies material details in which each agreement differs from the one that is filed herewith. (incorporated by reference to Exhibit 10.22 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.23	Agreement, dated as of June 29, 2011, by and among EVERTEC, Inc., Carib Holdings, Inc. and Luis O. Abreu and Ileana Gonzalez. (incorporated by reference to Exhibit 10.1 of Quarterly Report on Form 10-Q filed on August 15, 2011, File No. 333-173504)

10.24	Employment Agreement, dated as of June 30, 2011, by and between EVERTEC, Inc. and Juan Jose Román-Jiménez. (incorporated by reference to Exhibit 10.2 of Quarterly Report on Form 10-Q filed on August 15, 2011, File No. 333-173504)

10.25	Subscription Agreement, dated as of June 30, 2011, by and between Carib Holdings, Inc. and Juan Jose Román-Jiménez. (incorporated by reference to Exhibit 10.3 of Quarterly Report on Form 10-Q filed on August 15, 2011, File No. 333-173504)

10.26	Employment Agreement, dated as of February 22, 2012, by and between EVERTEC, Inc. and Peter Harrington. (incorporated by reference to Exhibit 10.1 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

10.27	Subscription Agreement, dated as of February 22, 2012, by and between Carib Holdings, Inc. and Peter Harrington. (incorporated by reference to Exhibit 10.2 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

10.28	Amended and Restated Restricted Stock Agreement, dated as of April 17, 2012, by and between Carib Latam Holdings, Inc. and Peter Harrington. (incorporated by reference to Exhibit 10.4 of Current Report on Form 8-K filed on April 18, 2012, File No. 333-173504)

10.29	Amended and Restated Restricted Stock Agreement, dated as of April 17, 2012, by and between Carib Latam Holdings, Inc. and Felix M. Villamil Pagani. (incorporated by reference to Exhibit 10.5 of Current Report on Form 8-K filed on April 18, 2012, File No. 333-173504)

10.30	Confidential Modification Agreement and General Release, dated as of February 24, 2012, by and between EVERTEC, Inc., Carib Holdings, Inc., Felix M. Villamil Pagani and Lourdes Duran. (incorporated by reference to Exhibit 10.3 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

10.31	Carib Latam Holdings, Inc. Amended and Restated Stock Option Agreement, dated as of May 9, 2012, by and between Carib Latam Holdings, Inc. and Peter Harrington. (incorporated by reference to Exhibit 10.4 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

10.32	Carib Latam Holdings, Inc. Amended and Restated Stock Option Agreement, dated as of May 9, 2012, by and between Carib Latam Holdings, Inc. and Felix M. Villamil Pagani. (incorporated by reference to Exhibit 10.5 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

10.33	Carib Latam Holdings, Inc. Amended and Restated Stock Option Agreement, dated as of May 9, 2012, by and between Carib Latam Holdings, Inc. and Juan Jose Roman-Jimenez. (incorporated by reference to Exhibit 10.6 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

10.34	Carib Latam Holdings, Inc. Amended and Restated Stock Option Agreement, dated as of May 9, 2012, by and between Carib Latam Holdings, Inc. and Carlos J. Ramirez. (incorporated by reference to Exhibit 10.7 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

10.35	Carib Latam Holdings, Inc. Amended and Restated Stock Option Agreement, dated as of May 9, 2012, by and between Carib Latam Holdings, Inc. and Luis G. Alvarado. (incorporated by reference to Exhibit 10.8 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

10.36	Carib Latam Holdings, Inc. Amended and Restated Stock Option Agreement, dated as of May 9, 2012, by and between Carib Latam Holdings, Inc. and Miguel Vizcarrondo. (incorporated by reference to Exhibit 10.9 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

Exhibit No.	Description

10.37	Carib Latam Holdings, Inc. Amended and Restated Stock Option Agreement, dated as of May 9, 2012, by and between Carib Latam Holdings, Inc. and Miguel Vizcarrondo. (incorporated by reference to Exhibit 10.10 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

10.38	Carib Latam Holdings, Inc. Amended and Restated Stock Option Agreement, dated as of May 9, 2012, by and between Carib Latam Holdings, Inc. and Nathaniel Lipman. (incorporated by reference to Exhibit 10.11 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

10.39	Carib Latam Holdings, Inc. Amended and Restated Stock Option Agreement, dated as of May 9, 2012, by and between Carib Latam Holdings, Inc. and Thomas M. White 2006 Trust. (incorporated by reference to Exhibit 10.12 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

10.40	Tax Payment Agreement, dated as of April 17, 2012, by and among Carib Latam Holdings, Inc., Carib Holdings, LLC and EVERTEC, LLC. (incorporated by reference to Exhibit 10.2 of Current Report on Form 8-K filed on April 18, 2012, File No. 333-173504)

12.1**	Statement re Computation of Ratio of Earnings to Fixed Charges.

21.1**	Subsidiaries of EVERTEC, LLC.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounts.

23.2*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.3*	Consent of Goldman Antonetti & Córdova, P.S.C. (included in the opinion filed as Exhibit 5.2 to this Registration Statement).

23.4*	Consent of Consortium – Laclé & Gutiérrez (included in the opinion filed as Exhibit 5.3 to this Registration Statement).

23.5*	Consent of Consortium – Rodríguez, Archila, Castellanos, Solares & Aguilar, S.C. (included in the opinion filed as Exhibit 5.4 to this Registration Statement).

23.6*	Consent of Creel, Garcia-Cuéllar, Aiza Y Enríquez, S.C. (included in the opinion filed as Exhibit 5.5 to this Registration Statement).

23.7*	Consent of Pereyra & Asociados (included in the opinion filed as Exhibit 5.6 to this Registration Statement).

23.8*	Consent of Aleman, Cordero, Galindo & Lee (included in the opinion filed as Exhibit 5.7 to this Registration Statement).

23.9*	Consent of Walkers (included in the opinion filed as Exhibit 5.8 to this Registration Statement).

24.1**	Powers of Attorney of Directors and Officers of the registrants (included on signature pages to this Registration Statement).

24.2*	Power of Attorney of Jorge Junguera

25.1**	Form T-1 of Wilmington Trust, National Association (with respect to the 11% Senior Notes due 2018).

99.1**	Form of Letter of Transmittal.

99.2**	Form of Notice of Guaranteed Delivery.

99.3**	Form of Letter to Brokers.

99.4**	Form of Letter to Clients.

101.INS XBRL*†	Instance Document.

101.SCH XBRL*†	Taxonomy Extension Schema.

101.CAL XBRL*†	Taxonomy Extension Calculation Linkbase.

101.DEF XBRL*†	Taxonomy Extension Definition Linkbase.

101.LAB XBRL*†	Taxonomy Extension Label Linkbase.

101.PRE XBRL*†	Taxonomy Extension Presentation Linkbase.

*	Filed herewith
**	Previously filed
†	Pursuant to applicable securities laws and regulations, EVERTEC is deemed to have complied with the reporting obligation relating to the submission of interactive data files in such exhibits and is not subject to liability under any anti-fraud provisions of the federal securities laws as long as EVERTEC has made a good faith attempt to comply with the submission requirements and promptly amends the interactive data files after becoming aware that the interactive data files fail to comply with the submission requirements. Users of this data are advised that, pursuant to Rule 406T, these interactive data files are deemed not filed and otherwise are not subject to liability.

(b) Financial Statement Schedules

All financial statement schedules are omitted because they are inapplicable, not required or the information has been disclosed elsewhere in the financial statements or notes thereto.

Item 22.	Undertakings

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference in the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Juan, Puerto Rico on the 13th day of July, 2012.

EVERTEC, LLC

By:	/s/ Peter Harrington
Peter Harrington President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Peter Harrington Peter Harrington	President and Chief Executive Officer (Principal Executive Officer)	July 13, 2012

/s/ Juan J. Román Juan J. Román	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 13, 2012

* Marc E. Becker	Chairman of the Board and Manager	July 13, 2012

* Félix M. Villamil	Vice Chairman of the Board and Manager	July 13, 2012

* Jorge Junquera	Manager	July 13, 2012

* Nathaniel J. Lipman	Manager	July 13, 2012

* Matthew H. Nord	Manager	July 13, 2012

* Richard L. Carrión Rexach	Manager	July 13, 2012

Signature	Title	Date

* Néstor O. Rivera	Manager	July 13, 2012

* Scott I. Ross	Manager	July 13, 2012

* Thomas M. White	Manager	July 13, 2012

By:	/s/ Peter Harrington
Peter Harrington Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Juan, Puerto Rico on the 13th day of July, 2012.

EVERTEC FINANCE CORP.

By:	/s/ Peter Harrington
Peter Harrington President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Peter Harrington Peter Harrington	President and Chief Executive Officer (Principal Executive Officer)	July 13, 2012

/s/ Juan J. Román Juan J. Román	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 13, 2012

* Marc E. Becker	Chairman of the Board and Director	July 13, 2012

* Félix M. Villamil	Vice Chairman of the Board and Director	July 13, 2012

* Jorge Junquera	Director	July 13, 2012

* Nathaniel J. Lipman	Director	July 13, 2012

* Matthew H. Nord	Director	July 13, 2012

* Richard L. Carrión Rexach	Director	July 13, 2012

Signature	Title	Date

* Néstor O. Rivera	Director	July 13, 2012

* Scott I. Ross	Director	July 13, 2012

* Thomas M. White	Director	July 13, 2012

*By:	/s/ Peter Harrington
Peter Harrington Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Juan, Puerto Rico on the 13th day of July, 2012.

ATH COSTA RICA, S.A.

By:	/s/ Peter Harrington
Peter Harrington President

ATH PANAMÁ, S.A.

By:	/s/ Peter Harrington
Peter Harrington President

EVERTEC DOMINICANA, SAS

By:	/s/ Peter Harrington
Peter Harrington President

EVERTEC MÉXICO SERVICIOS DE PROCESAMIENTO, S.A. DE C.V.

By:	/s/ Peter Harrington
Peter Harrington President

SENSE SOFTWARE INTERNATIONAL CORP.

By:	/s/ Peter Harrington
Peter Harrington President

T.I.I. SMART SOLUTIONS INC.

By:	/s/ Peter Harrington
Peter Harrington Sole Director

TARJETAS INTELIGENTES INTERNACIONALES, S.A.

By:	/s/ Peter Harrington
Peter Harrington President

TII SMART SOLUTIONS, SOCIEDAD ANÓNIMA

By:	/s/ Peter Harrington
Peter Harrington Sole Representative

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Peter Harrington Peter Harrington	(1)	July 13, 2012

/s/ Juan J. Román Juan J. Román	(2)	July 13, 2012

* Luisa Wert Serrano	(3)	July 13, 2012

* Carlos J. Ramírez	(4)	July 13, 2012

*By:	/s/ Peter Harrington
Peter Harrington Attorney-in-Fact

(1)	Peter Harrington has signed this Registration Statement as President (principal executive officer) of Sense Software International Corp., and as President (principal executive officer) and a director of ATH Costa Rica, S.A., ATH Panamá, S.A., EVERTEC Dominicana, SAS, EVERTEC México Servicios de Procesamiento, S.A. de C.V., T.I.I. Smart Solutions Inc. (for which he is the sole director) and Tarjetas Inteligentes Internacionales, S.A. and as sole representative (principal executive, financial and accounting officer) of TII Smart Solutions, Sociedad Anónima, which does not have a board of directors or similar body, and on behalf of EVERTEC, LLC as sole shareholder of Sense Software International Corp., which does not currently have a board of directors or similar body.
(2)	Juan J. Román has signed this Registration Statement as Treasurer (principal financial and accounting officer) of Sense Software International Corp. and T.I.I. Smart Solutions Inc. and as Treasurer (principal financial and accounting officer) and a director of ATH Costa Rica, S.A., ATH Panamá, S.A., EVERTEC Dominicana, SAS, EVERTEC México Servicios de Procesamiento, S.A. de C.V. and Tarjetas Inteligentes Internacionales, S.A.
(3)	Luisa Wert Serrano has signed this Registration Statement as a director of ATH Costa Rica, S.A., EVERTEC Dominicana, SAS, ATH Panamá, S.A., EVERTEC México Servicios de Procesamiento, S.A. de C.V. and Tarjetas Inteligentes Internacionales, S.A.
(4)	Carlos J. Ramírez has signed this Registration Statement as a director of ATH Costa Rica, S.A., EVERTEC Dominicana, SAS, ATH Panamá, S.A., EVERTEC México Servicios de Procesamiento, S.A. de C.V. and Tarjetas Inteligentes Internacionales, S.A.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated June 30, 2010, by and among Popular, Inc., AP Carib Holdings, Ltd., Carib Acquisitions, Inc. and EVERTEC, Inc. (incorporated by reference to Exhibit 2.1 of Popular, Inc.’s Current Report on Form 8-K filed on July 8, 2010, File No. 001-34084)

2.2	Amendment to the Agreement and Plan of Merger, dated August 5, 2010, by and among Popular, Inc., AP Carib Holdings, Ltd., Carib Acquisition, Inc. and EVERTEC, Inc. (incorporated by reference to Exhibit 2.2 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

2.3	Second Amendment to the Agreement and Plan of Merger, dated August 8, 2010, by and among Popular, Inc., AP Carib Holdings, Ltd., Carib Acquisition, Inc. and EVERTEC, Inc. (incorporated by reference to Exhibit 2.1 of Popular, Inc.’s Current Report on Form 8-K filed on August 12, 2010, File No. 001-34084)

2.4	Third Amendment to the Agreement and Plan of Merger, dated September 15, 2010, by and among Popular, Inc., AP Carib Holdings, Ltd., Carib Acquisition, Inc. and EVERTEC, Inc. (incorporated by reference to Exhibit 2.1 of Popular, Inc.’s Current Report on Form 8-K filed on September 21, 2010, File No. 001-34084)

2.5	Fourth Amendment to the Agreement and Plan of Merger, dated September 30, 2010, by and among Popular, Inc., AP Carib Holdings, Ltd., Carib Acquisition, Inc. and EVERTEC, Inc. (incorporated by reference to Exhibit 2.1 of Popular, Inc.’s Current Report on Form 8-K filed on October 6, 2010, File No. 001-34084)

3.1**	Certificate of Formation of EVERTEC, LLC.

3.2**	Operating Agreement of EVERTEC, LLC.

3.3**	Certificate of Incorporation of EVERTEC Finance Corp.

3.4**	Bylaws of EVERTEC Finance Corp.

4.1	Indenture, dated as of September 30, 2010, among EVERTEC, Inc., the guarantors party thereto and Wilmington Trust FSB, as trustee. (incorporated by reference to Exhibit 4.1 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

4.2	Supplemental Indenture No. 1, dated as of April 17, 2012, among EVERTEC, LLC, EVERTEC Finance Corp. and Wilmington Trust, National Association, as trustee. (incorporated by reference to Exhibit 10.1 of Current Report on Form 8-K filed on April 18, 2012, File No. 333-173504)

4.3	Supplemental Indenture No. 2, dated as of May 7, 2012, among EVERTEC, LLC, EVERTEC Finance Corp., the guarantors party thereto and Wilmington Trust, National Association, as trustee. (incorporated by reference to Exhibit 4.1 of Current Report on Form 8-K filed on May 10, 2012, File No. 333-173504)

4.4	Supplemental Indenture No. 3, dated as of May 7, 2012, among EVERTEC, LLC, EVERTEC Finance Corp., the guarantors party thereto and Wilmington Trust, National Association. (incorporated by reference to Exhibit 4.3 of Current Report on Form 8-K filed on May 10, 2012, File No. 333-173504)

4.5	Registration Rights Agreement, dated as of September 30, 2010, by and among EVERTEC, Inc., the guarantors party thereto and Banc of America Securities LLC, as representative of the initial purchasers. (incorporated by reference to Exhibit 4.2 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

4.6	Registration Rights Agreement, dated as of May 7, 2012, by and among EVERTEC, LLC, EVERTEC Finance Corp., the guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers. (incorporated by reference to Exhibit 4.2 of Current Report on Form 8-K filed on May 10, 2012, File No. 333-173504)

4.7	Form of 11% Senior Note due 2018 (included in the Indenture filed as Exhibit 4.1 to Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504).

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

Exhibit No.	Description

5.2*	Opinion of Goldman Antonetti & Córdova, P.S.C.

5.3*	Opinion of Consortium – Laclé & Gutiérrez.

5.4*	Opinion of Consortium – Rodríguez, Archila, Castellanos, Solares & Aguilar, S.C.

5.5*	Opinion of Creel, Garcia-Cuéllar, Aiza Y Enríquez, S.C.

5.6*	Opinion of Pereyra & Asociados.

5.7*	Opinion of Aleman, Cordero, Galindo & Lee.

5.8*	Opinion of Walkers.

10.1	Credit Agreement, dated as of September 30, 2010, among Carib Holdings, Inc., EVERTEC, Inc., the lenders from time to time parties thereto and Bank of America, N.A., as administrative agent, swingline lender and L/C issuer. (incorporated by reference to Exhibit 10.1 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.2	Amendment No. 1, dated as of March 3, 2011, to Credit Agreement, dated as of September 30, 2010, among Carib Holdings, Inc., EVERTEC, Inc., the lenders from time to time parties thereto and Bank of America, N.A., as administrative agent, swingline lender and L/C issuer. (incorporated by reference to Exhibit 10.2 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.3	Amendment No. 2, dated as of May 9, 2012, to Credit Agreement, dated as of September 30, 2010, among Carib Holdings, LLC, EVERTEC, LLC, the lenders from time to time parties thereto and Bank of America, N.A., as administrative agent, swingline lender and L/C issuer. (incorporated by reference to Exhibit 10.1 of Current Report on Form 8-K filed on May 10, 2012, File No. 333-173504)

10.4	Incremental Assumption Agreement, dated as of May 9, 2012, among Carib Holdings, LLC, EVERTEC, LLC, the lenders from time to time parties thereto and Bank of America, N.A., as administrative agent. (incorporated by reference to Exhibit 10.2 of Current Report on Form 8-K filed on May 10, 2012, File No. 333-173504)

10.5	Guarantee Agreement dated as of September 30, 2010, by and among EVERTEC, Inc., the loan parties identified on the signature pages thereof and Bank of America, N.A. as administrative agent and collateral agent. (incorporated by reference to Exhibit 10.3 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.6	Collateral Agreement dated as of September 30, 2010, among Carib Holdings, Inc., EVERTEC, Inc., each subsidiary of EVERTEC, Inc. identified therein and Bank of America, N.A. as collateral agent. (incorporated by reference to Exhibit 10.4 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.7	Amended and Restated Master Service Agreement, dated as of September 30, 2010, among Popular, Inc. Banco Popular de Puerto Rico and EVERTEC, Inc. (incorporated by reference to Exhibit 99.3 of Popular, Inc.’s Current Report on Form 8-K filed on October 6, 2010, File No. 001-34084)

10.8	Technology Agreement, made and entered into as of September 30, 2010, by and between Popular, Inc. and EVERTEC, Inc. (incorporated by reference to Exhibit 99.4 of Popular, Inc.’s Current Report on Form 8-K filed on October 6, 2010, File No. 001-34084)

10.9	Amended and Restated Independent Sales Organization Sponsorship and Services Agreement, dated as of September 30, 2010, by and between Banco Popular de Puerto Rico and EVERTEC, Inc. (incorporated by reference to Exhibit 10.7 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.10	IP Purchase and Sale Agreement, dated June 30, 2010, by and Popular, Inc. (and Affiliates and Subsidiaries) and EVERTEC, Inc. (incorporated by reference to Exhibit 10.1 of Popular, Inc.’s Current Report on Form 8-K filed on July 8, 2010, File. No. 001-34084)

Exhibit No.	Description

10.11	Consulting Agreement dated as of September 30, 2010, among Carib Holdings, Inc., EVERTEC, Inc. and Apollo Management VII, L.P. (incorporated by reference to Exhibit 10.9 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.12	Consulting Agreement dated as of September 30, 2010, among Carib Holdings, Inc., EVERTEC, Inc. and Popular, Inc. (incorporated by reference to Exhibit 10.10 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.13	Employment Agreement, dated as of October 1, 2010, by and between EVERTEC, Inc. and Felix M. Villamil Pagani. (incorporated by reference to Exhibit 10.11 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.14	Promissory Note and Forgivable Loan, Stock Pledge Agreement, dated as of September 29, 2010, between EVERTEC, Inc. and Félix M. Villamil. (incorporated by reference to Exhibit 10.12 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.15	Employment Agreement, dated as of October 1, 2010, by and between EVERTEC, Inc. and Luis O. Abreu. (incorporated by reference to Exhibit 10.13 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.16	Employment Agreement, dated as of October 1, 2010, by and between EVERTEC, Inc. and Carlos J. Ramirez. (incorporated by reference to Exhibit 10.14 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.17	Employment Agreement, dated as of October 1, 2010, by and between EVERTEC, Inc. and Luis G. Alvarado. (incorporated by reference to Exhibit 10.15 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.18	Employment Agreement, dated as of October 1, 2010, by and between EVERTEC, Inc. and Jorge R. Hernandez. (incorporated by reference to Exhibit 10.16 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.19	Carib Latam Holdings, Inc. Amended and Restated 2010 Equity Incentive Plan. (incorporated by reference to Exhibit 10.3 of Current Report on Form 8-K filed on April 18, 2012, File No. 333-173504)

10.20**	Form of Stock Option Grant for named executive officers and certain others under Carib Latam Holdings, Inc. Amended and Restated 2010 Equity Incentive Plan.

10.21	Subscription Agreement, dated as of April 5, 2011, by and between Carib Holdings, Inc. and Thomas M. White 2006 Trust. (incorporated by reference to Exhibit 10.21 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.22	Subscription Agreement, dated as of February 11, 2011, by and between Carib Holdings, Inc. and Luis O. Abreu. This Agreement is one of six substantially identical subscription agreements and includes a schedule which identifies material details in which each agreement differs from the one that is filed herewith. (incorporated by reference to Exhibit 10.22 of Registration Statement on Form S-4 filed on April 14, 2011, File No. 333-173504)

10.23	Agreement, dated as of June 29, 2011, by and among EVERTEC, Inc., Carib Holdings, Inc. and Luis O. Abreu and Ileana Gonzalez. (incorporated by reference to Exhibit 10.1 of Quarterly Report on Form 10-Q filed on August 15, 2011, File No. 333-173504)

10.24	Employment Agreement, dated as of June 30, 2011, by and between EVERTEC, Inc. and Juan Jose Román-Jiménez. (incorporated by reference to Exhibit 10.2 of Quarterly Report on Form 10-Q filed on August 15, 2011, File No. 333-173504)

10.25	Subscription Agreement, dated as of June 30, 2011, by and between Carib Holdings, Inc. and Juan Jose Román-Jiménez. (incorporated by reference to Exhibit 10.3 of Quarterly Report on Form 10-Q filed on August 15, 2011, File No. 333-173504)

10.26	Employment Agreement, dated as of February 22, 2012, by and between EVERTEC, Inc. and Peter Harrington. (incorporated by reference to Exhibit 10.1 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

Exhibit No.	Description

10.27	Subscription Agreement, dated as of February 22, 2012, by and between Carib Holdings, Inc. and Peter Harrington. (incorporated by reference to Exhibit 10.2 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

10.28	Amended and Restated Restricted Stock Agreement, dated as of April 17, 2012, by and between Carib Latam Holdings, Inc. and Peter Harrington. (incorporated by reference to Exhibit 10.4 of Current Report on Form 8-K filed on April 18, 2012, File No. 333-173504)

10.29	Amended and Restated Restricted Stock Agreement, dated as of April 17, 2012, by and between Carib Latam Holdings, Inc. and Felix M. Villamil Pagani. (incorporated by reference to Exhibit 10.5 of Current Report on Form 8-K filed on April 18, 2012, File No. 333-173504)

10.30	Confidential Modification Agreement and General Release, dated as of February 24, 2012, by and between EVERTEC, Inc., Carib Holdings, Inc., Felix M. Villamil Pagani and Lourdes Duran. (incorporated by reference to Exhibit 10.3 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

10.31	Carib Latam Holdings, Inc. Amended and Restated Stock Option Agreement, dated as of May 9, 2012, by and between Carib Latam Holdings, Inc. and Peter Harrington. (incorporated by reference to Exhibit 10.4 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

10.32	Carib Latam Holdings, Inc. Amended and Restated Stock Option Agreement, dated as of May 9, 2012, by and between Carib Latam Holdings, Inc. and Felix M. Villamil Pagani. (incorporated by reference to Exhibit 10.5 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

10.33	Carib Latam Holdings, Inc. Amended and Restated Stock Option Agreement, dated as of May 9, 2012, by and between Carib Latam Holdings, Inc. and Juan Jose Roman-Jimenez. (incorporated by reference to Exhibit 10.6 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

10.34	Carib Latam Holdings, Inc. Amended and Restated Stock Option Agreement, dated as of May 9, 2012, by and between Carib Latam Holdings, Inc. and Carlos J. Ramirez. (incorporated by reference to Exhibit 10.7 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

10.35	Carib Latam Holdings, Inc. Amended and Restated Stock Option Agreement, dated as of May 9, 2012, by and between Carib Latam Holdings, Inc. and Luis G. Alvarado. (incorporated by reference to Exhibit 10.8 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

10.36	Carib Latam Holdings, Inc. Amended and Restated Stock Option Agreement, dated as of May 9, 2012, by and between Carib Latam Holdings, Inc. and Miguel Vizcarrondo. (incorporated by reference to Exhibit 10.9 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

10.37	Carib Latam Holdings, Inc. Amended and Restated Stock Option Agreement, dated as of May 9, 2012, by and between Carib Latam Holdings, Inc. and Miguel Vizcarrondo. (incorporated by reference to Exhibit 10.10 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

10.38	Carib Latam Holdings, Inc. Amended and Restated Stock Option Agreement, dated as of May 9, 2012, by and between Carib Latam Holdings, Inc. and Nathaniel Lipman. (incorporated by reference to Exhibit 10.11 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

10.39	Carib Latam Holdings, Inc. Amended and Restated Stock Option Agreement, dated as of May 9, 2012, by and between Carib Latam Holdings, Inc. and Thomas M. White 2006 Trust. (incorporated by reference to Exhibit 10.12 of Quarterly Report on Form 10-Q filed on May 15, 2012, File No. 333-173504)

10.40	Tax Payment Agreement, dated as of April 17, 2012, by and among Carib Latam Holdings, Inc., Carib Holdings, LLC and EVERTEC, LLC. (incorporated by reference to Exhibit 10.2 of Current Report on Form 8-K filed on April 18, 2012, File No. 333-173504)

12.1**	Statement re Computation of Ratio of Earnings to Fixed Charges.

Exhibit No.	Description

21.1**	Subsidiaries of EVERTEC, LLC.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounts.

23.2*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.3*	Consent of Goldman Antonetti & Córdova, P.S.C. (included in the opinion filed as Exhibit 5.2 to this Registration Statement).

23.4*	Consent of Consortium – Laclé & Gutiérrez (included in the opinion filed as Exhibit 5.3 to this Registration Statement).

23.5*	Consent of Consortium – Rodríguez, Archila, Castellanos, Solares & Aguilar, S.C. (included in the opinion filed as Exhibit 5.4 to this Registration Statement).

23.6*	Consent of Creel, Garcia-Cuéllar, Aiza Y Enríquez, S.C. (included in the opinion filed as Exhibit 5.5 to this Registration Statement).

23.7*	Consent of Pereyra & Asociados (included in the opinion filed as Exhibit 5.6 to this Registration Statement).

23.8*	Consent of Aleman, Cordero, Galindo & Lee (included in the opinion filed as Exhibit 5.7 to this Registration Statement).

23.9*	Consent of Walkers (included in the opinion filed as Exhibit 5.8 to this Registration Statement).

24.1**	Powers of Attorney of Directors and Officers of the registrants (included on signature pages to this Registration Statement).

24.2*	Power of Attorney of Jorge Junguera

25.1**	Form T-1 of Wilmington Trust, National Association (with respect to the 11% Senior Notes due 2018).

99.1**	Form of Letter of Transmittal.

99.2**	Form of Notice of Guaranteed Delivery.

99.3**	Form of Letter to Brokers.

99.4**	Form of Letter to Clients.

101.INS XBRL*†	Instance Document.

101.SCH XBRL*†	Taxonomy Extension Schema.

101.CAL XBRL*†	Taxonomy Extension Calculation Linkbase.

101.DEF XBRL*†	Taxonomy Extension Definition Linkbase.

101.LAB XBRL*†	Taxonomy Extension Label Linkbase.

101.PRE XBRL*†	Taxonomy Extension Presentation Linkbase.

*	Filed herewith
**	Previously filed
†	Pursuant to applicable securities laws and regulations, EVERTEC is deemed to have complied with the reporting obligation relating to the submission of interactive data files in such exhibits and is not subject to liability under any anti-fraud provisions of the federal securities laws as long as EVERTEC has made a good faith attempt to comply with the submission requirements and promptly amends the interactive data files after becoming aware that the interactive data files fail to comply with the submission requirements. Users of this data are advised that, pursuant to Rule 406T, these interactive data files are deemed not filed and otherwise are not subject to liability.